As filed with the Securities and Exchange Commission on October 22, 2021

Registration No. 333-259981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Candela Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3845	87-1652764
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

251 Locke Drive

Marlborough, Massachusetts 01752

(508) 358-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest Orticerio

Chief Financial Officer

251 Locke Drive

Marlborough, Massachusetts 01752

(508) 358-7400

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

With copies to:

Kenneth B. Wallach, Esq. Sunny Cheong, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Jason M. Licht, Esq. Stelios G. Saffos, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Washington, D.C. 20004 (202) 637-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	16,911,764	$18.00	$304,411,752	$28,219

(1)	Includes 2,205,882 shares of common stock that the underwriters have the option to purchase. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Registration Statement on Form S-1, or this Registration Statement, is being filed by Candela Medical, Inc., a newly formed Delaware corporation, or the Registrant, in connection with a proposed registered public offering of shares of its common stock. Prior to the consummation of this offering, there will be a restructuring as a result of which Candela Medical, Inc. will become the holding company of the business conducted by Dion Holdco Limited and its subsidiaries described in the prospectus that is part of this Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to completion, dated October 22, 2021

Preliminary Prospectus

14,705,882 Shares

CANDELA MEDICAL, INC.

Common Stock

This is the initial public offering of common stock of Candela Medical, Inc. We are offering 14,705,882 shares of common stock.

Prior to this offering, there has been no public market for our common stock. We expect that the initial public offering price of our common stock will be between $16.00 and $18.00 per share. We have applied to list our common stock on the NASDAQ Global Select Market, or NASDAQ, under the symbol “CDLA.”

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, or the Securities Act, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. After the completion of this offering, funds advised by Apax Partners LLP and Apax Partners, L.P. will continue to own 75.2% (or 73.6% if the underwriters exercise in full their option to purchase additional shares of our common stock) of the shares eligible to vote in the election of our directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of NASDAQ. See “Management—Controlled Company Exemption.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 22 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

To the extent that the underwriters sell more than 14,705,882 shares of our common stock, the underwriters have the option, for a period of 30 days from the date of this prospectus, to purchase up to 2,205,882 additional shares of common stock from us.

The underwriters expect to deliver the shares against payment in New York, New York on or about                     , 2021.

BofA Securities	Goldman Sachs & Co. LLC	Barclays

Baird	Canaccord Genuity	Stifel

Oppenheimer & Co.	Stephens Inc.

ING	R. Seelaus & Co., LLC

                    , 2021

CANDELA®
Science. Results. Trust.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of shares of our common stock.

For investors outside the United States: we are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

INDUSTRY AND MARKET DATA

This prospectus contains information and statistics that we have obtained from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources. Some data and other information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of internal surveys and independent sources. Statements regarding the Company’s leading market position are based on market share as calculated by revenue, as compiled by a third party study that compared revenues of 23 top global suppliers of energy-based device platforms and disposables, 12 of which are public companies. Data regarding the industry in which we compete and our market position and market share within the industry are inherently imprecise, require the making of certain assumptions and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within the industry. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We own a number of registered and common law trademarks and pending applications for trademark registrations in the United States and other countries, including for example: CANDELA, SCIENCE.RESULTS.TRUST., ELLIPSE IPL, GENTLEMAX PRO, GENTLELASE PRO, PICOWAY, VBEAM, PROFOUND, ETWO, and CO2RE. This prospectus also contains trademarks, tradenames, service marks and copyrights of other companies, which are the property of their respective owners. Solely for convenience, certain trademarks, tradenames, service marks and copyrights referred to in this prospectus may appear without the ®, ™ or © symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames, service marks and copyrights. We do not intend our use or display of other parties’ trademarks, tradenames, service marks and copyrights to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

BASIS OF PRESENTATION

The following terms are used in this prospectus unless otherwise noted or indicated by the context:

•

“Active installed base” means devices (without duplication) (i) that are under a service contract or warranty, (ii) with respect to which a service event was opened in the past five years, or (iii) that have been installed or shipped in the past five years;

•	“Apax” means Apax Partners LLP, Apax Partners, L.P. and their affiliates;

•

“Candela,” the “Company,” “we,” “us” and “our” mean (1) the business of Dion Holdco Limited and its subsidiaries prior to the Pre-IPO Restructuring and (2) Candela Medical, Inc. and its subsidiaries following the Pre-IPO Restructuring;

•	“Marketing authorizations” mean clearances, approvals, marketing authorizations and certifications;

•	“Patients” mean patients and other consumers who are interested in receiving and/or receive aesthetic treatments from practitioners;

•

“Practitioners” mean physicians, such as dermatologists, plastic surgeons and aesthetic surgeons; medical aesthetics spas; aesthetic business chains; and other medical and aesthetic professionals who provide aesthetic treatments;

•

“Pre-IPO Restructuring” means the restructuring pursuant to which SM Midco L.P., the direct parent of Candela Medical, Inc. and Dion Holdco Limited, will contribute Dion Holdco Limited to Candela Medical, Inc. in exchange for newly issued shares of common stock of Candela Medical, Inc., resulting in Candela Medical, Inc. becoming the holding company of the business conducted by Dion Holdco Limited and its subsidiaries described in this prospectus. SM Midco L.P. will then distribute its assets, including shares of common stock of Candela Medical, Inc., to its limited partners, including the Sponsor and certain current and former directors, officers and employees of the Company, and will liquidate, wind up its affairs and/or be dissolved. This restructuring will be effected substantially concurrently with the pricing of this offering. See “Summary—Organizational Structure;”

•

“Revolving Credit Facility” means our revolving credit facility, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt;”

•	“Senior Facility” means our senior term loan facility, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt;”

•	“Sponsor” means funds advised by Apax; and

•	“Sponsor Acquisition” means the acquisition of the Company by the Sponsor, which was completed on July 17, 2017.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

All consolidated financial statements presented in this prospectus have been prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States, or GAAP.

All references to years in this prospectus, unless otherwise noted, refer to our fiscal years, which end on December 31.

NON-GAAP FINANCIAL MEASURES

This prospectus contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with GAAP. Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “Adjusted EBITDA margin,” “Adjusted gross profit” and “Adjusted gross profit margin.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures, as the case may be. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin are not recognized terms under GAAP and should not be considered as alternatives to net income (loss) or gross profit as a measure of financial performance or cash provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. For a discussion of the use of these measures and reconciliations to the most directly comparable GAAP measures, see “Summary—Summary Historical Consolidated Financial and Other Data.”

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock, and it is qualified in its entirety by, and should be read with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus and the registration statement of which this prospectus is a part carefully and in their entirety, including “Risk Factors” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties.

Business Overview

We are a leading provider of advanced medical device solutions for a broad range of aesthetic applications. Our brands and products have been recognized for their innovation and as leaders in the high growth medical aesthetics space for almost 40 years. We provide energy-based solutions for primarily elective, cash pay procedures that utilize our leading technologies in laser, pulsed light, radiofrequency and microneedling. Our brand promise of “Science. Results. Trust.” guides our commitment to patients who can expect efficacious and clinically proven results when receiving a procedure involving a Candela device.

We seek to be the partner of choice for aesthetic practitioners by bringing the best technology solutions to their practices. Through our category-leading products, innovative treatments, robust clinical evidence, extensive post-sale support and other value drivers, we facilitate practice growth and a quick return on their investment. Our products enable highly-profitable procedures for our customers, who, on average, recoup the cost of a Candela device in less than six months. We market and sell our solutions to dermatologists, plastic surgeons, aesthetic surgeons, medical aesthetics spas, aesthetic business chains and other qualified medical and aesthetic practitioners. Candela’s reputation with customers is evident in our largest global markets as our Net Promoter Score, or NPS, is 48%, four times our competitors’ average and 60% higher than our next highest competitor. We have a large active installed base of nearly 44,000 devices globally as of June 30, 2021 and more than 50% of our product sales directly to customers and 65% of our total revenues in 2020 came from existing Candela customers, reflecting the quality of our products and consumables, post-sale support services, and brand loyalty. Our 2020 service revenue, which comprised approximately 20% of overall revenue, showed stability despite our customers being impacted by COVID-19.

We have extensive global commercial and supply chain operations. We sell and market our products directly in 18 countries, including our largest markets of the United States, China, Japan and Western Europe, and indirectly in 66 countries throughout the world. We believe we have the largest commercial infrastructure among our peers, which is comprised of approximately 400 employees across sales, clinical training, and post-sale service and support within our Asia Pacific, or APAC, Europe, Middle East and Africa, or EMEA, and Americas regions. We offer extensive clinical education and post-sales support to our customers, including clinical training, product technical and service support, and practice marketing support to help drive patient volume and grow their practices. Further, we offer on-site device maintenance and repair services, including regularly scheduled maintenance, to maximize the amount of time our customers’ devices are available for patient procedures.

We focus on establishing and using clinical evidence to support the use of our products, optimize patient outcomes, strengthen our marketing claims, and drive customer awareness and utilization of our products. We believe our focus on establishing clinical evidence for the efficacy of our products and providing clinical education for practitioners differentiates us from our competitors and is an important driver for customer adoption. Since our inception, clinical studies using our products have been published in over 2,500 peer-reviewed articles, and we conduct over 5,800 virtual and in-person educational forums annually.

Our commitment to innovation has driven our reputation as a market leader in the medical aesthetics device industry. Our current core technological capabilities cover lasers, including solid state, pulsed dye, non-ablative fractional, CO2, and picosecond lasers, as well as intense pulsed light, or IPL, radiofrequency, or RF, and microneedling (including mechanical and RF-based microneedling). We offer category-leading products for the treatment of permanent hair reduction, pigmentation, tattoos, vascular abnormalities, wrinkles, and fractional resurfacing, as well as other fast-growing franchises such as skin tightening.

We have a track record of next-generation product development that leverages our strong R&D capabilities in energy-based, RF, and microneedling technologies and our clinical understanding of aesthetic procedures. Since inception we have developed over 80 products and plan to launch new products every year to grow our product portfolio. Our R&D pipeline is focused on continued development of world-class aesthetic devices, including both new platform technologies as well as upgrades to our existing platforms. Additionally, we have supplemented our product portfolio by selectively acquiring and licensing technologies that we can leverage using our global commercial and customer support capabilities. We protect our innovation with a comprehensive patent portfolio of approximately 130 issued patents and 55 pending patent applications as of June 30, 2021.

While our business was impacted by COVID-19 during 2020, we have seen a strong recovery in demand once lockdowns were gradually lifted and we returned to pre-COVID growth in 2021. Our revenue increased to approximately $209 million for the six months ended June 30, 2021, from approximately $140 million for the six months ended June 30, 2020 and from $189 million for the six months ended June 30, 2019. For the six months ended June 30, 2021 and 2020, we recorded net income of approximately $15 million and net loss of approximately $35 million, respectively, and Adjusted EBITDA of approximately $38 million and $2 million, respectively. Our revenue decreased to approximately $322 million for the year ended December 31, 2020 from approximately $390 million for the year ended December 31, 2019, due to the impact of the COVID-19 pandemic. For the years ended December 31, 2020 and 2019, we recorded net loss of approximately $44 million and $35 million, respectively, and Adjusted EBITDA of approximately $25 million and $24 million, respectively. For more information about how we calculate Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), see “—Summary Historical Consolidated Financial and Other Data.”

Our Strategic Transformation

Since our Sponsor Acquisition, we have transformed our business into a faster growing, more competitive and higher margin medical aesthetics company. We streamlined our global management structure and operations by integrating the former Syneron and Candela businesses into a single global business and moving the global headquarters from Israel to the United States. We made significant investments in and improvements to our industry-leading product portfolio, global commercial infrastructure, supply chain and manufacturing operations, global IT systems, global quality systems, innovation capabilities, and customer support. During this time, we invested over $100 million in our operational transformation and executed on a series of actions to create a highly-scalable business that is well-positioned for future growth. This transformation was multifaceted and focused on enhancing Candela’s growth, operating efficiencies, and profitability. The program included the following improvements in Candela’s operations:

•

Created a single, strategically-aligned organization by integrating the separate, but overlapping Syneron and Candela operations and R&D infrastructures, significantly reducing our costs, footprint and operational complexity;

•	Restructured our Americas region to return the region to growth and profitability on par with the other regions;

•	Strengthened our supply chain by improving quality, agility, ability to scale, cost structure, procurement and materials management, distribution; significantly reducing the need to carry raw materials inventory by restructuring our manufacturing and supply chain operations (expect completion in 2022), moving 8 product families to world-class manufacturing partners; and streamlining and upgrading our global freight and distribution network;

•	Streamlined our product portfolio in order to focus on the highest-growth product families by discontinuing 18 product families and divesting or closing three non-core business units;

•	Unified our global R&D efforts and organization to focus all of our research and development investments on high growth products with significant profit potential;

•

Strengthened our quality control and regulatory capabilities by merging three separate quality systems and creating a harmonized, effective, and more efficient global quality management system that is compliant with regulatory requirements in all of the countries into which we sell our products;

•	Invested in new information technology systems, including adopting a single new ERP system globally;

•	Augmented our management team with executives that have deep medical device expertise and upgraded our global talent at all levels of the organization globally with more than 600 hires; and

•	Moved our corporate headquarters to the United States from Israel and rebranded the company under the Candela name.

Our Competitive Strengths

We believe the following strengths have been instrumental to our success. We intend to continue to build on these strengths to position us for future growth and drive our profitability:

•

Market leading position in the large and attractive medical aesthetics device market. We are the largest provider globally in the medical aesthetics device market, a highly attractive market estimated at nearly $4 billion and growing at an estimated 12% per year. We have built our market-leading position on the strength of our well-recognized and trusted brand, clinical results, quality, reliability, innovation, and post-sales support, evidenced in our NPS being 48%, four times our competitors’ average and 60% higher than our next highest competitor.

•

Global commercial footprint supported by extensive post-sale support infrastructure. We believe we have developed the largest global commercial footprint in the medical aesthetics device industry, with a sales and support presence in the most high-value markets globally, including the United States, Japan, China, and Western European countries. We believe our extensive direct presence in 18 countries, comprised of approximately 400 employees across sales, clinical training and post-sale service and support globally, demonstrates Candela’s full commitment to commercial success and enhances our agility in addressing growing customer demand. Our sales force is complemented by a strong distribution network spanning across 66 countries.

•

Large active installed base and strong customer relationships drive sales to existing customers. We believe we have the largest global active installed base of medical aesthetics devices, which includes nearly 44,000 devices installed across 16,000 customers as of June 30, 2021. Our active installed base provides us with significant up-selling and cross-selling opportunities, as we upgrade our existing platforms, sell long-term service contracts, and approach customers with existing and new products.

•

Extensive body of clinical evidence and proven regulatory capabilities. We have decades of investment in scientific evidence and clinical studies, and a focus on providing the best, most reliable and clinically-effective devices. Since 2017, 69 clinical studies were completed on our devices and since our inception, studies have been published in over 2,500 peer reviewed articles, which is a testament to our effort to increasingly bring a scientific and data driven approach to the medical aesthetics device industry. Our investments in quality and regulatory capabilities have led to marketing authorizations in 84 international jurisdictions and enabled us to demonstrate compliance in a complex regulatory landscape.

•

Focus on innovation and strong R&D capabilities supported by robust patent portfolio. We have a proven track record of innovation, with over 80 proprietary products developed, spanning cutting-edge technologies in medical aesthetics. Our R&D program is geared towards developing and launching new platform technologies and continuing our franchise leadership by launching product extensions and next generation devices. Our innovations are further supported by our comprehensive patent portfolio, with approximately 130 issued patents and 55 pending patent applications as of June 30, 2021.

•

Cost structure optimized for scalable, profitable growth. Since 2017, we have significantly improved and streamlined our operations and scalability by investing over $100 million in operational improvements, in areas such as: supply chain, commercial and IT infrastructure, quality management systems, regulatory, marketing, and global human capital. We believe these investments have created a highly-scalable business with a solid foundation, which we can leverage to support significant growth and increase margins.

•

Highly experienced global management team with deep aesthetics and medical device expertise. Our management team has a proven track record of growth, clinical and operational excellence, value creation, innovative technology development and commercialization, and disciplined capital allocation. Our leadership team is comprised of executives with experience leading public and private global organizations across the medical devices, diagnostics, pharmaceuticals, and aesthetics sectors and is supported by a solid bench of talent at all levels of the organization.

Our Growth Strategy

We intend to continue building a high-growth medical aesthetics business that is a global technological leader focused on driving consistent and growing levels of profitability. We intend to achieve these goals by implementing the following strategies:

•

Enhance our leadership position and our brand through continued investment in clinical studies and investigations, medical education, and direct-to-practitioner digital and clinical marketing. We believe our ability to grow faster than the energy-based aesthetics market will be supported by our investments in evidence-based clinical research, medical education and customer support. We are committed to promoting awareness of our brand and products through digital marketing and by expanding our clinical research capabilities and medical education services, including through additional investments in the Candela Institute of Excellence, our flagship innovation center and clinic, and increasing the number of Centers of Excellence, our collaboration with expert customers around the globe on educational and marketing initiatives.

•

Expand our commercial footprint and implement sales strategies in target markets. We have a global commercial infrastructure spanning the Americas, APAC, and EMEA that includes both a direct sales force, supported by an extensive post-sale support infrastructure, as well as distributorship arrangements with local partners. We expect to strengthen our commercial infrastructure to further penetrate our existing markets and enter new markets, as well as continue to grow our product offerings within our existing distributor channels.

•

Leverage our growing customer base to drive product, consumable, and service revenue. We believe that there are opportunities for us to generate additional revenue from existing customers who are familiar with our brand and products. Approximately 65% of our total revenues in 2020 were generated by our active installed base, including the sale of additional devices, consumables, accessories and services to our existing customers. Over 40% of our new customers make repeat purchases, with nearly 60% of repeat purchases being made within 12 months. We are currently executing on corporate initiatives to increase our recurring revenue streams through more frequent customer training sessions, targeted digital marketing and e-store programs, enhanced service levels, commercial incentives, and higher service contract sales.

•

Improve our existing technologies and further expand into new product applications. We are seeking to grow product sales by investing in products and research that would enhance our offerings. We believe our efficient approach to product development results in high-quality products that provide significant clinical and economic benefits. We are planning a regular cadence of new platform and product launches, as well as introductions of new line extensions and new clinical indications, which we believe will result in increased product sales, utilization and recurring revenues.

•

Leverage optimized cost structure for scalable, profitable growth. We plan to exploit our highly scalable platform to drive growth and operating leverage. We will complete our manufacturing and supply chain restructuring program in 2022 which will further support operating expense efficiencies, gross margin expansion, and other financial improvements. We will seek to leverage these investments that have enabled us to build a highly scalable business with a solid foundation for future growth.

•

Engage in targeted business development activities to augment our product and technology portfolio. We plan to explore business development opportunities to augment our product and technology portfolio, which may include acquisitions, technology licenses, and strategic partnerships in the $12 billion medical aesthetics market where we can leverage our global commercial footprint, brand, and customer relationships to drive growth.

Our Market Opportunity

The global market for medical aesthetics solutions is large and growing. According to Markets & Research, the global medical aesthetics market covering injectables, energy-based devices, topicals and other products currently is $12 billion and is projected to grow to $25 billion by 2028, an 11% compound annual growth rate. Within this $12 billion market, the energy-based aesthetic devices category currently is estimated at nearly $4 billion and is projected to grow to $8 billion by 2028, a 12% compound annual growth rate. In addition, Markets & Research estimates that in 2021 there will be almost 100 million aesthetic treatments and procedures performed worldwide.

We believe the following factors are contributing to the growth in aesthetic treatment procedures and medical aesthetics device sales:

•	Aging demographics and increasing patient focus on improving appearance and youthfulness;

•	“Pre-juvenation” trend amongst millennials seeking aesthetic treatments at a younger age, which extends the lifetime value of a patient;

•	Rising wealth and disposable income as well as a growing middle class, particularly in APAC;

•	Normalization and social acceptance of cosmetic procedures, including for men, driven by media, social media influencers and celebrities;

•	The rise and growth of aesthetic chain businesses and medical aesthetics spas, or MedSpas, globally;

•	Broadening practitioner base seeking to expand menu of elective, private-pay aesthetic procedures they offer;

•	Growing patient interest in non-invasive or minimally-invasive procedures and awareness of energy-based aesthetic treatments;

•	Increasing popularity of combination treatments amongst patients seeking to address a broader range of indications and treatment areas; and

•	Reductions in certain entry-level procedure costs, attracting a broader patient base.

Medical aesthetics procedures traditionally have been performed by dermatologists, plastic surgeons, other cosmetic physicians and qualified practitioners. There are also a growing number of other specialists performing medical aesthetics procedures, including primary care physicians, obstetricians, gynecologists, ophthalmologists, and ear, nose and throat specialists, which we refer to as non-core practitioners, that have incorporated aesthetic treatment procedures into their practices. We estimate there are approximately 44,000 plastic surgeons and a significant number of dermatologists globally. For example, in our high value global markets, such as Japan and China, we estimate there are approximately 11,500 and 2,000 dermatologists, respectively. Additionally, we estimate there are approximately 12,000 dermatologists, 8,000 plastic surgeons and 210,000 other practitioners that are potential customers for our products in the United States.

Further, the MedSpa and aesthetic chain market is growing, with the global MedSpa end user market projected to reach $27.6 billion in 2025, a 12% compound annual growth rate from 2017, according to Allied Market Research. A medical spa is a combination of an aesthetic medical center and a day spa that provides nonsurgical aesthetic medical services under the supervision of a licensed treatment provider (as defined by the state in which it operates). Medical spas strive to blend the best of two worlds—a relaxing spa experience with the specialized treatments typically only found at a dermatology or plastic surgery clinic. Some of the more common medical spa offerings include light, laser and energy-based treatments (for skin rejuvenation, aging skin, acne, and hair removal), dermabrasion/infusion, injectables, as well as chemical peels. An aesthetic chain business is a multi-location medical spa (typically more than three locations depending on geography) that may either offer a full range of aesthetic services or specialize in a single treatment, typically laser hair removal or laser tattoo removal. Ownership typically includes physicians who have pivoted to or have specialized in aesthetic medicine or entrepreneurs who contract with local medical directors and consultants.

There are a growing number of MedSpas and retail chains, with multi-location businesses accounting for a large part of this market. Within our high value global markets, such as the United States, Japan, China, Hong Kong, Australia and Western Europe, we estimate there are hundreds of thousands of locations, with many chains planning to expand their presence. For example, China had approximately 300 MedSpa chains with over 100,000 clinics in the aesthetic space in 2018. Additionally, there were approximately 6,500 North American MedSpas in 2020 and 10,400 are expected by 2023 according to the American MedSpa Association, with approximately 20% having 6 or more locations. We believe that MedSpas and non-core practitioners will play increasingly important roles as purchasers of aesthetic devices and that there is significant opportunity for a company that tailors its product offerings to meet the needs of a wide range of customers.

In addition to being supported by favorable patient trends, an increasing number of addressable indications that can be treated with devices, broadening practitioner adoption, and increasing sites of care, the medical aesthetics market is also experiencing significant growth due to favorable demographics and economic expansion, particularly in the APAC region. Asian markets are growing above the global growth rate driven by changing lifestyles and an increasing patient base with improving levels of discretionary income and growing medical tourism. Further, Asia is home to more than 60%, or 1.1 billion, of the 1.8 billion millennial population, who are increasingly seeking out more “pre-juvenation” procedures and further driving demand for treatments.

Key Success Factors within the Energy-Based Medical Aesthetics Market

Many minimally-invasive and non-invasive energy-based aesthetic treatments are available for a variety of conditions that Candela’s products address, including hair removal, vascularity, pigmentation, tattoo removal, skin resurfacing and tightening. Each of these technologies have varying degrees of effectiveness, and we believe the following criteria represents key factors required to be successful in the aesthetic device market:

•	Ability to treat a broad range of patient types.

•	Highly targeted and selective technology.

•	Safe and repeatable results demonstrating high efficacy.

•	Efficiently treating larger body areas.

•	Consistent heating of target tissue and protection of the epidermal barrier.

•	Minimal patient downtime.

•	Frequency of treatment and permanency of effect.

We also believe that in selecting solutions, practitioners are increasingly focused on the overall economics of owning aesthetic devices, making solutions that can drive strong and rapid returns on investment more attractive to such practitioners. In order to help customers achieve their business goals with a purchase of a new aesthetic device, having effective post-sale support to drive training and adoption and keep devices running effectively is critical in addition to the above success factors.

Our Solutions

Our products provide an effective, safe, and consistent treatment benefit for patients, and we believe we are well-positioned to enable our global customer base to capitalize on growth trends in aesthetic device procedures. Key benefits of our advanced aesthetic solutions include:

•	Consistent, proven results for the most frequent procedures.

•	Trusted results backed by a substantial body of clinical data.

•	High ease of use and comprehensive training creating loyal, long term customers.

•	High return on investment for practitioners.

•	Upgradeable technology platforms.

We believe we offer the broadest portfolio of category leading products, with extensive clinical literature and a track record of producing clinical results in the medical aesthetics industry. This is supported by the most robust infrastructure for offering effective post-sales support to aesthetic practitioners. In combination, we believe these attributes position us to be the partner of choice for small and large aesthetic practitioners around the world.

Recent Developments

Preliminary, Unaudited Estimated Financial Data as of and for the Nine Months Ended September 30, 2021

We have presented below preliminary, unaudited estimated ranges of certain of our financial and other information as of and for the nine months ended September 30, 2021, as well as the unaudited condensed consolidated financial and other information as of and for the nine months ended September 30, 2020, as we believe they are useful to investors in understanding our recent comparative operating performance.

We have provided ranges, rather than specific amounts, for certain financial data below, primarily because our financial closing and analysis procedures for the nine months ended September 30, 2021 are not yet completed. The unaudited estimated financial data set forth below are preliminary, based upon our estimates and currently available information and are subject to update based upon, among other things, our financial closing procedures and the completion of our interim condensed consolidated financial statements and other operational procedures. The actual and preliminary financial data as of and for the nine months ended September 30, 2020 and September 30, 2021, respectively, presented below should not be viewed as a substitute for interim condensed consolidated financial statements prepared in accordance with GAAP. Our actual results may be materially different from our estimates, and such estimates should not be regarded as a representation by us, our management or the underwriters as to our actual results as of and for the nine months ended September 30, 2021. You should not place undue reliance on these estimates. See “Forward-Looking Statements” and “Risk Factors.”

The preliminary financial data included in this prospectus has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

	Nine Months Ended
	September 30, 2021 (Preliminary)		September 30, 2020
(In thousands, except percentages and active installed base) (unaudited)	Low	High	Actual
Revenue	$322,174	$324,268	$218,515
Gross profit	168,458	170,602	90,737
Adjusted gross profit	176,523	178,768	111,428
Gross profit margin	52.3%	52.6%	41.5%
Adjusted gross profit margin	54.8%	55.1%	51.0%
Net income (loss)	22,179	22,435	(43,130)
Adjusted EBITDA	60,751	61,578	10,029
Adjusted EBITDA margin	18.9%	19.0%	4.6%
Active installed base (at period end)	45,866	45,866	42,391

Please see below for a reconciliation of net income (loss) to Adjusted EBITDA for the nine months ended September 30, 2021 (at the low end and high end of the estimated net income range set forth above) and the nine months ended September 30, 2020. In addition, please see “—Summary Historical Consolidated Financial and Other Data” for how we define Adjusted EBITDA and Adjusted EBITDA margin, the reasons why we include these measures and certain limitations to their use.

	Nine Months Ended
	September 30, 2021 (Preliminary)		September 30, 2020
(In thousands, except percentages)	Low	High	Actual
Net income (loss)	$22,179	$22,435	$(43,130)
Depreciation, amortization and asset disposals	12,329	12,483	13,078
Finance expenses(a)	8,712	8,832	11,520
Income tax expense	9,332	9,439	5,758
Stock-based compensation expense(b)	1,978	2,009	2,907
Fair value adjustments related to the Sponsor Acquisition(c)	—	—	820
Medical Device Regulation and quality related costs(d)	—	—	1,870
Transformation costs(e)	6,221	6,380	17,206
Adjusted EBITDA	60,751	61,578	10,029
Revenue	322,174	324,268	218,515
Adjusted EBITDA margin	18.9%	19.0%	4.6%

(a)	Primarily relates to interest and on short-term and long-term borrowings, and realized and unrealized foreign currency losses on transactions associated with our international subsidiaries.
(b)	Costs associated with stock-based compensation plan.
(c)	Impact of amortization of deferred revenue fair value adjustment associated with the Sponsor Acquisition in July 2017.
(d)	The initial set up costs of complying with the new EU medical device regulations for previously registered products and primarily relate to third party consulting costs.
(e)

Compensation related charges, asset write-offs, contract cancellations, project management fees and other direct costs associated with the Company’s transformation initiatives post the Sponsor Acquisition. The key initiatives include manufacturing transfer (Nine months ended September 30, 2021 and 2020: $2.4 million and $5.3 million, respectively), strategic development initiatives (Nine months ended September 30, 2021 and 2020: $3.4 million to $3.5 million and $— million, respectively), post-acquisition integration (Nine months ended September 30, 2021 and 2020: $0.4 million to $0.5 million and $3.7 million, respectively), product discontinuation (Nine months ended September 30, 2021 and 2020: $— million and $5.0 million, respectively) and the ERP implementation (Nine months ended September 30, 2021 and 2020: $— million and $3.2 million, respectively).

Please see below for a reconciliation of gross profit to Adjusted gross profit for the nine months ended September 30, 2021 (at the low end and high end of the estimated gross profit range set forth above) and the nine months ended September 30, 2020. In addition, please see “—Summary Historical Consolidated Financial and Other Data” for how we define Adjusted gross profit and Adjusted gross profit margin, the reasons why we include these measures and certain limitations to their use.

	Nine Months Ended
	September 30, 2021 (Preliminary)		September 30, 2020
(In thousands, except percentages)	Low	High	Actual
Gross profit	$168,458	$170,602	$90,737
Depreciation, amortization and asset disposals	5,401	5,467	5,452
Stock-based compensation expense(a)	256	260	372
Fair value adjustments related to the Sponsor Acquisition(b)	—	—	820
Medical Device Regulation and quality related costs(c)	—	—	1,870
Transformation costs(d)	2,408	2,439	12,177
Adjusted gross profit	176,523	178,768	111,428
Revenue	322,174	324,268	218,515
Adjusted gross profit margin	54.8%	55.1%	51.0%

(a)	Costs associated with stock-based compensation plan.
(b)	Impact of amortization of deferred revenue fair value adjustment associated with the Sponsor Acquisition in July 2017.
(c)	The initial set up costs of complying with the new EU medical device regulations for previously registered products and primarily relate to third party consulting costs.
(d)

Compensation related charges, asset write-offs, contract cancellations, project management fees and other direct costs associated with the Company’s transformation initiatives post the Sponsor Acquisition. The key initiatives include manufacturing transfer (Nine months ended September 30, 2021 and 2020: $2.4 million and $5.1 million, respectively), post-acquisition integration (Nine months ended September 30, 2021 and 2020: $— million and $2.0 million, respectively), product discontinuation (Nine months ended September 30, 2021 and 2020: $— million and $5.0 million, respectively) and the ERP implementation (Nine months ended September 30, 2021 and 2020: $— million and $0.1 million, respectively).

Revolving Credit Facility Amendment

On October 18, 2021, the Company entered into a credit agreement with certain lenders, some of which are affiliates of the underwriters in this offering, to replace our existing Revolving Credit Facility with a new revolving credit facility, which will (A) have commitments of $100 million and (B) a maturity date that is five years from the closing date of the new revolving credit facility. The new revolving credit facility is subject to customary conditions, and there can be no assurance that the new revolving credit facility will be completed. The consummation of the new revolving credit facility will be conditioned upon, among other things, (x) the substantially concurrent consummation of this offering and (y) the prepayment of all amounts outstanding under the Senior Facility. This offering is not conditioned on the effectiveness of the new revolving credit facility.

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our common stock. If any of these risks actually occurs, our business, results of operations and financial condition may be materially adversely affected. In such case, the trading price of our common stock may decline and you may lose part or all of your investment.

Below is a summary of some of the principal risks we face:

•	major public health issues, and specifically the pandemic caused by the spread of COVID-19, could have an adverse impact on our business, financial condition and results of operations;

•

if our existing products fail to gain market acceptance or if we do not continue to develop and commercialize new products that are accepted by the market, identify new markets for our existing products and technologies and/or expand beyond our traditional customer base, we may not remain competitive, and our revenues and operating results could suffer;

•	we operate in a highly competitive industry, and our failure to compete effectively could adversely affect our market share, financial condition and growth prospects;

•	if there is not sufficient demand for the procedures performed with our products, customer demand for our products could decline, resulting in unfavorable operating results;

•	our business is subject to risks associated with the financial position and actions of our customers;

•

we outsource a significant portion of the manufacturing of our products to a small number of contract manufacturers, and we and our contract manufacturers are dependent on certain third-party suppliers;

•	if we fail to manage our inventory effectively or our forecasts are incorrect, our business, financial condition and results of operations may be materially and adversely affected;

•	if we encounter problems with distribution, our ability to deliver our products to our customers could be adversely affected;

•	our financial results may fluctuate from quarter to quarter;

•	increased prices for, or availability constraints on, raw materials or sub-assemblies used in our products could adversely affect our profitability or revenues;

•	a disruption in the operations of our freight carriers or higher shipping costs could cause a decline in our net revenues or a reduction in our earnings;

•	we may have difficulty managing our growth which could limit our ability to increase sales and cash flow;

•	fluctuations in currency exchange rates may negatively affect our business, financial condition and results of operations;

•

international sales and operations comprise a significant portion of our business, exposing us to foreign operational, political and other risks that may harm our business, particularly if we are unable to manage our international operations effectively;

•	we have growing operations in China, which exposes us to risks inherent in doing business in that country;

•	a portion of our product sales are made through independent distributors and sales agents whom we do not control;

•

if we are unable to maintain sufficient levels of cash flow from our operations, we may not be able to execute or sustain our growth strategy or we may require additional financing, which may not be available to us on satisfactory terms or at all;

•	we may acquire companies and products, form or seek strategic alliances and enter into licensing arrangements in the future, and we may not realize the expected benefits or costs of such arrangements;

•

we are continually seeking ways to make our cost structure, business processes and systems more efficient, including by moving activities from higher-cost to lower-cost locations, outsourcing certain business processes and functions, and implementing new business information systems. Problems with the execution of these activities could have an adverse effect on our business, financial condition and results of operations. In addition, we may not achieve the expected benefits of these initiatives;

•

we rely on our own direct sales force to sell our products in certain territories, which may result in higher fixed costs than our competitors and may slow our ability to reduce costs in the face of a sudden decline in demand for our products;

•	changes in tax laws could adversely affect our financial position;

•

we are subject to various tax audits in multiple countries and unfavorable resolution of tax contingencies or exposure to additional income tax liabilities could have a material impact on our business, financial condition and results of operations;

•	the failure to attract and retain key personnel could adversely affect our business;

•

we manufacture, assemble and test certain products in our U.S. manufacturing facility. If our facility is damaged or becomes inoperative, we may not be able to deliver our products to customers on time;

•	our revenues may be adversely impacted due to third parties selling services and/or consumables for our devices;

•	our success depends, in part, on the quality, efficacy and safety of our products;

•	because many of the users of our products may lack training and because we also sell our products to non-physicians, our products may be misused, which could harm our reputation and our business;

•	political, economic and military instability in Israel may impede our ability to operate and harm our financial results;

•	legal, political and economic uncertainty surrounding the exit of the United Kingdom from the European Union are a source of instability and uncertainty;

•	we are increasingly dependent on information technology;

•	use of social media may materially and adversely affect our reputation or subject us to fines or other penalties;

•

our business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially adversely affect our net revenue and business;

•

failure to protect sensitive information of our customers and our information technology systems against security breaches could damage our reputation and brand and substantially harm our business, financial condition and results of operations;

•	payment methods used on our websites subject us to third-party payment processing-related risks;

•	our ability to use our net operating and capital loss carryforwards may be limited;

•

we are involved, and may become involved in the future, in disputes and other legal or regulatory proceedings that, if adversely decided or settled, could materially and adversely affect our business, financial condition and results of operations;

•	risks related to our intellectual property;

•	our status as a “controlled company” within the meaning of NASDAQ rules and the rules of the SEC following the completion of this offering and, as a result, our reliance on available exemptions from certain corporate governance requirements afforded to stockholders of other companies that are subject to such requirements; and

•	our Sponsor controls us and its interests may conflict with yours in the future.

Implications of being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, in this prospectus, we have (i) presented only two years of audited consolidated financial statements and only two years of summary financial data; and (ii) have not included a compensation discussion and analysis of our executive compensation programs. In addition, for so long as we are an emerging growth company, among other exemptions, we will not be required to:

•

engage an independent registered public accounting firm to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation; or

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes.”

If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our common stock, and the price of our common stock may be more volatile. As an “emerging growth company” under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We are electing to take advantage of such extended transition period, and as a result, we will not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies until the earlier of the date we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. Early adoption is permitted.

We will remain an emerging growth company until the earliest to occur of:

•	our reporting of $1.07 billion or more in annual gross revenue;

•	our becoming a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	our issuance, in any three year period, of more than $1.0 billion in non-convertible debt; and

•	the fiscal year-end following the fifth anniversary of the completion of this initial public offering.

Our Sponsor

Apax

Apax is a leading global private equity advisory firm. For nearly 50 years, Apax has worked to inspire growth and ideas that transform businesses. The firm has raised and advised funds with aggregate commitments of more than $60 billion. The funds advised by Apax invest in companies across four global sectors of Tech, Services, Healthcare and Internet/Consumer. These funds provide long-term equity financing to build and strengthen world-class companies.

The funds advised by Apax have a strong track record of investing in the healthcare sector, having committed €8 billion of equity and completed approximately 90 investments across multiple geographies, including the United States, Europe and Asia. Apax is able to draw on its decades of investment experience and global reach to identify attractive opportunities in the healthcare sector. Apax’s Healthcare team is focused on four core subsectors: Medical Technology, Pharmaceuticals, Healthcare IT and Healthcare Services. Selected healthcare investments include Rodenstock, Healthium, Vyaire Medical, KCI / Acelity, Neuraxpharm, TriZetto Corporation, InnovAge, Unilabs and Genex.

Our Corporate Information

Candela Corporation was formed in 1970 and Syneron Medical Ltd. was formed in 2000. Our Company was formed in 2010, when Candela Corporation and Syneron Medical Ltd. merged, bringing together two leading, innovative companies in the medical aesthetics space. In 2017, the Sponsor completed an acquisition of the Company. Our holding company, Candela Medical, Inc. was incorporated in Delaware on July 9, 2021. Substantially concurrently with the pricing of this offering, there will be a restructuring as a result of which Candela Medical, Inc. will become the holding company of the business conducted by Dion Holdco Limited and its subsidiaries described in this prospectus.

Our principal offices are located at 251 Locke Drive, Marlborough, MA 01752. Our telephone number is (508) 358-7400. We maintain a website at candelamedical.com/na. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase shares of our common stock.

Organizational Structure

These charts are provided for illustrative purposes only and do not purport to represent all legal entities within our organizational structure.

Organizational Structure Prior to the Pre-IPO Restructuring:

The diagram below depicts our current organizational structure.

Organizational Structure Following the Pre-IPO Restructuring:

The diagram below depicts our organizational structure immediately following the consummation of the Pre-IPO Restructuring and this Offering.

The Offering

Issuer	Candela Medical, Inc.

Common stock offered by us	14,705,882 shares

Option to purchase additional shares of common stock	We have granted the underwriters a 30-day option from the date of this prospectus to purchase up to 2,205,882 additional shares of our common stock at the initial public offering price, less underwriting discounts and commissions.

Common stock to be outstanding immediately after this offering	97,696,738 shares (or 99,902,620 shares if the underwriters exercise in full their option to purchase additional shares).

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $226.1 million (or approximately $261.1 million, if the underwriters exercise in full their option to purchase additional shares), assuming an initial public offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. For a sensitivity analysis as to the offering price and other information, see “Use of Proceeds.”

We intend to use the net proceeds from this offering to repay all outstanding aggregate principal amount (including paid-in-kind interest), together with accrued and unpaid interest and prepayment premium thereon through the date of prepayment, under our Senior Facility, estimated to be approximately $97.5 million. While we currently have no specific plans for the remaining net proceeds, we anticipate that we will use the remaining net proceeds for general corporate purposes, including for acquisitions of complementary businesses, technologies or assets, in-licensing additional proprietary rights, expansion of our R&D capabilities and headcount additions. See “Use of Proceeds.”

Controlled company	Upon the closing of this offering, our Sponsor will own a majority of the shares eligible to vote in the election of our directors. We currently intend to avail ourselves of the controlled company exemption under the corporate governance standards of NASDAQ.

Dividend policy	We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, including restrictions in the agreements governing our indebtedness, and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” for a discussion of the risks you should carefully consider before investing in shares of our common stock.

NASDAQ trading symbol	“CDLA.”

Unless we indicate otherwise or the context otherwise requires, this prospectus:

•	reflects and assumes:

•

the consummation of the Pre-IPO Restructuring substantially concurrently with the pricing of this offering, pursuant to which, among others, we will issue 82,990,756 shares of our common stock in exchange for all issued and outstanding equity interests in Dion Holdco Limited held by SM Midco L.P.;

•	no exercise of the underwriters’ option to purchase additional shares of our common stock;

•	an initial public offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus; and

•	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the consummation of this offering; and

•

does not reflect 8,588,724 shares of common stock reserved for future issuance pursuant to the new Candela Medical, Inc. 2021 Equity Incentive Plan, or the Incentive Plan, which we intend to adopt in connection with this offering, which number of shares includes the awards we expect to grant concurrently with the pricing or closing, as applicable, of this offering in the form of 1,124,989 options and 1,754,494 restricted stock units, in each case, based on the assumed initial public offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus. See “Management—Executive Compensation—Compensation Arrangements to be Adopted in connection with this Offering;” and

•

does not reflect 1,073,591 shares of common stock reserved for future issuance pursuant to the new Candela Medical, Inc. 2021 Employee Stock Purchase Plan, or the ESPP, which we intend to adopt in connection with this offering. See “Management—Executive Compensation—Compensation Arrangements to be Adopted in connection with this Offering.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below is our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data as of and for the years ended December 31, 2020 and December 31, 2019 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of June 30, 2021 and for the six months ended June 30, 2021 and June 30, 2020 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of June 30, 2020 has been derived from our unaudited consolidated financial statements not included in this prospectus. The results for any interim period are not necessarily indicative of the results that may be expected for the full year, and the results of operations for any period are not necessarily indicative of the results to be expected for any future period.

The data presented below is the historical consolidated financial and other data of Dion Holdco Limited and its subsidiaries. The summary historical consolidated financial data of Candela Medical, Inc. has not been presented as Candela Medical, Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

You should read the following summary financial and other data below together with the information under “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical consolidated financial statements and related notes thereto and our unaudited historical consolidated financial statements and related notes thereto, each included elsewhere in this prospectus.

	Year Ended		Six Months Ended
	December 31, 2020	December 31, 2019	June 30, 2021	June 30, 2020
(In thousands)			(unaudited)
Operations Data:
Revenues:
Product and consumables	$258,458	$333,037	$171,424	$110,991
Service	63,193	56,734	37,380	29,280

Total revenues	321,651	389,771	208,804	140,271
Cost of revenues:
Product and consumables	(143,380)	(179,149)	(74,344)	(67,725)
Service	(39,193)	(41,373)	(23,962)	(16,108)

Total cost of revenues	(182,573)	(220,522)	(98,306)	(83,833)

Gross profit	139,078	169,249	110,498	56,438
Operating expenses, net:
Research and development	(23,530)	(26,704)	(11,475)	(11,431)
Selling and marketing	(85,741)	(123,699)	(46,777)	(43,335)
General and administrative	(49,849)	(42,367)	(25,993)	(25,950)
Other income, net	560	26	938	424

Total operating expenses, net	(158,560)	(192,744)	(83,307)	(80,292)

Operating profit (loss)	(19,482)	(23,495)	27,191	(23,854)
Financial expenses	(15,957)	(3,083)	(5,474)	(7,799)

Income (loss) before income taxes	(35,439)	(26,578)	21,717	(31,653)
Income tax expense	(8,448)	(8,307)	(6,444)	(3,691)

Net income (loss)	$(43,887)	$(34,885)	$15,273	$(35,344)

	Year Ended		Six Months Ended
	December 31, 2020	December 31, 2019	June 30, 2021	June 30, 2020
(In thousands)			(unaudited)
Pro Forma Per Share Data (unaudited):
Earnings (loss) per share:
Basic	$(0.48)	$(0.38)	$0.17	$(0.39)
Diluted	$(0.48)	$(0.38)	$0.15	$(0.39)
Weighted average shares outstanding:
Basic	91,471,979	91,471,979	91,471,979	91,471,979
Diluted	91,471,979	91,471,979	99,451,232	91,471,979

Balance Sheet Data (end of period):
Cash	$58,717	$27,502	$59,876	$37,334
Total assets	532,877	526,510	540,212	539,041
Total debt	119,159	52,447	91,414	136,074
Total shareholders’ equity	262,529	296,219	276,834	263,230

Cash Flow Data:
Net cash from (used in) operating activities	$(17,515)	$(30,974)	$33,312	$(64,599)
Net cash used in investing activities	(11,633)	(20,167)	(1,496)	(3,063)
Net cash from (used in) financing activities	58,757	41,080	(30,195)	77,607
Capital expenditures	11,633	20,167	1,496	3,063

Other Financial Data (unaudited):
Adjusted EBITDA(1)	$24,851	$24,495	$38,395	$2,020
Adjusted EBITDA margin(1)	7.7%	6.3%	18.4%	1.4%
Adjusted gross profit(1)	163,015	200,497	115,855	71,619
Adjusted gross profit margin(1)	50.7%	51.4%	55.5%	51.1%

(1)

We define Adjusted EBITDA as net loss, adjusted to exclude depreciation, amortization and asset disposal, finance expense, income tax expense, stock-based compensation expense, fair value adjustments relating to the Sponsor Acquisition, the favorable impact of a legal settlement, Medical Device Regulation and quality related costs, and transformation costs. We describe these adjustments reconciling net loss to Adjusted EBITDA in the applicable table below. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenue. We define Adjusted gross profit as gross profit, adjusted to exclude depreciation, amortization and asset disposals, stock-based compensation expense, fair value adjustments relating to the Sponsor Acquisition, Medical Device Regulation and quality related costs and transformation costs. We describe these adjustments reconciling gross profit to Adjusted gross profit in the applicable table below. We define Adjusted gross profit margin as Adjusted gross profit as a percentage of revenue.

We present Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin because we believe they are useful indicators of our operating performance. Our management believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin are useful to our management and investors as measures of comparative operating performance from period to period.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) or gross profit as a measure of financial performance or cash provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In evaluating Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin supplementally.

Our Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin measures have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect costs or cash outlays for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	they do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and they do not reflect cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin should not be considered as a measure of discretionary cash available to invest in business growth or to reduce indebtedness.

The following table provides a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

	Year Ended		Six Months Ended
	December 31, 2020	December 31, 2019	June 30, 2021	June 30, 2020
(In thousands, except percentages)
Net income (loss)	$(43,887)	$(34,885)	$15,273	$(35,344)
Depreciation, amortization and asset disposals	17,467	19,351	8,160	8,346
Finance expenses(a)	15,957	3,083	5,474	7,799
Income tax expense	8,448	8,307	6,444	3,691
Stock-based compensation expense(b)	3,721	3,167	1,129	1,946
Fair value adjustments related to the Sponsor Acquisition(c)	820	1,514	—	820
Legal settlement(d)	—	(6,400)	—	—
Medical Device Regulation and quality related costs(e)	1,900	2,503	—	1,870
Transformation costs(f)	20,425	27,855	1,915	12,892

Adjusted EBITDA	$24,851	$24,495	$38,395	$2,020

Revenue	$321,651	$389,771	$208,804	$140,271

Adjusted EBITDA margin	7.7%	6.3%	18.4%	1.4%

(a)	Primarily relates to interest and on short-term and long-term borrowings, and realized and unrealized foreign currency losses on transactions associated with our international subsidiaries.
(b)	Costs associated with stock-based compensation plan.
(c)	Impact of amortization of deferred revenue fair value adjustment associated with the Sponsor Acquisition in July 2017.
(d)	Net favorable impact from settlement agreements with several companies relating to patent disputes.
(e)	The initial set up costs of complying with the new EU medical device regulations for previously registered products and primarily relate to third party consulting costs.
(f)

Compensation related charges, asset write-offs, contract cancellations, project management fees and other direct costs associated with the Company’s transformation initiatives post the Sponsor Acquisition. The key initiatives include manufacturing transfer (Six months ended June 30, 2021 and 2020: $1.5 million and $2.5 million, respectively, 2020: $6.5 million, 2019: $7.5 million), post-acquisition integration (Six months ended June 30, 2021 and 2020: $0.4 million and $2.6 million, respectively, 2020: $5.1 million, 2019: $18.9 million), product discontinuation (Six months ended June 30, 2021 and 2020: $— and $5.0 million, respectively, 2020: $5.0 million, 2019: $—) and the ERP implementation (Six months ended June 30, 2021 and 2020: $— and $2.8 million, respectively, 2020: $3.8 million, 2019: $1.4 million).

The following table provides a reconciliation of gross profit to Adjusted gross profit for the periods presented:

	Year Ended		Six Months Ended
	December 31, 2020	December 31, 2019	June 30, 2021	June 30, 2020
(In thousands, except percentages)
Gross profit	$139,078	$169,249	$110,498	$56,438
Depreciation, amortization and asset disposals	7,260	8,048	3,629	3,640
Stock-based compensation expense(a)	469	410	153	246
Fair value adjustments related to the Sponsor Acquisition(b)	820	1,514	—	820
Medical Device Regulation and quality related costs(c)	1,900	2,503	—	1,870
Transformation costs(d)	13,488	18,773	1,575	8,605

Adjusted gross profit	$163,015	$200,497	$115,855	$71,619
Revenue	$321,651	$389,771	$208,804	$140,271
Adjusted gross profit margin	50.7%	51.4%	55.5%	51.1%

(a)	Costs associated with stock-based compensation plan.
(b)	Impact of amortization of deferred revenue fair value adjustment associated with the Sponsor Acquisition in July 2017.
(c)	The initial set up costs of complying with the new EU medical device regulations for previously registered products and primarily relate to third party consulting costs.
(d)

Compensation related charges, asset write-offs, contract cancellations, project management fees and other direct costs associated with the Company’s transformation initiatives post the Sponsor Acquisition. The key initiatives include manufacturing transfer (Six months ended June 30, 2021 and 2020: $1.6 million and $2.3 million, respectively, 2020: $5.8 million, 2019: $7.3 million), post-acquisition integration (Six months ended June 30, 2021 and 2020: $— and $1.0 million, respectively, 2020: $2.7 million, 2019: $10.7 million), product discontinuation (Six months ended June 30, 2021 and 2020: $— and $5.0 million, respectively, 2020: $5.0 million, 2019: $—) and the ERP implementation (Six months ended June 30, 2021 and 2020: $— and $0.3 million, respectively, 2020: $—, 2019: $0.7 million).

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition may be materially adversely affected. While we believe that the risks and uncertainties described below are the material risks currently facing us, additional risks that we do not yet know of or that we currently think are immaterial may also arise and materially affect our business. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Major public health issues, and specifically the pandemic caused by the spread of COVID-19, could have an adverse impact on our business, financial condition and results of operations.

The worldwide COVID-19 pandemic has negatively impacted the global and U.S. economies, disrupted consumer spending and global supply chains, and created significant volatility and disruption of labor and financial markets. The extent to which the coronavirus impacts our business and operating results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the coronavirus, the impact of any virus variants, and the actions to contain the coronavirus or treat its impact, among others.

The spread of the coronavirus, which has caused a broad impact globally, including restrictions on travel, shifting workforce to work remotely and quarantine policies put into place by businesses and governments, may have a material economic effect on our business. Notably, healthcare facilities in many countries banned or effectively banned elective procedures. In addition, general commercial activity was reduced as many avoided any non-essential activities. As a result, our sales and marketing efforts in the early stages of the pandemic were substantially reduced as many of our customers were shut down or unable to operate.

Further, disruptions in the manufacturing and distribution of our products and in our supply chain have occurred as a result of the COVID-19 pandemic and may continue to occur. Such disruptions include staffing shortages, production slowdowns, stoppages and/or disruptions in delivery systems, any of which could materially and adversely affect our ability to obtain necessary raw materials and supplies, manufacture and/or distribute our products in a timely manner, or at all.

Our employees travel frequently to establish and maintain relationships with our customers and distributors, and to manage our internal operations. Much of that travel has halted as many countries have implemented restrictions that prevented our salespersons from attending conferences or meeting customers in person. In response, we have been required to continue sales efforts by using remote tools. We continue to monitor the situation and may adjust our current policies as more information and public health guidance become available. The continued or increased restriction of travel and doing business in person may negatively affect our customer success efforts, sales and marketing efforts, slow down our recruiting efforts, or create operational or other challenges, any of which could harm our business and results of operations.

While we have a distributed workforce and our employees are accustomed to working remotely and working with other remote employees, our workforce was not trained to be fully remote. Continued widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and on third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The continuation of remote working may also result in privacy, data protection, data security and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.

While the potential economic impact brought by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression, or other sustained adverse market event resulting from the COVID-19 pandemic could materially and adversely affect our business.

The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and will depend on future developments, such as the ultimate duration and scope of the outbreak (including any future waves or strains of the coronavirus), the distribution, adoption and availability of effective vaccines, the improvement of healthcare outcomes, its impact on our customers and suppliers, and how quickly normal economic conditions can resume. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole. However, these effects could have a material adverse effect on our business, financial condition and results of operations.

If our existing products fail to gain market acceptance or if we do not continue to develop and commercialize new products that are accepted by the market, identify new markets for our existing products and technologies and/or expand beyond our traditional customer base, we may not remain competitive, and our revenues and operating results could suffer.

We have developed products for the treatment of a wide variety of medical aesthetics indications. Our success depends in part on acceptance of our growth products, including for hair removal, pigmentation and tattoo removal, vascular lesion treatment, body and skin tightening and skin resurfacing. The rate of adoption and acceptance of our products for use in these and other clinical indications may be adversely affected by actual or perceived issues relating to quality, reliability and safety, customers’ reluctance to invest in new technologies, pricing of our products, cleared or approved indications for our products, widespread acceptance of other technologies and changes in the competitive landscape.

The industry in which we operate is subject to continuous technological development and rapid product innovation. If we do not continue to be innovative in the development of new products and applications, our competitive position will likely deteriorate as other companies successfully design and commercialize new products and applications. There are few barriers to entry that would prevent new entrants or existing competitors from developing products that compete directly with ours. We expect that any competitive advantage we may enjoy from our current and future innovations would diminish over time, as companies successfully respond to our, or create their own, innovations.

Accordingly, our success depends on developing new and innovative applications of laser and other energy-based technology and identifying new markets for, and applications of, existing products to new customers and technology. This requires us to design, develop, manufacture, test, market and support new products or product enhancements and also requires continued substantial investment in research and development. We may not be able to respond effectively to technological changes and emerging industry standards, or to successfully identify, develop or support new technologies or enhancements to existing products in a timely and cost-effective manner. During the research and development process, we may encounter obstacles that could delay development and consequently increase our expenses, which may ultimately force us to abandon a potential product in which we have already invested substantial time and resources. Technologies in development could prove to be more complex than initially understood or not scientifically or commercially viable. Even if we develop new products and technologies ahead of our competitors, we may not be able to obtain the requisite marketing authorizations for such products, including from public agencies, such as the U.S. Food and Drug Administration, or the FDA, other foreign regulatory agencies and our Notified Bodies, on a timely and cost-effective basis or at all. In addition, our competitors may obtain FDA clearances for additional indications for use of their products that our products do not have or that we are unable to obtain.

The development and marketing of our products also depend on our ability to continue to develop our clinical support, further expand and nurture relationships with industry thought leaders, and increase market awareness of the benefits of our new products. Physicians assist us as researchers, marketing consultants, product consultants and public speakers, and we rely on these professionals to provide us with considerable knowledge and experience. If we fail to maintain our working relationships with physicians and other healthcare and medical aesthetics practitioners, our products may not be developed and marketed in line with the needs and expectations of the practitioners who use and support our products.

We may be unable to continue to develop, acquire or effectively launch and market new or enhanced products and technologies regularly, or at all, due to, among other things, lack of acceptance of the products, changing patient and customer demands, product pricing and/or delays or difficulties in manufacturing and supply, obtaining marketing authorizations or obtaining sufficient patent or other intellectual property protection. In addition, we may also experience a decrease in sales of certain existing products as a result of newly launched products. If we are unable to develop and commercialize new products or enhancements and identify and penetrate new markets for our products and technology, our products and technology could become obsolete and our business, financial condition and results of operations may be adversely affected.

We operate in a highly competitive industry, and our failure to compete effectively could adversely affect our market share, financial condition and growth prospects.

The medical aesthetics industry is highly competitive. Our products compete against laser and other energy-based products offered by numerous small and large public and private companies, both those focused on the medical aesthetics device market as well as larger pharmaceutical and medical devices companies. These companies can offer practitioners a broad spectrum of services, including special loyalty programs. Our competitors may have greater financial, research and development, manufacturing, and sales and marketing resources and capabilities than we do. Our competitors may have more established products, newer or different products and longer lasting customer relationships, which could inhibit our market penetration efforts. Consolidation in our industry may also make it more difficult for us to compete.

We also face competition from medical products unrelated to energy-based devices, such as neurotoxins and hyaluronic acid injections, and aesthetic procedures, such as face lifts, liposuction, sclerotherapy, electrolysis, chemical peels and microdermabrasion. The introduction of disruptive technological breakthroughs, whether pharmaceutical, surgical or other therapeutic solutions, may present an additional threat to our success in our target markets. Pharmaceutical companies, academic and research institutions or others may develop new, non-invasive or minimally-invasive therapies that are more effective, more convenient or less expensive than our current or future products. Any new technologies, procedures or therapies could result in increased competition or make our products obsolete. Moreover, we could expand our business to include new, non-invasive or minimally-invasive therapies which may compete with our current product offerings. Competition with these companies and with products that do not rely on technologies that we utilize could result in reduced prices and profit margins and loss of market share, which could harm our business, financial condition and results of operations.

To compete effectively, we have to demonstrate that our products are attractive alternatives to other devices and treatments by differentiating our products on the basis of such factors as innovation, performance, clinical evidence, brand recognition, service, post-sale support and price. For example, we have encountered, and expect to continue to encounter, situations where, due to lower prices, potential customers decide to purchase products from our competitors. Potential customers also may need to recoup the cost of products that they have already purchased from our competitors and may decide not to purchase our products, or to delay such purchases. If we are unable to increase our market penetration or compete effectively, our revenue and profitability will be adversely impacted.

We may also need to increase spending on marketing, advertising and new product innovation to protect existing market share or increase market share. The success of our investments is subject to risks, including uncertainties about patient acceptance. As a result, our increased expenditures may not maintain or enhance market share and could result in lower profitability. If we are unable to increase our market penetration or compete effectively, our revenue and profitability will be adversely impacted.

If there is not sufficient demand for the procedures performed with our products, customer demand for our products could decline, resulting in unfavorable operating results.

A material assumption of our business strategy is continued expansion of the global market for energy-based medical aesthetics procedures by dermatologists, plastic surgeons, aestheticians and medical aesthetics chain customers, driving demand for our products. Procedures performed using our products are generally not reimbursable through government or private health insurance and are therefore elective procedures, the cost of which must be borne by the patient. The consumer demand for the procedures supported by our products and customers’ decision to utilize our products for such procedures may therefore be influenced by several factors, including:

•	patient disposable income and access to consumer credit;

•	the cost of procedures performed using our products;

•	actual or perceived quality or safety issues involving our products, unfavorable patient perception of our products or negative publicity surrounding us or our products;

•	the cost, safety and effectiveness of alternative treatments, including treatments which are not based upon laser or other energy-based technologies and treatments which use pharmaceutical products;

•	fashion and/or trends among patients and the social acceptance (or lack thereof) of procedures supported by our products;

•	the success of our sales and marketing efforts; and

•	the education of our customers and patients on the benefits and uses of our products compared to competitors’ products and technologies.

If, because of these factors, there is not sufficient demand for the procedures performed with our products, customer demand for our products could decline, which could have a material adverse effect on our results of operations.

In addition, consumer spending habits are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, consumer confidence and consumer perception of economic conditions. A general slowdown in our key markets, including North America, China, Japan, Korea, Australia, Asia Pacific, the Middle East and Europe, or an uncertain economic outlook in any such markets would adversely affect consumer spending habits which may, among other things, result in reduced patient traffic in dermatology or plastic surgeon offices and in MedSpas, reduction in patient spending on elective, non-urgent, or higher value treatments such as those offered by our customers or a reduction in the demand for medical aesthetics services generally, each of which could have a material adverse effect on our sales and operating results. Negative political developments, political unrest, terrorist attacks around the globe and the potential for other hostilities in various parts of the world, public health crises, natural disasters and other catastrophic events may continue to contribute to a climate of economic and political uncertainty that could adversely affect our business, financial condition and results of operations, including our revenue growth and profitability.

Our business is subject to risks associated with the financial position and actions of our customers.

In the event of deterioration of economies, general business conditions or the availability of credit, the financial strength and stability of our customers and potential customers may deteriorate over time. Such circumstances may cause practitioners to postpone investments in capital equipment, cancel or delay purchase of our products, or cause customers not to pay us or to delay paying us for previously purchased products and services. We generally offer credit terms of 30 to 90 days to qualified customers and to leasing companies to finance purchase of our products. The financial position of customers to whom we have provided payment terms may change adversely before we receive payment and in the event that any of these customers default on the amounts payable to us, we may recognize a credit loss provision write-off charge in our general and administrative expense, which may be material. We may also be adversely affected by bankruptcies or other business failures of our customers and potential customers. A significant delay in the collection of funds or a reduction of funds collected may result in credit losses and/or impact our liquidity, cash flows and results of operations.

Some of our customers and prospective customers have had difficulty in procuring or maintaining liability insurance to cover their operation and use of our products. Medical malpractice carriers are withdrawing coverage in certain jurisdictions or substantially increasing premiums. If this trend continues or worsens, our customers may discontinue using our products and, industry-wide, potential customers may opt against purchasing laser and other light-based products due to the cost of, or inability to, procure insurance coverage. The unavailability of insurance coverage for our customers could adversely affect our ability to sell our products and in turn could harm our business, financial condition and results of operations.

We outsource a significant portion of the manufacturing of our products to a small number of contract manufacturers, and we and our contract manufacturers are dependent on certain third-party suppliers.

Through our strategic arrangement with a contract manufacturer, we maintain dedicated manufacturing lines at its medical grade manufacturing facility in Tijuana, Mexico. Within such facility, all proprietary manufacturing, testing and assembly equipment for certain components of our Gentle series, E2, CO2RE, Nordlys, Sirius, FraxPro, and PicoWay products is owned by us. We also operate an approximately 38,000 square-foot manufacturing facility in Wayland, Massachusetts at which we manufacture some of our PicoWay and VBeam systems and certain components for multiple product lines.

In addition, some of our consumable products are outsourced to a contract manufacturer in China, some consumables and accessories are outsourced to contract manufacturers in the United States, and our consumables requiring sterilization are sterilized by a contract service provider in Israel. Furthermore, many of the components of our products are currently manufactured or sourced by a limited number of suppliers, including resins used in our VBeam products and a significant portion of our electronic components from China that are experiencing order lead times of up to six months. We and our contract manufacturers do not have the ability to manufacture these components ourselves. In addition, we and our contract manufacturer use Alexandrite and Ytterbium crystal rods to manufacture the GentleMax, GentleLASE PRO, GentleYag, PicoWay, VBeam Prima and the AlexTriVantage products, as well as Nordlys applicators, which together account for a significant portion of our total revenues. We depend exclusively on our contract manufacturers to obtain supplies of these rods. For our business to be successful, our contract manufacturers and suppliers must provide us with quality products in substantial quantities, in compliance with regulatory requirements, at acceptable costs and on a timely basis. Our ability to obtain a sufficient selection or volume of products on a timely basis at competitive prices could suffer as a result of any deterioration or change in our contract manufacturer or supplier relationships, quality, manufacturing or other regulatory issues, or events that adversely affect our contract manufacturers or suppliers.

Our contract manufacturers’ or suppliers’ facilities and equipment could be harmed or rendered inoperable and/or their operations may be disrupted for many reasons, including changes in economic and political conditions, tariffs, trade disputes, regulatory requirements, import restrictions, loss of certifications, shipment issues, natural or man-made disasters, fires, physical or cyber break-ins, unplanned maintenance or other manufacturing problems, manufacturing shutdowns stemming from insufficient intellectual property licensing, labor shortages, power outages or shortages, telecommunications failures, work stoppages, slowdowns or strikes, transportation interruption, water shortages, extreme weather conditions, war, acts of terrorism, pandemics (such as the COVID-19 pandemic and related travel restrictions), epidemics, or other unforeseen or catastrophic events. Such disruptions may continue over a sustained period and could cause direct injury or damage to our contract manufacturers’ or suppliers’ employees and property with significant consequences to us. Our contract manufacturers or suppliers may be forced to reduce or cease their production, undertake corrective and preventive actions, shut down their operations or file for bankruptcy due to financial instability, difficulties or problems associated with their business. Any of these events may render it difficult or impossible for us to manufacture products for an extended period of time. If these facilities are inoperable for even a short period of time, the inability to manufacture our current products may result in harm to our reputation, increased costs, lower revenue and the loss of customers, which would have a material adverse effect on our business, financial condition and results of operations.

Our contract manufacturers or suppliers may fail to comply with regulatory requirements or experience quality control issues, which could result in defective products or the failure to produce our products on a timely basis and in the required quantities, if at all. Failure to detect, prevent or fix defects, or the occurrence of real or perceived quality or safety problems or material defects in raw materials, components of products or finished products could result in a variety of consequences, including delays in shipments of our products, a greater number of product returns, litigation, complaints, regulatory investigations and enforcement actions, product recalls and withdrawals and credit, warranty or other claims, among others, which could expose us to liability and harm our results of operations and financial condition. Such problems could negatively impact patient and customer confidence in our products and hurt our reputation.

Our contract manufacturers or suppliers may consolidate, increasing their market power. Our business is dependent upon the ability of our contract manufacturers or suppliers to locate, train, employ and retain adequate personnel. Our contract manufacturers or suppliers have experienced, and may continue to experience in the future, unexpected increases in work wages, whether government-mandated or otherwise. Our contract manufacturers or suppliers may increase their pricing if their raw materials became more expensive, and may pass the increase in sourcing costs to us through price increases, thereby impacting our margins. Material changes in the pricing practices of our contract manufacturers or suppliers could negatively impact our profitability.

In addition, we have credit limits with certain contract manufacturers that may limit the number of orders we can place with them. Further, the manufacturing capacity of these contract manufacturers or suppliers may be inadequate if our customers place orders for unexpectedly large quantities of our products or otherwise to keep pace with our growth plans. If any of our contract manufacturers or suppliers were unable or unwilling to fulfill large orders, we could experience business interruption, increased costs, damage to our reputation and loss of our customers. Due to the stringent regulations and requirements of the FDA and other similar non-U.S. regulatory agencies regarding the manufacture of our products, we may not be able to quickly establish additional or replacement sources for products or components, and alternative facilities with sufficient capacity or capabilities may not be available. In addition, even if we were able to obtain new contract manufacturers or suppliers to replace or supplement our manufacturing needs, training and qualifying such contract manufacturers or suppliers could be time-consuming, resulting in delays in production and delivery of our products and added costs, may require new or additional marketing authorizations and there may be a learning curve until such new contract manufacturers or suppliers can provide products of the required quality. Transitioning to a new contract manufacturer or supplier could also affect the performance specifications of our products or could require that we modify the design of certain product systems. For example, a change in manufacturing location may require certain regulatory filings to be completed for critical markets in which we operate including, but not limited to, China, Japan and the United States. If a change in manufacturer results in a significant change to any product, a new 510(k) clearance from the FDA or similar international marketing authorization may be necessary before we implement the change, which could cause substantial delays. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components, could have a material effect on our business, financial condition, results of operations and cash flows.

If we fail to manage our inventory effectively or our forecasts are incorrect, our business, financial condition and results of operations may be materially and adversely affected.

Our business requires us to manage a large volume of inventory, including a large number of stock-keeping units stored at multiple sites globally. We depend on our forecasts of demand for, and popularity of, various products to make purchasing decisions and to manage our inventory of stock-keeping units. To assist in management of manufacturing operations and in order to minimize inventory costs, we forecast anticipated product sales to predict our inventory needs up to 12 months (and for certain select items, up to three years) in advance and enter into purchase orders on the basis of these forecasts, subject to limitations on the lead time of our product components and items with long lead times. We also accept safety stock of long lead time items. If we overestimate our requirements, we and our contract manufacturers will have excess inventory, increasing our costs and the amount of our capital tied up in inventory. If we underestimate our requirements, we and our contract manufacturers may have inadequate components and materials inventory, which could interrupt, delay or prevent delivery of our products to our customers. Any of these occurrences would negatively affect our financial performance and the level of satisfaction our customers have with our business.

Demand for products, however, can change significantly between the time inventory or components are ordered and the date of sale. Demand may be affected by seasonality, new product launches, rapid changes in product cycles and pricing, product defects, promotions, changes in customer and patient spending patterns, changes in customer and patient tastes with respect to our products and other factors, and our customers may not purchase products in the quantities that we expect. It may be difficult to accurately forecast demand and determine appropriate levels of product or component. If we fail to manage our inventory effectively or negotiate favorable credit terms with third-party contract manufacturers and suppliers, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, if we are required to lower sale prices in order to reduce inventory level or to pay higher prices to our contract manufacturers and suppliers, our profit margins might be negatively affected. Any of the above may materially and adversely affect our business, financial condition and results of operations.

If we encounter problems with distribution, our ability to deliver our products to our customers could be adversely affected.

We depend in large part on the orderly operation of our warehouse and distribution facility, as well as those managed by third-party vendors, for processing, receiving and distributing our products. Any increase in transportation costs and fuel costs, increased shipping costs, issues with overseas shipments, supplier-side delays, reductions in the transportation capacity of carriers, labor strikes or shortages in the transportation industry, disruptions to the national and international transportation infrastructure and unexpected delivery interruptions or delays may increase the cost of, and adversely impact, our distribution process. Recently, we have experienced delays in, and increased costs with respect to, the transportation of our products due to pandemic-related supply chain disruptions. In addition, events beyond our control, such as disruptions in operations due to natural or man-made disasters, inclement weather conditions, accidents, system failures, power outages, political instability, physical or cyber break-ins, server failure, work stoppages, slowdowns or strikes by employees, acts of terrorism, the outbreak of viruses, widespread illness, infectious diseases, contagions and the occurrence of unforeseen epidemics (including the COVID-19 pandemic) and other unforeseen or catastrophic events, could damage our or our vendors’ warehouses and distribution facilities or render them inoperable, making it difficult or impossible for us or our vendors to process customer orders for an extended period of time. Such events may also result in delays in our or our vendors’ receipt of inventory and the delivery of products between our customers and/or our partners and our and our vendors’ warehouses and distribution facilities. We or our vendors could also incur significantly higher costs and longer lead times associated with distributing inventory during the time it takes for us or our vendors to reopen or replace our facilities. The inability to fulfill, or any delays in processing, customer orders could result in the loss of customers and excess inventory, and may also adversely affect our reputation, sales and profitability.

Our financial results may fluctuate from quarter to quarter.

We experience quarterly fluctuations in our financial performance as a result of a variety of factors, including changes in demand for our products due to seasonal buying patterns, the long sales cycle associated with some of our products, which may cause sales to be recognized in a subsequent period, the timing of new product introductions and our ability to scale, suspend or reduce production based on variations in product demand. We base our production, inventory and operating expenditure levels on anticipated orders and sales forecasts. If orders are not received when expected in any given quarter, or if our forecasts for product unit sales or for the mix of products to be sold are not met, then expenditure levels could be disproportionately high in relation to revenue for that quarter. From time to time, we may also enter into acquisition, license or collaboration agreements with other companies that include development funding and significant upfront and milestone payments and/or royalties, which may vary significantly from period to period and cause a significant fluctuation in our operating results from one period to the next. We may not be able to correctly estimate or control our future operating expenses in relation to obtaining, enforcing and/or defending intellectual property, which may fluctuate significantly in the future as a result of a variety of factors, including the costs of preparing, filing, prosecuting, defending, and enforcing patent and trademark claims and other intellectual property-related costs, including adverse proceedings (such as litigation) costs. The cumulative effect of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

Increased prices for, or availability constraints on, raw materials or sub-assemblies used in our products could adversely affect our profitability or revenues.

Our profitability is affected by the prices of the raw materials and sub-assemblies used in the manufacture of our products. These prices may fluctuate based on a number of factors beyond our control, including changes in supply and demand, general economic conditions, labor costs, fuel related delivery costs, competition, import duties, excise and other indirect taxes, currency exchange rates and government regulation. Certain of these factors may be heightened as a result of changing political climates and the modification or introduction of other governmental policies with potentially adverse effects. Due to the competitive nature of the medical aesthetics device industry and the cost containment efforts of our customers, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases, and we are unable to fully recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability. Significant increases in the prices of raw materials or sub-assemblies that cannot be recovered through productivity gains, price increases or other methods could adversely affect our results of operations. Availability of raw materials might also fluctuate based on a number of factors, which might affect our and our contract manufacturers’ ability to deliver products to our customers and our revenues in specific time periods.

A disruption in the operations of our freight carriers or higher shipping costs could cause a decline in our net revenues or a reduction in our earnings.

We are dependent on commercial freight carriers to deliver our products both within the United States and internationally. If the operations of these carriers are disrupted for any reason, we may be unable to timely deliver our products to our customers. If we cannot deliver our products on time and cost effectively, our customers may choose competitive offerings, which may cause our revenues and gross margins to decline, possibly materially. In a rising fuel cost environment, our freight costs will increase. In addition, we earn an increasingly larger portion of our total revenues from international sales. International sales carry higher shipping costs which could negatively impact our gross margin and results of operations. If freight costs materially increase and we are unable to pass that increase along to our customers or offset such increases in our cost of revenues, our gross margin and financial results could be adversely affected.

We may have difficulty managing our growth which could limit our ability to increase sales and cash flow.

We have experienced rapid growth in our operations and headcount in recent years, which has placed significant demands on our management, as well as our financial and operational resources and supply chain and distribution capacity. In order to achieve our business objectives, we will need to continue to grow our business. To manage growth effectively, we must continue to enhance our operational, financial and management systems, including our warehouse management and inventory control; maintain and improve our internal controls and disclosure controls and procedures; maintain and improve our information technology systems and procedures; and expand, train and manage our employee base.

We may not be able to effectively manage this expansion in any one or more of these areas, and any failure to do so could significantly harm our business, financial condition and results of operations. Growing our business may make it difficult for us to adequately predict the expenditures we will need to make in the future. If we do not make the necessary overhead expenditures to accommodate our future growth, we may not be successful in executing our growth strategy, and our results of operations would suffer.

Fluctuations in currency exchange rates may negatively affect our business, financial condition and results of operations.

A majority of our revenues and a substantial portion of our expenses are denominated in U.S. dollars. However, a material portion of our revenues and a portion of our costs, including personnel and some marketing and facilities expenses, are incurred in Israeli Shekels, Euros, Japanese Yen, Australian Dollars, Canadian Dollars, British Pounds and Chinese Yuan. Regional inflation or a weakening of the U.S. dollar against the Euro, Chinese Yuan, the Japanese Yen or other currencies could make it more expensive for us to fund our operations in the countries that use those other currencies and could have a material adverse impact on our results of operations and financial results.

International sales and operations comprise a significant portion of our business, exposing us to foreign operational, political and other risks that may harm our business, particularly if we are unable to manage our international operations effectively.

We generate an increasing share of our revenue from international sales and maintain international operations, including supply and distribution chains that are, and will continue to be, a significant part of our business. In 2020, approximately 78.0% of our revenues were attributable to sales outside of the United States. Since our growth strategy depends in part on our ability to penetrate international markets and increase the localization of our products and services, we expect to continue to increase our sales and presence outside the United States, particularly in markets we believe to have high-growth potential, such as certain countries in Asia. Expansion of our international business will require significant management attention and financial resources. As of December 31, 2020, we and our subsidiaries had approximately 860 employees in a number of countries around the world, with offices in multiple locations in Japan and China, and offices in Canada, Hong Kong, Korea, Australia, Israel, Spain, Portugal, Germany, Italy, France and the United Kingdom. In addition, our major contract manufacturers and suppliers are located in Mexico, Europe and China.

Our international sales and operations subject us to many risks inherent in international business activities, including:

•	local patient preferences and trends;

•	increased expense of developing, testing and making localized versions of our products;

•	lack of patient awareness of our products in certain jurisdictions outside the United States;

•	difficulties in establishing and staffing our international operations;

•	differing employment practices and laws and labor disruptions, and the need to implement appropriate systems, policies, benefits and compliance programs over large geographic distances;

•	difficulties in managing international operations, including any travel restrictions imposed on us or our customers, such as those imposed in response to the COVID-19 pandemic;

•	foreign exchange controls that could make it difficult to repatriate earnings and cash;

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general geopolitical instability and the responses to it, such as recent economic sanctions implemented by the United States against China and Russia and tariffs imposed by the United States and China;

•	product or material transportation delays or disruption, including as a result of customs clearance, violence, protests, police and military actions, or natural disasters;

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risks of non-compliance by our employees, contractors, or partners or agents with, and burdens of complying with, a wide variety of extraterritorial, regional and local laws, including competition laws and anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act and the UK Bribery Act of 2010, in spite of our policies and procedures designed to promote compliance with these laws;

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the impact of government-led initiatives to encourage the purchase or support of domestic vendors, including the imposition of new or higher tariffs, which can affect the willingness of customers to purchase products from, or collaborate to promote interoperability of products with, companies whose headquarters or primary operations are not domestic;

•	an inability to obtain or maintain adequate intellectual property protection for our brand and products outside the United States;

•	a legal system subject to undue influence or corruption or a business culture in which illegal sales practices may be prevalent;

•	multiple and possibly overlapping tax structures and potential adverse tax consequences;

•	changes in tax laws, including those imposing customs duties, and other laws;

•	acts of terrorism and war;

•	foreign certification and regulatory requirements, including differing packaging, labeling and related laws, rules and regulations;

•	lengthy payment cycles and difficulty in collecting accounts receivable;

•	distribution center and warehousing logistics, customs clearance and shipping delays; and

•	trade protection measures, sanctions, quotas, embargoes, import and export controls, licenses and restrictions, duties, tariffs or surcharges.

If any of these risks materialize, we could experience production delays and lost or delayed revenues, among other potential negative consequences that could materially impact our international operations and adversely affect our business as a whole. If our international sales do not continue at the expected pace or suffer from greater challenges than expected, or unexpected events happen in overseas countries, then we will not experience our projected growth or will have decreased revenue and our financial results will suffer.

We have growing operations in China, which exposes us to risks inherent in doing business in that country.

We have expanded our sales and service geographic coverage in China. With the rapid development of the Chinese economy, the cost of labor has increased and may continue to increase in the future. We may not be able to find a sufficient number of qualified employees due to the highly competitive and fluid market for skilled labor in China. Furthermore, pursuant to Chinese labor laws, employers in China are subject to various requirements when signing labor contracts, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. These labor laws and related regulations impose liabilities on employers and may significantly increase the costs of workforce reductions. If we decide to change or reduce our workforce, these labor laws could limit or restrict our ability to make such changes in a timely, favorable and effective manner.

Operating in China exposes us to political, legal and economic risks. In particular, the political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable. Our ability to operate in China may be adversely affected by changes in U.S. and Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, intellectual property, currency controls, network security, employee benefits and other matters. For example, China has recently enforced stringent regulations “to protect the physical and mental health of minors,” including significant limitations on the use of online gaming and private tutoring services for young adults and teenagers in China. We may be adversely affected if China imposes regulations on cosmetic procedures for young adults and teenagers, including limitations on the use of cosmetic surgery advertising and social media platforms targeted towards young adults and teenagers. China recently announced draft rules with respect to medical aesthetic advertisements, including banning ads that create “appearance anxiety.” In addition, we may not be able to obtain or retain the requisite legal permits to continue to operate in China, and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. In addition, Chinese trade regulations are in a state of flux, and we may become subject to other forms of taxation, tariffs and duties in China. If any of these events occur, our business, financial condition and results of operations could be materially and adversely affected.

In addition, some of our clinical activities are conducted by third parties in China. We contract with independent investigators to conduct clinical trials in order to obtain specific clearances in China. Any disruption in the operations of such third parties or in their ability to meet our needs, whether as a result of a natural disaster, pandemic or other causes, could impair our ability to gain marketing authorization for our medical aesthetics devices, which could materially and adversely affect our development timelines, business and financial condition.

A portion of our product sales are made through independent distributors and sales agents whom we do not control.

A portion of our product sales are made through independent sales representatives and distributors. Because independent distributors often control customer relationships (and, in certain countries outside the United States, the regulatory relationship), there is a risk that if our relationship with a distributor ends, our relationship with end customers associated with the relevant distributor (or our relationship with regulators, as applicable) will be lost. Also, because we do not control a distributor’s field sales agents, there is a risk we will be unable to ensure that our sales processes, compliance and other priorities will be consistently communicated and executed by the distributor. If we fail to maintain relationships with our key distributors, or fail to ensure that our distributors adhere to our sales processes, compliance and other priorities, this could have an adverse effect on our operations. Actions by independent distributors that are beyond our control could result in flat or declining sales in that geography, harm to our reputation or our products, regulatory or enforcement actions or legal liability. Certain of our international distributors may from time to time experience financial difficulties, including bankruptcy or insolvency. If our distributors suffer significant financial difficulty, they may be unable to pay the amounts due to us timely or at all, which could have a material adverse effect on our ability to collect on receivables and our results of operations. It is possible that distributors may contest their contractual obligations to us under bankruptcy laws or otherwise. We face risk from international distributors that file for bankruptcy protection in foreign jurisdictions, as the application of foreign bankruptcy laws may be more difficult to predict. The operation of local laws and our agreements with distributors can make it difficult for us to change quickly from a distributor who we feel is underperforming. In addition, our international expansion depends on our ability to identify and maintain regional distributor relationships in new and existing geographies, and our failure to so identify and maintain such relationships may adversely affect our growth and financial performance.

If we are unable to maintain sufficient levels of cash flow from our operations, we may not be able to execute or sustain our growth strategy or we may require additional financing, which may not be available to us on satisfactory terms or at all.

We may not generate sufficient cash flow from operations to fund our business and growth plans. We also may be prevented, have difficulty, face delays or be subject to taxes regarding our transfer of cash among our international subsidiaries, such as our Chinese subsidiary, to affiliates in the United States. If our sources of funding are insufficient to satisfy our cash requirements, we may seek to obtain an additional equity or debt financing or restructure or refinance our indebtedness. Any equity financing may result in dilution to our existing stockholders, and the incurrence of additional indebtedness would result in increased debt service obligations and operating and financing covenants that could restrict our operations. Tightening in the credit markets, low liquidity, volatility in the capital markets and lack of confidence in the equity market could result in diminished availability of credit and higher cost of borrowing, making it more difficult to obtain such financing on terms that are favorable to us, if at all. If our cash flows and capital resources are insufficient to meet our operating needs, debt service obligations and other cash needs, we could face substantial liquidity problems and could be forced to cancel, reduce or delay planned product expansion or introduction, marketing initiatives, investments, acquisitions, capital expenditures or other elements of our growth strategy or to dispose of material assets or operations. Our ability to generate cash will depend on our future performance and financial condition, which will be affected by financial, business, economic, legislative, regulatory and other factors, including potential changes in costs, pricing, the success of product innovation and marketing, competitive pressure and patient preferences.

We may acquire companies and products, form or seek strategic alliances and enter into licensing arrangements in the future, and we may not realize the expected benefits or costs of such arrangements.

We may acquire companies and products, form or seek strategic alliances, create joint ventures or collaborations and enter into licensing arrangements with third parties that we believe will complement or augment our sales and marketing efforts and product portfolio. The planning, negotiation, execution and integration of any such transaction may divert management’s time and resources from our core business, disrupt our operations, cause us to issue securities that dilute our existing stockholders and we may incur significant legal, accounting and banking fees in connection with such a transaction. Acquisitions could diminish our available cash balances for other uses, result in the incurrence of debt, contingent liabilities or amortization expenses and restructuring charges. Also, the anticipated benefits or value of our acquisitions or investments may not materialize and could result in an impairment of goodwill and/or purchased long-lived assets. Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of such transactions, incur unanticipated liabilities, and harm our business, financial condition and results of operations.

In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. We may not be able to identify appropriate acquisition candidates or strategic partners, or successfully negotiate, finance or complete the acquisitions or transactions on favorable terms, if at all. If we acquire or license products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and culture. We cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction. Any delays in entering into new strategic partnership agreements related to our products could delay the commercialization of our products in certain geographies for certain indications, which would harm our business, financial condition and results of operations.

We are continually seeking ways to make our cost structure, business processes and systems more efficient, including by moving activities from higher-cost to lower-cost locations, outsourcing certain business processes and functions, and implementing new business information systems. Problems with the execution of these activities could have an adverse effect on our business, financial condition and results of operations. In addition, we may not achieve the expected benefits of these initiatives.

We continuously seek to make our cost structure and business processes more efficient, including by moving our business activities from higher-cost to lower-cost locations, outsourcing certain business processes and functions, and implementing changes to our business information systems. These efforts involve a significant investment of financial and human resources and significant changes to our current operating processes. In 2020, we completed the global rollout of a company-wide enterprise resource planning, or ERP, system. Any major disruptions or deficiencies in the design and implementation of the ERP system, particularly those that impact our operations, could adversely affect our ability to process customer orders, ship products, provide services and support to our customers, bill and track our customers, timely report our financial results and otherwise run our business.

Since 2018, we have outsourced a large part of our information technology infrastructure and have been executing a plan to outsource manufacturing and operations functions to third parties, and as a result we are managing relationships with third parties who have access to our confidential information. In addition, as we move operations into lower-cost jurisdictions and outsource certain business processes, we become subject to new regulatory regimes and lose control of certain aspects of our operations and, as a consequence, become more dependent upon the systems and business processes of third-parties. If we are unable to move our operations, outsource business processes and implement new business information systems in a manner that complies with local law and maintains adequate standards, controls and procedures, the quality of our products and services may suffer and we may be subject to increased litigation risk, either of which could have an adverse effect on our business, financial condition and results of operations.

While these changes are part of a comprehensive plan to, among other things, accelerate our growth, reduce costs and leverage economies of scale, we may not realize the expected benefits of these and other transformational initiatives. In addition, these actions and potential future improvement efforts could yield unintended consequences, such as distraction of management and employees, business disruption, reduced employee morale and productivity and unexpected additional employee attrition, including the inability to attract or retain key personnel. These consequences could negatively affect our business, financial condition and results of operations. If we do not successfully manage our current initiatives, or any other initiatives that we may take in the future, any expected efficiencies and benefits might be delayed or not realized, and our operations and business could be disrupted. In addition, the costs associated with implementing restructuring activities might exceed expectations, which could result in additional future charges.

We rely on our own direct sales force to sell our products in certain territories, which may result in higher fixed costs than our competitors and may slow our ability to reduce costs in the face of a sudden decline in demand for our products.

We rely on our own direct sales force to market and sell our products in certain territories, such as North America, China, Japan, Korea, Australia and certain countries in Europe. Some of our competitors rely predominantly on independent sales agents and third-party distributors. A direct sales force may subject us to higher fixed costs than those of companies that market competing products through independent third parties, due to the costs that we will bear associated with employee benefits, and training and managing sales personnel. As a result, we could be at a competitive disadvantage. In addition, these fixed costs may slow our ability to reduce costs in the face of a sudden decline in demand for our products, which could have a material adverse effect on our business, financial condition and results of operations. We may also incur costs related to training, education and compliance with any restrictions or disclosure requirements imposed by regulatory authorities related to activities by our sales force, such as gift bans, limitations on certain expenses or annual reports by medical aesthetics device companies.

Changes in tax laws could adversely affect our financial position.

Changes in tax laws and regulations, or their interpretation and application, in the jurisdictions where we are subject to tax could materially impact our effective tax rate. Many countries in which we have significant operations (including the United States) have recently made or are actively considering changes to existing tax laws. For example, the U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate and the imposition of minimum taxes or surtaxes on certain types of income. No specific U.S. tax legislation has been proposed at this time and the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur. If such changes are enacted or implemented, we are currently unable to predict the ultimate impact on our business.

In addition, the Organization for Economic Co-operation and Development, or the OECD, the European Commission, or the EC, and individual taxing jurisdictions where we and our affiliates do business, have recently focused on issues related to the taxation of multinational corporations. The OECD has released its comprehensive plan to create an agreed set of international rules for fighting base erosion and profit shifting. In addition, the OECD, the EC and individual countries are examining changes to how taxing rights should be allocated among countries considering the digital economy. As a result, the tax laws in the United States and other countries in which we and our affiliates do business could change on a prospective or retroactive basis and any such changes could materially adversely affect our business. Furthermore, changes in customs laws and regulations in the U.S. and various foreign jurisdictions, such as China, Japan and Israel, could have a material impact on our business, financial condition and results of operations.

We are subject to various tax audits in multiple countries and unfavorable resolution of tax contingencies or exposure to additional income tax liabilities could have a material impact on our business, financial condition and results of operations.

We are subject to income taxes as well as non-income-based taxes and tariffs in both the U.S. and various foreign jurisdictions. We are subject to ongoing tax audits in various jurisdictions. In addition, not all of our tax returns are final and may be subject to further audit and assessment by applicable tax authorities. Tax authorities may disagree with certain positions we have taken and assess additional taxes. As of June 30, 2021, we are undergoing corporate income tax audits in Israel (for which we have received notices of proposed assessment for $28 million) and Spain, a withholding tax audit in Israel, and sales and use tax audits in various U.S. states and Canada. The final timing and resolution of any tax examinations are subject to significant uncertainty and could result in us having to pay amounts to the applicable tax authority in order to resolve examination of our tax positions, which amounts may be material. An increase or decrease of tax related to tax examination resolution could result in a change in our income tax accrual and could negatively impact our financial position, results of operations or cash flows.

We regularly assess the likely outcomes of these audits to determine the appropriateness of our tax provision, and we have established contingency reserves for material, known tax exposures. However, the calculation of such tax exposures involves the application of complex tax laws and regulations in many jurisdictions. Therefore, there can be no assurance that we will accurately predict the outcomes of these disputes or other tax audits or that issues raised by tax authorities will be resolved at a financial cost that does not exceed our related reserves and the actual outcomes of these disputes and other tax audits could have a material impact on our business, financial condition and results of operations.

The failure to attract and retain key personnel could adversely affect our business.

Our success largely depends on our ability to continue to attract, retain, develop and motivate key personnel, including our worldwide sales professionals, research and development personnel and senior management. Competition for sales professionals who are familiar with, and trained to sell in, the medical aesthetics market, scientists and development engineers with expertise in lasers, energy-based devices, medical aesthetics device software, manufacturing engineering, and other skill sets required to research technologies, develop new products, and ultimately manufacture at scale our products, is intense. Our global headquarters is located in Massachusetts, which is a competitive environment for life science and medical aesthetics device experienced personnel, including our senior management. In order to provide more comprehensive sales and service coverage, we continue to increase the size of our sales force to pursue growth opportunities in certain geographic markets. It may take time for the sales professionals to become productive and there can be no assurance that recently recruited sales professionals will be adequately trained in a timely manner, or that our direct sales productivity will improve, or that we will not experience significant levels of attrition in the future, which may harm our business.

We may be unable to attract and retain sufficient numbers of the individuals whose knowledge and skills are important to our business and the loss of services of any of these individuals could affect our revenues and ability to maintain market share, our growth, operations and development of any future products. The available pool of hires may be limited due to candidates being restricted by non-compete agreements put in place by their former or existing employers. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output. Moreover, in various jurisdictions in which we operate, we may be unable to enforce non-competition arrangements with our professional employees. For instance, covenants not-to-compete are not allowed in many states, and if allowed, are difficult to enforce in many jurisdictions. Such legal enforcement actions are expensive and we cannot give any assurance that these actions will be successful. If we are unable to enforce these covenants not-to-compete, in whole or in part, we may be unable to prevent our competitors from benefiting from the expertise of our former employees, which could harm our business.

We manufacture, assemble and test certain products in our U.S. manufacturing facility. If our facility is damaged or becomes inoperative, we may not be able to deliver our products to customers on time.

We operate a manufacturing facility in Wayland, Massachusetts at which we manufacture certain components for our Gentle series of products and some of our PicoWay and VBeam products. Any significant disruption in our operations at our facility, including any disruption due to changes in economic and political conditions, tariffs, trade disputes, regulatory requirements, import restrictions, loss of certifications, shipment issues, natural or man-made disasters, fires, physical or cyber break-ins, unplanned maintenance or other manufacturing problems, labor shortages, power outages or shortages, telecommunications failures, work stoppages, slowdowns or strikes, transportation interruption, water shortages, extreme weather conditions, war, acts of terrorism, pandemics (such as the COVID-19 pandemic and related travel restrictions), epidemics, or other unforeseen or catastrophic events may result in losses that our insurance is not adequate to cover and could adversely affect our ability to deliver our products to our customers on time, which could significantly impair sales of our products and negatively impact our business, financial condition and results of operations. In addition, our manufacturing capacity may not be able to keep pace with our growth plans, especially if we need significantly greater amounts of inventory. Our business could be adversely affected if we fail to comply with governmental regulations applicable to the manufacturing of our products.

Our revenues may be adversely impacted due to third parties selling services and/or consumables for our devices.

Third-party repair services exist globally and we may not be able to realize revenue from servicing our devices due to third parties offering unauthorized device services at a lower cost than us. Analogues or replacements for some of our consumables have been produced and sold by third parties on an unauthorized basis, often at a cheaper cost than we sell them. As a result, we may experience an adverse impact on our revenues and/or gross margin due to loss of business and/or pricing pressure.

Our success depends, in part, on the quality, efficacy and safety of our products.

The design of our products is complex and we depend on the quality, reliability and safety of our products. In manufacturing our existing and/or new products, we and our contract manufacturers depend upon third-party suppliers for various components, any of which may contain errors or exhibit failures, especially when products are first introduced or when components are upgraded or changed. Many of these components require a significant degree of technical expertise to produce. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after commercial shipment. If our designs are defective, the material components used in our products are subject to wearing out, our suppliers or their contract manufacturers fail to produce components to specification, or we or our contract manufacturers or suppliers use defective materials or workmanship in the manufacturing process, the reliability and performance of our existing and/or new products will be compromised. Certain of our products require ongoing scheduled maintenance.

Any loss of confidence on the part of practitioners and patients in our products or the procedures for which they are used, whether related to lack of efficacy or product safety or quality issues, actual or perceived, could tarnish the image of our brand and could cause practitioners to choose other products and patients to choose other procedures, resulting in delay in market acceptance and/or rejection of our products. If future patient studies or clinical testing do not support our belief that our products offer a more advantageous treatment for their cleared, authorized or certified indications for use, market acceptance of our products could fail to increase or could decrease and our business could be harmed. Moreover, if future results and experience indicate that our products cause unexpected or serious complications or other unforeseen negative effects, we could be subject to mandatory or voluntary product recalls, suspension or withdrawal of marketing authorizations, field correction or removal from markets, significant legal liability or harm to our business reputation. Allegations of lack of efficacy or product safety or quality issues, even if untrue, may require us to expend significant time and resources responding to such allegations. Any such issues or recalls could negatively affect our profitability and brand image.

If our products are found to be, or perceived to be, defective or unsafe, or if they otherwise fail to meet our customers’ or their patients’ expectations, our relationships with customers could suffer, we may need to recall or take other actions for some of our products and/or become subject to regulatory action, and we could lose sales or market share. In addition, we may become subject to substantial and costly litigation by our customers or their patients. We may be subject to claims against us even if the apparent injury is due to the actions of others or the pre-existing health of the patient. Product liability claims could result in the rejection of our products by customers, damage to our reputation, lost sales, diverted development resources, increased customer service and support costs and warranty claims, and could also divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us. We may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Product liability claims in excess of our existing insurance coverage would be paid out of cash reserves, harming our financial condition and reducing our operating results. Our insurance policy contains various exclusions, and we may be subject to a product liability claim for which we have no coverage. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continued coverage, harm our reputation in the industry and reduce product sales. In addition, product liability claims could increase our product liability insurance rates.

We generally provide a one-year limited warranty on our products. After the warranty period, maintenance and support is provided on a service contract basis. If our existing and/or new products malfunction or contain defects that cannot be easily and inexpensively identified and repaired, warranty claims may become significant, which could cause a significant drain on our resources. In addition, third parties may sell counterfeit versions of some of our products, which may pose safety risks, fail to meet practitioners’ and patients’ expectations and regulatory requirements, and may have a negative impact on our business. We may not be able to detect or combat such counterfeit products and we may be required to expand significant time and resources to remove such products from the market, which efforts may not be successful. Any of these outcomes could result in a material adverse effect on our business, financial condition and results of operations.

Because many of the users of our products may lack training and because we also sell our products to non-physicians, our products may be misused, which could harm our reputation and our business.

In the United States, our products are prescription devices, which because of the potential for harmful effect or the method of their use, or the collateral measures necessary for their use are not safe except under the supervision of a practitioner licensed by law to direct the use of such device. As a result, depending on state law, our products may be purchased or operated by physicians or other practitioners, including nurse practitioners, aestheticians and technicians. Outside the United States, many jurisdictions do not require specific qualifications or training for purchasers or operators of our products. Although we provide training to the practitioners and, in the event a user error is detected, often provide retraining to the practitioners, we cannot control attendance at such trainings and cannot ensure that all users of our products will attend such trainings. In addition, we do not supervise the procedures performed with our products and we have no way to confirm that adequate supervision by a licensed practitioner occurs. Misusing our products, using improper techniques or failing to adhere to operating guidelines could cause significant eye and skin damage, as well as underlying tissue or organ damage, and could subject us to costly litigation by our customers or their patients. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. The lack of required training and the purchase and use of our products by individuals who are not licensed practitioners or their negligence may result in product misuse and adverse treatment outcomes, which could harm our reputation and expose us to product liability claims and costly product liability litigation. Product liability claims could divert management’s attention from our core business, be expensive to defend, and result in sizable damage awards against us that may not be covered by insurance.

Political, economic and military instability in Israel may impede our ability to operate and harm our financial results.

We have an office and research and development facility located in Israel. In addition, a few suppliers of finished goods, a number of suppliers for components in our products and our sterilization services for certain consumables are located in Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. The Israeli economy has suffered in the past and may suffer in the future from instability. General strikes or work stoppages, including at Israeli ports, have occurred periodically or have been threatened in the past by Israeli trade unions due to labor disputes. These general strikes or work stoppages may have an adverse effect on the Israeli economy and on our business, including our ability to deliver products to our customers and to receive raw materials from our suppliers in a timely manner. If economic conditions deteriorate in Israel, it may adversely affect our business, financial condition and results of operations.

In addition, since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could affect adversely our operations. Ongoing and revived hostilities or other Israeli political or economic factors could harm our operations and product development and cause our sales to decrease. Furthermore, several countries restrict business with Israel and Israeli companies. These restrictive laws and policies may seriously limit our ability to sell our products in these countries.

Legal, political and economic uncertainty surrounding the exit of the United Kingdom from the European Union are a source of instability and uncertainty.

On January 31, 2020, the United Kingdom formally withdrew from the European Union. Uncertainties regarding trade arrangements between the United Kingdom and the European Union resulting from such withdrawal could result in increased costs or otherwise adversely impact our operations in the European Union and the United Kingdom. We distribute certain of our products to United Kingdom based providers from the

European Union. Depending on tariffs and trade regulation negotiations, we may be forced to acquire duplicate arrangements in the European Union either temporarily or permanently, which may increase our costs in the European Union and the United Kingdom.

Further, since the United Kingdom is no longer part of the European Union, its data protection regulatory regime is independent of the European Union. While the Data Protection Act 2018 and legislation referred to as the UK GDPR substantially enacted the EU General Data Protection, or the GDPR, into U.K. law, the exit from the European Union has created uncertainty with regard to the future of data protection regulation in the United Kingdom and data transfers between the United Kingdom and the European Union. If a regulatory issue arose in both the European Union and the United Kingdom (e.g., a breach that affected both the EU and the U.K. residents), then we would be subject to receiving fines for any material non-compliance from both the European Union and the United Kingdom.

In addition, from January 1, 2021 onwards, the Medicines and Healthcare Products Regulatory Agency, or MHRA, becomes the sovereign regulatory authority responsible for the Great Britain (i.e., England, Wales and Scotland) medical device market according to the requirements provided in the Medical Devices Regulations 2002 (SI 2002 No 618, as amended) that sought to give effect to the three pre-existing EU directives governing active implantable medical devices, general medical devices and in vitro diagnostic medical devices. Northern Ireland continues to be governed by EU rules according to the Northern Ireland Protocol. The new regulations require medical devices to be registered with the MHRA (but manufacturers will be given a grace period of four to 12 months to comply with the new registration process before being placed on the market in Great Britain). Manufacturers based outside the United Kingdom will need to appoint a U.K. Responsible Person to register devices with the MHRA in line with the grace periods. By July 1, 2023, in Great Britain, all medical devices will require a UKCA (UK Conformity Assessed) mark but CE marks issued by European Union Notified Bodies will remain valid until this time. However, UKCA marking alone will not be recognized in the European Union. The rules for placing medical devices on the market in Northern Ireland, which is part of the United Kingdom, differ from those in the rest of the United Kingdom. Under the terms of the Northern Ireland Protocol and according to MHRA guidance, Northern Ireland will follow European Union rules on medical devices and CE marks will be required for devices marketed in Northern Ireland. Alternatively, devices may be placed on the market in Northern Ireland (but not the EU) with a UKNI marking after an assessment by a UK-based Notified Body.

In addition, the process for the United Kingdom to withdraw from the European Union and the longer term economic, legal, political, regulatory and social framework to be put in place between the United Kingdom and the European Union remain unclear and have had and may continue to have a material and adverse effect on global economic conditions and the stability of global financial markets and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could materially and adversely affect our business, financial condition and results of operations.

We are increasingly dependent on information technology.

We rely on information technology networks and systems to market and sell our products, to process electronic and financial information, to assist with sales tracking and reporting, to manage a variety of business processes and activities, such as logistics and distribution, and to comply with regulatory, legal and tax requirements. We are increasingly dependent on our information technology infrastructure to effectively process customer orders, conduct our digital marketing activities and communicate with our personnel, providers, customers, distributors and suppliers around the world. These information technology systems, some of which are managed by third parties, may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures, computer viruses, cyber-attacks, telecommunication failures, user errors or catastrophic events. Any material disruption of our systems, or the systems of our third-party service providers, could disrupt our ability to track, record and analyze the products we sell and could negatively impact our operations, shipment of goods, ability to process financial information and transactions and recognize revenue and our ability to receive and process product orders or engage in normal business activities. If our information technology systems suffer damage, disruption or shutdown, we may incur substantial cost in repairing or replacing these systems, and if we do not effectively resolve the issues in a timely manner, our business, financial condition and results of operations may be materially and adversely affected, and we could experience delays in reporting our financial results.

Use of social media may materially and adversely affect our reputation or subject us to fines or other penalties.

We rely to a large extent on our online presence to reach customers and raise awareness among patients. For example, we maintain Facebook, Instagram, Twitter, YouTube and LinkedIn accounts. Negative commentary or false statements regarding us or our products may be posted on our or social media platforms and may be adverse to our reputation or business. The harm may be immediate without affording us an opportunity for redress or correction. As e-commerce and social media platforms continue to rapidly evolve, we must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media platforms. If we are unable to cost-effectively use social media platforms as marketing tools, our ability to acquire new patients and customers and our financial condition may suffer. Furthermore, as laws, regulations and guidance from regulators, such as the FDA, rapidly evolve to govern the use of these platforms, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms or take applicable guidance into consideration could subject us to regulatory investigations, class action lawsuits, liability, fines or other penalties and have a material adverse effect on our business, financial condition and result of operations. In addition, an increase in the use of social media for product promotion and marketing may cause an increase in the burden on us to monitor compliance of such materials and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations.

Our business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially adversely affect our net revenue and business.

Our business is highly dependent upon email and “push” communications and other messaging services for promoting our brand and informing customers of new products and promotions. We believe these messages are an important part of our customer experience. If we are unable to successfully deliver emails or other messages to our customers, or if customers decline to open or read our messages, our business, financial condition and results of operations may be materially adversely affected. Changes in how web and mail services block, organize and prioritize email may reduce the number of customers who receive or open our emails. For example, Google’s Gmail service has a feature that organizes incoming emails into categories (for example, primary, social and promotions). Such categorization or similar inbox organizational features may result in our emails being delivered in a less prominent location in a customer’s inbox or viewed as “spam” by our customers and may reduce the likelihood of that customer reading our emails. Actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, Internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to customers.

Changes in the laws or regulations that limit our ability to send such communications or impose additional requirements upon us in connection with sending such communications would also materially adversely impact our business. For example, electronic marketing and privacy requirements in the European Union are highly restrictive and differ greatly from those in the United States, which could cause fewer individuals in the European Union to subscribe to our marketing messages and drive up our costs and risk of regulatory oversight and fines if we are found to be non-compliant. Our use of email and other messaging services to send communications to customers may also result in legal claims against us, which may cause increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or our customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers could materially and adversely affect our business, financial condition and results of operations.

Failure to protect sensitive information of our customers and our information technology systems against security breaches could damage our reputation and brand and substantially harm our business, financial condition and results of operations.

We collect, maintain, transmit and store data about our customers, suppliers and others, including personal data, financial information, including payment information, as well as other confidential and proprietary information important to our business. We also employ third-party service providers that collect, store, process and transmit personal data, and confidential, proprietary and financial information on our behalf. In addition, we operate one on-site clinic in the United States that may be subject to the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations that implement both laws, or collectively, HIPAA. HIPAA imposes requirements on certain covered entities and their business associates with respect to the use and disclosure of protected health information.

We have in place technical and organizational measures to maintain the security and safety of critical proprietary, personal, employee, provider, health and financial data which we continue to maintain and upgrade to industry standards. However, advances in technology, the pernicious ingenuity of criminals, new exposures via cryptography, acts or omissions by our employees, contractors or service providers or other events or developments could result in a compromise or breach in the security of such data. In addition, as a result of the COVID-19 pandemic, we may face increased cybersecurity risks due to our reliance on Internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. We and our service providers may not be able to prevent third parties, including criminals, competitors or others, from breaking into or altering our systems, disrupting business operations or communications infrastructure through denial-of-service attacks, attempting to gain access to our systems, information or monetary funds through phishing or social engineering campaigns, installing viruses or malicious software on our e-commerce websites or devices used by our employees or contractors, or carrying out other activity intended to disrupt our systems or gain access to confidential or sensitive information in our or our service providers’ systems. We have been subject to attacks (e.g., phishing, denial of service, etc.) and cannot guarantee that our security measures will be sufficient to prevent a material breach or compromise in the future. Contracted third-party delivery service providers and business associates may also violate their confidentiality or data processing obligations or business associate agreements and disclose or use information about our customers or protected health information inadvertently or illegally. We have also outsourced elements of our information technology infrastructure, and as a result a number of third-party service providers and vendors may or could have access to our confidential information. If our third-party vendors fail to protect their information technology systems and our confidential and proprietary information, we may be vulnerable to disruptions in service and unauthorized access to our confidential or proprietary information and we could incur liability and reputational damage.

If material security breaches were to occur, our reputation and brand could be damaged, and we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, including exposure of litigation or regulatory action and a risk of loss and possible liability. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. Any compromise or breach of our security measures, or those of our third-party service providers, may violate applicable privacy, data security, financial, cyber and other laws and cause significant legal and financial exposure, adverse publicity, and a loss of confidence in our security measures, all of which could have a material adverse effect on our business, financial condition and results of operations. We may be subject to post-breach review of the adequacy of our privacy and security controls by regulators and other third parties, which could result in post-breach regulatory investigation, fines and patient litigation as well as regulatory oversight, at significant expense and risking reputational harm.

Payment methods used on our websites subject us to third-party payment processing-related risks.

We accept payments from our customers using a variety of methods, including online payments with credit cards and debit cards issued by major banks and payments through third-party online payment platforms, such as PayPal. We also rely on third parties to provide payment processing services. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We may also be subject to fraud and other illegal activities in connection with the various payment methods we offer, including online payment options. Transactions on our websites are card-not-present transactions, so they present a greater risk of fraud. Criminals are using increasingly sophisticated methods to engage in illegal activities such as unauthorized use of credit or debit cards and bank account information. We may also be vulnerable to error or malfeasance by our own employees or other insiders. Third parties may attempt to fraudulently induce our or our service providers’ employees to misdirect funds or to disclose information in order to gain access to personal data we maintain about our customers, patients or website users. In addition, we have limited control or influence over the security policies or measures adopted by third-party providers of online payment services through which some of our customers may pay for purchases on our websites.

Requirements relating to customer authentication and fraud detection with respect to online sales are complex. We may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. Charge-backs result not only in our loss of fees earned with respect to the payment, but also leave us liable for the underlying money transfer amount. If our charge-back rate becomes excessive, card associations also may require us to pay fines or refuse to process our transactions. Overall, we may have little recourse if we process a criminally fraudulent transaction.

We are subject to payment card association operating rules, certification requirements and various rules, regulations and requirements governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we may also be subject to different rules under existing standards, which may require new assessments that involve additional costs. If we fail to comply with the rules or requirements of any provider of a payment method we accept, or if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, among other things, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, and our reputation and our business, financial condition and results of operations could be materially and adversely affected.

Our ability to use our net operating and capital loss carryforwards may be limited.

As of December 31, 2020, we had approximately $59.6 million in U.S. federal net operating loss carryforwards, or NOLs, with approximately $10.1 million subject to expiration beginning before 2031 and approximately $49.5 million that can be carried forward indefinitely. We also had approximately $60.9 million in U.S. state NOLs, with $57.3 million subject to expiration beginning in 2025 and approximately $3.6 million that can be carried forward indefinitely, and approximately $131.6 million in non-U.S. NOLs that can be carried forward indefinitely. We also had approximately $43.2 million in non-U.S. capital loss carryforwards that can be carried forward indefinitely. At December 31, 2020, we also had approximately $37.2 million in U.S. interest expense carryforwards which can be carried forward indefinitely. Utilization of these NOLs depends on many factors, including our future income, and these NOLs could expire unused and be unavailable to offset our future taxable income. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership by 5% stockholders over a rolling three-year period, the corporation’s ability to use its pre-change U.S. federal NOLs and other pre-change tax attributes to offset its post-change income may be limited. We have previously experienced ownership changes, and although such prior ownership changes have not materially limited our utilization of affected net operating loss carryforwards, this offering and any subsequent shifts in our stock ownership, may result in limitations imposed by Section 382. Any such limitation may have the effect of reducing our after-tax cash flow in future years and may affect our need for a valuation allowance on our deferred tax assets related to federal and state net operating loss carryforwards.

We are involved, and may become involved in the future, in disputes and other legal or regulatory proceedings that, if adversely decided or settled, could materially and adversely affect our business, financial condition and results of operations.

We are, and may in the future become, party to litigation, regulatory proceedings or other disputes. In general, claims made by or against us in disputes and other legal or regulatory proceedings can be expensive and time-consuming to bring or defend against, requiring us to expend significant resources and divert the efforts and attention of our management and other personnel from our business operations. These potential claims include, but are not limited to, personal injury claims, product liability claims, class action lawsuits, intellectual property claims, contractual disputes, unfair competition disputes, employment litigation and regulatory investigations and causes of action relating to the advertising and promotional claims about our products. Any adverse determination against us in these proceedings, or even the allegations contained in the claims, regardless of whether they are ultimately found to be without merit, may also result in settlements, injunctions or damages that could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

If we are unable to obtain, maintain, protect and enforce our intellectual property rights for our products and technology, our competitive position could be harmed.

We rely on a combination of patent, trademark, trade secret, copyright and other intellectual property laws as well as confidentiality, non-disclosure and assignment of inventions agreements and contractual clauses to protect the intellectual property related to our products and technology and to prevent third parties from copying and surpassing our achievements, thus eroding our competitive position in our market. Our success and ability to compete depends in large part upon our ability to obtain, maintain, protect and enforce our proprietary products and technology, including through patents and patent applications, trademarks and copyrights in the United States and internationally, in a cost-efficient manner. We seek to protect our proprietary position by filing patent and trademark applications in the United States and abroad related to our products and technology. However, we have not applied for patent and trademark protection in all relevant foreign jurisdictions and cannot assure you that our pending patent and trademark applications will be issued and approved. Even if our currently pending and future patent applications are issued, such issued patents may not afford sufficient protection for our products and technology.

The patenting process is expensive and time-consuming, and we may not be able to file and prosecute all desirable patent applications at a reasonable cost and/or in a timely manner. We may also fail to identify patentable aspects of our research and development output before a competitor files a patent application on the same or a similar product or technology and therefore may face a limited ability to secure patent rights in such an instance. We may not be able to patent certain products or technologies at all or may be able to patent only a limited scope of certain products or technologies, and such limited scope may be inadequate to protect our products, or to block competitor products or technology that are similar or adjacent to ours.

Our earliest patent filings have been published. A competitor may review our published patents and arrive at the same or similar technology advances for our products as we developed. If a competitor files a patent application on such an advance before we do, then we may no longer be able to protect the advances in such technology, we may require a license from the competitor, and if the license is not available on commercially-viable terms, then we may not be able to launch such products.

The patent position of medical device companies generally is highly uncertain and involves complex legal and factual questions for which many legal principles remain unresolved. In recent years, patent rights have been the subject of significant litigation within our industry. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Further, the issuance of a patent is not conclusive as to its scope, validity or enforceability, and our owned and in-licensed patents may be challenged, invalidated or legally circumvented by third parties, or may expire. We cannot be certain that our patents will be upheld as valid and enforceable or will prevent the development of competitive products by third parties. For example, we may become involved in opposition, interference, derivation, inter partes review or other proceedings challenging our patent rights, and the outcome of any proceedings are highly uncertain. Such challenges may result in the patent claims of our owned or in-licensed patents being narrowed, invalidated or held unenforceable, which could limit our ability to stop or prevent us from stopping others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our products and technology. Consequently, competitors could develop, manufacture and sell products that directly compete with our products, which could decrease our sales and affect our ability to compete. In addition, competitors could attempt to reverse engineer our products to replicate some or all of the competitive advantages we derive from our development efforts, design around our protected technology, or develop their own competitive technologies that fall outside the scope of our patents. If our intellectual property does not adequately protect us from our competitors’ products and methods, our business and competitive position could be adversely affected. We have in the past and we may in the future become involved in litigation to protect the patents associated with our products, which could result in substantial costs and distraction to management and other employees.

In addition to seeking patent protection for some of our products and technology, we may also rely on trade secret protections, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Any disclosure, either intentional or unintentional, by our employees or third-party consultants or vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate our technological achievements, potentially eroding our competitive position in our market. Because we rely on third parties in the development and manufacture of our products, we must, at times, share trade secrets with them, increasing the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

We require our employees, collaborators, consultants, service providers, suppliers, distributors and customers to protect confidentiality and control access and distribution of our proprietary information, trade secrets and know-how. However, these measures may not be adequate to protect our technology from unauthorized disclosure, third-party infringement or misappropriation. We cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. We cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. It is possible that technology relevant to our business will be developed independently by a person that is not a party to such an agreement, and that person could be an employee of or otherwise associated with one of our competitors. In addition, our employees or third parties may breach their agreements with us, and we may not have adequate remedies for any such breach or sufficient resources to litigate any such breach, and we could lose our trade secrets. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts may be less willing or unwilling to protect trade secrets. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third-party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed. Also, certain provisions in our intellectual property agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could affect the scope of our rights to the relevant intellectual property or technology, or affect financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition and results of operations. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems, which security measures may be breached, and we may not have adequate remedies for any breach.

The growth of our business may depend in part on our ability to acquire or in-license additional proprietary rights. We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which could adversely affect our business. We may need to seek to develop alternative approaches that do not rely on or infringe on such intellectual property rights which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license under such intellectual property rights, any such license may be non-exclusive, and may allow our competitors access to the same technologies licensed to us. The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive for commercializing our products. More established companies may have a competitive advantage over us due to their larger size and cash resources or greater clinical development and commercialization capabilities. There can be no assurance that we will be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property surrounding the additional products and technology that we may seek to acquire.

In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and applications will be due to be paid to government patent agencies over the lifetime of our patents and applications. In some situations, non-compliance with procedural, documentary, fee payment and similar provisions of such agencies can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our products or as a result of questions regarding co-ownership of potential joint inventions. While it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual proper rights in such agreements may not be self-executing or such agreements may be breached. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.

Further, our licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the U.S. government, such that our licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights or other rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions and results of operations.

We may be subject to lawsuits or litigation to protect or enforce our patents or other intellectual property, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers that do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

To counter infringement or other violations, we may be required to file claims. Any such adverse proceedings can be expensive and time-consuming and may divert the efforts of our technical and managerial personnel, which could in turn harm our business, whether or not we receive a determination favorable to us. Furthermore, any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringe their patents or other intellectual property rights. In addition, the defendant could counterclaim, or a court or other judicial body may decide that the patent we seek to enforce is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or may refuse to stop the other party from using the technology at issue on the grounds that the patent in question does not cover the technology in question. In patent litigation in the United States and in some other jurisdictions, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld material information from the U.S. Patent and Trademark Office, or the USPTO, or the applicable foreign counterpart, or made a misleading statement, during prosecution. A litigant or the USPTO itself could challenge our patents on this basis even if we believe that we have conducted our patent prosecution in accordance with the duty of candor and in good faith. The outcome following such a challenge is unpredictable. With respect to challenges to the validity of our patents, there might be invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on such product or technology. Even if a defendant does not prevail on a legal assertion of invalidity and/or unenforceability, our patent claims may be construed in a manner that would limit our ability to enforce such claims against the defendant and others. In addition, if the breadth or strength of protection provided by our patents and patent applications or those of our future licensors is threatened, it could dissuade other companies from collaborating with us to license, develop or commercialize current or future products and technology. An adverse result in any proceeding, or the proceeding itself, could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In such a case, we could ultimately be forced to cease use of such marks.

Even if resolved in our favor, litigation or other legal proceedings relating to our intellectual property rights may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of our competitors may be able to devote significantly more resources to intellectual property proceedings, and may have significantly broader intellectual property portfolios to assert against us if we assert our rights against them. Further, because of the substantial discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be disclosed or otherwise compromised leading to others making, using, importing or selling products that are the same or substantially the same as ours, which could adversely affect our ability to compete in the market.

Changes in the U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect our products and technology.

Changes in either the patent laws or their interpretation in the U.S. or foreign jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents, ultimately diminishing the value of our patents or narrowing the scope of our patent protection. For example, assuming that other requirements for patentability are met, prior to March 2013, the first to invent the claimed invention was entitled to the patent in the United States, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, before we file, could therefore be awarded a patent covering an invention of ours even if we had made the invention first. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we were the first to either (i) file any patent application related to our products or (ii) invent any of the inventions claimed in our patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of the patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Further, because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Patent terms may be inadequate to protect our competitive position on our products and technology for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products and technology are obtained, once the patent life has expired for a product, we may be open to competition. Given the amount of time required for the development, testing and regulatory review of new products and technology, patents protecting such products and technology might expire before or shortly after such products and technology are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products and technology similar or identical to ours for a meaningful amount of time, or at all.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Third parties may attempt to commercialize competitive products or services in foreign countries where we do not have any patents or patent applications or where legal recourse may be limited. This may have a significant commercial impact on our foreign business operations. Filing, prosecuting and defending patents on our products in all countries throughout the world would be prohibitively expensive and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions outside the United States where we have not obtained patent protection or where our products have patent protection but enforcement is not as strong as in the United States, or from selling or importing products made using our inventions into the United States or other jurisdictions. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not being issued and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. We currently have contract manufacturing and supplier relationships in certain countries that are at heightened risk of theft of technology, data and intellectual property.

Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired and our business, financial condition and results of operations may be adversely affected.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We use and will continue to use registered and/or unregistered trademarks or trade names to brand and market ourselves and our products and technology. Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.

Third-party claims of infringement or other claims against us could require us to pay damages, redesign our products, stop selling our products, seek licenses, or engage in future costly intellectual property litigation, which could impact our future business and financial performance.

Our commercial success depends upon our ability to develop, manufacture, market and sell our products and use our proprietary technology without infringing the proprietary rights of third parties. As the medical aesthetics device industry expands and more patents are issued to more parties throughout the industry, the risk increases that others may assert that our products or technology are infringing the patent rights of others. We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, and it is difficult to conclusively assess our freedom to operate without infringing on third-party rights. We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending patent application in the United States and abroad that is relevant to or necessary for the commercialization of our products and technology. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our products and technology.

Third parties have claimed, and may in the future claim, that our products infringe on their intellectual property or trade secret rights, and may seek to interfere with our ability to make, use, sell or import our products. Patent applications are latent for the first 18 months after filing and cannot be discovered until they are published. Accordingly, we can conduct only limited searches to determine whether our technology infringes any patents or patent applications of others. Infringement claims in the past have, among other things, led to settlement and license agreements pursuant to which we were required to pay license fees to third-party claimants.

There is substantial amount of litigation involving patent and other intellectual property rights in the medical aesthetics device industry generally. We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our products and technology infringe their intellectual property rights. In addition, third parties may involve us in intellectual property disputes as part of a business model or strategy to gain competitive advantage. To the extent we gain greater visibility and market exposure as a public company or otherwise, we may also face a greater risk of becoming the subject of such claims and litigation. Infringement and other intellectual property claims, regardless of merit, are expensive and time-consuming to litigate and may divert our management’s attention from our core business. Following any successful third-party action for infringement, we may be required to settle the matter or pay substantial damages for infringement, which we may have to pay if a court decides that the product or technology at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorney’s fees. In such cases, if we cannot obtain a license or redesign our products, we may have to stop manufacturing, selling and marketing our products and our business could suffer significantly as a result. We may not be able to obtain such license because the third party is not required to grant the license, or even if such license is available from a third party, we may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for our products. Also, we may not be able to redesign our products or such redesigning may require substantial monetary expenditures and time. Furthermore, we may be required to indemnify our customers and distributors against claims relating to the infringement of intellectual property rights of third parties related to our products. These claims may require us to engage in protracted and costly litigation on behalf of our customers or distributors, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers, suppliers or distributors, or may be required to obtain licenses for the products or services they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products or services. Additionally, if names we choose for our products are claimed to infringe upon names held by others, we may be forced to change the name of our products, which may result in a loss in goodwill associated with our brand name, customer confusion and a loss of sales. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, financial condition and results of operations. Further, during the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information or alleged trade secrets of third parties or competitors or are in breach of non-competition or non-solicitation agreements with our competitors or their former employers.

As is common in our industry, many of our employees, consultants and advisors were previously employed at or engaged by other medical aesthetics device companies, including our competitors and potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we have been and may in the future become subject to claims that we or these individuals have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer or clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation or other legal proceedings relating to such intellectual property claims could result in substantial costs to us and be a distraction to management.

We depend on certain third-party technologies that are licensed to us. We do not control these technologies and any loss of our rights to them could prevent us from selling our products.

We are a party to a license with a hospital for some of the key technologies relating to our Profound device, and we may in the future enter into more license agreements with third parties under which we receive rights to intellectual property that are important to our business. These intellectual property license agreements may subject us to various development, regulatory and/or commercial diligence obligations, payment of milestones and/or royalties and other obligations. If we fail to comply with our obligations under these agreements, we use the licensed intellectual property in an unauthorized manner or we are subject to bankruptcy-related proceedings, the terms of the licenses may be materially modified, such as by rendering currently exclusive licenses non-exclusive, or it may give our licensors the right to terminate their respective agreement with us, which could limit our ability to implement our current business plan and materially adversely affect our business, financial condition, results of operations and prospects.

Further, disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patents and other rights to third parties;

•

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our products, and what activities satisfy those diligence obligations;

•	our right to transfer or assign the license; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

If disputes over intellectual property that we currently license or license in the future prevent or impair our ability to maintain our licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected products, which would have a material adverse effect on our business.

In addition, certain of our future agreements with third parties may limit or delay our ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities. For example, we may in the future enter into license agreements that are not assignable or transferable, or that require the licensor’s express consent in order for an assignment or transfer to take place.

We may not control the prosecution, maintenance, or filing of the patents to which we hold the license, or the enforcement of these patents against third parties. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects. For example, we cannot be certain that such activities by the licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. Further, we may have limited control over the manner in which our licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights, or defend certain of the intellectual property that is licensed to us. It is possible that the licensors’ infringement proceeding or defense activities may be less vigorous than had we conducted them ourselves. In the event our licensors fail to adequately pursue and maintain patent protection for patents and applications they control, and to timely cede control of such prosecution to us, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Additionally, our current licensor does, and our future licensors may, retain certain rights under their agreements with us, including the right to use the underlying technology for non-commercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse. Also, the U.S. federal government retains certain rights in inventions produced with its financial assistance under the Patent and Trademark Law Amendments Act, or the Bayh-Dole Act. The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself. We cannot be certain that our licensed patent rights will be free from such government rights under the Bayh-Dole Act.

Risks Related to Government Regulations

If we fail to obtain and maintain necessary marketing authorizations from the FDA, other applicable foreign regulatory authorities and our Notified Bodies, if marketing authorizations for future products, product modifications or enhancements, and indications are delayed or not issued, or if there are state, federal or international level regulatory changes, our commercial operations could be harmed.

Our products are medical devices subject to extensive regulation in the United States by the FDA and by corresponding state regulatory agencies and authorities. Likewise, our products are subject to extensive medical device regulations and requirements in other countries, such as China, Japan and those in the European Economic Area, or the EEA (which consists of the 27 EU member states and Norway, Liechtenstein and Iceland), by applicable regulatory agencies and our Notified Bodies. These regulations pertain to the design development, evaluation, manufacturing, testing labeling, marketing sale, advertising, promotion, distribution, shipping and servicing of our products. These entities regulate and oversee record-keeping procedures, safety alerts, recalls, market withdrawals, removals and field corrective actions, post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury, and product import and export.

The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. For example, in the United States, state laws, including relevant state regulations governing the MedSpas in which certain of our products may be targeted for marketing and use, vary by state, and may affect who may purchase and use such products. Such regulations, and interpretations thereof, may limit our ability to market our products. Further, the FDA, foreign regulatory agencies and U.S. state agencies have broad enforcement powers, and our failure to comply with state, federal and international regulations could lead to the issuance of warning letters or untitled letters, the imposition of injunctions, suspensions or loss of marketing authorizations, product recalls, safety alerts, termination of distribution, product seizures, consent decrees, civil penalties or import detention. In the most extreme cases, criminal sanctions or closure of our manufacturing facilities are possible.

In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing product, we must first receive either clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA, or approval of a pre-market approval application, or PMA, from the FDA, unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down classified, or a 510(k) exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. To date, our products have received marketing authorization pursuant to the 510(k) clearance process. Certain modifications made to products cleared through a 510(k) may require a new

510(k) clearance. The 510(k) clearance process can be expensive, lengthy and uncertain and usually takes from three to 12 months, but can last longer.

The process of obtaining and maintaining marketing authorizations to market a medical device in the United States and other countries can be costly and time-consuming, and we may not be able to obtain or maintain these marketing authorizations on a timely basis, if at all. In addition, regulations regarding the development, manufacturing and sale of our products are subject to change. We cannot predict the impact, if any, that such changes might have on our business, financial condition and results of operations. Changes in existing laws or requirements or adoption of new laws or requirements could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will not incur significant costs to comply with applicable laws and requirements in the future or that applicable laws and requirements will not have a material adverse effect upon our business, financial condition and results of operations.

Our currently commercialized products have received premarket clearance under Section 510(k) of the FDCA. Per FDA regulations, the scope of marketing claims we can make about a cleared device is limited to the indications that were previously 510(k)-cleared. Other countries have similar laws and regulations restricting marketing to cleared indications. If a regulatory agency determines that any of our marketing claims exceed the cleared indications in a particular country, or determines that our marketing claims are false or misleading or suggest a clinical benefit that is not supported in the studies applicable to such products, we may engage in discussions with regulators regarding our marketing claims, and we may be subject to enforcement action and/or we may revise or be required to cease making the challenged marketing claims, issue corrective communications, pay fines or stop selling products until the incorrect claims have been corrected. For instance, on July 30, 2018, the FDA issued a public statement and sent letters to a number of companies in the medical aesthetics industry expressing concerns regarding “vaginal revitalization” procedures using energy-based devices and marketing that potentially violated the FDCA. The FDA has not cleared or approved any energy-based devices to treat these symptoms or conditions or to treat any symptoms related to menopause, urinary incontinence or sexual function. In May 2021, the FDA notified us that it believed our Co2re Intima Laser was being marketed with certain similar claims for which the device has not been cleared. In response, we have removed the claims from our website and have communicated our actions to the FDA. There is no guarantee that the FDA will agree that our remediation efforts resolve their concerns, and we could be subject to further enforcement by the FDA on this basis. Any regulatory action or penalty could lead to private party actions, or private parties could seek to challenge our claims even in the absence of formal regulatory actions, which could also harm our business, financial condition and results of operations.

Regulatory authorities such as the FDA can delay, limit or deny marketing authorizations for a device for many reasons, including:

•

our inability to demonstrate to the satisfaction of the FDA or the applicable foreign regulatory authority or Notified Body that our products are substantially equivalent, in the case of a 510(k) clearance, or safe or effective for their intended uses, in the case of a certification;

•

the disagreement of the FDA or the applicable foreign regulatory authorities or Notified Body with the design or implementation of our clinical trials or investigations or the interpretation of data from pre-clinical studies or clinical trials or investigations, as applicable and to the extent required to support a marketing authorization;

•	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

•	the manufacturing process or facilities we use may not meet applicable requirements; and

•

the potential for policies or regulations of the FDA or applicable foreign regulatory authorities to change significantly in a manner rendering our clinical data, as applicable, and/or regulatory filings insufficient for marketing authorization.

Sales of our products outside the United States are subject to foreign regulatory requirements that vary widely from country to country, and such regulatory requirements have been changing and increasing in some countries. For example, medical device regulations in China have become more demanding, including a recent requirement for software validation documentation. Complying with international regulatory requirements can be an expensive and time-consuming process and obtaining marketing authorizations is not certain. The time required to obtain foreign regulatory clearance or approvals particularly in China and Japan or CE Certificates of Conformity may be longer than that required for FDA clearance or approvals, and related requirements may significantly differ from FDA requirements. We may be unable to maintain regulatory qualifications, clearances, approvals or CE Certificates of Conformity in these countries or to obtain clearances or approvals in other countries. We may incur significant costs in attempting to obtain, renew, or modify foreign regulatory clearances or approvals, qualifications or CE Certificates of Conformity. If we experience difficulties in receiving, maintaining, renewing or modifying necessary qualifications, clearances, approvals or CE Certificates of Conformity to market our products outside the United States, or if we fail to receive, renew, modify or maintain those qualifications, clearances, approvals or CE Certificates of Conformity, we may be unable to market our products or enhancements in certain international markets effectively, or at all.

On April 5, 2017, a new regulation on medical devices was adopted to establish a modernized and more robust European Union legislative framework, with the aim of ensuring better protection of public health and patient safety: Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009 and repealing Council Directives 90/385/EEC and 93/42/EEC, which became applicable from May 26, 2021, or the MDR. The MDR repeals and replaces the EU Medical Devices Directive and unlike directives, which must be given effect through transposition into the national domestic laws of the EU member states, regulations are directly applicable (i.e., without the need for transposition into national laws implementing them) in all EU member states. The MDR is also applicable in the EEA. Regulations (as EU law instruments) must be applied in their entirety across the EU so that legal acts are automatically and uniformly applied to all EU countries as soon as they enter into force to minimize variations that may arise in transposition of EU law into national law. These modifications may have an effect on the way we design and manufacture products and conduct our business in the EU and EEA. For example, as a result of the transition towards the new regime, Notified Bodies have lengthened their review times, and product introductions or modifications could be delayed or canceled or otherwise rejected, which could adversely affect our ability to grow our business. Our devices are certified under the Medical Devices Directive and can therefore remain on the EU market until – for some of them – mid-2022 and early 2024, and May 27, 2024 for the others, unless registered under MDR before those dates. We are working toward compliance with the MDR, including with MDR requirements with respect to post market surveillance, vigilance, registration of economic operators and of devices. If our program to ensure that all devices we plan to continue to commercialize in the EEA, and all devices that are currently undergoing development in our R&D pipeline comply with MDR is unsuccessful or if our program is delayed, we may be unable to sell our products in the EEA for some period of time, or indefinitely. In addition, this program could incur costs materially above and beyond the current expected costs resulting in an impact to our operational expenses.

New legislation and regulations and legislative and regulatory reforms may make it more difficult and costly for us to obtain marketing authorization of our new and modified products, to manufacture, market and distribute our products after marketing authorization is obtained and limit our ability to sell to non-physicians.

From time to time, legislation is drafted and introduced in the legislative bodies of the countries in which we sell our products to revise the process for regulatory approval, clearance, authorization, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA, EEA and other applicable foreign regulations and guidance are often revised or reinterpreted by the applicable competent authority in ways that may significantly affect our business and our products. For example, the MDR may impose increased compliance obligations for us to access EEA member State markets. These modifications may have an effect on the way we conduct our business in the EEA member States and these modifications may have an impact on the way we design and manufacture products and the way we conduct our business in the EEA member States, which could adversely affect our business, financial condition and results of operations.

As another example, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional recordkeeping.

In addition, regulatory authorities’ policies may change and additional laws or regulations may be enacted or promulgated that could prevent, limit or delay marketing authorizations for our products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing authorizations that we may have obtained and we may not achieve or sustain profitability.

We sell our products to physicians and licensed practitioners, including aestheticians. Current laws and regulations could change at any time, disallowing sales of our products to aestheticians and other non-physician providers, imposing additional educational or regulatory requirements on aestheticians and other non-physician providers and limiting the ability of aestheticians and non-physicians to operate our products, which could adversely affect our business, financial condition and results of operations.

Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products or limit our ability to sell to our customers. It is impossible to predict whether legislative changes will be enacted or if regulations, guidance or interpretations will change and what the impact of such changes, if any, may be.

Modifications to our products may require new marketing authorizations, and may require us to cease marketing or recall the modified products until marketing authorizations are obtained.

In the United States, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design, or manufacture, requires a new marketing authorization. The FDA regulations require every manufacturer to make this determination in the first instance, but the FDA may review such determinations and may not agree with our decisions regarding whether new marketing authorizations are necessary. We have modified some of our 510(k)-cleared products and have determined based on our review of the applicable FDA guidance that in certain instances new marketing authorizations are not required. If the FDA disagrees with our determination and requires us to submit new 510(k)s or premarket approvals, or PMAs, for modifications to our previously cleared products for which we have concluded that new marketing authorizations are unnecessary, we may be required to cease marketing or to recall the modified products until we obtain marketing authorizations, and we may be subject to significant regulatory fines or penalties.

In the EU, we must inform the Notified Bodies that carried out the conformity assessment of the medical devices that we market or sell in the EU and EEA of any planned substantial changes to our quality system or substantial changes to our medical devices that could affect compliance with the General safety and performance requirements set forth in Annex I and Annex VIX to the MDR or cause a substantial change to the intended use for which the device has been CE marked. The Notified Bodies will then assess the planned changes and verify whether they affect the products’ ongoing conformity with the MDR. If the assessment is favorable, the Notified Bodies will issue a new CE Certificate of Conformity or an addendum to the existing certificate attesting compliance with the General safety and performance requirements and quality system requirements.

Consistent with regulatory requirements, we often seek marketing authorizations such as clearance or approval from the FDA, the National Medical Products Administration, or the NMPA, and/or the Pharmaceutical

and Medical Devices Agency, or PMDA, and conformity assessment review by our Notified Bodies for additional indications for use. Clinical trials or investigations in support of such marketing authorizations and submissions for conformity assessment by our Notified Bodies may be costly and time-consuming. In the event that we do not obtain additional marketing authorization from the FDA or foreign regulatory authorities or a CE Certificate of Conformity from our Notified Bodies, our ability to market products in the United States, China, Japan and the EEA and revenue derived therefrom may be adversely affected. Medical devices subject to premarket review may be marketed only for the indications for which they are approved, cleared, or assessed, and if we are found to be marketing our products for off-label uses or indications for use that have not received the requisite marketing authorizations or assessments, we might be subject to FDA and other competent authorities’ enforcement action or have other resulting liability. In addition, if the FDA or the competent authorities in China, Japan and the EEA countries determine that our promotional materials or training constitute promotion of a use which is unapproved, not cleared or not covered by the certification or in compliance with other regulatory authorities’ requirements, they could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, an injunction, product seizures, consent decrees, civil fines, criminal penalties or import detention.

Environmental and health safety laws may result in liabilities, expenses and restrictions on our operations.

Federal, state, local and foreign laws regarding environmental protection, hazardous substances, climate change and human health and safety may adversely affect our business. Using hazardous substances in our operations, such as the use of cyclooctatetraene in our VBeam series of products, exposes us to the risk of accidental injury, contamination or other liability from the use, storage, importation, handling, or disposal of hazardous materials. If our or our contract manufacturers’ operations result in the contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and fines, and any liability could significantly exceed our insurance coverage and have a material adverse effect on our on our business, financial condition and results of operations.

Evolving climate change concerns or changes in regulations related to such concerns, including restrictions on the manufacture, supply, use and importation of fluorinated gases, such as our Cryogen product, could subject us to additional costs, including the purchase of importation quotas and increased supply chain costs, and restrictions on the sales of our products. Furthermore, various jurisdictions and regulators may take different approaches to and impose differing or inconsistent requirements under environmental and climate change-related laws, which may make it more costly or difficult for us to sell our products (including by requiring that we monitor such developments, incur increased costs, increase time-to-market and develop additional country-specific variants for certain products) or prevent us from selling certain products in certain geographic markets. Future changes to environmental and health and safety laws could cause us to incur additional expenses, redesign our products or restrict our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Clinical trials or investigations may be necessary to support a marketing authorization. Such trials or investigations may require the enrollment of large numbers of patients and suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials or investigations may prevent us from commercializing modified or new products and may adversely affect our business, financial condition and results of operations.

Initiating and completing the clinical trials or investigations necessary to support our current and future products will be time consuming and expensive and the outcome of any such clinical trials or investigations is uncertain. Moreover, the results of early clinical trials or investigations are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials or investigations. Regulatory authorities may disagree with our interpretation of data and results from our clinical trials or investigations, and data are often susceptible to various interpretations and analyses. Failure can occur at any stage of clinical testing. Our clinical studies or investigations may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and non-clinical testing in addition to those we have planned.

The initiation and completion of any of clinical studies may be prevented, delayed, or halted for numerous reasons. We may experience delays in our ongoing clinical trials or investigations for a number of reasons, which could adversely affect the costs, timing or successful completion of our clinical trials or investigations, including related to the following:

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we may be required for future products to submit an IDE application to FDA, which must become effective prior to commencing certain human clinical trials of medical devices, and FDA may reject our IDE application and notify us that we may not begin clinical trials; similar requirements may apply in foreign countries;

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clinical trials or investigations may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or investigations or abandon product development programs;

•	we might have to suspend or terminate clinical trials or investigations for various reasons, including a finding that the subjects are being exposed to unacceptable health risks;

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we may have to amend clinical trial or investigation protocols or conduct additional studies to reflect changes in regulatory requirements or guidance, which we may be required to submit to an IRB or ethics committee and/or regulatory authorities for re-examination; and

•	our current or future products may have undesirable side effects or other unexpected characteristics.

Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials or investigations may also ultimately lead to the denial of marketing authorization of our product candidates.

Our facilities are subject to regulation under the Federal Food, Drug and Cosmetic Act and FDA implementing regulations as well as potential audits by our Notified Bodies.

Our facilities and those of our contract manufacturers and suppliers are subject to regulation under the FDCA and FDA implementing regulations, as well as potential audits by our Notified Bodies. The FDA may inspect all of our facilities periodically to determine if we are complying with provisions of the FDCA and FDA regulations. In addition, our facilities must comply with the FDA’s Good Marketing Practices, or GMP, requirements. Our product suppliers are also required to meet certain standards applicable to their manufacturing processes. Our operations could be harmed if regulatory authorities make determinations that we, or our vendors, are not in compliance with these regulations. If the FDA finds a violation of GMPs, it may enjoin our manufacturing operations, seize product, restrict importation of goods, and impose administrative, civil or criminal penalties or take other enforcement actions, such as requesting or requiring recalls. If we or our contract manufacturers or suppliers fail to comply with applicable regulatory requirements, we or they could be required to take costly corrective actions, including suspending manufacturing operations, changing product designs, suspending sales, or initiating product recalls or market withdrawals. In addition, compliance with these regulations has increased and may further increase the cost of manufacturing certain of our products to ensure and maintain compliance. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

Even after marketing authorizations for our products are obtained, we and our contract manufacturers are subject to extensive post-market regulation by the FDA, foreign regulatory authorities and our Notified Bodies. Our failure to meet strict regulatory requirements could result in our being required to stop sales of our products, conduct voluntary or mandatory product recalls, pay fines, incur other costs or even close our facilities.

Even after devices receive marketing authorizations, there are significant post-market regulations with which we must comply. For example, we are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the methods used in, and the facilities and controls used for, the design, manufacture, quality assurance, labeling, packaging, sterilization, storage, shipping, installation, distribution and servicing of our marketed products. Because certain of our products involve the use of lasers, those products also are covered by a performance standard for lasers set forth in FDA regulations. The laser performance standard imposes specific record-keeping, reporting, product testing and product labeling requirements. These requirements include affixing warning labels to laser products, as well as incorporating certain safety features in the design of laser products. The FDA enforces the QSR through periodic announced and unannounced inspections of manufacturing facilities. Any failure by us or our contract manufacturers to take satisfactory corrective action in response to an adverse QSR inspection or to comply with applicable laser performance standards could result in enforcement actions against us or our contract manufacturers.

In the EU, we are also required to demonstrate compliance with similar quality system requirements which are laid down in the relevant Annexes to the MDR. A Notified Body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system (which must, in particular, comply with ISO 13485:2016 related to Medical Devices Quality Management Systems). Failure to comply with such standards could adversely impact our business.

Later discovery of previously unknown problems with our products, including unanticipated adverse events, adverse events of unanticipated severity or frequency, or manufacturing problems, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, a requirement to repair, replace or refund the cost of any medical device that we manufacture or distribute, fines, import refusals, product seizures, injunctions, the suspension, variation or withdrawal of marketing authorizations or the imposition of civil, administrative or criminal penalties or other enforcement or regulatory actions, each of which could adversely affect our business, financial condition and results of operations.

The FDA and similar foreign governmental authorities, such as the NMPA, Japan PMDA and the authorities of the EEA countries, also have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health. Moreover, our Notified Bodies have the power to suspend, vary or withdraw our CE Certificates of Conformity in such circumstances. Manufacturers may, on their own initiative, recall a product if any material deficiency in a device is found or conduct a market withdrawal such as the correction or removal of a device to reduce a risk to health posed by the device, to remedy a minor violation of law or even if no violation of law has occurred. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, manufacturing errors, other problems with design or labeling, packaging defects or other deficiencies or failures to comply with applicable regulations.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA, other applicable foreign regulatory authorities or our Notified Bodies may require, or we may decide, that we will need to obtain marketing authorizations for the product before we may market or distribute the corrected product. Seeking such marketing authorizations may delay our ability to replace the recalled or withdrawn products in a timely manner. Moreover, if we do not adequately address problems associated with our products, we may face additional regulatory enforcement action, including warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines. Companies often are required to maintain certain records of recalls and withdrawals, even if they are not reportable to the applicable regulatory authority. We may initiate voluntary withdrawals for our products in the future that we determine do not require notification of the FDA, other applicable foreign regulatory authorities or our Notified Bodies. If such regulatory authority or Notified Bodies disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action.

Any future recalls or market withdrawals of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, business, financial condition and results of operations, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits. A future recall announcement or corrective action, whether voluntary or involuntary, could also potentially lead to product liability claims against us.

The FDA’s medical device reporting regulations and similar foreign regulations require us to report to the FDA and other foreign governmental authorities when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have experienced a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations or any other regulatory requirements, the FDA and other foreign governmental authorities could take action, including issuances of warning letters or untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our marketing authorizations or failure to grant new marketing authorizations, seizure of our products or delay in marketing authorizations of future products, recalls, requirements for customer notifications or repairs, operating restrictions or partial suspension or total shutdown of production. Any of these enforcement actions or sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.

If the third parties on which we rely to conduct our clinical trials or investigations and to assist us with pre-clinical development do not perform as contractually required or expected, we may not be able to obtain marketing authorizations for or commercialize our products.

We do not have the ability to independently conduct all of our pre-clinical and clinical trials or investigations for our products without the participation of third parties. We must rely on third parties such as medical institutions and clinical investigators to conduct such trials or investigations. If these third parties do not successfully carry out their contractual duties or comply with regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to a failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials or investigations may be extended, delayed, suspended or terminated. Furthermore, our third-party clinical trial or investigation investigators may be delayed in conducting our clinical trials for reasons outside of their control, including the COVID-19 pandemic. In the event of such extensions, delays, suspensions or terminations, we may not be able to obtain marketing authorizations or other required regulatory authorizations for, or successfully commercialize, our products on a timely basis, if at all, and our business, financial condition and results of operations may be adversely affected.

Disruptions at the FDA, foreign regulatory agencies and at our Notified Bodies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business.

The ability of the FDA, foreign regulatory agencies such as the NMPA and Japan PMDA, and our Notified Bodies to review and clear, approve or certify new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees and statutory, regulatory and policy changes. Average review times at these organizations have fluctuated in recent years as a result. In addition, government funding of other government agencies that oversee marketing authorizations and that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at these agencies and our Notified Bodies may slow the time necessary for new devices to be reviewed and/or cleared, approved or certified, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities. Separately, in response to the global COVID-19 pandemic, in March 2020, the FDA temporarily postponed all domestic and foreign routine surveillance facility inspections. Subsequently, in July 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system and in May 2021, the FDA issued a new report outlining the agency’s plan to move toward a more consistent state of inspectional capacity and priorities for domestic and foreign inspections that were not performed during the pandemic. The FDA’s report continues to prioritize mission-critical inspections and higher priority inspections that are not considered mission-critical, such as for-cause inspections, as well as high-risk assignments based on FDA’s risk-based work plan, over lower priority inspections such as routine surveillance. Regulatory authorities and our Notified Bodies outside the United States may adopt similar restrictions, inspection priorities or other policy measures in response to the COVID-19 pandemic or rely on remote interactive evaluations, record requests or information from trusted regulatory partners if on-site inspections are not feasible. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA, other foreign regulatory authorities and our Notified Bodies from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA, other regulatory authorities and our Notified Bodies to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

In the EU, Notified Bodies must be officially designated to certify products and services in accordance with the MDR. Notified Bodies which have applied for designation under the MDR are currently undergoing such designation assessments. Several Notified Bodies have been designated so far (including notably TÜV SÜD, DEKRA and DNV) but the COVID-19 pandemic has significantly slowed down their designation process. We are aiming at shifting from using several Notified Bodies towards one single Notified Body (DNV) for all our products by September 2021. This situation may lead to delays in recertification and compliance with the MDR.

The FDA and other regulatory enforcement agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If we are found to have improperly promoted off-label uses, we may become subject to significant liability.

The FDA and other regulatory enforcement agencies strictly regulate the promotional claims that may be made about medical devices. For example, devices authorized for marketing pursuant to a 510(k) clearance cannot be marketed for any intended use beyond the cleared indications. Practitioners nevertheless may use our products on their patients in a manner that is inconsistent with the indications for use cleared by the FDA. The FDA does not restrict or regulate a physician’s use of a medical product within the practice of medicine, and we cannot prevent a physician from using our products for an off-label use. The use of our products for indications other than those for which our products have been cleared by the FDA or approved or authorized by foreign regulatory enforcement authorities or certified by Notified Bodies may not effectively treat the conditions not referenced in product indications, which could harm our reputation in the marketplace among practitioners and patients. If we are found to have promoted such “off-label” uses, we may become subject to significant government fines and other related liability. For example, if the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority if they consider our business activities to constitute promotion of an off label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, and the curtailment of our operations. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The government has also required companies to enter into consent decrees or imposed permanent injunctions under which specified promotional conduct is changed or curtailed.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased costs of operations or otherwise harm our business, financial condition and results of operations.

We are subject to a variety of laws and regulations in the United States and abroad regarding privacy and data protection, some of which can be enforced by private parties or government entities and some of which provide for significant penalties for non-compliance. There are numerous laws in the countries in which we operate regarding privacy and the storage, sharing, use, processing, disclosure and protection of this kind of information, the scope of which are constantly changing, and in some cases, inconsistent and conflicting and subject to differing interpretations, as new laws of this nature are proposed and adopted and we currently, and from time to time, may not be in technical compliance with all such laws.

As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. In the U.S., the Health Insurance Portability and Accountability Act, or HIPAA imposes, among other things, certain standards relating to the privacy, security, transmission and breach reporting of individually identifiable health information. Certain states have also adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. In addition, the California Consumer Privacy Act of 2018, or the CCPA, went into effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states. Further, the California Privacy Rights Act, or the CPRA, recently passed in California, which expands upon CCPA and will impose further obligations on covered businesses when it becomes effective on January 1, 2023. In the event that we are subject to or affected by HIPAA, the CCPA, the CPRA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

In Europe, the European Union GDPR and the U.K. GDPR, respectively, impose strict requirements for processing the personal data of individuals within the EEA/U.K. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the European Union and the United States remains complex and uncertain.

In response to these laws, we have reviewed and amended our information practices involving applicable customers, patients and employees, as well as our use of service providers or interactions with other parties to whom we disclose personal information. We cannot yet predict the full impact of these laws and their respective implementing regulations on our business or operations, but these laws may require us to further modify our information practices and policies, and to incur substantial costs and expenses in an effort to comply. We make public statements about our use and disclosure of personal information through our privacy policy, information provided on our website and press statements. We may at times fail to comply with our public statements or be alleged to have failed to do so. We may be subject to potential government or legal action if such policies or statements are found to be deceptive, unfair or misrepresentative of our actual practices. In addition, from time to time, concerns may be expressed about whether our products and services compromise the privacy of our users and others. Any concerns about our data privacy and security practices (even if unfounded), or any failure, real or perceived, by us to comply with our posted privacy policies or with any legal or regulatory requirements, standards, certifications or orders or other privacy or consumer protection-related laws and regulations applicable to us, could cause our users to reduce their use of our products and services.

There is no assurance that we will not be subject to claims that we have violated applicable laws or codes of conduct, that we will be able to successfully defend against such claims or that we will not be subject to significant fines and penalties in the event of non-compliance. In addition, to the extent multiple state-level laws are introduced with inconsistent or conflicting standards and there is no federal law to preempt such laws, compliance with such laws could be difficult to achieve and we could be subject to fines and penalties in the event of non-compliance. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, collaborators, or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to us, damage our reputation, and adversely affect our business and results of operations.

U.S. and foreign laws and regulations regarding privacy and data security may also affect our products as well as the design, clearance and approval of future products. Compliance with existing, not yet effective, and proposed privacy and data protection laws and regulations can be costly and can delay or impede our ability to market and sell our products, impede our ability to conduct business through websites we and our partners may operate, change and limit the way we use patient information in operating our business, cause us to have difficulty maintaining a single operating model, result in negative publicity, increase our operating costs, require significant management time and attention, or subject us to inquiries or investigations, claims or other remedies, including significant fines and penalties or demands that we modify or cease existing business practices. In addition, if our privacy or data security measures fail to comply with applicable current or future laws and regulations, we may be subject to litigation, regulatory investigations, enforcement notices requiring us to change the way we use personal data or our marketing practices, fines or other liabilities, as well as negative publicity and a potential loss of business.

Our employees, independent contractors, consultants, commercial partners, distributors and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, commercial partners, distributors and vendors and other individuals or entities with whom we have arrangements may engage in fraudulent or illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) the laws of the FDA, other similar foreign regulatory authorities and foreign governments, including those laws requiring the reporting of true, complete and accurate information to such regulators; (ii) manufacturing standards; (iii) healthcare fraud and abuse laws in the U.S. and similar foreign fraudulent misconduct laws; or (iv) laws that require the true, complete and accurate reporting of financial information or data. These laws may impact, among other things, future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, waste, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commissions, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.

It is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent these activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in government investigations, civil and criminal proceedings, the imposition of significant fines or other sanctions, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, additional integrity reporting and oversight obligations, possible exclusion from participation in federal and international healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, any of which could adversely affect our ability to operate our business and our results of operations. Whether or not we are successful in defending against such actions or investigations, we could incur substantial costs, including legal fees, and divert the attention of management in defending ourselves against any of these claims or investigations, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to anti-bribery, anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect our business, results of operations and financial condition.

With our international presence and global operations and use of distributors in many foreign jurisdictions, we are subject to trade and economic sanctions and other restrictions imposed by the United States, the European Union and other governments and organizations. The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, and other federal statutes and regulations, including those established by the Office of Foreign Assets Control, or OFAC. In addition, the UK Bribery Act of 2010, or the UK Bribery Act, prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that “fails to prevent bribery” by anyone associated with the organization can be charged under the Bribery Act unless the organization can establish the defense of having implemented “adequate procedures” to prevent bribery. Under these laws and regulations, as well as other anti-corruption laws, anti-money laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations would negatively affect our business, financial condition and results of operations.

We have implemented policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants and agents with the FCPA, OFAC restrictions, the Bribery Act and other export control, anti-corruption, anti-money-laundering and anti-terrorism laws and regulations. We cannot assure you, however, that our policies and procedures are or will be sufficient or that directors, officers, employees, representatives, consultants and agents have not engaged and will not engage in conduct for which we may be held responsible, nor can we assure you that our business partners have not engaged and will not engage in conduct that could materially affect their ability to perform their contractual obligations to us or even result in our being held liable for such conduct. Violations of the FCPA, OFAC restrictions, the Bribery Act or other export control, anti-corruption, anti-money laundering and anti-terrorism laws or regulations may result in severe criminal or civil sanctions, including delisting from securities exchanges, and we may be subject to other liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

Although we work to comply with applicable laws, regulations and standards, our contractual obligations and other legal obligations, these requirements are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another or other legal obligations with which we must comply. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, collaborators, or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to us, damage our reputation, and adversely affect our business, financial condition and results of operations.

Our activities in countries targeted by economic sanctions may negatively affect our reputation and result in criminal, civil and/or material financial penalties.

Various members of the international community have targeted certain countries, including Iran, with economic sanctions and other restrictive measures. We rely on a general license from OFAC to sell our medical products to customers in Iran. The use of this OFAC general license requires us to observe strict conditions with respect to products sold, end-user limitations and payment requirements. Although we believe we have maintained compliance with the general license requirements, there can be no assurance that the general license will not be revoked, be renewed in the future or that we will remain in compliance. Although the revenue from these sales is immaterial, a violation of the OFAC general license could result in substantial fines, sanctions, civil or criminal penalties, competitive or reputational harm, litigation or regulatory action and other consequences that may adversely affect our business, financial condition and results of operations.

We may be subject to certain state laws prohibiting lay entities from providing licensed medical services or exercising control over physicians, and our business could be harmed if we become subject to legal challenges.

The Company clinics’ operations and our employment of physicians who run clinical trials and post-market studies at such clinics may implicate certain state laws that generally prohibit non-professional entities from providing licensed medical services or exercising improper control over licensed physicians or other healthcare professionals in providing such services (such activities generally referred to as the “corporate practice of medicine”). The interpretation and enforcement of these laws vary significantly from state to state. There can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on our business, financial condition and results of operations. Regulatory authorities, state boards of medicine, state attorneys general and other parties may assert that we are engaged in the provision of medical services in connection with the clinical trials and post-market studies conducted at the Company clinics and overseen by physicians directly employed by us. If a jurisdiction’s prohibition on the corporate practice of medicine is interpreted in a manner that is inconsistent with our practices, we would be required to restructure or terminate the Company clinics’ operations to bring our activities into compliance with such laws. A determination of non-compliance, or the termination of, or failure to successfully restructure, the Company clinics’ operations could result in disciplinary action, penalties, damages and/or fines, any of which could have a material and adverse effect on our business, financial condition and results of operations. State corporate practice prohibitions also often impose penalties on healthcare professionals for aiding in the improper rendering of professional services, which could discourage physicians and other healthcare professionals from overseeing the clinical trials and post-market studies conducted at the Company clinics.

We may be subject to various federal and state laws pertaining to healthcare fraud and abuse, and any violations by us of such laws could result in fines or other penalties.

While procedures utilizing our products are generally not currently covered or reimbursed by third-party payors, our commercial, research and other financial relationships with healthcare providers and others may nonetheless be subject to various state, federal and foreign laws intended to prevent healthcare fraud and abuse. Such laws include the U.S. federal Anti-Kickback Statute, foreign counterparts and similar laws that apply to state healthcare programs, private payors and self-pay patients; the U.S. federal civil and criminal false claims laws, such as the civil False Claims Act and civil monetary penalties laws; state, federal and foreign transparency laws regarding payments and other transfers of value made to physicians and other healthcare professionals; and state, federal and foreign consumer protection and unfair competition laws. Further, these laws may impact any sales, marketing and education programs we currently have or may develop in the future and the manner in which we implement any of those programs. Penalties for violations of these laws can include exclusion from federal healthcare programs and substantial civil and criminal penalties.

Efforts to ensure that our internal operations and business arrangements with third parties comply with future applicable healthcare laws and regulations may involve substantial costs. These laws and regulations, among other things, could constrain our business, marketing and other promotional activities by limiting the kinds of financial arrangements, including financing programs and consulting agreements, we may have with physicians or other potential purchasers or referral sources of our products. It is possible that governmental authorities may conclude that our business practices, including our arrangements with physicians, are subject to and do not comply with current or future statutes, regulations, agency guidance or case law involving applicable healthcare laws. If our current or future operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties which could adversely affect our ability to operate our business and pursue our strategy.

Regulations related to “conflict minerals” may cause us to incur additional expenses and could limit the supply and increase the cost of certain metals used in manufacturing our products.

SEC Regulations require certain disclosure by public companies that use specified minerals (tin, tantalum, gold and tungsten), known as conflict minerals, in their products. The rules require companies to annually perform due diligence (and report on the results of such due diligence on Form SD) regarding whether or not such minerals originate from the Democratic Republic of Congo or an adjoining country, or collectively, Covered Countries, with substantial supply chain verification requirements in the event that the minerals come from, or could have come from, the Covered Countries. Since our supply chain is complex, we may not be able to sufficiently verify the origins of the relevant minerals used in components manufactured by third parties through the due diligence procedures that we implement, which may harm our reputation.

Risks Related to Our Indebtedness

We will require a significant amount of cash to service our debt and our ability to generate cash depends on many factors beyond our control and any failure to meet our debt service obligations could materially adversely affect our business, results of operations and financial condition.

Our ability to make payments or repayments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control. We also may be prevented, have difficulty, face delays or be subject to taxes regarding our transfer of cash among our international subsidiaries, for example from our Chinese subsidiary to affiliates in the United States.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay or repay our indebtedness when due or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the credit agreements governing our Senior Facility and Revolving Credit Facility, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, results of operations and financial condition, as well as on our ability to satisfy our obligations in respect of our Senior Facility and Revolving Credit Facility.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially adversely affect our business, results of operations and financial condition.

If there were an event of default which is continuing under any of the agreements relating to our outstanding debt, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. Our assets or cash flow may not be sufficient to fully repay borrowing under our outstanding debt instruments if accelerated upon an event of default which is continuing. Further, if we are unable to repay, refinance or restructure our secured debt, the holders of such debt could proceed against the collateral securing such debt. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. As a result, any default by us on our debt could have a materially adverse effect on our business, results of operations and financial condition.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations.

We have a significant amount of indebtedness. As of June 30, 2021, prior to giving effect to this offering and the use of proceeds therefrom, we had approximately $91.4 million of aggregate principal amount of indebtedness outstanding, all of which was secured indebtedness and an additional $50.0 million available for drawing under our Revolving Credit Facility.

Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. Our substantial indebtedness could have other important consequences to us, including:

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments or repayments in connection with our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	require us to repatriate cash from our foreign subsidiaries to accommodate debt service payments;

•

expose us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Senior Facility and Revolving Credit Facility, are at variable rates and we may not be able to enter into interest rate swaps and any swaps we enter into may not fully mitigate our interest rate risk;

•	restrict us from capitalizing on business opportunities;

•	make it more difficult to satisfy our financial obligations, including payments on our indebtedness;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, the credit agreements governing our Senior Facility and Revolving Credit Facility contain, and the agreements governing future indebtedness may contain, restrictive covenants that limit our ability to engage in certain activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived pursuant to the terms of the relevant credit agreement, could result in the acceleration of the relevant indebtedness.

We may be able to incur significant additional indebtedness in the future. Although the credit agreements governing our Senior Facility and Revolving Credit Facility contain restrictions on the incurrence of additional indebtedness by us, such restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prohibit us from incurring obligations that do not constitute indebtedness as defined therein. To the extent that we incur additional indebtedness or such other obligations, the risk associated with our substantial indebtedness described above will increase.

Our debt instruments restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The credit agreements governing our Senior Facility and Revolving Credit Facility impose significant operating and financial restrictions and limit our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem, repurchase or modify the terms of certain debt;

•	make acquisitions, investments, loans and advances;

•	sell or otherwise dispose of assets;

•	create, incur or assume liens;

•	enter into negative pledge clauses;

•	enter into certain transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	consolidate, merge or sell all or substantially all of our assets; and

•	engage in certain fundamental changes, including changes in the nature of our business.

As a result of these covenants and restrictions, we are and will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. In addition, we are required to maintain specified financial ratios and satisfy other financial condition tests. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot guarantee that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as others contained in our future debt instruments from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Senior Facility and Revolving Credit Facility bear interest at variable rates of interest (plus an agreed margin) and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed will remain the same, and our net income and operating cash flows, including cash available for capital expenditures or servicing our indebtedness, will correspondingly decrease.

On July 27, 2017, the United Kingdom’s Financial Conduct Authority announced it intends to stop compelling banks to submit rates for the calculation of the London Interbank Offered Rate, or LIBOR, after 2021. It is unclear if LIBOR will cease to exist at that time, if a new method of calculating LIBOR will be established, or if an alternative reference rate will be established. The Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee, which identified the Secured Overnight Financing Rate, or SOFR, as its preferred alternative to U.S. dollar LIBOR in derivatives and other financial contracts. We are not able to predict when LIBOR will cease to be available or if SOFR, or another alternative reference rate, attains market traction as a LIBOR replacement. LIBOR is used as the reference rate under our credit facilities. If LIBOR ceases to exist, we and the administration agents for our credit facilities may amend our debt agreements to replace LIBOR with a different benchmark index and make certain other conforming changes to our debt agreements. As such, the interest rate on borrowings under our credit facilities may change. The new rate may not be as favorable as those in effect prior to any LIBOR phase-out. Furthermore, the transition process may result in delays in funding, higher interest expense, additional expenses, and increased volatility in markets for instruments that currently rely on LIBOR, all of which could negatively impact our interest expense, results of operations, and cash flow.

General Risk Factors

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” among other exemptions:

•	we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act;

•	we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that such company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period, and as a result, our financial statements may not be comparable with similarly situated public companies.

We may remain an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of this initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if our gross revenue exceeds $1.07 billion in any fiscal year, (2) if we become a large accelerated filer, with at least $700 million of equity securities held by non-affiliates, or (3) if we issue more than $1.0 billion in non-convertible notes in any three-year period.

We cannot predict if investors may find our common stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline and/or become more volatile.

We will be a “controlled company” within the meaning of the rules of NASDAQ and the rules of the SEC and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of other companies that are subject to such requirements.

After completion of this offering, our Sponsor will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of NASDAQ. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that:

•	a majority of our board of directors consist of “independent directors” as defined under the rules of NASDAQ;

•	our director nominees be selected, or recommended for our board of directors’ selection by a nominating/governance committee comprised solely of independent directors; and

•	the compensation of our executive officers be determined, or recommended to our board of directors for determination, by a compensation committee comprised solely of independent directors.

Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors and our compensation committee and nominating and governance committee may not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

Our Sponsor controls us and its interests may conflict with yours in the future.

Immediately following this offering, our Sponsor will beneficially own 75.2% of our common stock, or 73.6% if the underwriters exercise in full their option to purchase additional shares. Our Sponsor will be able to control the election and removal of our directors and thereby determine our corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of our certificate of incorporation or bylaws and other significant corporate transactions for so long as our Sponsor and its affiliates retain significant ownership of us. This concentration of our ownership may delay or deter possible changes in control of us, which may reduce the value of an investment in our common stock. So long as our Sponsor continues to own a significant amount of our combined voting power, even if such amount is less than 50%, our Sponsor will continue to be able to strongly influence or effectively control our decisions and, so long as our Sponsor and its affiliates collectively own at least 5.0% of all outstanding shares of our stock entitled to vote generally in the election of directors, our Sponsor will be able to appoint individuals to our board of directors under the stockholders agreement that we expect to enter into in connection with this offering. In addition, the stockholders agreement will grant to our Sponsor and its affiliates and certain of their transferees certain governance rights, including rights of approval over certain corporate and other transactions and the appointment or removal of our chief executive officer, for as long as our Sponsor and its affiliates and certain of their transferees maintain ownership of at least 25% of our outstanding common stock. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.” The interests of our Sponsor may not coincide with the interests of other holders of our common stock.

In the ordinary course of their business activities, our Sponsor and its affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our certificate of incorporation will provide that any director who is not employed by us or his or her affiliates will not have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Our Sponsor also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, our Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance its investment, even though such transactions might involve risks to you.

In addition, the Sponsor and its affiliates will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of us or a change in the composition of our board of directors and could preclude any acquisition of us. This concentration of voting control could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of us and ultimately might affect the market price of our common stock.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.

As a public company, and particularly when we lose our status as an emerging growth company in the future, we will incur significant legal, regulatory, finance, accounting, investor relations and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and related rules implemented by the SEC and NASDAQ and other applicable securities rules and regulations that impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices.

The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. We will need to retain additional employees to supplement our current finance and legal staff, and we may not be able to do so in a timely manner, or at all. Our management will need to devote a substantial amount of time to ensure that we comply with all of these requirements, diverting the attention of management away from revenue-producing activities.

We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price.

As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. If we are no longer an “emerging growth company,” our auditors will be required to issue an attestation report on the effectiveness of our internal controls on an annual basis.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report. Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Any material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected.

We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report (to the extent it is required to issue a report), investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

There may not be an active, liquid trading market for shares of our common stock, which may cause shares of our common stock to trade at a discount from the initial offering price and make it difficult to sell the shares of common stock you purchase.

Prior to this offering, there has not been a public trading market for shares of our common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling your shares of our common stock at an attractive price or at all. The initial public offering price per share of common stock will be determined by agreement between us and the representatives of the underwriters, and may not be indicative of the price at which shares of our common stock will trade in the public market after this offering. The market price of our common stock may decline below the initial offering price and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. In addition, upon the completion of this offering, our Sponsor will beneficially own approximately 75.2% of our common stock (or approximately 73.6% if the underwriters exercise in full their option to purchase additional shares of common stock in full), which may inhibit the development and maintenance of an active trading market. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our stock price may change significantly following this offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in “—Risks Related to Our Business” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	changes in economic conditions for companies in our industry;

•	changes in market valuations of, or earnings and other announcements by, companies in our industry;

•	declines in the market prices of stocks generally, particularly those of medical aesthetics device companies;

•	additions or departures of key management personnel;

•	strategic actions by us or our competitors;

•

announcements by us, our competitors, our suppliers or our distributors of significant contracts, price reductions, new products or technologies, acquisitions, dispositions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

•	changes in preference of our customers and our market share;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole;

•	changes in business or regulatory conditions;

•	future sales of our common stock or other securities;

•	investor perceptions of or the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business;

•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	changes in accounting principles; and

•	other events or factors, including those resulting from informational technology system failures and disruptions, natural disasters, war, acts of terrorism or responses to these events.

Furthermore, the stock market in general, and medical device and aesthetic companies in particular, have experienced extreme volatility that, in some cases, were unrelated or disproportionate to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility or the reporting of unfavorable news, stockholders have instituted securities class action litigation. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price per share of common stock will be substantially higher than our pro forma as adjusted net tangible book value (deficit) per share immediately after this offering. As a result, you will pay a price per share of common stock that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. In addition, you will pay more for your shares of common stock than the amounts paid by our existing stockholders. Assuming an initial public offering price of $17.00 per share of common stock, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, you will incur immediate and substantial dilution in an amount of $(14.88) per share of common stock. If the underwriters exercise in full their option to purchase additional shares, you will experience additional dilution. See “Dilution.”

You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.

After this offering we will have approximately 902,303,262 shares (or 900,097,380 shares if the underwriters exercise in full their option to purchase additional shares) of common stock authorized but unissued. Our amended and restated certificate of incorporation to become effective immediately prior to the consummation of this offering will authorize us to issue these shares of common stock and options relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. We have reserved shares for issuance under the Incentive Plan and the ESPP. See “Management—Executive Compensation—Compensation Arrangements to be Adopted in connection with this Offering.” Any common stock that we issue, including under the Incentive Plan, the ESPP or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase common stock in this offering. In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our credit agreements and other indebtedness we may incur, and such other factors as our board of directors may deem relevant. See “Dividend Policy.”

As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than your purchase price.

Candela Medical, Inc. is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund all of its operations and expenses, including future dividend payments, if any.

Our operations are conducted entirely through our subsidiaries and our ability to generate cash to meet our debt service obligations or to make future dividend payments, if any, is highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, the agreements governing our indebtedness may restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, including sales by our Sponsor, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering we will have a total of 97,696,738 shares of our common stock outstanding (or 99,902,620 shares if the underwriters exercise in full their option to purchase additional shares). Of the outstanding shares, the 14,705,882 shares sold in this offering (or 16,911,764 shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, or Rule 144, including our directors, executive officers and other affiliates (including our Sponsor), may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”

The remaining outstanding 82,990,856 shares of common stock held by our existing stockholders after this offering will be subject to certain restrictions on resale. We, our executive officers, directors and certain of our significant stockholders will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of the shares of our common stock and certain other securities held by them for 180 days following the date of this prospectus. Any two of BofA Securities, Inc., Goldman Sachs & Co. LLC and Barclays Capital Inc. may, in their sole discretion and at any time without notice, release all or any portion of the shares or securities subject to any such lock-up agreements. See “Underwriting” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, all of such 82,990,856 shares will be eligible for resale in a public market, subject to transfer restrictions in the stockholders agreement (if applicable) and, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144. We expect that our Sponsor will be considered an affiliate upon the expiration of the lock-up period based on its expected share ownership (consisting of 73,510,860 shares), as well as its board nomination rights. Certain other of our stockholders may also be considered affiliates at that time.

In addition, pursuant to a stockholders agreement, our Sponsor will have the right, subject to certain conditions, to require us to register the sale of its shares of our common stock under the Securities Act. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.” By exercising its registration rights and selling a large number of shares, our Sponsor could cause the prevailing market price of our common stock to decline. Our Sponsor and certain other of our stockholders, including our executive officers, will also have “piggyback” registration rights with respect to future registered offerings of our common stock. Following completion of this offering, the shares covered by registration rights would represent approximately 81.8% of our total common stock outstanding (or 80.0% if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issuable pursuant to the Incentive Plan and the ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement(s) on Form S-8 will cover 9,662,315 shares of our common stock.

As restrictions on resale end, or if our Sponsor exercises its registration rights, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

Our management may spend the proceeds of this offering in ways with which you may disagree or that may not be profitable.

Although we anticipate using the net proceeds from the offering as described under “Use of Proceeds,” we will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated by this offering. You may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Our management may use the proceeds for corporate purposes that may not increase our profitability or otherwise result in the creation of stockholder value. In addition, pending our use of the proceeds, we may invest the proceeds primarily in instruments that do not produce significant income or that may lose value.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts and cannot assure you that any analysts will initiate or maintain research coverage of us and our stock. Furthermore, if one or more of the analysts who do cover us provide more favorable recommendations about our competitors or downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions will provide for, among other things:

•	a classified board of directors, as a result of which our board of directors will be divided into three classes, with each class serving for staggered three-year terms;

•	the ability of our board of directors to issue one or more series of preferred stock;

•	advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•

the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors if the Sponsor and its affiliates cease to beneficially own at least 40% of shares of common stock entitled to vote generally in the election of directors; and

•

that certain provisions may be amended only by the affirmative vote of at least 66 2/3% of shares of common stock entitled to vote generally in the election of directors if the Sponsor and its affiliates cease to beneficially own at least 50% of shares of common stock entitled to vote generally in the election of directors.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock.”

Our board of directors will be authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our amended and restated certificate of incorporation will authorize our board of directors, without the approval of our stockholders, to issue 250,000,000 shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders and the federal district courts will be the exclusive forum for Securities Act claims, which could limit our stockholders’ ability to bring a suit in a different judicial forum than they may otherwise choose for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of us, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees or stockholders to us or our stockholders, creditors or other constituents, (iii) action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the Exchange Act, which already provides that such claims must be bought exclusively in the federal courts. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words or similar terms and phrases to identify forward-looking statements in this prospectus.

The forward-looking statements contained in this prospectus are based on management’s current expectations and are not guarantees of future performance. The forward-looking statements are subject to various risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include but are not limited to those described under “Risk Factors” and the following:

•	major public health issues, and specifically the pandemic caused by the spread of COVID-19, could have an adverse impact on our business, financial condition and results of operations;

•

if our existing products fail to gain market acceptance or if we do not continue to develop and commercialize new products that are accepted by the market, identify new markets for our existing products and technologies and/or expand beyond our traditional customer base, we may not remain competitive, and our revenues and operating results could suffer;

•	we operate in a highly competitive industry, and our failure to compete effectively could adversely affect our market share, financial condition and growth prospects;

•	if there is not sufficient demand for the procedures performed with our products, customer demand for our products could decline, resulting in unfavorable operating results;

•	our business is subject to risks associated with the financial position and actions of our customers;

•

we outsource a significant portion of the manufacturing of our products to a small number of contract manufacturers, and we and our contract manufacturers are dependent on certain third-party suppliers;

•	if we fail to manage our inventory effectively or our forecasts are incorrect, our business, financial condition and results of operations may be materially and adversely affected;

•	if we encounter problems with distribution, our ability to deliver our products to our customers could be adversely affected;

•	our financial results may fluctuate from quarter to quarter;

•	increased prices for, or availability constraints on, raw materials or sub-assemblies used in our products could adversely affect our profitability or revenues;

•	a disruption in the operations of our freight carriers or higher shipping costs could cause a decline in our net revenues or a reduction in our earnings;

•	we may have difficulty managing our growth which could limit our ability to increase sales and cash flow;

•	fluctuations in currency exchange rates may negatively affect our business, financial condition and results of operations;

•

international sales and operations comprise a significant portion of our business, exposing us to foreign operational, political and other risks that may harm our business, particularly if we are unable to manage our international operations effectively;

•	we have growing operations in China, which exposes us to risks inherent in doing business in that country;

•	a portion of our product sales are made through independent distributors and sales agents whom we do not control;

•

if we are unable to maintain sufficient levels of cash flow from our operations, we may not be able to execute or sustain our growth strategy or we may require additional financing, which may not be available to us on satisfactory terms or at all;

•	we may acquire companies and products, form or seek strategic alliances and enter into licensing arrangements in the future, and we may not realize the expected benefits or costs of such arrangements;

•

we are continually seeking ways to make our cost structure, business processes and systems more efficient, including by moving activities from higher-cost to lower-cost locations, outsourcing certain business processes and functions, and implementing new business information systems. Problems with the execution of these activities could have an adverse effect on our business, financial condition and results of operations. In addition, we may not achieve the expected benefits of these initiatives;

•

we rely on our own direct sales force to sell our products in certain territories, which may result in higher fixed costs than our competitors and may slow our ability to reduce costs in the face of a sudden decline in demand for our products;

•	changes in tax laws could adversely affect our financial position;

•

we are subject to various tax audits in multiple countries and unfavorable resolution of tax contingencies or exposure to additional income tax liabilities could have a material impact on our business, financial condition and results of operations;

•	the failure to attract and retain key personnel could adversely affect our business;

•

we manufacture, assemble and test certain products in our U.S. manufacturing facility. If our facility is damaged or becomes inoperative, we may not be able to deliver our products to customers on time;

•	our revenues may be adversely impacted due to third parties selling services and/or consumables for our devices;

•	our success depends, in part, on the quality, efficacy and safety of our products;

•	because many of the users of our products may lack training and because we also sell our products to non-physicians, our products may be misused, which could harm our reputation and our business;

•	political, economic and military instability in Israel may impede our ability to operate and harm our financial results;

•	legal, political and economic uncertainty surrounding the exit of the United Kingdom from the European Union are a source of instability and uncertainty;

•	we are increasingly dependent on information technology;

•	use of social media may materially and adversely affect our reputation or subject us to fines or other penalties;

•

our business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially adversely affect our net revenue and business;

•

failure to protect sensitive information of our customers and our information technology systems against security breaches could damage our reputation and brand and substantially harm our business, financial condition and results of operations;

•	payment methods used on our websites subject us to third-party payment processing-related risks;

•	our ability to use our net operating and capital loss carryforwards may be limited;

•

we are involved, and may become involved in the future, in disputes and other legal or regulatory proceedings that, if adversely decided or settled, could materially and adversely affect our business, financial condition and results of operations;

•	if we are unable to obtain, maintain, protect and enforce our intellectual property rights for our products and technology, our competitive position could be harmed;

•	we may be subject to claims challenging the inventorship of our patents and other intellectual property;

•

we may be subject to lawsuits or litigation to protect or enforce our patents or other intellectual property, which could result in substantial costs and liability and prevent us from commercializing our potential products;

•	changes in the U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect our products and technology;

•	patent terms may be inadequate to protect our competitive position on our products and technology for an adequate amount of time;

•	we may not be able to protect our intellectual property and proprietary rights throughout the world;

•	if our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected;

•

third-party claims of infringement or other claims against us could require us to pay damages, redesign our products, stop selling our products, seek licenses, or engage in future costly intellectual property litigation, which could impact our future business and financial performance;

•

we may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information or alleged trade secrets of third parties or competitors or are in breach of non-competition or non-solicitation agreements with our competitors or their former employers; and

•	we depend on certain third-party technologies that are licensed to us. We do not control these technologies and any loss of our rights to them could prevent us from selling our products.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $226.1 million from the sale of shares of our common stock in this offering, assuming an initial public offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate the net proceeds to us will be approximately $261.1 million. An increase (decrease) of 1,000,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial offering price per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our net proceeds from this offering by approximately $15.9 million. A $1.00 increase (decrease) in the assumed initial offering price of $17.00 per share, based on the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $13.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to reduce our indebtedness and strengthen our balance sheet, to obtain additional capital, to create a public market for our common stock and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering to repay all outstanding aggregate principal amount (including paid-in-kind interest), together with accrued and unpaid interest and prepayment premium thereon through the date of prepayment, under our Senior Facility, estimated to be approximately $97.5 million. While we currently have no specific plans for the remaining net proceeds, we anticipate that we will use the remaining net proceeds for general corporate purposes, including for acquisitions of complementary businesses, technologies or assets, in-licensing additional proprietary rights, expansion of our R&D capabilities and headcount additions.

The Senior Facility has the maturity date of January 21, 2025. As of June 30, 2021, the borrowings under the Senior Facility bore an interest rate of 11.7%.

DIVIDEND POLICY

We currently expect to retain all future earnings for use in the operation and expansion of our business and have no current plans to pay dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our credit agreements and other indebtedness we may incur, and such other factors as our board of directors may deem relevant. If we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time.

Because we are a holding company, our ability to pay dividends depends on our receipt of cash from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. Certain of our subsidiaries are subject to our credit agreements, which contain covenants that limit such subsidiaries’ ability to make restricted payments, including dividends, and take on additional indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt” for a description of the restrictions on our ability to pay dividends.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2021, for:

•	Dion Holdco Limited and its subsidiaries on an actual basis;

•	Candela Medical, Inc. and its consolidated subsidiaries on a pro forma basis to give effect to the Pre-IPO Restructuring; and

•

Candela Medical, Inc. and its consolidated subsidiaries on a pro forma as adjusted basis to give effect to the Pre-IPO Restructuring and the issuance of 14,705,882 shares of our common stock offered by us in this offering at an assumed initial public offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds to us therefrom as described under “Use of Proceeds.”

You should read this table in conjunction with the information contained in “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as well as our audited consolidated financial statements and related notes thereto and our unaudited consolidated financial statements and related notes thereto, each included elsewhere in this prospectus.

	As of June 30, 2021
(In thousands, except share data and par value)	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash	$59,876	$59,876	$188,550

Debt:
Senior Facility(2)	91,414	91,414	—
Revolving Credit Facility(3)	—	—	—

Total debt	$91,414	$91,414	$—

Shareholders’ equity:
Ordinary shares, $1.00 par value per share, 39,922,220 shares authorized, issued and outstanding, actual; Common stock, $0.01 par value per share, 1,000,000,000 shares authorized, 82,990,856 shares issued and outstanding, pro forma; Common stock, $0.01 par value per share, 1,000,000,000 shares authorized, 97,696,738 shares issued and outstanding, pro forma as adjusted	$39,922	$830	$977
Preferred stock, $0.01 par value per share, no shares authorized, issued and outstanding, actual; 250,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	381,038	420,130	646,108
Accumulated other comprehensive income	2,550	2,550	2,550
Accumulated deficit	(146,676)	(146,676)	(146,676)

Total shareholders’ equity	$276,834	$276,834	$502,959

Total capitalization	$368,248	$368,248	$502,959

(1)

To the extent we change the number of shares of common stock sold by us in this offering from the shares we expect to sell or we change the initial public offering price from the assumed initial public offering price of $17.00 per share, the mid-point of the estimated price range set forth on the cover page of this prospectus, or any combination of these events occurs, the net proceeds to us from this offering and each of additional paid-in capital, total stockholders’ equity and total capitalization may increase or decrease. A $1.00 increase

(decrease) in the assumed initial public offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds that we receive in this offering and each of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $13.7 million, assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our net proceeds from this offering and each of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $15.9 million after deducting the underwriting discount and commissions and estimated offering expenses payable by us.
(2)	For a further description of our Senior Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt.”
(3)

Substantially concurrently with this offering, we intend to replace the Revolving Credit Facility with a new revolving credit facility, increasing its size and extending its maturity. See “Summary—Recent Developments—Revolving Credit Facility Amendment.”

DILUTION

If you invest in our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value (deficit) per share of our common stock after giving effect to this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the shares of common stock held by existing stockholders.

The historical net tangible book deficit as of June 30, 2021 for Dion Holdco Limited was approximately $(8.8) million, or $(0.22) per ordinary share of Dion Holdco Limited. The pro forma net tangible book deficit as of June 30, 2021 for Candela Medical, Inc. after giving effect to the Pre-IPO Restructuring was approximately $(8.8) million, or $(0.11) per share of our common stock. We calculate net tangible book deficit per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of ordinary shares or shares of common stock outstanding, as applicable.

After giving effect to our sale of 14,705,882 shares in this offering at an assumed initial public offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds to us from this offering as set forth under “Use of Proceeds,” our pro forma as adjusted net tangible book value as of June 30, 2021 would have been $207.4 million, or $2.12 per share of our common stock. This amount represents an immediate increase in net tangible book value (or a decrease in net tangible book deficit) of $2.23 per share to existing stockholders and an immediate and substantial dilution in net tangible book value (deficit) of $(14.88) per share to new investors purchasing shares in this offering at the assumed initial public offering price. We may also increase or decrease the number of shares we are offering. Each increase or decrease in 1,000,000 shares offered by us would increase or decrease the total consideration to be paid by investors participating in the offering by $17.0 million, assuming that the assumed offering price remains the same and before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share	$17.00
Historical net tangible book value (deficit) per share as of June 30, 2021 for Dion Holdco Limited	(0.22)
Pro forma net tangible book value (deficit) per share as of June 30, 2021 for Candela Medical, Inc. after giving effect to the Pre-IPO Restructuring	(0.11)
Increase in tangible book value per share attributable to new investors	2.23
Pro forma as adjusted net tangible book value (deficit) per share after giving effect to the Pre-IPO Restructuring and this offering	2.12

Dilution per share to new investors	$(14.88)

Dilution is determined by subtracting pro forma as adjusted net tangible book value (deficit) per share of common stock after the offering from the initial public offering price per share of common stock.

If the underwriters exercise in full their option to purchase additional shares, the pro forma as adjusted net tangible book value (deficit) per share after giving effect to the offering and the use of proceeds therefrom would be $2.43 per share. This represents an increase in net tangible book value (or a decrease in net tangible book deficit) of $2.54 per share to the existing stockholders and results in dilution in net tangible book value (deficit) of $(14.57) per share to new investors.

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the tangible book value attributable to new investors purchasing shares in this offering by $0.14 per share and the dilution to new investors by $0.86 per share and increase (decrease) the pro forma as adjusted net tangible book value (deficit) per share after giving effect to this offering by $0.14 per share.

The following table summarizes, as of June 30, 2021, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholders paid. The table below assumes an initial public offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, for shares purchased in this offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
			(in thousands)
Existing stockholders	82,990,856	84.9%	$404,886	61.8%	$4.88
New investors	14,705,882	15.1%	250,000	38.2%	17.00

Total	97,696,738	100.0%	$654,886	100.0%	$6.70

If the underwriters were to exercise in full their option to purchase 2,205,882 additional shares of our common stock from us, the percentage of shares of our common stock held by existing stockholders as of June 30, 2021 would be 83.1% and the percentage of shares of our common stock held by new investors would be 16.9%.

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, a $1.00 increase (decrease) in the assumed initial offering price of $17.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors, total consideration paid by all stockholders and average price per share paid by all stockholders by $14.7 million, $14.7 million and $0.15 per share, respectively.

To the extent that outstanding options are exercised or outstanding restricted stock units settle or we grant options, restricted stock units or other equity-based awards to our employees, executive officers and directors in the future, or other issuances of common stock are made, there will be further dilution to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Dion Holdco Limited and its subsidiaries should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The historical consolidated financial data of Candela Medical, Inc. is not discussed below, as Candela Medical, Inc. is a newly incorporated entity, has had no business transactions or activities to date other than in connection with its formation and this offering and had no assets or liabilities during the periods presented in this section. Prior to the effectiveness of the registration statement of which this prospectus forms a part, there will be a restructuring as a result of which Candela Medical, Inc. will become the parent company of Dion Holdco Limited, which is the holding company of the business described in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Forward-Looking Statements.” Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We are a leading provider of advanced medical device solutions for a broad range of aesthetic applications. Our noninvasive or minimally invasive medical aesthetics products treat a broad range of conditions ranging from the most common aesthetic device procedures to specialized medical treatments and offer practices differentiated solutions for their customers. We offer category-leading products in permanent hair reduction, treatment of pigmentation, tattoos, vascular abnormalities, and fractional resurfacing, as well as fast growing franchises in skin tightening, fat destruction and cellulite, ablative and non-ablative skin resurfacing and rejuvenation, facial wrinkles and acne scar reduction. Our devices include our established key platform families: Gentle Pro series, PicoWay, Vbeam series, and Nordlys multi-application platform, as well as product families such as Profound and CO2RE. Our devices also use consumables, which is a source of recurring revenue to us. We complement our product offerings with comprehensive and responsive service offerings, including on-site device maintenance and repair services, clinical training, and practice development. We market and sell our solutions to dermatologists, plastic surgeons, aesthetic surgeons, MedSpas, aesthetic business chains and other qualified medical and aesthetic practitioners.

We sell our products directly in 18 countries, including the United States, China, Japan and Western Europe, and use distributors to sell our products in another 66 countries where we do not have a direct presence or to complement our direct sales force in selected countries. For the years ended December 31, 2020 and 2019, we derived 78% and 73%, respectively, of our revenue from sales outside the United States through a combination of direct and distributor sales. For the six months ended June 30, 2021 and 2020, we derived 76% and 77%, respectively, of our revenue from sales outside the United States through a combination of direct and distributor sales. As of June 30, 2021, we had approximately 400 employees across sales, clinical training, and post-sale service and support worldwide, primarily supporting direct customers.

While our business was impacted by COVID-19 during 2020, we have seen a strong recovery in demand once lockdowns were gradually lifted and we returned to pre-COVID growth in 2021. Our revenue increased to approximately $209 million for the six months ended June 30, 2021, from approximately $140 million for the six months ended June 30, 2020 and from $189 million for the six months ended June 30, 2019. For the six months ended June 30, 2021 and 2020, we recorded net income of approximately $15 million and net loss of approximately $35 million, respectively, and Adjusted EBITDA of approximately $38 million and $2 million, respectively. Our revenue decreased to approximately $322 million for the year ended December 31, 2020 from approximately $390 million for the year ended December 31, 2019, due to the impact of the COVID-19 pandemic. For the years ended December 31, 2020 and 2019, we recorded net loss of approximately $44 million and $35 million, respectively, and Adjusted EBITDA of approximately $25 million and $24 million, respectively. As of June 30,

2021, we had cash of approximately $60 million and approximately $91 million of outstanding indebtedness under the Senior Facility. For more information about how we calculate Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), see “—Non-GAAP Financial Measures.”

We derive revenue from the sale of our products, consumables and services. For the year ended December 31, 2020, we derived 80% of our revenue from products and consumables and 20% from service. For the year ended December 31, 2019, we derived 85% of our revenue from products and consumables and 15% from service. We believe the increase in the percentage of our service revenue in 2020 was a result of decreased products and consumables revenue due to the impact of COVID-19, which had less of an impact on our revenue from services due to our service contracts and demand for repair and maintenance services. We believe our future revenue mix will be more in line with historical trends as the impact of COVID-19 dissipates.

Our existing customer base represents a significant source of revenue for us. Approximately 65% of our total revenues in 2020 were generated by our active installed base, including the sale of additional devices, consumables, accessories and services to our existing customers. Over 40% of our new customers make repeat purchases. Of those customers who purchase a second device, nearly 60% of them do so within 12 months of their initial purchase and nearly 50% do so within six months of their initial purchase. As our active installed base of products continues to grow, we expect service revenue will also increase due to an increased number of service contracts and demand for service calls not covered by a warranty.

Candela Corporation was formed in 1970 and Syneron Medical Ltd. was formed in 2000. Our Company was formed in 2010, when Candela Corporation and Syneron Medical Ltd. merged, bringing together two leading, innovative companies in the medical aesthetics space. In 2017, the Sponsor acquired the Company. Since the Sponsor Acquisition, we have streamlined our operations and scalability by investing over $100 million in operational improvements, in areas such as supply chain, commercial and information technology infrastructure, quality management systems, regulatory, marketing, and global human capital, significantly improving each function. We integrated the parallel operations of Candela and Syneron and divested or shut down non-core business units. We have substantially completed the outsourcing of our manufacturing and significantly upgraded key suppliers to increase the strength and scalability of our supply chain. Our outsourcing model allows us to scale our manufacturing to achieve our growth targets, significantly reduce our need to carry inventory, and reduce our manufacturing costs.

Factors Affecting Our Business

We believe that growth in our business will be driven by the following factors:

•

Industry growth. The global market for medical aesthetics solutions is large and growing. According to Markets & Research, the global medical aesthetics market covering injectables, energy-based devices, topicals and other products is currently $12 billion and is projected to grow to $25 billion by 2028, an 11% compound annual growth rate. Within this $12 billion market, the energy-based aesthetic devices market is estimated at $3.9 billion and is projected to grow to $8.4 billion by 2028, a 12% compounded annual growth rate.

•

Favorable global demographic and consumer trends. We believe the following demographic and consumer trends are helping drive the growth in the market for medical aesthetics solutions: aging demographics and increasing patient focus on improving appearances and youthfulness; “pre-juvenation” trend among millennials seeking aesthetic treatments at a younger age, which extends the lifetime value of a patient; rising wealth and disposable income, as well as a growing middle class, particularly in APAC; normalization and social acceptance of cosmetic procedures, including for men; growing patient interest in non-invasive or minimally-invasive procedures and awareness of energy-based aesthetic treatments; increasing popularity of combination treatments among patients seeking to address a broader range of indications and treatment areas; and reductions in certain entry-level procedure costs.

•

Expanding customer base. Medical aesthetics procedures traditionally have been performed by dermatologists, plastic surgeons, other cosmetic physicians and qualified practitioners. There are also a growing number of other specialists performing medical aesthetics procedures, including primary care physicians, obstetricians, gynecologists, ophthalmologists, and ear, nose and throat specialists that have incorporated aesthetic treatment procedures into their practices. In addition, the number of MedSpas, including MedSpa retail chains, has grown significantly and are a key part of this market. We believe that MedSpas and other non-core practitioners will play increasingly important roles as purchasers of aesthetic treatment devices and that these purchasers will favor product offerings that allow them to meet the needs of a wide range of patients.

•

Improving our existing technologies and further expanding into new product applications. We are seeking to grow product sales by investing in products and research that would enhance our offerings. We believe our efficient approach to product development results in high-quality products that provide significant clinical and economic benefits. Overseen by our experienced Medical Advisory Board, our near-term product development pipeline consists of next-generation solutions meant to enhance Candela’s leadership in existing categories as well as to expand Candela’s product offerings into new therapeutic areas. As we introduce new products with greater functionality and adoption, we expect our revenue will shift towards these newer products, in some cases reducing sales of existing products or resulting in end of life product rationalization. On average, we expect new products to be sold at higher gross margins and to generate a greater degree of consumables revenue than our existing portfolio. We are planning a regular cadence of new platform and product launches, as well as introductions of new line extensions and new clinical indications, which we believe will enable us to continue to grow our product sales, drive utilization and recurring revenues.

•

Expanding our commercial footprint. We plan to expand our commercial and post-sale support organizations and our distribution network. We plan to recruit and train talented professionals in existing markets to help us broaden the adoption of our products, drive further market penetration and expand our customer base. As we did with Korea and New Zealand in 2018, we will selectively evaluate new markets for expansion of our direct sales force.

•

Leveraging our global infrastructure. We have substantially completed our operational transformation investment program and plan to leverage our highly scalable platform to drive growth and operating leverage.

We have managed our business in light of the following challenges:

•

Competitive industry. The medical aesthetics industry is highly competitive. Our products compete against laser and other energy-based products offered by numerous small and large public and private companies, both those focused on the medical aesthetics device market as well as larger pharmaceutical and medical devices companies. We also face competition from medical products unrelated to energy-based devices. Any new technologies, procedures or therapies could result in increased competition or make our products obsolete. In addition, our competitors may have stronger relationships with key customers. Our competitors include both established companies that are seeking to expand their market share and new entrants to the market. Our competitors may be able to offer practitioners a broader spectrum of services or have greater financial, research and development, manufacturing, and sales and marketing resources and capabilities than we do. Business combinations among our competitors may result in increased competition.

•

Compliance with a complex and changing regulatory landscape. Our products are medical devices subject to extensive regulation in the United States by the FDA, and by corresponding state and foreign regulatory agencies and authorities. Sales of our products outside the United States are subject to foreign regulatory requirements that vary widely from country to country, and such regulatory requirements have been changing and increasing in some countries. Changes to medical device regulations, such as MDR in Europe, privacy and other laws may result in additional cost and compliance complexities for existing products as well as delays in obtaining marketing authorizations for new product introductions and line extensions.

•

Sourcing and supply chain management. For our business to be successful, our suppliers and contract manufacturers must provide us with quality products in substantial quantities, in compliance with regulatory requirements, at acceptable costs and on a timely basis. Competition for resources throughout the supply chain, such as production and transportation capacities, has increased. Recently, we have experienced delays in, and increased costs with respect to, the transportation of our products due to pandemic-related supply chain disruptions. Trends affecting the supply chain include the impact of fluctuating prices of labor and raw materials on our suppliers and contract manufacturers. In addition, the announcement or imposition of any new or increased tariffs, duties or taxes as a result of trade or political tensions between the United States and other countries or otherwise could adversely affect our supply chain.

Impact of COVID-19 Pandemic on our Business

The outbreak of COVID-19, which has been declared a global pandemic by the World Health Organization, has affected our business, as well as our customers, employees, contract manufacturers and suppliers, and resulted in federal, state and local governmental authority safety recommendations and requirements aimed at mitigating the spread of the virus, such as stay-at-home orders, prohibitions of large group gatherings, travel restrictions and closures of certain businesses.

During 2020, healthcare facilities in many countries banned or effectively banned elective procedures. In addition, general commercial activity was reduced as many avoided any non-essential activities. As a result, our sales and marketing efforts in the early stages of the pandemic were substantially reduced as many of our customers were shut down or unable to operate. Also negatively impacting our business was the fact that our employees travel frequently to establish and maintain relationships with our customers and distributors, and to manage our internal operations. Much of that travel was halted as many countries implemented restrictions that prevented our salespersons from attending conferences or meeting customers in person. The COVID-19 pandemic also disrupted the manufacturing and distribution of our products due to staffing shortages, production slowdowns, and stoppages and/or disruptions in delivery system. The impact of COVID-19 on our business began to subside, beginning in the second quarter of 2020 for APAC and in the third quarter of 2020 for the EMEA and Americas regions, as described below under “—Results of Operations.” Still, these disruptions significantly impacted our results of operations for the year ended December 31, 2020.

Our global footprint mitigated the impact of COVID-19 on our operations as the rolling nature of the pandemic meant that certain of our regions were able to keep selling when other regions were more impacted by the pandemic at such time. The agility of our operations, supply chain, and commercial organizations allowed us to make quick adjustments to the business and unwind those adjustments when growth returned. We were able to utilize our digital marketing capabilities to continue to reach customers at a reduced cost, which we intend to continue to leverage going forward to supplement in-person sales and marketing efforts.

As our customers reopen for business, we have seen a quick return to growth as the end-users of our products tend to be more affluent and less susceptible to recessionary environments or changes to the global economy. This has caused some disruptions to our supply chain due to the rapid increase in demand for our products and associated components and we are working with our contract manufacturers to scale accordingly.

The extent to which our operations and business trends will be impacted by, and any unforeseen costs will result from, the pandemic, as well as the impact of any virus variants, will depend largely on future developments, which are highly uncertain and cannot be accurately predicted. See “Risk Factors—Risks Related to Our Business—Major public health issues, and specifically the pandemic caused by the spread of COVID-19, could have an adverse impact on our business, financial condition and results of operations.” We continue to actively monitor the ongoing global outbreak of COVID-19 and its impacts.

Components and Key Factors Influencing Our Results of Operations

Revenue

We derive our revenue from sales of our products, and recurring services and consumables to our customers, typically dermatologists, plastic surgeons, aesthetic surgeons, MedSpas, aesthetic business chains and other qualified medical and aesthetic practitioners. Our product revenue is comprised of the sale of our aesthetic devices, as well as handpieces and other accessories for such devices. Revenue is also generated through sales of consumables used by our aesthetic devices whose use and the volume of our sales is related to the number of procedures performed on our devices. Service revenue is generated by service contracts at the time of a product sale (extended limited warranty) or some other point following the sale of a product and repair and maintenance services sold outside of a contract or warranty period that are priced on a time and material basis, including the sale of repair parts, for devices we have sold. Our standard limited product warranty period is one year, however customers have an option to purchase up to an additional four years at the time of a sale.

Our revenue is denominated primarily in U.S. dollars. Our expenses are generally denominated in the currencies in which our operations are located. Changes in foreign currency exchange rates have not materially affected us to date; however, they may become material to us in the future as our operations outside of the United States continue to expand.

Several factors may affect our reported revenue in any period, including product and geographic sales mix, operational effectiveness, pricing realization, marketing and promotional efforts, timing of orders and shipments, competition, business acquisitions and collaborations and changes in foreign currency exchange rates.

Total cost of revenues

Cost of revenues for product consists of instrument cost from the contract manufacturer, raw material parts costs and sub assembly costs for instruments manufactured by us, and associated freight, shipping and handling costs, salaries and other personnel costs, stock-based compensation, royalty expense due to third parties, overhead and other direct costs related to those sales recognized as product revenue in the period. Cost of revenues for consumables consists of materials costs, shipping, and assembly. Cost of revenues for service consists of salaries and other personnel costs, travel, materials costs, stock-based compensation, shipping, in addition to other costs related to warranties and other costs of servicing instruments at customer sites. The changes in our cost of revenues typically correspond with the changes in revenue. We expect our cost of revenues to change due primarily to changes in sales volumes and product sales mix.

Gross profit and gross profit margin

Gross profit is calculated as total revenue less total cost of revenues, and generally increases as revenue increases. Gross profit margin is calculated as gross profit divided by total revenue. Our gross profit margin is affected by product and geographic mix, the efficiency of our and our contract manufacturers’ manufacturing operations and the costs of materials used to make our products.

Research and development expenses

Research and development expenses consist of salaries and other personnel costs, stock-based compensation, research supplies, third-party development costs for new products, costs relating to clinical studies, consulting costs, materials for prototypes, and allocated overhead costs that include facility and other overhead costs. We have made substantial investments in research and development since our inception, and plan to continue to make substantial investments in the future. Our research and development efforts have focused primarily on the tasks required to support development and commercialization of new and existing products. While our research and development expenses fluctuate from period to period based on the timing of specific research, clinical studies, product launches, development and testing initiatives, we generally expect these costs will increase in absolute terms over time as we continue to expand our product portfolio and add personnel to support these efforts.

Selling and marketing expenses

Selling and marketing expenses consist primarily of salaries and other personnel costs, travel, commissions and stock-based compensation for our sales and marketing personnel. We expect selling and marketing expenses to increase in future periods as the number of sales, technical support and marketing personnel grows and we continue to introduce new products, broaden our customer base and grow our business.

General and administrative expenses

General and administrative expenses consist primarily of salaries and other personnel costs, stock-based compensation for our finance, legal, human resources and general management, facilities costs, as well as professional services, such as legal, information technology and accounting services. We expect general and administrative expenses to increase in future periods as the number of administrative personnel grows and we continue to grow our business. We also expect to incur additional expenses as a public company, including expenses related to compliance with the rules and regulations of the SEC and NASDAQ, additional insurance expenses, and expenses related to investor relations activities and other administrative and professional services.

Total financial expenses

Our financial expenses consist primarily of the interest related to borrowings under our debt obligations, realized and unrealized foreign currency remeasurement adjustments and interest we earn on our cash, cash equivalents and cash deposits.

Income tax expense

Income tax expense primarily consists of state and foreign income taxes. Due to cumulative losses, we maintain a valuation allowance against our deferred tax assets. We consider all available evidence, both positive and negative, in assessing the extent to which a valuation allowance should be applied against our deferred tax assets.

Key Performance Indicators

Our management considers a number of financial and operating metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, determine the allocation of resources, make decisions regarding corporate strategies and evaluate projections. These metrics include operational measures and non-GAAP metrics supplemental to our GAAP results. The following table sets forth our key performance metrics for the periods presented, which are further discussed below:

(dollars in thousands)	Year ended		Six months ended
	December 31, 2020	December 31, 2019	June 30, 2021	June 30, 2020
			(unaudited)	(unaudited)
Revenue	$321,651	$389,771	$208,804	$140,271
Gross profit	$139,078	$169,249	$110,498	$56,438
Adjusted gross profit	$163,015	$200,497	$115,855	$71,619
Gross profit margin	43.2%	43.4%	52.9%	40.2%
Adjusted gross profit margin	50.7%	51.4%	55.5%	51.1%
Net income (loss)	$(43,887)	$(34,885)	$15,273	$(35,344)
Adjusted EBITDA	$24,851	$24,495	$38,395	$2,020
Adjusted EBITDA margin	7.7%	6.3%	18.4%	1.4%
Active installed base (at period end)	42,908	41,679	43,907	41,937

Revenue

We use revenue to evaluate the size and growth of our business, including the effectiveness of various company strategies, new product introductions, pricing effectiveness, commercial and go-to-market strategies, marketing and lead generation.

Gross profit, gross profit margin

Our gross profit and gross margin, which reflect our revenues and our cost of revenues and any changes to the components thereof, allow us to evaluate our profitability and overall business results.

Net income (loss), Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA and Adjusted EBITDA margin

Net income (loss), Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management to assess our financial performance and enterprise value. We use Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures, as the case may be.

We define Adjusted gross profit as gross profit, adjusted to exclude depreciation, amortization and asset disposals, stock-based compensation expense, fair value adjustments relating to the Sponsor Acquisition, Medical Device Regulation and quality related costs and transformation costs. We define Adjusted gross profit margin as Adjusted gross profit as a percentage of revenue.

We define Adjusted EBITDA as net loss, adjusted to exclude depreciation, amortization and asset disposal, finance expense, income tax expense, stock-based compensation expense, fair value adjustments relating to the Sponsor Acquisition, the favorable impact of a legal settlement, Medical Device Regulation and quality related costs, and transformation costs. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenue.

For a discussion of Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA and Adjusted EBITDA margin and the limitation on their use, and the reconciliations to the most directly comparable GAAP financial measures, see “—Non-GAAP Financial Measures” below.

Active Installed Base

We use active installed base to evaluate and track our opportunity for additional sales to our existing client base, as well as to provide ongoing clinical education to them. We define active installed base as devices (without duplication) (i) that are under a service contract or warranty, (ii) with respect to which a service event was opened in the past five years, or (iii) that have been installed or shipped in the past five years.

Results of Operations

Comparison of the unaudited six months ended June 30, 2021 and 2020 (dollars in thousands):

	Six months ended June 30, 2021	% of revenue	Six months ended June 30, 2020	% of revenue	$ change	% change
Product and consumables	$171,424	82%	$110,991	79%	$60,433	54%
Service	37,380	18%	29,280	21%	8,100	28%

Total revenue	208,804	100%	140,271	100%	68,533	49%
Product and consumables	(74,344)	36%	(67,725)	48%	(6,619)	10%
Service	(23,962)	12%	(16,108)	12%	(7,854)	49%

Total cost of revenues	(98,306)	47%	(83,833)	60%	(14,473)	17%

Gross profit	110,498	53%	56,438	40%	54,060	96%
Research and development	(11,475)	6%	(11,431)	8%	(44)	*
Selling and marketing	(46,777)	22%	(43,335)	31%	(3,442)	8%
General and administrative	(25,993)	12%	(25,950)	18%	(43)	*
Other income, net	938	*	424	*	514	*

Total operating expenses, net	(83,307)	40%	(80,292)	57%	(3,015)	4%

Operating income (loss)	27,191	13%	(23,854)	(17)%	51,045	*

Interest on short-term and long-term debt	(5,143)	3%	(5,587)	4%	444	(8)%
Foreign currency remeasurement adjustments and other financial expenses	(331)	*	(2,212)	2%	1,881	(85)%

Total financial expenses	(5,474)	3%	(7,799)	6%	2,325	(30)%

Income (loss) before income taxes	21,717	10%	(31,653)	(22)%	53,370	*

Income tax expense	(6,444)	3%	(3,691)	3%	(2,753)	75%

Net income (loss)	$15,273	7%	$(35,344)	(25)%	$50,617	*

*	not meaningful.

Revenue

Revenue increased by $68.5 million, or 49%, to $208.8 million for the six months ended June 30, 2021, compared to $140.3 million for the six months ended June 30, 2020, primarily due to the return in demand following the impact of the COVID-19 pandemic in the comparable period for 2020 and growth within the aesthetics market. Revenue consisted of sales of products and consumables totaling $171.4 million, and revenues from service of $37.4 million for the six months ended June 30, 2021. Revenue consisted of sales of products and consumables totaling $111.0 million, and revenues from service of $29.3 million for the six months ended June 30, 2020. The increase in product and consumables revenue of $60.4 million and the increase in service revenue of $8.1 million were primarily due to the return in demand following the impact of the COVID-19 pandemic in the comparable period for 2020 and growth within the aesthetic market.

The following table reflects total revenue by geography and as a percentage of total revenue, based on the billing address of our customers. Americas consists of the United States, Canada, Central and South America; EMEA consists of Europe, Middle East, and Africa; and APAC includes Japan, China, South Korea, Australia, New Zealand and other South Asian countries (dollars in thousands):

	Six months ended June 30, 2021	% of revenue	Six months ended June 30, 2020	% of revenue	$ change	% change
Americas	$58,786	28%	$36,024	26%	$22,762	63%
EMEA	54,608	26%	38,766	28%	15,842	41%
APAC	95,410	46%	65,481	46%	29,929	46%

Total revenue	$208,804	100%	$140,271	100%	$68,533	150%

Revenue for the Americas increased by $22.8 million, or 63%, from $36.0 million for the six months ended June 30, 2020 to $58.8 million for the six months ended June 30, 2021. Revenue for EMEA increased by $15.8 million from $38.8 million for the six months ended June 30, 2020 to $54.6 million for the six months ended June 30, 2021. Revenue for APAC increased by $29.9 million from $65.5 million for the six months ended June 30, 2020 to $95.4 million for the six months ended June 30, 2021. The increase in revenue across all geographies was due to the return in demand following the impact of the COVID-19 pandemic in the comparable period for 2020 and growth within the aesthetic market.

Cost of revenues

Cost of product and consumables revenue increased by $6.6 million, or 10%, to $74.3 million for the six months ended June 30, 2021 as compared to $67.7 million for the six months ended June 30, 2020. The increase was primarily due to a return in demand following the impact of the COVID-19 pandemic in the comparable period for 2020. Cost of service revenue increased from $16.1 million for the six months ended June 30, 2020 to $24.0 million for the six months ended June 30, 2021. The increase was primarily due to a return in demand following the impact of the COVID-19 pandemic in the comparable period for 2020. Total cost of revenues as a percentage of revenue decreased to 47.1% of revenue for the six months ended June 30, 2021 as compared to 59.8% in the comparable period for 2020. The higher total cost of revenues as a percentage of revenues in the six months ended June 30, 2020 was caused by our cost of revenue not decreasing proportionally to match the lower demand following the impact of the COVID-19 pandemic and one-time costs related to the manufacturing transformation initiative.

Gross Profit and Gross Profit Margin

Gross profit increased by $54.1 million, or 96%, to $110.5 million for the six months ended June 30, 2021 as compared to $56.4 million for the six months ended June 30, 2020. The increase was primarily due to a return in demand following the impact of the COVID-19 pandemic in the comparable period for 2020. Gross profit margin increased to 52.9% in the six months ended June 30, 2021 from 40.2% in the six months ended June 30, 2020. The lower margin in the six months ended June 30, 2020 was caused by our cost of revenue not decreasing proportionally to match the lower demand following the impact of the COVID-19 pandemic and one-time costs related to the manufacturing transformation initiative.

Research and development expense

Research and development expense was substantially consistent period-over-period at $11.5 million for the six months ended June 30, 2021 as compared to $11.4 million for the six months ended June 30, 2020. The Company continued to invest in research and development during the six months ended June 30, 2020, despite the impact of COVID-19, and the Company invested a comparable amount during the six months ended June 30, 2021.

Selling and Marketing

Selling and marketing expense increased by $3.5 million, or 8%, to $46.8 million for the six months ended June 30, 2021, compared to $43.3 million for the six months ended June 30, 2020. The increase was primarily due to a return in demand following the impact of the COVID-19 pandemic during the six months ended June 30, 2020, and an increase in commission expenses and marketing activities during the six months ended June 30, 2021, although at a lower rate than revenue. The Company continued to generate operating leverage from its actions taken during the six months ended June 30, 2020, which saw reductions in fixed and variable expenses, such as travel, and marketing program costs, which the Company maintained in the six months ended June 30, 2021.

General and administrative

General and administrative expense was consistent period-over-period at $26.0 million for the six months ended June 30, 2021 and 2020. An increase in general and administrative expenses during the six months ended June 30, 2021, primarily due to a return in demand following the impact of the COVID-19 pandemic in the comparable period for 2020, was largely offset by additional ERP post-implementation costs during the six months ended June 30, 2020.

Interest on short-term and long-term debt

Interest on short-term and long-term debt decreased by $0.5 million to $5.1 million for the six months ended June 30, 2021, compared to $5.6 million for the six months ended June 30, 2020, primarily due to a lower effective interest rate on long-term debt.

Foreign currency remeasurement adjustments and other financial expenses

Foreign currency remeasurement adjustments and other financial expenses decreased by $1.9 million to $0.3 million for the six months ended June 30, 2021, compared to $2.2 million for the six months ended June 30, 2020. This was primarily due to the movement in exchange rates on non-U.S. dollar related monetary balances.

Taxation expense

The Company’s income tax expense on continuing operations and effective tax rates were $6.4 million and 29.7% for the six months ended June 30, 2021 and $3.7 million and (11.7)% for the six months ended June 30, 2020. The change in our reported tax rate for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, primarily relates to changes in the jurisdictional mix of earnings. In addition, during the six months ended June 30, 2020, the Company provided a tax provision on the earnings of its profitable subsidiaries, which resulted in a negative effective tax rate as a result of the overall loss from continuing operations incurred in the period.

Net income (loss)

Net income increased by $50.6 million to $15.3 million for the six months ended June 30, 2021 as compared to a net loss of $35.3 million for the six months ended June 30, 2020. The increase was primarily due to a return in demand following the impact of the COVID-19 pandemic and operational efficiencies achieved compared to 2020.

Comparison of the years ended December 31, 2020 and December 31, 2019 (dollars in thousands):

	Year ended December 31, 2020	% of revenue	Year ended December 31, 2019	% of revenue	$ change	% change
Product and consumables	$258,458	80%	$333,037	85%	$(74,579)	(22)%
Service	63,193	20%	56,734	15%	6,459	11%

Total revenue	321,651	100%	389,771	100%	(68,120)	(17)%
Product and consumables	(143,380)	45%	(179,149)	46%	(35,769)	(20)%
Service	(39,193)	12%	(41,373)	11%	(2,180)	(5)%

Total cost of revenues	(182,573)	57%	(220,522)	57%	(37,949)	(17)%

Gross profit	139,078	43%	169,249	43%	(30,171)	(18)%
Research and development	(23,530)	7%	(26,704)	7%	(3,174)	(12)%
Selling and marketing	(85,741)	27%	(123,699)	32%	(37,958)	(31%)
General and administrative	(49,849)	15%	(42,367)	11%	7,482	18%
Other income, net	560	*	26	*	534	*

Total operating expenses, net	(158,560)	49%	(192,744)	50%	(34,184)	(18)%

Operating loss	(19,482)	(6)%	(23,495)	(6)%	4,013	17%

Interest on short-term and long-term debt	(12,430)	4%	(2,673)	1%	(9,757)	365%
Foreign currency remeasurement adjustments and other financial expenses	(3,527)	1%	(410)	*	(3,117)	760%

Total financial expenses	(15,957)	5%	(3,083)	1%	(12,874)	418%

Loss before income taxes	(35,439)	11%	(26,578)	7%	(8,861)	(33)%

Income tax expense	(8,448)	3%	(8,307)	2%	(141)	(3)%

Net loss	$(43,887)	(14)%	$(34,885)	(9)%	$(9,002)	(26)%

*	not meaningful.

Revenue

Revenue decreased by $68.1 million, or 17%, to $321.7 million for the year ended December 31, 2020, compared to $389.8 million for the year ended December 31, 2019, primarily due to the impact of the COVID-19 pandemic. Revenue consisted of sales of products and consumables totaling $258.5 million, and revenues from services of $63.2 million for the year ended December 31, 2020. Revenue consisted of sales of products and consumables totaling $333.0 million and recurring revenues from services of $56.7 million for the year ended December 31, 2019. The decrease in product and consumables revenue of $74.6 million was primarily due to decreased demand arising from the temporary closure of customer premises and fewer procedures being performed due to the COVID-19 pandemic, and certain product end of life decisions. This was partially offset by an increase in service revenue of $6.5 million where, despite the COVID-19 pandemic, service contract revenue remained stable in the Americas and EMEA and grew in APAC where the COVID-19 impact was not as significant in the year ended December 31, 2020.

The following table reflects total revenue by geography and as a percentage of total revenue, based on the billing address of our customers (dollars in thousands):

	Year ended December 31, 2020	% of revenue	Year ended December 31, 2019	% of revenue	$ change	% change
Americas	$82,193	26%	$134,469	34%	$(52,276)	(39)%
EMEA	88,003	27%	106,078	27%	(18,075)	(17)%
APAC	151,455	47%	149,224	39%	2,231	1%

Total revenue	$321,651	100%	$389,771	100%	$(68,120)	(17)%

Revenue for the Americas decreased by $52.3 million from $134.5 million for the year ended December 31, 2019 to $82.2 million for the year ended December 31, 2020. Revenue for EMEA decreased by $18.1 million from $106.1 million for the year ended December 31, 2019 to $88.0 million for the year ended December 31, 2020. Revenue for APAC increased by $2.2 million from $149.2 million for the year ended December 31, 2019 to $151.5 million for the year ended December 31, 2020. The decrease in revenue for the Americas and EMEA was primarily due to decreased demand arising from the temporary closure of customer premises due to the COVID-19 pandemic. The impact of the COVID-19 pandemic was more pronounced in Americas due to the concentration of customers in the United States, which experienced prolonged and fairly uniform restrictions, compared to EMEA where there is a more diverse geographic customer base across numerous countries, which countries were shut down and reopened at different times. This was partially offset by an increase in revenues for APAC where customer demand from the COVID-19 pandemic recovered more quickly, given the region was more significantly impacted by the pandemic earlier in the year.

Cost of revenues

Cost of product and consumables revenue decreased by $35.8 million, or 19%, to $143.4 million for the year ended December 31, 2020 as compared to $179.1 million for the year ended December 31, 2019. The decrease was primarily due to lower demand related to the impact of the COVID-19 pandemic. Cost of service revenue decreased from $41.4 million for the year ended December 31, 2019 to $39.2 million for the year ended December 31, 2020. The decrease was primarily due to the temporary reduction in work force, temporary salary and related benefit reductions, decline in variable costs, such as variable compensation expense and deferral of discretionary and transformational spend, in each case, related to the COVID-19 pandemic. Total cost of revenues as a percentage of revenue increased to 56.8% of revenue for the year ended December 31, 2020 as compared to 56.6% in the prior year period.

Gross Profit and Gross Profit Margin

Gross profit decreased by $30.2 million, or 18%, to $139.1 million for the year ended December 31, 2020, compared to $169.3 million for the year ended December 31, 2019. The decrease was primarily due to lower demand related to the impact of the COVID-19 pandemic. Gross profit margin remained relatively consistent at 43.2% for the year ended December 31, 2020, compared to 43.4% for the year ended December 31, 2019.

Research and development expense

Research and development expense decreased by $3.2 million, or 12%, to $23.5 million for the year ended December 31, 2020 as compared to $26.7 million for the year ended December 31, 2019. The decrease was primarily due to reductions in salary and other compensation costs and materials related to the program deferrals by the Company in response to the impact of the COVID-19 pandemic.

Selling and Marketing

Selling and marketing expense decreased by $38 million, or 31%, to $85.7 million for the year ended December 31, 2020, compared to $123.7 million for the year ended December 31, 2019. The decrease was primarily due to permanent and temporary headcount reductions and decline in variable expenses, such as travel, marketing program and variable compensation expenses, related to our revenue decline caused by the effects of the COVID-19 pandemic.

General and administrative

General and administrative expense increased by $7.5 million, or 18%, to $49.8 million for the year ended December 31, 2020 as compared to $42.4 million for the year ended December 31, 2019. The primary drivers of the year-on-year increase were the favorable impact of a legal settlement, which reduced the general and administrative expense in 2019 by $6.4 million, and $3.8 million of costs incurred in 2020 relating to the post-implementation support of the global ERP system.

Interest on short-term and long-term debt

Interest on short-term and long-term debt increased by $9.8 million to $12.4 million for the year ended December 31, 2020, compared to $2.7 million for the year ended December 31, 2019, primarily due to higher interest expense related to the Senior Facility discussed in “—Liquidity and Capital Resources—Debt” below.

Foreign currency remeasurement adjustments and other financial expenses

Foreign currency remeasurement adjustments and other financial expenses increased by $3.1 million to $3.5 million for the year ended December 31, 2020, compared to $0.4 million for the year ended December 31, 2019. This is primarily due to the movement in exchange rates on non-U.S. dollar related monetary balances.

Taxation expense

The Company’s income tax expense on continuing operations and effective tax rates were $8.4 million (23.8)% in 2020 and $8.3 million (31.3%) in the prior year. The change in tax expense from the prior year was primarily due to changes in the jurisdictional mix of earnings and the impact of the valuation allowance maintained on the Company’s deferred tax assets.

Net loss

Net loss increased by $9.0 million to $43.9 million for the year ended December 31, 2020 as compared to $34.9 million for the year ended December 31, 2019, primarily due to higher interest expense related to the long-term debt discussed in “—Liquidity and Capital Resources—Debt” below.

Non-GAAP Financial Measures

We present Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin because we believe they are useful indicators of our operating performance. Our management believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin are useful to our management and investors as measures of comparative operating performance from period to period.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) or gross profit as a measure of financial performance or cash provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In evaluating Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin supplementally.

Our Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross profit and Adjusted gross profit margin measures have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect costs or cash outlays for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	they do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and they do not reflect cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

The following table provides a reconciliation of our net income (loss) to Adjusted EBITDA for the periods presented:

	Year ended December 31,		Six months ended June 30,
(in thousands)	2020	2019	2021	2020
Net income (loss)	$(43,887)	$(34,885)	$15,273	$(35,344)
Depreciation, amortization and asset disposals	17,467	19,351	8,160	8,346
Financial expenses(a)	15,957	3,083	5,474	7,799
Income tax expense	8,448	8,307	6,444	3,691
Stock-based compensation expense(b)	3,721	3,167	1,129	1,946
Fair value adjustments relating to the Sponsor Acquisition(c)	820	1,514	—	820
Legal settlement(d)	—	(6,400)	—	—
Medical Device Regulation and quality related costs(e)	1,900	2,503	—	1,870
Transformation costs(f)	20,425	27,855	1,915	12,892

Adjusted EBITDA	$24,851	$24,495	$38,395	$2,020

Revenue	$321,651	$389,771	$208,804	$140,271
Adjusted EBITDA margin	7.7%	6.3%	18.4%	1.4%

(a)	Primarily relates to interest on short-term and long-term borrowings, and realized and unrealized foreign currency losses on transactions associated with our international subsidiaries.

(b)	Costs associated with stock-based compensation plan.
(c)	Impact of amortization of deferred revenue fair value adjustment associated with the Sponsor Acquisition in July 2017.
(d)	Net favorable impact from settlement agreements with several companies relating to patent disputes.
(e)	The initial setup costs of complying with the new EU medical device regulations for previously registered products and primarily relate to third party consulting costs.
(f)

Compensation related charges, asset write-offs, contract cancellations, project management fees and other direct costs associated with the Company’s transformation initiatives post the Sponsor Acquisition. The key initiatives include manufacturing transfer (Six months ended June 30, 2021 and 2020: $1.5 million and $2.5 million, respectively, 2020: $6.5 million, 2019: $7.5 million), post-acquisition integration (Six months ended June 30, 2021 and 2020: $0.4 million and $2.6 million, respectively, 2020: $5.1 million, 2019: $18.9 million), product discontinuation (Six months ended June 30, 2021 and 2020: $— and $5.0 million, respectively, 2020: $5.0 million, 2019: $—) and the ERP implementation (Six months ended June 30, 2021 and 2020: $— and $2.8 million, respectively, 2020: $3.8 million, 2019: $1.4 million).

The following table provides a reconciliation of our gross profit to Adjusted gross profit for the periods presented:

	Year ended December 31,		Six months ended June 30,
(in thousands)	2020	2019	2021	2020
Gross profit	$139,078	$169,249	$110,498	$56,438
Depreciation, amortization and asset disposals	7,260	8,048	3,629	3,640
Stock-based compensation expense(a)	469	410	153	246
Fair value adjustments relating to the Sponsor Acquisition(b)	820	1,514	—	820
Medical Device Regulation and quality related costs(c)	1,900	2,503	—	1,870
Transformation costs(d)	13,488	18,773	1,575	8,605

Adjusted gross profit	$163,015	$200,497	$115,855	$71,619

Revenue	$321,651	$389,771	$208,804	$140,271
Adjusted gross profit margin	50.7%	51.4%	55.5%	51.1%

(a)	Costs associated with stock-based compensation plan.
(b)	Impact of amortization of deferred revenue fair value adjustment associated with the Sponsor Acquisition in July 2017.
(c)	The initial setup costs of complying with the new EU medical device regulations for previously registered products and primarily relate to third party consulting costs.
(d)

Compensation related charges, asset write-offs, contract cancellations, project management fees and other direct costs associated with the Company’s transformation initiatives post the Sponsor Acquisition. The key initiatives include manufacturing transfer (Six months ended June 30, 2021 and 2020: $1.6 million and $2.3 million, respectively, 2020: $5.8 million, 2019: $7.3 million), post-acquisition integration (Six months ended June 30, 2021 and 2020: $— and $1.0 million, respectively, 2020: $2.7 million, 2019: $10.7 million), product discontinuation (Six months ended June 30, 2021 and 2020: $— and $5.0 million, respectively, 2020: $5.0 million, 2019: $—) and the ERP implementation (Six months ended June 30, 2021 and 2020: $— and $0.3 million, respectively, 2020: $—, 2019: $0.7 million).

Quarterly Results of Operations

The following table sets forth our historical quarterly results of operations as well as certain key metrics for each of our most recent eight fiscal quarters. This information should be read in conjunction with the audited consolidated financial statements and related notes thereto and unaudited consolidated financial statements and related notes thereto, each included elsewhere in this prospectus.

(dollars in thousands)	For the Quarters Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(unaudited)
Product and consumables revenue	85,953	61,514	51,882	59,109	90,966	81,023	82,725	78,323
Service revenue	17,183	16,730	14,097	15,183	14,806	14,361	13,875	13,692
Total revenue	103,136	78,244	65,979	74,292	105,772	95,384	96,600	92,015
Cost of product and consumables revenue	41,970	33,685	33,543	34,182	49,635	43,471	37,909	48,134
Cost of service revenue	12,825	10,260	5,482	10,626	11,383	10,351	10,393	9,246
Total cost of revenue	54,795	43,945	39,025	44,808	61,018	53,822	48,302	57,380
Gross profit	48,341	34,299	26,954	29,484	44,754	41,562	48,298	34,635
Gross profit margin	47%	44%	41%	40%	42%	44%	50%	38%
Net loss	(757)	(7,786)	(13,727)	(21,617)	(10,830)	(9,024)	(6,954)	(8,077)
Adjusted gross profit	51,587	39,809	36,213	35,406	51,302	48,957	52,316	47,922
Adjusted gross profit margin	50%	51%	55%	48%	49%	51%	54%	52%
Adjusted EBITDA	14,822	8,009	7,007	(4,987)	7,955	3,684	6,878	5,978
Adjusted EBITDA margin	14%	10%	11%	(7%)	8%	4%	7%	6%
Active installed base	42,908	42,391	41,937	41,793	41,679	42,386	41,715	41,053

(dollars in thousands)	For the Quarters Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(unaudited)
Net loss	(757)	(7,786)	(13,727)	(21,617)	(10,830)	(9,024)	(6,954)	(8,077)
Depreciation, amortization and asset disposals	4,389	4,732	4,322	4,024	6,252	4,645	4,257	4,197
Financial expenses	4,437	3,721	3,138	4,661	1,173	(155)	1,708	357
Income tax expense	2,690	2,067	1,818	1,873	2,398	2,065	1,655	2,189
Stock-based compensation expense	814	961	985	961	838	818	780	731
Fair value adjustments relating to the Sponsor Acquisition	—	—	410	410	499	379	257	379
Legal settlement	—	—	—	—	(266)	(1,318)	1,184	(6,000)
Medical Device Regulation and quality related costs	30	—	—	1,870	1,166	147	851	339
Transformation costs	3,219	4,314	10,061	2,831	6,725	6,127	3,140	11,863

Adjusted EBITDA	14,822	8,009	7,007	(4,987)	7,955	3,684	6,878	5,978

Revenue	103,136	78,244	65,979	74,292	105,772	95,384	96,600	92,015
Adjusted EBITDA margin	14%	10%	11%	(7%)	8%	4%	7%	6%

(dollars in thousands)	For the Quarters Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(unaudited)
Gross profit	48,341	34,299	26,954	29,484	44,754	41,562	48,298	34,635
Depreciation, amortization and asset disposals	1,808	1,812	1,805	1,835	2,159	2,035	1,892	1,962
Stock-based compensation expense	97	126	128	118	105	109	98	98
Fair value adjustments relating to the Sponsor Acquisition	—	—	410	410	499	379	257	379
Medical Device Regulation and quality related costs	30		—	1,870	1,166	147	851	339
Transformation costs	1,311	3,572	6,916	1,689	2,619	4,725	920	10,509

Adjusted gross profit	51,587	39,809	36,213	35,406	51,302	48,957	52,316	47,922

Revenue	103,136	78,244	65,979	74,292	105,772	95,384	96,600	92,015
Adjusted gross profit margin	50%	51%	55%	48%	49%	51%	54%	52%

Liquidity and Capital Resources

Sources and Uses of Liquidity

Our primary liquidity requirements are for working capital, continued investments in research and development and capital expenditures, other strategic investments and debt service requirements. Additionally, from time to time, we may use capital for acquisitions and other business development and financing activities. Our working capital requirements vary from period-to-period depending on manufacturing volumes, the timing of shipments and the payment cycles of our customers and payers. Our capital expenditures consist primarily of demonstration equipment, manufacturing equipment, computer hardware and software.

Historically, our primary source of liquidity has been cash flow from operations, together with borrowings available under the Revolving Credit Facility. We anticipate that cash generated from operations together with amounts available under our Revolving Credit Facility will be sufficient to meet our future working capital requirements, capital expenditures and debt service obligations as they become due for the foreseeable future. Our liquidity requirements are significant, primarily due to debt service requirements. To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through the incurrence of additional indebtedness, additional equity financings, asset sales or a combination of these potential sources of funds. In the event that we need access to additional cash, we may not be able to access the credit markets on commercially acceptable terms or at all. Our ability to fund future operating expenses and capital expenditures and our ability to meet future debt service obligations or refinance our indebtedness will depend on our future operating performance which will be affected by general economic, financial and other factors beyond our control, including those described under “Risk Factors.”

As of June 30, 2021, prior to giving effect to this offering and the use of proceeds therefrom, our cash was $59.9 million and we had approximately $91.4 million aggregate principal amount of indebtedness outstanding, with an additional $50.0 million of availability under our Revolving Credit Facility (which represents the full available amount under the Revolving Credit Facility, available until September 2022). We also can incur additional indebtedness, including secured indebtedness, if certain specified conditions are met under the agreements governing our existing indebtedness. See “—Debt” below. We expect to use the net proceeds of this offering to repay all outstanding aggregate principal amount (including paid-in-kind interest), together with accrued and unpaid interest and prepayment premium thereon through the date of prepayment, under our Senior Facility, estimated to be approximately $97.5 million. See “Use of Proceeds.” Substantially concurrently with this offering, we intend to replace the Revolving Credit Facility with a new revolving credit facility, increasing its size to $100 million and extending its maturity to five years from the closing date of the new revolving credit facility. See “Summary—Recent Developments—Revolving Credit Facility Amendment.”

Cash flows

The following table presents our cash flows for each period presented (in thousands):

	Year ended December 31,		(Unaudited) Six months ended June 30,
	2020	2019	2021	2020
Net cash from (used in) operating activities	$(17,515)	$(30,974)	$33,312	$(64,599)
Net cash used in investing activities	(11,633)	(20,167)	(1,496)	(3,063)
Net cash from (used in) financing activities	58,757	41,080	(30,195)	77,607
Translation adjustments on cash and cash equivalents	1,606	(67)	(462)	(113)

Net increase (decrease) in cash and cash equivalents	$31,215	$(10,128)	$1,159	$9,832

Net cash from (used in) operating activities

We derive cash flows from operations primarily from the sale of our products and services. Our cash flows from operating activities are also significantly influenced by our use of cash for operating expenses to support the growth of our business. We have historically experienced negative cash flows from operating activities as we have developed our technology, expanded our business, restructured the company, and built our infrastructure and this may continue in the future.

Net cash from operating activities was $33.3 million during the six months ended June 30, 2021. Net cash from operating activities primarily consisted of $14.7 million in net income, $19.1 million increase in deferred revenues, $9.9 million in other non-cash items including depreciation, amortization, stock-based compensation and debt issuance costs, $4.3 million increase in trade payables, $4.3 million decrease in inventories, $2.9 million increase in deferred taxes and $0.6 million increase in warranty provision. These were partially offset by $9.6 million increase in prepaid and other current and non-current assets, $8.8 million increase in trade receivables and $4.1 million decrease in other accounts payable and accrued expenses.

Net cash used in operating activities was $17.5 million during the year ended December 31, 2020 and includes $17.3 million of outflows relating to transformational activities and Medical Device Regulation and quality compliance. Net cash used in operating activities primarily consisted of a $43.5 million net loss, $20.3 million decrease in trade payables, $3.2 million decrease in warranty provision, $3.1 million increase in prepaid and other current assets, $0.7 million payment to the sellers of an entity we acquired in 2018 tied to compensation expense recognized post-acquisition and $2.0 million decrease in other accounts payable and accrued expenses. These were partially offset by $23 million decrease in trade receivables, $21.2 million in other non-cash items including depreciation and stock-based compensation, $5.1 million decrease in inventories, $3.5 million increase in deferred revenues, $1.7 million increase in deferred taxes and $0.8 million increase in other items, net.

Net cash used in operating activities was $31.0 million during the year ended December 31, 2019 and included $23.8 million of outflows relating to transformational activities and Medical Device Regulation and quality compliance, which were partially offset by $6.4 million net impact from settlement agreements with several companies relating to patent disputes. Net cash used in operating activities primarily consisted of a $34.9 million net loss, $36.3 million increase in inventories and $16.4 million increase in trade receivables. These were partially offset by $22.6 million in other non-cash items including depreciation and stock-based compensation, $17.9 million increase in trade payables, $4.7 million increase in deferred and long-term taxes payable, $4.5 million decrease in prepaid and other current assets, $4.4 million increase in deferred revenues and $2.5 million increase in other accounts payable and accrued expenses.

Net cash used in investing activities

Historically, our primary investing activities have consisted of capital expenditures for the purchase of capital equipment to support our expanding infrastructure and work force. We expect to continue to incur additional costs for capital expenditures related to these efforts in future periods, other than our capital expenditures relating to the implementation of our ERP system, which was completed in in 2020.

We used $1.5 million of cash in investing activities during the six months ended June 30, 2021, which included $0.7 million for purchases of capital equipment to support our infrastructure and $0.8 million to purchase intangible assets relating to a royalty agreement.

We used $11.6 million of cash in investing activities during the year ended December 31, 2020 primarily for purchases of capital equipment to support our infrastructure, including $10.1 million related to the implementation of our ERP system.

We used $20.2 million of cash in investing activities during the year ended December 31, 2019 for purchases of capital equipment to support our infrastructure, including $13.0 million related to the implementation of our ERP system, and $5.0 million relating to investment in our new head office facility in Marlborough, Massachusetts.

Net cash from (used in) financing activities

Historically, we have financed our operations principally through capital contributions and borrowings from credit facilities, as well as revenues from our operations.

We used $30.2 million of cash in financing activities during the six months ended June 30, 2021, which was related to the repayment of the $30.0 million outstanding on the Revolving Credit Facility and $0.2 million payment of initial public offering costs.

We generated $58.8 million of cash from financing activities during the year ended December 31, 2020, which was primarily from the execution of the long-term debt facility with Carlyle totaling $81.4 million (net of issuance costs) described below and $1.2 million in equity contributions from shareholders, partially offset by remittances on the outstanding Revolving Credit Facility and short-term loans totaling $22.4 million (net) and $1.4 million payment of deferred purchase price to the sellers of an entity we acquired in 2018.

We generated $41.1 million of cash from financing activities during the year ended December 31, 2019, $35 million from equity contributions from shareholders, partially offset by $6.1 million from the Revolving Credit Facility described below.

Debt

Senior Facility

On January 14, 2020, our indirect subsidiaries, Candela Midco LLC and Candela Medical Holdings LLC, entered into a senior term loan facility agreement, or the Senior Facility Agreement, with Carlyle Global Credit Investment Management LLC and other lenders from time to time party thereto, Lucid Agency Services Limited as facility agent and Lucid Trustee Services Limited as security agent, or such facility, the Senior Facility. The Senior Facility Agreement provides for term loans of up to an aggregate $106.5 million. $85.0 million was drawn down after closing of the Senior Facility ($81.4 million after deducting $3.6 million of arrangement fees). An additional $21.5 million is available, subject to us meeting certain specified financial targets. The Senior Facility bears cash interest of 6.5% plus LIBOR zero floor per annum which is payable quarterly. An additional 5% per annum is also accrued over the term of the loan and added to the principal on a three-month or six-month basis. We pay certain customary administration fees under the Senior Facility. The maturity date of the Senior Facility is January 21, 2025. The Senior Facility and the finance documents are secured by security interests in (a) the issued share capital of Candela Midco LLC and (b) the bank account of Candela Midco LLC, in each case subject to certain exceptions and limitations.

Outstanding loans under the Senior Facility may be voluntarily repaid in whole or in part at any time, or may be required to be mandatorily prepaid in the event of a change of control (as defined in the Senior Facility Agreement), subject to customary “breakage” costs and payment of a prepayment fee as determined under the Senior Facility Agreement.

We are subject to various financial and non-financial covenants under the Senior Facility. The most significant of the non-financial covenants relate to restrictions in the value of certain payments including dividends, acquisitions and disposals that can be made, additional debt that can be incurred, the use of Company assets as security and any amendment or waiver of the Revolving Credit Facility which would increase the effective yield above a certain threshold. As of June 30, 2021, the Company was in compliance with all financial and other covenants. Our failure to comply with these covenants could result in an event of default. The Senior Facility Agreement also contains customary events of default.

The obligations under the Senior Facility are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in our business, operations or financial or other condition, which is subjective in nature. We have determined that the risk of subjective acceleration under the material adverse events clause is not probable and therefore have classified the outstanding principal in long-term liabilities based on maturity of the Senior Facility.

Revolving Credit Facility

On September 20, 2017, our indirect subsidiary, Lupert Ltd., its subsidiary, Syneron Medical Ltd., and Syneron, Inc., as the borrowers, and our other subsidiaries party thereto as guarantors, entered into a revolving credit agreement (as amended by Amendment No. 1, dated as of October 8, 2017, by Amendment No. 2, dated as of July 19, 2018, by Amendment No. 3, dated as of August 27, 2019, and by Waiver and Amendment No. 3, dated as of September 24, 2019, the Revolving Credit Agreement, and such credit facility, the Revolving Credit Facility), with the lenders from time to time party thereto and ING Capital LLC, as administrative agent and collateral agent. The Revolving Credit Agreement provides for an aggregate principal amount of $50.0 million under which the borrowers under the Revolving Credit Facility, or the RCF Borrowers, may borrow from time to time, of which up to $5.0 million is available as an ancillary facility, in each case subject to customary conditions and limitations. Under the Revolving Credit Facility, the RCF Borrowers have the right to draw a minimum of $1.0 million plus increments of $500,000. The Revolving Credit Facility matures on September 20, 2022.

The RCF Borrowers’ obligations under the Revolving Credit Facility, and any ancillary facility obligations, any specified secured hedge agreements and cash management arrangements provided by any lender, agent or lead arranger under the Revolving Credit Facility, or any of their respective affiliates, are (x) guaranteed by Lupert Ltd and each direct and indirect, existing and future, material wholly-owned restricted subsidiaries of Lupert Ltd (subject to certain exceptions and limitations), or collectively, the RCF Guarantors, and (y) secured by security interests in (a) substantially all equity interests of the RCF Borrowers, (b) all equity interests held directly by the RCF Borrowers or any RCF Guarantor in any wholly-owned subsidiary and (c) substantially all the assets of the RCF Guarantors, in each case subject to certain exceptions and limitations.

As at June 30, 2021, the Company had not drawn down any amounts under its Revolving Credit Facility, compared to $30.0 million outstanding as of December 31, 2020 and $50.0 million as of December 31, 2019. Availability under the Revolving Credit Facility is principally based on a first lien senior secured leverage ratio, or the Financial Maintenance Covenant, which limits the total indebtedness the Company may incur and may therefore fluctuate from period to period. For the six months ended June 30, 2021 and the year ended December 31, 2020, our borrowings under the Revolving Credit Facility bore interest at LIBOR plus a base rate of 3.2%, compared to LIBOR plus a base rate of 5.0% for the year ended December 31, 2019. In addition to paying interest on outstanding principal under the Revolving Credit Facility, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 1.00%-1.16550% per annum depending on the first lien senior secured leverage ratio applicable at the relevant time. We also pay certain customary administration fees under the Revolving Credit Facility.

Outstanding loans under the Revolving Credit Facility may be voluntarily repaid in whole or in part at any time, or may be required to be mandatorily prepaid in the event of a change of control (as defined in the Revolving Credit Agreement), without premium or penalty, other than customary “breakage” costs with respect to eurocurrency borrowings.

We are subject to various financial and non-financial covenants under the Revolving Credit Facility. In addition to the Financial Maintenance Covenant set forth above, the most significant of the non-financial covenants relate to restrictions in the value of certain payments including dividends, acquisitions and disposals that can be made, additional debt that can be incurred and the use of Company assets as security. As of June 30, 2021, the Company was in compliance with all financial and other covenants. The Company’s failure to comply with these covenants could result in an event of default. The Revolving Credit Agreement also contains customary events of default.

Off-Balance Sheet Arrangements

We did not have, during the period presented, and we do not currently have, any off-balance sheet arrangements.

Contractual obligations, commitments and contingencies

The following table summarizes our contractual obligations as of December 31, 2020 (in thousands):

	Payments due by period
	Less than 1 Year	1 to 3 years	3 to 5 years	More than 5 years	Total
Contractual obligations:
Operating lease obligations	$7,600	$9,210	$2,072	$4,039	$22,921
Principal payments and end of term fees on the Senior Facility	—	—	85,000	—	85,000
Maturity of Revolving Credit Facility	—	30,000	—	—	30,000
Inventory purchases	10,100	—	—	—	10,100

Total	$17,700	$39,210	$87,072	$4,039	$148,021

Our operating lease obligations primarily relate to facility leases. The most significant of these relate to our current headquarters in Marlborough, Massachusetts and offices for our subsidiaries located in Japan and China.

As of June 30, 2021, there is no balance outstanding under the Revolving Credit Facility.

We also have ongoing obligations related to license agreements which contain immaterial minimum annual payments.

Purchase orders or contracts for the purchase of supplies and other goods and services are not included in the table above. We are not able to determine the aggregate amount of such purchase orders that represent contractual obligations, as purchase orders may represent authorizations to purchase rather than binding agreements. Our purchase orders are based on our current procurement or development needs and are fulfilled by our vendors within short time horizons.

Critical Accounting Policies, Significant Judgments and Estimates

Our consolidated financial statements and the related notes included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Changes in accounting estimates may occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the following critical accounting policies involve a greater degree of judgment and complexity than our other significant accounting policies. Accordingly, these are the policies we believe are the most critical to understanding when evaluating our consolidated financial condition and results of operations. Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Goodwill and indefinite lived intangible assets

Goodwill and indefinite lived intangible assets have been recorded as a result of business acquisitions. The Company operates in one single reporting unit, and therefore tests goodwill for impairment at the consolidated level.

The Company tests goodwill and indefinite lived assets for impairment at least annually and more frequently if an indication of impairment exists. The Company utilizes December 31 as the date of the annual impairment test.

Per the provisions of ASC 350, we perform a two-step quantitative impairment test on goodwill at the level of reporting units. The first step screens for potential impairment, while the second step (if necessary) measures impairment. Goodwill impairment may exist if the carrying value of a reporting unit exceeds its estimated fair value.

The Company determines the fair value of its reporting unit using a combination of the income and market approach. The income approach utilizes a discounted cash flow model while the market approach utilizes current industry multiples from comparable public companies and relevant acquisitions to arrive at the fair value.

Judgments and assumptions related to revenue, operating income, future short-term and long-term growth rates, weighted average cost of capital, interest, capital expenditures, cash flows, and market conditions are inherent in developing the discounted cash flow model. The Company considers historical rates and current market conditions when determining the discount and growth rates to use in its analyses. In the market approach judgment is required to determine the comparable data and develop multiples. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for its goodwill and indefinite lived intangibles. As a result of the annual impairment test in 2020 and 2019, no impairment loss was recorded.

Revenue recognition

The Company’s revenue contracts include sales of products which consist of systems, applicators, consumables, and services offered in the form of an extended limited warranty which commences only after the standard limited warranty period ends. Such products and services can be delivered either in a bundled transaction or separately. Where such bundled transactions exist, the Company concluded that the products sold are distinct from the extended limited warranty services. The products are generally considered distinct from each other upon delivery of a system with the applicator providing the system with full functionality. The Company allocates the transaction price to each of the performance obligations based upon the relative stand-alone selling price of each performance obligation. The Company determines the stand-alone selling price of each performance obligation based on the price of such products and services in transactions where the product or service are sold separately.

Revenues are recognized when the performance obligations to deliver products or services are satisfied by transferring the promised good or service to the customer. The product or service is transferred when (or as) the customer obtains control of that asset. Revenues are recorded based on the amount of consideration the Company expects to receive in exchange for satisfying the performance obligations. Taxes assessed by governmental authorities and collected by the entity from the customer, such as value-added taxes and sales taxes, are not included in the transaction price. Amounts are only recognized if it is probable that the Company will collect substantially all the consideration to which it will be entitled.

Revenues from products are recognized at a point-in-time upon transfer of control. Such point in time varies depending on the specific contractual terms of each transaction. In cases where shipping and handling activities take place after control transfers to the customer, these activities are accounted for as fulfillment activities and not account as a separate promised service.

The Company provides a limited one-year warranty with the purchase of its devices which is considered an assurance type warranty and an accrual is recorded within cost of revenues at the time of sale for the cost expected to be incurred to cover the warranty obligation. Installation and/or training is considered immaterial in the context of the contract and is not considered to be a separate performance obligation.

Revenues from warranty service contracts are recognized over time on a straight-line basis over the life of the related service contracts. The Company believes that the straight-line basis provides a faithful depiction of the transfer of services as the Company stands ready to provide the service over the full contract term and in practice provide maintenance and repair services throughout the contract.

Any amounts pre-paid by the customer prior to the performance obligation being fulfilled are presented as deferred revenue (contract liabilities). Deferred revenue primarily represents unearned amounts received in respect of service contracts but not yet recognized as revenues and classified in short and long-term based on their contractual term.

Inventory

Inventories are stated at the lower of cost or net realizable value on a first-in, first-out, or FIFO, basis. Inventory values are reduced to cover risks arising from slow-moving items, technological obsolescence, excess inventories, expired and discontinued products. The Company expenses excess capacity as incurred during periods of abnormal production.

The Company assesses the carrying value of inventory each reporting period to ensure inventory is reported at the lower of cost or net realizable value. Charges for obsolete and slow-moving inventories are recorded based upon an analysis of specific identification of obsolete inventory items and quantification of slow-moving inventory items. In cases when there is evidence that the net realizable value will be less than the historical cost of the inventory, the Company recognizes the difference as a current period charge to cost of revenues and carries the inventory at the reduced cost basis until it is sold or disposed.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes,” or ASC 740. ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that a portion or all the deferred tax assets will not be realized based on the weight of available positive and negative evidence.

The Company accounts for uncertain tax positions in accordance with ASC 740-10. ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative probability) likely to be realized upon ultimate settlement. The Company accrues interest and penalties related to unrecognized tax benefits within income tax expense (benefit).

Stock-based compensation

Share based payments are granted by a parent entity to Company personnel and are recorded as stock-based compensation expense in the financial statements of the Company.

The Company measures and recognizes the stock-based compensation expense for equity-based awards based on their estimated fair values on grant date in accordance with ASC Topic 718, “Compensation-Stock Compensation,” or ASC 718. For service-based awards the Company recognizes the stock-based compensation expense over the requisite service period, which is equal to the vesting period, on a straight-line basis. For performance-based awards the Company recognizes stock-based compensation expense only if it is probable that the performance vesting conditions will be met. Compensation expense is calculated based on the fair value of the awards on the date of grant. The fair value of the awards granted are determined by the Company’s board of directors after consideration of, among other things, a written report prepared by a third-party appraisal firm which calculated fair value using the discounted cash flow and the option pricing model method, which uses significant unobservable inputs such as cash flows to be generated from the Company’s business, lack of active public market for the units, the time to achieving a liquidity event, discounted at a weighted average cost of capital. Management considered the reasonableness of the assumptions, methodologies, analysis, and conclusions set forth in the report as well as external market factors and concluded on the fair values of the awards at the various grant dates.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same way the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified.

Recently Issued Accounting Standards

See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus for information regarding recently issued accounting pronouncements.

Seasonality

Though our business is not significantly impacted by seasonality, we have historically experienced stronger sales in the fourth quarter in correlation with our customers’ spending patterns and budget cycles. Most customers operate on an annual budget cycle with a fiscal year that begins on January 1. It is not uncommon to experience a higher level of purchasing activity from customers in the final months and weeks of their fiscal year. Consequently, our fourth quarter revenues may be greater than other quarters. We anticipate that our quarterly results of operations may fluctuate from quarter to quarter due to several factors, including the long sales cycle associated with some of our products, which may cause sales to be recognized in a subsequent period, the timing of new product introductions, market acceptance of our products, our ability to scale, suspend or reduce production based on variations in product demand, delays in our manufacturing operations, introduction of new and improved products by our competitors and the performance of our direct sales organization and distributors.

Emerging Growth Company Status

Section 107 of the JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period provided in Section 7(a)(2) of the Securities Act to comply with new or revised accounting standards. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time non-public companies adopt the new or revised standard and may do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies. As a result, our financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign currency exchange rates and interest rates. We do not hold or issue financial instruments for trading purposes.

Foreign currency exchange rate risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Revenues from our global operations that were recorded in U.S. dollars represented approximately 41% for the six months ended June 30, 2021, with the remainder primarily denominated substantially in Euro, Yen and Chinese Yuan. Our expenses are generally denominated in the currencies in which our operations are located. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates. Fluctuations in currency exchange rates could harm our business in the future.

To date, we have not entered into any material foreign currency hedging contracts although we may do so in the future.

Interest rate sensitivity

We had cash of $59.9 million as of June 30, 2021. These amounts were held primarily in cash on deposit with banks. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, will reduce future investment income.

As of June 30, 2021, the principal amount (including paid-in-kind interest) of our Senior Facility outstanding with Carlyle was $91.4 million. If overall interest rates had increased by 10% during the periods presented, our interest expense would have increased by approximately $1.0 million on an annualized basis. As of June 30, 2021, there were no amounts outstanding under our Revolving Credit Facility.

BUSINESS

Business Overview

We are a leading provider of advanced medical device solutions for a broad range of aesthetic applications. Our brands and products have been recognized for their innovation and as leaders in the high growth medical aesthetics space for almost 40 years. We provide energy-based solutions for primarily elective, cash pay procedures that utilize our leading technologies in laser, pulsed light, RF and microneedling. Our brand promise of “Science. Results. Trust.” guides our commitment to patients who can expect efficacious and clinically proven results when receiving a procedure involving a Candela device.

We seek to be the partner of choice for aesthetic practitioners by bringing the best technology solutions to their practices. Through our category-leading products, innovative treatments, robust clinical evidence, extensive post-sale support, and other value drivers, we facilitate practice growth and a quick return on their investment. Our products enable highly-profitable procedures for our customers, who, on average, recoup the cost of a Candela device in less than six months. We market and sell our solutions to dermatologists, plastic surgeons, aesthetic surgeons, MedSpas, aesthetic business chains and other qualified medical and aesthetic practitioners. Candela’s reputation with customers is evident in our largest global markets as our NPS is 48%, four times our competitors’ average and 60% higher than our next highest competitor. We have a large active installed base of nearly 44,000 devices globally as of June 30, 2021 as compared to our active installed base of approximately 38,000 devices globally as of December 31, 2017. In addition, more than 50% of our product sales directly to customers and 65% of our total revenues in 2020 came from existing Candela customers, reflecting the quality of our products and consumables, post-sale support services, and brand loyalty. Our 2020 service revenue, which comprised approximately 20% of overall revenue, showed stability despite our customers being impacted by COVID-19.

We have extensive global commercial and supply chain operations. We sell and market our products directly in 18 countries, including our largest markets of the United States, China, Japan and Western Europe, and indirectly in 66 countries throughout the world. We believe we have the largest commercial infrastructure among our peers, which is comprised of approximately 400 employees across sales, clinical training, and post-sale service and support within our APAC, EMEA, and Americas regions. We offer extensive clinical education and post-sales support to our customers, including clinical training, product technical and service support, and practice marketing support to help drive patient volume and grow their practices. Further, we offer on-site device maintenance and repair services, including regularly scheduled maintenance, to maximize the amount of time our customers’ devices are available for patient procedures.

We focus on establishing and using clinical evidence to support the use of our products, optimize patient outcomes, strengthen our marketing claims, and drive customer awareness and utilization of our products. We believe our focus on establishing clinical evidence for the efficacy of our products and providing clinical education for practitioners differentiates us from our competitors and is an important driver for customer adoption. Since our inception, clinical studies using our products have been published in over 2,500 peer-reviewed articles, and we conduct over 5,800 virtual and in-person educational forums annually.

Our commitment to innovation has driven our reputation as a market leader in the medical aesthetics device industry. Our current core technological capabilities cover lasers, including solid state, pulsed dye, non-ablative fractional, CO2, and picosecond lasers, as well as IPL, RF, and microneedling (including mechanical and RF-based microneedling). We offer category-leading products for the treatment of permanent hair reduction, pigmentation, tattoos, vascular abnormalities, wrinkles, and fractional resurfacing, as well as other fast-growing franchises such as skin tightening.

We have a track record of next-generation product development that leverages our strong R&D capabilities in energy-based, RF, and microneedling technologies and our clinical understanding of aesthetic procedures.

Since inception we have developed over 80 products and plan to launch new products every year to grow our product portfolio. Our R&D pipeline is focused on continued development of world-class aesthetic devices, including both new platform technologies as well as upgrades to our existing platforms. Additionally, we have supplemented our product portfolio by selectively acquiring and licensing technologies that we can leverage using our global commercial and customer support capabilities. We protect our innovation with a comprehensive patent portfolio of approximately 130 issued patents and 55 pending patent applications as of June 30, 2021.

While our business was impacted by COVID-19 during 2020, we have seen a strong recovery in demand once lockdowns were gradually lifted and we returned to pre-COVID growth in 2021. Our revenue increased to approximately $209 million for the six months ended June 30, 2021, from approximately $140 million for the six months ended June 30, 2020 and from $189 million for the six months ended June 30, 2019. For the six months ended June 30, 2021 and 2020, we recorded net income of approximately $15 million and net loss of approximately $35 million, respectively, and Adjusted EBITDA of approximately $38 million and $2 million, respectively. Our revenue decreased to approximately $322 million for the year ended December 31, 2020 from approximately $390 million for the year ended December 31, 2019, due to the impact of the COVID-19 pandemic. For the years ended December 31, 2020 and 2019, we recorded net loss of approximately $44 million and $35 million, respectively, and Adjusted EBITDA of approximately $25 million and $24 million, respectively. For more information about how we calculate Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), see “Summary—Summary Historical Consolidated Financial and Other Data.”

Our Strategic Transformation

Since our Sponsor Acquisition, we have transformed our business into a faster growing, more competitive and higher margin medical aesthetics company. We streamlined our global management structure and operations by integrating the former Syneron and Candela businesses into a single global business and moving the global headquarters from Israel to the United States. We made significant investments in and improvements to our industry-leading product portfolio, global commercial infrastructure, supply chain and manufacturing operations, global IT systems, global quality systems, innovation capabilities, and customer support. During this time, we invested over $100 million in our operational transformation and executed on a series of actions to create a highly-scalable business that is well-positioned for future growth. This transformation was multifaceted and focused on enhancing Candela’s growth, operating efficiencies, and profitability. The program included the following improvements in Candela’s operations:

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Created a single, strategically-aligned organization by integrating the separate, but overlapping Syneron and Candela operations and R&D infrastructures, significantly reducing our costs, footprint and operational complexity;

•	Restructured our Americas region to return the region to growth and profitability on par with the other regions;

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Strengthened our supply chain by improving quality, agility, ability to scale, cost structure, procurement and materials management, distribution; significantly reducing the need to carry raw materials inventory by restructuring our manufacturing and supply chain operations (expect completion in 2022), moving 8 product families to world-class manufacturing partners; and streamlining and upgrading our global freight and distribution network;

•	Streamlined our product portfolio in order to focus on the highest-growth product families by discontinuing 18 product families and divesting or closing three non-core business units;

•	Unified our global R&D efforts and organization to focus all of our research and development investments on high growth products with significant profit potential;

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Strengthened our quality control and regulatory capabilities by merging three separate quality systems and creating a harmonized, effective, and more efficient global quality management system that is compliant with regulatory requirements in all of the countries into which we sell our products;

•	Invested in new information technology systems, including adopting a single new ERP system globally;

•	Augmented our management team with executives that have deep medical device expertise and upgraded our global talent at all levels of the organization globally with more than 600 hires; and

•	Moved our corporate headquarters to the United States from Israel and rebranded the company under the Candela name.

Our Competitive Strengths

We believe the following strengths have been instrumental to our success. We intend to continue to build on these strengths to position us for future growth and drive our profitability:

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Market leading position in the large and attractive medical aesthetics device market. We are the largest provider globally in the medical aesthetics device market, a highly attractive market estimated at nearly $4 billion and growing at an estimated 12% per year. We have built our market-leading position on the strength of our well-recognized and trusted brand, clinical results, quality, reliability, innovation, and post-sales support. Our leading brands have been on the market for 10 to 30 years, resulting in a substantial set of clinical data and a broad base of user experiences to differentiate our products relative to the competition. Our brand recognition is driven by our ongoing investment in scientific evidence and clinical education and broad utilization by global key opinion leaders and new practitioners. We believe our leadership position is also driven by our exceptional customer service capabilities, which is reflected in our NPS being 48%, four times our competitors’ average and 60% higher than our next highest competitor.

•

Global commercial footprint supported by extensive post-sale support infrastructure. We believe we have developed the largest global commercial footprint in the medical aesthetics device industry, with a sales and support presence in the most high-value markets globally, including the United States, Japan, China, and Western European countries. We have preferred provider relationships, and have achieved exclusivity with many global and regional aesthetic chains. We have a direct sales presence in the majority of our markets, and our direct markets represented more than 80% of our 2020 revenues. We believe our extensive direct presence demonstrates Candela’s full commitment to commercial success and enhances our agility in addressing growing customer demand. As of June 30, 2021, we had approximately 400 employees across sales, clinical training and post-sale service and support roles to enhance customer onboarding, clinical training, technical support, field service and practice building. Our Candela Institute of Excellence and 27 Centers of Excellence provide clients with ongoing clinical education, practice marketing support, and instruction on leading-edge aesthetics techniques. We believe our extensive global network is unmatched by our competitors. In addition to our direct business, we have long-standing, strategic relationships with distributors in 66 countries, which enables us to reach every important medical aesthetics market globally and participate in markets that otherwise would not be economically feasible.

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Large active installed base and strong customer relationships drive sales to existing customers. We believe we have the largest global active installed base of medical aesthetics devices, which includes nearly 44,000 devices installed across 16,000 customers as of June 30, 2021. Our active installed base provides us with significant up-selling and cross-selling opportunities, as we upgrade our existing platforms, sell long-term service contracts, and approach customers with existing and new products. Having active devices in more than 700 teaching hospitals and university systems, and in global, high-growth MedSpas, chain customers, and multi-site clinics, including 7 of the top 10 U.S. children’s hospitals, significantly differentiates us from our competition, bolsters our brand, and contributes to our ability to drive sustainable above-market growth. Our relationships with practitioners are often career-long, supported by frequent use of our products starting in their residency programs, and have driven purchases of our devices and significant recurring revenue from consumables and service. Approximately 50% and 65% of product sales directly to customers and total revenues, respectively, in 2020 were generated from existing customers and nearly 80% of service customers renew their service contracts annually. In addition, as of June 30, 2021, approximately 28% of our device installations were for customers that own more than five Candela systems.

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Clinical evidence and proven regulatory capabilities. We have decades of investment in scientific evidence and clinical studies, and a focus on providing the best, most reliable and clinically-effective devices. Since 2017, 69 clinical studies were completed on our devices and since our inception, studies have been published in over 2,500 peer reviewed articles, which is a testament to our effort to increasingly bring a scientific and data driven approach to the medical aesthetics device industry. We believe our continued focus on clinical data and replicable outcomes has built trust, supported increased utilization of our products and driven our recognition as the leading dermatologist-recommended brand. We continue to invest in our body of clinical evidence through our in-house clinics, nine ongoing clinical studies and an active clinical surveillance program. To support our growth, we maintain dedicated clinical and regulatory teams in key countries, including China and Japan, to ensure market specific clinical and regulatory strategies are implemented in a robust and timely manner, further differentiating our product offering in high growth markets. Our investments in quality and regulatory capabilities have led to marketing authorizations in 84 international jurisdictions and enabled us to demonstrate compliance in a complex regulatory landscape. We have made a significant investment in EU MDR compliance, ensuring our products are compliant ahead of schedule, which provides us with a significant competitive advantage against smaller competitors.

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Focus on innovation and strong R&D capabilities supported by robust patent portfolio. We have a proven track record of innovation, with over 80 proprietary products developed, spanning cutting-edge technologies in medical aesthetics. For example, we developed the Gentlemax Pro Plus, which enabled practitioners to perform faster treatments for permanent hair reduction and treat thinner hair. In addition, the PicoWay picosecond laser allowed practitioners to perform effective tattoo removal spanning different color inks through a minimally invasive procedure while protecting the skin. Our R&D program is geared towards developing and launching new platform technologies and continuing our franchise leadership by launching product extensions and next generation devices. In addition, our Medical Advisory Board, composed of 7 internationally recognized Key Opinion Leaders, is involved throughout our product development cycle, testing new products prior to launch and conducting and publishing clinical studies. Our innovations are further supported by our comprehensive patent portfolio, with approximately 130 issued patents and 55 pending patent applications as of June 30, 2021.

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Cost structure optimized for scalable, profitable growth. Since 2017, we have significantly improved and streamlined our operations and scalability by investing over $100 million in operational improvements, in areas such as: supply chain, commercial and IT infrastructure, quality management systems, regulatory, marketing, and global human capital. We integrated the parallel operations of Candela and Syneron and divested or shut down non-core business units. We have substantially completed the outsourcing of our manufacturing and significantly upgraded key suppliers to increase the strength and scalability of our supply chain. We believe these investments have created a highly-scalable business with a solid foundation, which we can leverage to support significant growth and increase margins.

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Highly experienced global management team with deep aesthetics and medical device expertise. Our management team has a proven track record of growth, clinical and operational excellence, value creation, innovative technology development and commercialization, and disciplined capital allocation. Our leadership team is comprised of executives with experience leading public and private global organizations across the medical devices, diagnostics, pharmaceuticals, and aesthetics sectors. In addition, we have built a solid bench of talent at all levels of the organization. We believe that our management has the vision and experience to successfully drive our long-term success and growth.

Our Growth Strategy

We intend to continue building a high-growth medical aesthetics business that is a global technological leader focused on driving consistent and growing levels of profitability. We intend to achieve these goals by implementing the following strategies:

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Enhance our leadership position and our brand through continued investment in clinical studies and investigations, medical education, and direct-to-practitioner digital and clinical marketing. We believe our ability to grow faster than the energy-based aesthetics market will be supported by our investments in evidence-based clinical research, medical education and customer support. We are committed to promoting awareness of our brand and products through digital marketing and by expanding our clinical research capabilities and medical education services, including through additional investments in the Candela Institute of Excellence and increasing the number of Centers of Excellence in our target markets. We expect to host over 5,800 annual educational events globally. We will continue to invest in our digital marketing and clinical education capabilities to drive repeat and new purchases by deepening relationships with current customers and attracting new customers.

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Expand our commercial footprint and implement sales strategies in target markets. We have a global commercial infrastructure spanning the Americas, APAC, and EMEA that includes both a direct sales force, supported by extensive post-sale support infrastructure, as well as distributorship arrangements with local partners. Candela has the leading direct market presence in the aesthetics device market globally, which we expect to strengthen through an expansion of our commercial infrastructure to further penetrate our existing markets and enter new markets. For instance, we plan to continue growing our footprint in the United States, our largest market, as well as in China, our fastest growing market, through the hiring of additional service, clinical training and sales representatives. We have long-lasting relationships, some spanning several decades, with local distributors in the markets where we have chosen not to sell directly. We are actively seeking marketing authorizations to sell existing and new Candela products to enhance our distributors’ product offerings and drive increased sales. In addition, we may expand our distributor sales model to new markets where our products are not currently sold. Going forward, we will selectively evaluate converting certain distributor-driven country models to a direct sales force model.

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Leverage our growing customer base to drive product, consumable, and service revenue. We believe that there are opportunities for us to generate additional revenue from existing customers who are familiar with our brand and products. Approximately 65% of our total revenues in 2020 were generated by our active installed base, including the sale of additional devices, consumables, accessories and services to our existing customers. Over 40% of our new customers make repeat purchases. Of those customers who purchase a second device, nearly 60% of them do so within 12 months of their initial purchase and nearly 50% do so within six months of their initial purchase. We are currently executing on corporate initiatives to increase our recurring revenue streams through more frequent customer training sessions, targeted digital marketing and e-store programs, enhanced service levels, commercial incentives, and higher service contract sales. Going forward, we plan to enhance the ways in which we engage with our customers through the purchasing cycle, enabling cross selling and repeat sales opportunities. We will also expand our consumables offerings through in-house product development and acquisitions.

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Improve our existing technologies and further expand into new product applications. We are seeking to grow product sales by investing in products and research that would enhance our offerings. We believe our efficient approach to product development results in high-quality products that provide significant clinical and economic benefits. With input from our experienced Medical Advisory Board, our near-term product development pipeline consists of next-generation solutions to enhance Candela’s leadership in existing categories as well as to expand Candela’s product offerings into new therapeutic areas. We plan a regular cadence of new platform and product launches, as well as introductions of new line extensions and new clinical indications, which we believe will result in increased product sales, utilization and recurring revenues. Additionally, we expect new product launches to include software sustaining enhancements to further simplify and improve the user experience.

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Leverage optimized cost structure for scalable, profitable growth. We plan to exploit our highly scalable platform to drive growth and operating leverage. We will complete our manufacturing and supply chain restructuring program in 2022 which will further support operating expense efficiencies, gross margin expansion, and other financial improvements. We will seek to leverage these investments that have enabled us to build a highly scalable business with a solid foundation for future growth.

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Engage in targeted business development activities to augment our product and technology portfolio. We plan to explore business development opportunities to augment our product and technology portfolio, which may include acquisitions, technology licenses, and strategic partnerships. We will focus on both the $4 billion aesthetic device market, as well as the larger $12 billion medical aesthetics market, where we can leverage our global commercial footprint, brand, and customer relationships to drive growth.

Our Market Opportunity

Overview

The global market for medical aesthetics solutions is large and growing. According to Markets & Research, the global medical aesthetics market covering injectables, energy-based devices, topicals and other products currently is $12 billion and is projected to grow to $25 billion by 2028, an 11% compound annual growth rate. Within the medical aesthetics market, the APAC region is projected to grow at a 12.4% compound annual growth rate from 2021 to 2028. The Company’s business is weighted towards the higher growth APAC region, which represents 46% of our revenue for the six months ended June 30, 2021.

Furthermore, within this $12 billion market, the energy-based aesthetic devices category currently is estimated at nearly $4 billion and is projected to grow to $8.4 billion by 2028, a 12% compound annual growth rate. In addition, Markets & Research estimates that in 2021 there will be almost 100 million aesthetic treatments and procedures performed worldwide.

We believe the following factors are contributing to the growth in aesthetic treatment procedures and medical aesthetics device sales:

•	Aging demographics and increasing patient focus on improving appearance and youthfulness;

•	“Pre-juvenation” trend amongst millennials seeking aesthetic treatments at a younger age, which extends the lifetime value of a patient;

•	Rising wealth and disposable income as well as a growing middle class, particularly in APAC;

•	Normalization and social acceptance of cosmetic procedures, including for men, driven by media, social media influencers and celebrities;

•	The rise and growth of aesthetic chain businesses and MedSpas globally;

•	Broadening practitioner base seeking to expand menu of elective, private-pay aesthetic procedures they offer;

•	Growing patient interest in non-invasive or minimally-invasive procedures and awareness of energy-based aesthetic treatments;

•	Increasing popularity of combination treatments amongst patients seeking to address a broader range of indications and treatment areas; and

•	Reductions in certain entry-level procedure costs, attracting a broader patient base.

Medical aesthetics procedures traditionally have been performed by dermatologists, plastic surgeons, other cosmetic physicians and qualified practitioners. There are also a growing number of other specialists performing medical aesthetics procedures, including primary care physicians, obstetricians, gynecologists, ophthalmologists, and ear, nose and throat specialists, which we refer to as non-core practitioners, that have incorporated aesthetic treatment procedures into their practices. We estimate there are approximately 44,000 plastic surgeons and a significant number of dermatologists globally. For example, in our high value global markets, such as Japan and China, we estimate there are approximately 11,500 and 2,000 dermatologists, respectively. Additionally, we estimate there are approximately 12,000 dermatologists, 8,000 plastic surgeons and 210,000 non-core practitioners in the United States.

Further, the MedSpa and aesthetic chain market is growing, with the global MedSpa end user market projected to reach $27.6 billion in 2025, a 12% compound annual growth rate from 2017, according to Allied Market Research. A medical spa is a combination of an aesthetic medical center and a day spa that provides non-surgical aesthetic medical services under the supervision of a licensed treatment provider (as defined by the state in which it operates). Medical spas strive to blend the best of two worlds—a relaxing spa experience with the specialized treatments typically only found at a dermatology or plastic surgery clinic. Some of the more common medical spa offerings include light, laser and energy-based treatments (for skin rejuvenation, aging skin, acne, and hair removal), dermabrasion/infusion, injectables, as well as chemical peels. An aesthetic chain business is a multi-location medical spa (typically more than three locations depending on geography) that may either offer a full range of aesthetic services or specialize in a single treatment, typically laser hair removal or laser tattoo removal. Ownership typically includes physicians who have pivoted to or have specialized in aesthetic medicine or entrepreneurs who contract with local medical directors and consultants.

There are a growing number of MedSpas and retail chains, with multi-location businesses accounting for a large part of this market. Within our high value global markets, such as the United States, Japan, China, Hong Kong, Australia and Western Europe, we estimate there are hundreds of thousands of locations, with many chains planning to expand their presence. For example, China had approximately 300 MedSpa chains with over 100,000 clinics in the aesthetic space in 2018. Additionally, there were approximately 6,500 North American MedSpas in 2020 and 10,400 are expected by 2023 according to the American MedSpa Association, with approximately 20% having 6 or more locations. We believe that MedSpas and non-core practitioners will play increasingly important roles as purchasers of aesthetic devices and that there is significant opportunity for a company that tailors its product offerings to meet the needs of a wide range of customers.

In addition, as more non-core practices, such as MedSpas, enter the medical aesthetics industry, they gain more value and utility from multi-application devices that treat multiple conditions and the widest range of patients within a single device. Multi-application devices enable practices to capture additional wallet share and drive a higher return on investment by offering a wide range of treatment options to patients, including those who are seeking to maximize outcomes and are open to complementary services and combination treatments. This ability to further expand the range of conditions offered to their patients and generate new cash-based revenue streams further incentivizes practitioners to increase patient volume and grow their practices, which consequently, expands the medical aesthetics market even further. Additionally, these multi-use devices also can be easily upgraded frequently with new applicators and expanded technologies and components, are cost-effective and meet a practical need for efficient use of space in clinics.

In addition to being supported by favorable patient trends, an increasing number of addressable indications that can be treated with devices, broadening practitioner adoption, and increasing sites of care, the medical aesthetics market is also experiencing significant growth due to favorable demographics and economic expansion, particularly in the APAC region. Asian markets are growing above the global growth rate driven by changing lifestyles and an increasing patient base with improving levels of discretionary income and growing medical tourism. Further, Asia is home to more than 60%, or 1.1 billion, of the 1.8 billion millennial population, who are increasingly seeking out more “pre-juvenation” procedures and further driving demand for treatments.

Moreover, the global medical aesthetics market is large and diverse and has a long runway for sustained global growth. This growth is driven by increasing patient demand, from both men and women, high patient awareness and social acceptance, rising popularity amongst younger patients, expanding wealth, and strong growth across regions, particularly within the APAC market. In order to meet this rapidly growing demand, there has been a substantial increase in MedSpas and retail chains, which has further increased accessibility to the aesthetics market. Within this highly attractive market, growth in the energy-based device category exceeds that of the broader medical aesthetics market as energy-based device procedures deliver non-invasive or minimally invasive results with minimal downtime for many fast-growing procedures and are highly profitable for practitioners. We believe our leadership position in this market will enable us to continue growing as demand for procedures increases over time.

Medical Aesthetics Procedures

According to the 2019 International Society of Aesthetic Plastic Surgery, or ISAPS, Global Aesthetic Survey, approximately 25 million aesthetic procedures were performed globally in 2019 by plastic surgeons, including 14 million non-surgical procedures. We provide portfolio solutions for 60% of the top 5 non-surgical aesthetic procedures performed globally—hair removal, skin rejuvenation, and body contouring/nonsurgical fat reduction.

Hair Removal

Laser hair removal is a non-invasive method for reducing or removing unwanted facial or body hair, and is one of the most common aesthetic procedures, as it is long-lasting, effective, convenient, socially acceptable and safe. While there are other methods of hair removal that offer quick results, such as shaving and waxing/sugaring, the removal is temporary and patients typically require re-treatment every 2-3 weeks. In addition, these alternatives can be painful, often resulting in inflammation and other unwanted side-effects, such as ingrown hairs. Laser hair removal is done once every 4-6 weeks for 5-8 total sessions to complete a treatment cycle with results that permanently reduce or remove unwanted hairs in a targeted area. While there are several options for hair reduction, the only techniques that offer permanent reduction are laser and other energy-based technologies and electrolysis.

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Laser and Light-Based Hair Removal. Non-invasive hair removal procedures with lasers and light-based techniques treat large areas of the body utilizing highly-focused laser or light energy to selectively target hair follicles. Several modalities are used and operate at different wavelengths and penetrate the hair’s melanin to varying degrees. Certain specifications in laser technologies, such as spot size, power, speed, ease of use, dermal protection and patient comfort are valued by the market for achieving an optimal return on investment, as these critical factors contribute to the ability to treat a wide range of patients and skin types.

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Electrolysis. Electrolysis is a permanent form of hair reduction used since the late 1800s and is commonly used for removing light-colored hair. However, this method is a tedious, hair-by-hair process that relies on needles and electrical currents. This can be painful, time consuming, and expensive and thus is impractical on large body areas such as legs, arms and back.

The laser hair removal market is growing and supported by favorable commercial trends. It is popular amongst both men and women. As the male grooming industry grows, it is becoming more socially acceptable to remove unwanted hair in areas such as the back and chest. In addition, men often experience an ingrown hair condition known as pseudofolliculitis barbae as a result of shaving and increasingly look to laser hair removal or electrolysis as alternatives. This strong patient demand for laser hair removal services has contributed to ongoing growth in demand for laser hair removal devices. These factors contribute to hair removal procedures being the most popular medical aesthetics device treatment globally and providing the highest device foot traffic for customers. Laser hair removal frequently also serves as a gateway into other aesthetic treatments for men.

Skin Rejuvenation

Vascularity

Vascularity refers to the appearance of unwanted vessels and veins or other vascular conditions, such as facial redness, often caused by aging, sun-exposure, lifestyle, pregnancy, hormonal changes, and hereditary conditions that may damage the veins. Vascular treatments encompass a wide range of indications, including treatment of rosacea, facial veins, spider veins, varicose veins and port wine stains. Vascular therapy may also be used to treat post-surgical and traumatic scarring, and bruising from treatment methods such as injectables. Laser and light-based energy treatments are often used to correct issues with the veins by destroying the vein walls, without harming skin or tissue. The most common treatments for vascularity are:

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Laser Vein Procedures. Laser and Intense Pulsed Light, or IPL, devices are more modern, non-invasive treatment methods used to address vascular conditions and lesions. Laser or light energy penetrates below the skin’s surface to target and eliminate vascular lesions including in leg veins. 595nm lasers have the optimal wavelength and pulse format for red vascular treatment. This leads to ideal absorption and depth of penetration for the most effective and safe outcomes. The safety profile of 595nm lasers allows them to be used on infants. 1064nm lasers have the optimal wavelength and pulse format for veins and vascular treatment and are ideally suited for the slightly deeper veins in the legs.

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Sclerotherapy. This is a procedure in which veins are injected with a sclerosing solution, which helps lesions to fade. Due to the nature of the treatment, this requires a highly skilled practitioner to complete the procedure and is more invasive for the patient.

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Other. There are other laser-based devices and medication treatment options that effectively treat rosacea, acne scars, port wine stains and other vascular lesions in order to restore an even, smooth skin tone for patients.

Vascular lesions affect up to 50% of women aged 18 and older according to Medical Insight and is often listed as the main reason why men begin to seek out dermatologic services. Vascularity and vascular lesions are often treated in a clinical or hospital-based setting and typically are the first laser-based treatment methods dermatology residents are trained on, setting a foundation for future use of such devices.

Pigmentation

Pigmentation abnormalities arise when cells produce too much or too little melanin in a localized region and can be present at birth or develop due to exposure to sun, hormones, age and other factors. The pigment can be in the epidermis and form superficial light to dark brown spots or can be deeper in the skin, causing brown spots, reds, and other discoloration to occur.

•	Pigmented Treatments. Energy-based treatment devices, including picosecond IPL, long-pulsed alexandrite and IPL intense pulsed light, or IPL lasers, are considered the method of choice for effective treatment for pigmentation and pigmented lesion removal due to the effectiveness and lack of scarring. These lasers selectively target the pigment in the lesion and break it apart so the body can remove it naturally.

Asia is a significant market for pigmented lesion removal, due, in part, to the cultural stigma associated with these conditions in this part of the world. Patients in Asia are particularly concerned with removing the discoloration seamlessly and with little downtime, which further supports the growth of energy-based treatment methods in this market.

Tattoo Removal

A vast number of people across age groups, genders and education levels have tattoos, and tattooing has become increasingly popular. In North America, more than 70 million people are believed to have at least one tattoo and the worldwide figure is estimated to be three to four times larger. Of this population, approximately 23% of people suffer from tattoo regret according to Medical Insight. This has created a large and growing population of individuals seeking treatment for tattoo removal. Scar-less tattoo removal has become the expectation and advanced technology is able to specifically target tattoo pigment in a small number of sessions.

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Tattoo Removal Treatments. Energy-based devices focused on tattoo removal use light and laser-based energy to remove tattoo ink. For colored tattoos, a different wavelength is required to remove each color and many technologies are able to be routinely upgraded to address more ink colors. Picosecond lasers are the most commonly used laser for removing tattoos.

The U.S. is the primary market driving tattoo removal growth, with leading tattoo removal chains often opting to use technology that can target difficult to remove tattoo colors, such as blue and green.

Skin Resurfacing & Tightening

A range of medical treatments are available to rejuvenate the skin, improve skin tone and remove signs of aging, fine lines and wrinkles. This includes invasive surgical procedures, minimally-invasive needle injections and non-invasive energy-based procedures.

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Skin Rejuvenation and Resurfacing. Facial rejuvenation and resurfacing treatments include a broad range of alternatives, including injectable toxins, collagen injections, chemical peels, microdermabrasion, full field ablative procedures, micro-ablative resurfacing, and combination lasers. Laser treatment methods include IPL and ablative and non-ablative and minimally ablative lasers to help address vascular and pigment conditions as well as to remove outer layers of skin. These treatments help to treat fine lines, wrinkles, pore size, scars and other surface abnormalities through stimulating the production of collagen in the skin.

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Skin Tightening. Both surgical and non-surgical treatment options exist for skin tightening in order to help improve skin tone, texture and laxity. Surgical techniques include face and neck lifts, breast lifts, tummy tucks, while nonsurgical techniques utilize laser, RF, ultrasound and other energy-based devices.

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Body Contouring. Non-invasive contouring helps reduce unwanted fat, treat cellulite and tighten skin in small areas of the body. This includes internal and external modification to fat, muscle tissue and skin, and helps with reducing fat. The majority of devices target small pockets of fat and energy-based modalities include lasers, RF, electromagnetic-based energy, and cryolipolysis.

Skin rejuvenation is one of the most popular energy-based aesthetic procedures. Women aged 30-65 comprise the majority of skin rejuvenation patients, though increasingly, men also are pursuing facial rejuvenation to address volumization, gravity, laxity and fine wrinkles. Demand for these procedures is expected to continue to grow as more young women and men are seeking treatments that delay signs of aging and as patients get older they seek more aggressive skin rejuvenation procedures that will help them achieve desired results.

Other

There are many other medical aesthetics procedures for which energy-based technology is applicable, and new applications are being developed both by us as well as key thought leaders (KOLs) globally who are familiar with energy-based technology.

Key Success Factors within the Energy-Based Medical Aesthetics Market

Many minimally-invasive and non-invasive energy-based aesthetic treatments are available for a variety of conditions that Candela’s products address, including hair removal, vascularity, pigmentation, tattoo removal, skin resurfacing and tightening. Each of these technologies have varying degrees of effectiveness, and we believe the following criteria represents key factors required to be successful in the aesthetic device market:

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Ability to treat a broad range of patient types. The most effective energy and/or laser-based technologies must be able to treat all patient types safely and effectively. In particular, these technologies should be able to treat patients with naturally dark or tanned skin tones, as well as those with light hair and large leg veins of more than 2.0 millimeters in depth. These patients have historically not been good candidates for treatment due to a higher likelihood of pigmentation changes and other effects.

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Highly targeted and selective technology. Success of light or laser-based aesthetic treatments depends on the technology’s ability to target blood vessels, hair follicles and deeper lying pigments selectively without heating surrounding tissue and other structures. A particular limitation exists in the treatment of non-pigmented targets, including white hair, as there may not be enough melanin in the hair to target. Therefore, technology that is able to be precise and accurate with areas it is targeting will be able to treat more conditions more effectively.

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Safe and repeatable results demonstrating high efficacy. In order to build confidence amongst practitioners and end users, devices must be able to consistently demonstrate effective results each time they are used. Further, the safety and efficacy of devices must be proven in a clinical setting across indications and use types. Supporting clinical and peer-reviewed studies help to build evidence of treatment outcomes and drive patient adoption amongst practitioners looking to build out their practices.

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Efficiently treating larger body areas. The spot size radius of a laser beam affects not only speed but also efficacy and should be as large as possible, with adequate power to reduce scattering of light and effect deeper penetration. If a technology’s spot size only covers a small area, when utilized to treat large sections of the body (e.g., back or legs), the treatment time can be quite significant and thus, increase the length of the treatment and decrease patient satisfaction and the practitioner’s economics. Efficacy can also be impacted if large spot sizes with insufficient power are used. In addition, concentrating on usability and ergonomics in product design enables a more robust user experience with devices that can enhance performance of various procedures and visibility of the treatment area.

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Consistent heating of target tissue and protection of the epidermal barrier. Non-invasive light or laser-based aesthetic treatments use optical energy to heat target tissue in the skin selectively. Efficacy depends on the level of optical energy that penetrates through the epidermis and dermis to the target area. Increasing the amount of optical energy applied to the surface of the skin in order to achieve enough heating at the required depth significantly increases the risk of damaging or burning the epidermis. If the practitioner does not properly control the heat or energy targeted at the treatment area, this can create complications, such as skin or tissue damage, and can be uncomfortable for the patient during the actual treatment. If technologies lack proper cooling, real-time temperature feedback and automated parameter adjustments, this can result in ineffective treatments, safety problems or the need for multiple procedures to treat the affected area.

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Minimal patient downtime. Ablative treatments, also known as laser peels, intentionally burn away the epidermis to heat the dermis and to stimulate collagen growth. Non-ablative light-based procedures are often effective for hair removal and other procedures targeting the epidermis and dermis. Since non-ablative procedures leave the epidermis largely intact as opposed to ablative lasers, they typically involve little patient downtime or recovery. Technology that focuses on minimizing downtime for patients is critical, as this is a key decision factor for many as they consider various treatment options.

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Frequency of treatment and permanency of effect. Many older technologies and aesthetic procedures often require multiple treatments to produce a visible result. This can increase cost and the length of time for patients to achieve and notice long-lasting results. Minimizing the number of treatments that the patient needs and maximizing the length of results are important criteria that differentiates amongst medical aesthetics technologies and procedures as it saves the patient time and money and produces more desirable experiences and results.

We also believe that in selecting solutions, practitioners are increasingly focused on the overall economics of owning aesthetic devices, making solutions that can drive strong and rapid returns on investment more attractive to such practitioners. In order to help customers achieve their business goals with a purchase of a new aesthetic device, having effective post-sale support to drive training and adoption and keep devices running effectively is critical in addition to the above success factors.

Our Solutions

Our commitment to innovation drives our reputation as a leader in the medical aesthetics device industry. Our brands and products have been recognized for their innovation and as leaders in the medical aesthetics space for almost 40 years. Our products are designed to address the treatment of a wide range of aesthetic applications in a minimally or non-invasive manner and enable our customers to meet the growing demand for aesthetics solutions and broadening patient base interested in aesthetic procedures.

Our product portfolio treats a broad range of conditions ranging from the most common aesthetic device procedures to specialized medical treatments and offers practices differentiated solutions for their customers. We offer category-leading products in permanent hair reduction, treatment of pigmentation, tattoos, vascular abnormalities and fractional resurfacing, as well as fast growing franchises in skin tightening, fat destruction and cellulite, ablative and non-ablative skin resurfacing and rejuvenation, facial wrinkles and acne scar reduction. We complement our product offerings with comprehensive and responsive service offerings, including clinical training, practice development and product maintenance. We have marketing authorizations in 84 international jurisdictions, including China, Japan, the EU, and many other countries around the globe. In addition, we have made the investments to comply with the rigorous EU MDR standards for the majority of our products.

Since inception we have developed over 80 products and plan to continue to launch new products annually to grow our portfolio. As an example, in 2020 we launched our Frax Pro device for skin resurfacing and our GentleMax Pro Plus device for hair removal. Our R&D strategy is to develop new platform technologies as well as upgrades to our existing platforms in order to continue to provide our customers with world class aesthetic treatment platforms.

Key Benefits of Our Solutions

Our products are designed to provide an effective, safe, and consistent treatment benefit for patients, and we believe we are well-positioned to enable our global customer base to capitalize on growth trends in aesthetic device procedures. Key benefits of our advanced aesthetic solutions include:

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Consistent, proven results for the most frequent procedures. Our product portfolio offers solutions for the most frequent medical aesthetics device procedures. Our products are designed to deliver consistent clinical outcomes in various practitioner settings for a wide variety of treatment volumes (low to very high), which enables our customers to meet patient needs and grow their practices. Our products leverage our foundational expertise in solid state laser, intense pulse light, picosecond, pulse-dye, RF, and microneedling technologies, thus enabling our products to deliver solutions for the broadest number of high demand procedures in a highly efficient, safe and clinically effective manner. Our technologies are well-positioned to address the growing popularity and acceptance of non-invasive and surgically minimally-invasive aesthetic procedures. Furthermore, based on a market survey of consumers of energy-based devices conducted by a third party, our product portfolio performs more vascular, pigmentation and hair removal treatments in the aggregate than any other brand of devices. Our products also include the technical capabilities to deliver treatments for multiple indications, which enhance the overall utility of the devices and offer additional revenue streams for our customers. Lastly, our products have also been proven to deliver consistent, reproducible results across a broad spectrum of patient ages, skin types, skin colors, and medical and aesthetic indications.

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Trusted results backed by a substantial body of clinical data. The reputation of our brand and the efficacy of our products helps practitioners grow their businesses and encourages their customers to become repeat purchasers. Our products are category leaders in part because of the large body of clinical evidence that supports the outcomes of our procedures. Our Vbeam family of pulse dye lasers has over 500 peer reviewed publications and over 30 years of established use. Our Gentle family of products has more than a 20-year track record establishing clinical evidence in indications such as leg veins and pigmentation and is recognized as a clinical leader in the treatment of hair removal. Ultimately, our products’ results help practitioners grow their businesses and encourage patients to become repeat purchasers. The safety and efficacy of our technologies have been validated across a broad compendium of clinical studies and peer-reviewed publications. This includes a body of clinical evidence comprised of over 2,500 peer-reviewed publications and whitepapers. Additionally, since 2017, our products have been reviewed in 69 clinical studies with the purpose of expanding potential indications of use and building further evidence to help our practitioners deliver better treatments to patients.

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High ease of use and comprehensive training creating loyal, long term customers. Our products are designed to be easy to use, ergonomic, to minimize user fatigue, to facilitate clear views of the treatment area and to be safe and effective for use in various office-based settings. These qualities make for a highly efficient practitioner and patient experience and our devices are built to produce results for customers for many years. Our practitioners become proficient with our products quickly, and our extensive clinical training infrastructure helps support aesthetic providers’ needs to train themselves and their staff. Clinical training is designed to encompass the needs of the practitioner entirely new to the device space and bring their level up over time to include advanced treatment capabilities. These attributes build customer loyalty and drive purchases of both new products and upgrades to previously purchased products to expand functionality.

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High return on investment for practitioners. We seek to provide solutions that enable practitioners to offer services that are in-demand by patients and that facilitate providers’ high profit margins and a quick return on their investment. The average provider earns back the cost of the device through revenue on treatments in less than six months. Aesthetic practices are also able to help maximize patient results and profits using multi-modality treatments that incorporate use of one or more of our products or various topical and injectable treatments with our products. In addition, our products drive patients to practitioners as they address common areas of patient demand. For example, hair removal has been shown to provide the highest aesthetic device foot traffic and the treatment of vascular damage and pigmented lesions are amongst the most common aesthetic procedures requested by patients globally. Customers can leverage our products to maximize customer loyalty, increase practice revenue and maximize profitability.

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Upgradeable technology platforms. We design our products as platforms to allow users to upgrade and expand their potential applications. Following release of a new device, our R&D efforts seek to develop new accessories, handpieces and software product extensions. This has the effect of expanding the value of the devices for our customers through broadening the available procedures and/or improving existing use of the device. These upgrades provide us with additional sources of revenue from our large active installed base of nearly 44,000 devices globally as of June 30, 2021.

We believe we offer the broadest portfolio of category leading products, with extensive clinical literature and a track record of producing clinical results in the medical aesthetics industry. This is supported by the most robust infrastructure for offering effective post-sale support to aesthetic practitioners. In combination, we believe these attributes position us to be the partner of choice for small and large aesthetic practitioners around the world.

Product Portfolio & Applications

Our current core technological capabilities cover lasers, including solid state, pulsed dye, non-ablative fractional, CO2, and picosecond lasers, IPL, RF, microneedling (including RF-based microneedling) and radiated electromagnetic field. Our wide range of technologies, together with extensive clinical studies and white papers, enables us to deliver to customers products and a product portfolio that enable them to offer the optimal solutions to patients and address a wide range of aesthetic indications.

Our solutions include our established key platform families: Gentle Pro series, PicoWay, Vbeam series, and Nordlys multi-application platform, as well as product families such as Profound, and CO2RE. We believe our products have consistently been at the forefront of technological development in the medical aesthetics market.

Our product portfolio includes:

Product	Underlying Technologies	Leading Applications*
GentleMax Pro	Alexandrite solid state Laser 755nm Nd:YAG solid state laser 1064nm	• Hair reduction skin type 1-6* • Benign pigmented lesions • Treatment of wrinkles

GentleMax Pro+	Alexandrite solid state Laser 755nm Nd:YAG solid state laser 1064nm	• Hair reduction skin type 1-6 • Benign pigmented lesions • Treatment of wrinkles

GentleYAG Pro	Nd:YAG solid state laser 1064nm	• Hair reduction skin type 5&6 • Benign pigmented lesions
GentleLase Pro	Alexandrite solid state Laser 755nm	• Hair reduction skin type 1-4 • Benign pigmented lesions • Treatment of wrinkles

PicoWay	Picosecond solid state lasers: 532nm, 730nm, 785nm, 1064nm	• Tattoo removal • Brown/dark pigment tattoos • Treatment of wrinkles • Fractional resurfacing

VBeam Prima	Pulse Dye laser: 595nm	• Photocoagulation of benign vascular • Port wine stains • Treatment of scars

VBeam Perfecta	Pulse Dye laser: 595nm Nd:YAG laser: 1064nm	• Photocoagulation of benign vascular • Port wine stains • Treatment of scars

Nordlys	IPL Fractional 1550nm Fractional 1940nm Nd:YAG 1064nm	• Treatment of benign pigmented lesions • Hair reduction • Skin resurfacing (non-ablative)

Product	Underlying Technologies	Leading Applications*

Frax Pro	Fractional 1940nm Fractional 1550nm	• Skin resurfacing (non-ablative)

CO2RE	CO2 laser 10,600nm	• Full surface ablation • Acne scars

Profound	Long-pulse Bi-polar RF Micro Needle	• Percutaneous treatment of facial wrinkles

Exceed	Mechanical Micro Needling	• Treatment of wrinkles • Acne scars

eTwo	Bi-polar RF Infrared light	• Treatment of wrinkles

MuscleUp	Radiated Electromagnetic Field	• Body • Muscle tone

*	Skin type as measured on the Fitzpatrick phototyping scale and due to the versatility of our solutions, most of our products can treat multiple conditions not listed above

Gentle Pro Series: GentleMax Pro, GentleLase Pro, and GentleYAG Pro, GentleMax Pro+

The Gentle Family of products are the global leader in laser hair removal with over 20 years of providing effective treatments. Additionally, the Gentle family has a broad scope of indications for use, including diffuse redness, hemangiomas, leg veins, onychomyocosis (nail fungus), pigmented lesions, port wine stains, pseudofoliculitis barbae, telangiectasias, and vascular lesions. This flexibility and ability to perform procedures with efficacious clinical results beyond just hair removal has contributed to its broad popularity. It is often the first energy-based device that a new aesthetic practice or provider will purchase due to the prevalence of the demand for hair removal procedures and the additional utility of the device. Customers’ experience with our Gentle series creates a strong first impression and is a first step towards repeat business. Key customers for the Gentle series of products include dermatologists, MedSpas, and hair removal chains.

Gentle products are the first choice for high volume hair removal practitioners who can confidently perform hair removal procedures at high volume in a timely fashion with high-quality and consistent results. The product’s distinctive proprietary Dynamic Cooling Device, or DCD, saves time and scales with fluency to enhance patient comfort and provide consistent epidermal protection during the procedure.

The Gentle Pro series provides treatments at 755nm (GentleMax Pro, GentleMax Pro+, and GentleLase Pro) and 1064nm (GentleMax Pro, GentleMax Pro+, and GentleYag Pro) wavelengths and is optimal for a variety of skin types. The product offers a variety of spot sizes, including a 26mm spot size, which allows practitioners to optimize treatment time for any given area of the body. This feature combined with up to 3Hz rep rates and the 2ms pulse duration makes the products ideal for fine hair.

In 2020, we launched the GentleMax Pro+, or GMP+, the next generation of the Gentle Pro series line. The GMP+ has a proprietary fiber that allows for greater energy capacity and more versatility and power in the laser across spot size and fluency, and shorter pulse durations. The GMP+ offers shorter pulse duration and enhanced power leading to higher fluence, which allows for treating finer hairs and allows for larger spot sizes. This capability offers practitioners a material reduction in treatment time for large-treatment areas sections of the body (e.g., back or legs) and a higher level of energy delivery to the tissue.

PicoWay: PicoWay System, PicoWay Resolve Handpiece, and PicoWay Resolve Fusion Handpiece

The PicoWay Laser System is a true 4-wavelength picosecond platform and is the leading device for treating benign pigmented lesions and tattoo removal. It is the preferred choice for leading tattoo removal chains. PicoWay offers multiple FDA cleared indications and can treat all skin types including darker skin types. It offers a selection of seven targeted handpieces to address additional indications, including acne scars and wrinkles, and addressing the removal of most tattoo colors, including black, brown, green, blue, purple, red, yellow, and orange, and the treatment of pigmented lesions. The PicoWay product is available in highly customizable full beam and fractionated beam configurations. Key customers include dermatologists, MedSpas, and tattoo removal centers.

The Resolve and Resolve Fusion handpieces, indicated for skin resurfacing, the treatment of wrinkles, as well as benign pigmented lesions, deliver fractional beams offering excellent skin remodeling results. The PicoWay Resolve and Resolve fusion handpieces were launched in 2019 and brought fractional skin resurfacing and rejuvenation to the PicoWay platform. This added both additional revenue streams for existing PicoWay practitioners and new purchasers of the PicoWay by broadening the potential applications of the device.

The PicoWay system provides some of the shortest pulse durations including 375ps. This is the closest pulse duration to a purely acoustic tissue effect resulting in minimal thermal diffusion and low risk, minimal social downtime treatments versus competitive lasers. The intensity of the photoacoustic effect while minimizing thermal diffusion is directly tied to the PicoWay device’s ability to deliver excellent, comfortable, and consistent clinical results across a wide range of skin types.

Vbeam: VBeam Prima and VBeam Perfecta

According to a third-party industry report, the Vbeam platform is a leading Pulse Dye Laser, or PDL, designed for the treatment of vascular lesions with use in approximately 700 hospitals globally. Long associated with the Candela brand, the Vbeam platform plays a central role in Candela’s historic brand recognition and trust with the dermatology community. The Vbeam PDL has been proven time and again for the successful treatment of a wide array of vascular, pigmented and certain non-pigmented lesions including surgical and traumatic scarring, benign vascular lesions and benign cutaneous lesions, with a low incidence of reported side effects across all skin types. The technology can also be used to treat pediatric patients without the need for general anesthesia to address certain indications. Key customers include dermatologists, plastic surgeons, teaching hospitals and universities. We have supported several philanthropic efforts relating to the donation of Vbeam devices, including for the treatment of 125,000 pediatric patients with vascular anomalies, breast cancer patients with post-surgical scarring, and victims of burn scarring.

Our proprietary 595nm wavelength technology has been shown in clinical studies to reach targeted blood vessels with more tolerability and fewer instances of melanin absorption for the vast majority of vascular malformations of the skin. The product’s distinctive proprietary, DCD, is designed to enhance patient comfort and provide consistent epidermal protection during the procedure.

Nordlys Multi-App

The Nordlys Multi-Application platform is based on 4 foundational technologies: IPL for skin resurfacing, treatment of benign pigmented lesions, treatment of benign vascular lesions, and hair reduction; Frax 1550 and Frax 1940 for textural skin improvement without ablation, and Nd:YAG 1064 for vascular lesions. Key customers include dermatologists and MedSpas.

The Nordlys platform is FDA cleared for 21 indications and is the only IPL with our proprietary Selective Wavelength Technology, or SWT, plus sub-millisecond pulses and three laser wavelengths. SWT is an advanced narrowband IPL with dual filtered light for targeted, reduced heat, more comfortable treatments, which also results in a fewer number of treatments compared to broadband IPL. The dual filtering technology eliminates certain wavelengths that cause excess heating of the skin so no active cooling is required, whereas broadband IPL requires skin cooling which can create a mild contraction of the vessels with less blood flow, therefore necessitating higher energy for effective treatments. SWT dual mode filtering creates a greater safety margin as it provides highly targeted, effective results with lower fluence needed. Its unique sub millisecond pulses are designed for effective vascular treatments and deliver the capability to treat difficult lesions such as diffuse redness, port wine stains and hemangiomas.

IPL devices work by heating tissue targets similar to laser devices except IPLs emit light over a much broader wavelength range. The Nordlys VL 555 applicator emits light in a band spanning from 555nm to 950nm. This can be advantageous when treating multiple modalities such as vascular, pigment and fine wrinkles in a single treatment. The wide wavelength band covers 555 to 750nm for treating benign vascular lesions and benign pigmented lesions, yet delivers wavelengths between 900 and 950nm for some bulk heating for skin resurfacing. The Nordlys device also offers an integrated patient database, wifi, and whisper quiet operation for enhanced practitioner benefit.

In 2020, Candela released the Frax 1550 and Frax 1940 handpieces for Nordlys. These two handpieces offer fractional skin rejuvenation and resurfacing. The launch of these handpieces broadened the potential applications for which practitioners can use their Nordlys platform and added additional revenue streams for Candela from existing owners and new purchasers of the Nordlys platform.

Candela acquired Nordlys in 2018 and integrated the device into our supply chain and global commercial channels increasing volume, revenue, and gross margin of the product. We believe Nordlys has the potential to become the world’s leading multi-application light-based aesthetic device. The success of Nordlys is an example of our ability to leverage our operational infrastructure to scale manufacturing and lower cost and an example of leveraging our global commercial channels to grow revenue significantly.

Microneedling / RF: Profound, Sublime & Sublative Handpieces, and Exceed

Candela’s microneedling portfolio provides practitioners with a broad range of skin treatment solutions for patients of all ages. The portfolio includes:

•	Profound device using a proprietary long-pulse RF technology for facial wrinkles, cellulite and sub-cutaneous fat destruction;

•	Sublime & Sublative Handpieces using bipolar RF technology for skin texture resurfacing and wrinkle reduction; and

•	Exceed device using mechanical microneedling for wrinkles and acne scars.

RF energy is controlled oscillations of electrical current delivered to tissue resulting in localized heating of the tissue. Candela’s RF devices are bipolar and operate at 1 MHz, except for Profound, which is bipolar but operates at 460 kHz. Typically, in bipolar RF, the two poles are placed near one another such that current flows from one to the other in a direction parallel to the skin surface. With this arrangement most of the current will flow through the dermis.

Similar to lasers and IPLs, medical aesthetics procedures using RF energy rely on tissue heating to gain clinical benefit. Current passed through tissue leads to heating. Tissue damage can be controlled and fractionated when delivered through needles or micropins. Biological effects leading to clinical benefit include biostimulation, apoptosis and necrosis, and for the fractional delivery devices coagulation and superficial ablation. Mechanical microneedling works by causing micro-injuries to the epidermis and dermis causing the body to invoke a healing response to the injury.

All of our microneedling and RF products have a procedural disposable element which is used and discarded after a treatment. Revenue from these disposables contributes to Candela’s recurring revenue.

Research & Development (R&D) and Innovation Strategy

R&D Capabilities & Strategy

Our R&D activities are conducted by an internal team consisting of approximately 55 employees, which includes over 30 employees that have more than ten years of engineering or scientific experience within the medical aesthetics field. Our R&D program is geared towards developing and launching new platform technologies and continuing our franchise leadership through accessory launches, next generation devices, and incremental product and clinical use improvements. Our R&D efforts are primarily based on our proprietary technologies in picosend technology, solid state and pulse dye lasers, laser optics, microneedling, RF, as well as, future horizon technologies. We also plan to launch additional products that have a consumable or disposable aspect. In addition to launching new products, we are focused on furthering innovation in the medical aesthetics field and further building our intellectual property portfolio.

Our R&D expenditures for the years ended December 31, 2020 and 2019 were approximately $24 million and $27 million, respectively. We plan to continue to increase our R&D expenditures as our revenue grows. As we increase our R&D expenditures, we believe that we will be able to fund additional programs that can further enhance the pace and breadth of our technology development.

Clinical Studies

The safety and efficacy of our technologies have been validated by 69 clinical studies completed since 2017 and over 2,500 peer-reviewed publications since our inception. We plan to continue building our body of clinical evidence through nine currently ongoing clinical studies and our active clinical surveillance program. We believe that our focus on establishing clinical evidence for the efficacy of our products has enabled us to differentiate ourselves from our competitors and establish our products as category leaders. We plan to increase spending on our clinical programs as we grow our revenue, which will further add to our body of clinical evidence supporting the use of our products and will also enhance the breadth and pace of our clinical programs.

Pipeline

We have a number of new products under development, mainly focused on minimally-invasive medical aesthetics treatments with a consumable aspect. We have launched two new devices in 2021 and a new accessory for an existing device, and we are targeting regular new device and accessory launches on an annual basis. Our product pipeline consists of multiple next-generation devices within our core product portfolio that will enhance clinical outcomes and offer incremental improvements to both patient experience and customer business usage. We also have several new applicator technologies for our existing devices currently under development. Through our R&D programs, we continue to focus our efforts on design improvements and new technologies that will reinforce our position in existing markets or allow us to enter into new categories. In addition, other improvements to our products may increase our margins or improve other aspects of our products such as manufacturability or product quality.

Commercial Strategy

Direct Sales Force, Distribution Network, Marketing and Customers

We market our products primarily to dermatologists, plastic surgeons, other cosmetic physicians and qualified practitioners. We also focus on aestheticians and MedSpas throughout the world. We are a leading brand when it comes to innovation, clinical efficacy, and service and support, according to market and customer feedback surveys of consumers of energy-based devices conducted by a third party, and are widely recognized as having the largest body of clinical evidence. We have preferred practitioner relationships, and have achieved exclusivity with many global and regional aesthetic chains. We also actively market our products to the growing group of non-core practitioners, such as primary care physicians, obstetricians, gynecologists, ophthalmologists and ear, nose and throat specialists that are increasingly incorporating aesthetic treatment procedures into their practices.

We believe we have the largest global commercial footprint in the medical aesthetics device industry. We sell our products through our direct sales forces in 18 countries including large, strategic markets such as the USA, Japan, China, Korea, Australia, Canada and Western Europe. Through our decades-long relationships with key distributors, we sell our products in 66 other countries with strong presence in the Middle East, Europe and Latin America meaning our products are available in every critical aesthetic market in the world and many other growing markets. For the year ended December 31, 2020, our direct markets represented more than 80% of our revenues.

Over the past three years we have opened up new direct channels. In 2018, we established a direct commercial salesforce in South Korea and New Zealand, and also fully converted our China and Japan businesses to a direct model, whereas we previously sold a portion of our products in these countries through distributors. In each of these cases our growth and profitability was enhanced as a result of the change to our commercial model. We may look to opportunistically build direct sales forces in additional countries where the potential of the market supports it.

We believe we have the largest global commercial organization in aesthetic devices, comprised of approximately 400 sales representatives, clinical training, and post-sale service and support employees across our APAC, EMEA and Americas regions. We have significantly invested in the technologies and infrastructure that allows our team to identify new leads, open new accounts, provide extensive clinical education and practice marketing content to drive patient volume, and engage with customers to drive upselling and cross-selling efforts. Our team is focused on nurturing long-term customer relationships, in order to drive consumables utilization, service contract sales, and repeat purchases by our existing customers. As we continue to grow our active installed base, launch new products, and upgrade existing technologies, we plan to continue to expand our commercial organization and distribution network by recruiting and training talented professionals to help broaden the adoption of our products, increase account penetration, and expand our customer base.

Our marketing objectives are to drive awareness, influence preference, and purchase intent for our solutions and to deliver qualified leads to our sales team along with the tools and support they need to succeed. While we continue to focus on our foundational customers, including Dermatologists and Plastic Surgeons, we are increasingly focusing on the high growth (double-digit) MedSpa and other non-core practitioners with high growth potential. While our specific approaches may vary, our overall marketing philosophy is centered on expanding our influence through innovative learning opportunities and evidence-based best practices for practical clinical engagement. We also seek to build relationships with KOLs, who help build our body of clinical evidence and drive awareness of our products. We seek to expand the extensive body of research and publications that support the expanded clinical use of our products and develop marketing claims based on clinical evidence.

We engage with potential and existing customers through a range of digital channels as well as both virtual and in-person educational and clinical formats to deliver highly relevant content. Our educational engagement includes office visits, academic meetings, podium presentations, clinical publications, clinical studies, training programs, and educational workshops. We also conduct global expert-led master classes and webinars featuring recognized expert panelists and KOLs to promote existing and new treatment techniques using our products. In 2019, nearly 90 academic peer-to-peer clinical podium presentations of our products were presented at major academic meetings. In addition, over 25,000 aesthetic professionals attended our training events globally. We also hold over 5,800 global virtual and in-person educational forums annually. We believe these events drive our brand awareness, enhance customer loyalty, and provide us with new sales opportunities.

Demand generation and digital marketing outreach are central to our direct-to-practitioner marketing strategy. This focus allows us to grow our database of potential customers in overall size and quality, generate high market engagement with Candela and our product portfolio, and deliver a customer-centric educational experience at every stage of the customer journey. We execute on these objectives via multiple channels including digital media (paid and organic search engine optimization and marketing), website, sales tools, eCommerce, and email marketing automation. Geotargeting and demographic profiling, among other approaches allow us to fine tune our social exposure. Paid social approaches also play an important role in building brand awareness during early stages of the customer journey. New eCommerce enhancements to support growth objectives for consumables include launching a new automated purchase process, streamlining promotion offerings, and introducing intelligent transactional nurture programs among other programs.

End-to-end Customer Support

A significant part of Candela’s value proposition is comprehensive service and clinical support for each of our products. A key message to customers and prospects is that they can trust in us so that their patients can trust in them.

Our sales and service infrastructure strengthens our customer relationships and ensures that we support our customers with a range of services, including customer onboarding, device installation and training, in-practice clinical training, practice marketing, and business building training and support. These services help our clients build clinical and technical proficiency and drive patient volume to maximize utilization of their Candela devices and enable practice growth and profitability. This post-sale support comprises individuals from multiple functions that engage with the customer to help them realize the most from their purchase and strengthen their relationship with Candela.

Our global customer support strategy is to offer our customers predictable cost of ownership, including minimizing ongoing maintenance. We offer service agreements, which include a limited warranty and services provided through Field Service Engineers, or FSEs. These agreements offer direct access to both technical and clinical experts and expedited implementation of hardware & software upgrades.

Global Clinics and Centers of Excellence

We offer our customers access to the Candela Institute for Excellence, or CIE, Candela clinics, and our Centers of Excellence globally to provide clinical demonstrations, training sessions, practice development workshops, and promote our brand. The CIE and Company clinics are also used as commercial training centers to optimize the technical training of our sales teams.

The CIE is our flagship innovation center and clinic in Marlborough, MA, a state-of-the-art research and development facility where scientists and physicians partner with some of the most brilliant practitioners to develop new technologies, therapies, and best practices. The CIE is also the go-to resource for practitioners looking for ways to improve every aspect of their practices, from technology to marketing. The CIE offers an array of practice-enhancing programs, including monthly advanced clinical training workshops, demonstration days, and user meetings. Our advanced clinical workshops provide valuable insights on products, techniques, indications, patient selection, and clinical outcomes. Demonstration days are led by clinical trainers and offer participants the opportunity to increase their skills through hands-on experience with advanced Candela products. User meetings facilitate peer-to-peer discussions about cases, best practices, treatment issues, and other shared learnings in small, interactive group settings.

We additionally have Company clinics in the United States, Canada, Europe, China, Hong Kong, Japan and Australia. These locations run customer events, trainings, clinical trials and post-market studies, and hold forums for us to coordinate with our research teams for product development. In addition, these clinics are used to train our employees as well as customers in a manner similar to the CIE.

Our Centers of Excellence program allows us to collaborate with expert customers around the globe on educational and marketing initiatives. We have 27 of these centers that share best clinical and marketing practices with us and other current or potential customers. These centers are carefully vetted, elite practices that teach safe, effective, leading-edge aesthetic techniques to practitioners around the globe using Candela technology. These sites also enhance the Candela brand and offer a brick and mortar store front in key markets where aesthetic practitioners can view and demonstrate products and learn techniques from other experts in the medical aesthetics market. This clinical training and sales approach is difficult for competitors to replicate, and has strengthened our local market presence, especially in APAC.

Medical Device Service

Our medical devices are sophisticated technical equipment that require periodic maintenance to keep operating at an optimal level. Candela offers customers a technical support line where technical support representatives help assess the situation and provide needed services. If onsite service is required, Candela has approximately 200 employees dedicated to technical post-sale support that are regionally located across every direct market, and a global technical team that works with our distributor customers. Our extensive service infrastructure is a competitive advantage, especially for national and international chain customers who require service level agreements.

Our highly skilled FSEs go through a rigorous technical training program to familiarize themselves with servicing Candela devices, learn how to quickly solve issues for our customers, and ensure a good customer experience through their visit. After their initial credentialing, the FSEs receive ongoing, periodic training to maintain and improve their skillsets. Our service career ladder program facilitates skill enhancement, career growth, and service leadership development over the course of their tenure with us. Thorough training enhances the customer experience by enabling our FSEs to correctly diagnose issues, generally complete the repair on the first visit, and utilize the appropriate number of parts. Our FSEs are long tenured with over 25% of FSEs having more than 10 years of experience working with our devices. In addition, our regional service leaders have on average 20 years of tenure.

Our devices are typically sold with a one-year limited warranty. At time of sale, customers have the option to purchase an extended service contract for up to an additional four years after the limited warranty expires. At any time following the sale, a customer may elect to purchase a service contract for a set period of time. For those customers no longer under a limited warranty and electing not to purchase a service contract, they are able to purchase our repair and maintenance services on a time and material basis. As we look to grow the service portion of our business, we have initiatives in place and offer customer incentives to increase adoption of extended service contracts.

Manufacturing and Supply

We rely primarily on outsourced manufacturing to produce our devices and we are in the process of becoming a fully-outsourced manufacturer. Outsourcing enables us to carry lower overall inventory levels and maintain lower per-unit manufacturing costs with lower levels of capital expenditure investment than we experienced with in-house manufacturing. Our major contract manufacturers and suppliers are located in Mexico, Europe, China, Israel and the United States. Through our strategic arrangement with a contract manufacturer, we maintain dedicated manufacturing lines in its medical grade manufacturing facility in Tijuana, Mexico. Within such facility, all proprietary manufacturing, testing and assembly equipment for certain components of our Gentle series, E2, CO2RE, Nordlys, Sirius, FraxPro, and PicoWay products is owned by us. We also expect to own any proprietary equipment for new products we launch that will be manufactured by the contract manufacturer. We operate an approximately 38,000 square-foot manufacturing facility in Wayland, Massachusetts at which we manufacture some of our PicoWay and VBeam systems and certain components for multiple product lines. We plan to outsource these remaining activities to our contract manufacturers over time and close the Wayland facility.

We believe our contract manufacturers’ processes comply with all applicable U.S. and international quality and safety standards, such as ISO 13485:2016, CE and the FDA quality system regulations. We conduct in-house prototype development and present detailed manufacturing specifications to our contract manufacturers, and they purchase the necessary components from qualified supplier and manufacture the product. These contract manufacturers provide us fully assembled products, repair parts, and accessories. We control and monitor the quality of our products via our quality management system.

Our contracts with contract manufacturers do not have minimum purchase requirements and allow us to purchase end products on a purchase order basis. Under these contracts, we provide monthly, rolling twelve- to eighteen-month forecasts that are generally binding three to six months prior to delivery. Under these contracts, our contract manufacturers provide manufacturing services pursuant to our written specifications. These manufacturing services include labor, materials, testing, release, packaging and delivery. Pricing under these contracts is reviewed every three months. The contracts generally have five-year terms that automatically renew for successive two-year terms unless either we or the applicable contract manufacturer provide written notice of termination to the counterparty a certain number of months in advance.

Our contract manufacturers procure the components for our products from a defined set of approved suppliers. All potential new suppliers are evaluated across multiple factors including, but not limited to, manufacturing capability, compliance with our internal quality system requirements, compliance with international standards, as required, stability and continuity of supply and financial stability. Only raw materials from approved suppliers are used in the manufacturing of our products. Our existing suppliers are audited at pre-determined intervals, either through on-site audits or remote monitoring, to ensure their standards are maintained and our internal quality system requirements are met.

Lead times for components may vary significantly depending on the size of the order, time required to fabricate and test the components, specific supplier requirements and current market demand for the components. We intend to reduce any potential for delays of supply by completing and executing a formal risk assessment for sourced items, proactive identification and resolution of potential discontinued materials and supplier capacity constraints, building safety stock and maintaining relationships with multiple suppliers of major components. The top priorities of our manufacturing operations are manufacturing finished goods (both systems and accessories) and repair parts, quality control, cost reduction and inventory management.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret laws and confidentiality, non-disclosure and invention assignment agreements and contractual clauses to protect our intellectual property rights. We consider the protection of our technology to be material to our business. Due to the substantial length of time and expense associated with bringing new products through development and regulatory clearance to the marketplace, we place considerable importance on obtaining patent protection for our products. Our success depends, in large part, on our ability to maintain the proprietary nature of our technology. To do so, we must prosecute and maintain existing patents and obtain new patents. We must also operate without infringing the proprietary rights of third parties or allowing third parties to infringe our rights. Our policy is to aggressively protect our competitive technology position by a variety of means, including applying for patents both in the U.S. and in appropriate foreign countries directed at key inventive features of our products and enforcing those patents once issued.

As of June 30, 2021, our patent portfolio (including patents held by our subsidiaries) consisted of approximately 94 issued U.S. patents, 23 patent applications pending in the U.S., 38 issued international patents, and 32 patent applications pending internationally. These patents relate to the technologies described in this prospectus including our laser and light-based technologies, radio frequency technologies, micro-needling technologies, safety features and other related technologies. We expect to file future patent applications in the U.S. In addition, we have filed, or intend to file, foreign counterpart applications in Europe, certain countries in South America, Canada, Israel, Australia, China, Korea, Japan and certain other countries in Asia and the Middle East for certain applications. In addition to our portfolio of issued patents and patent applications, we also license certain patented technology from third parties. Although further patents may be issued on our pending applications, we cannot be sure that any such patents will be issued on a timely basis, if at all. In addition, any issued patents may not provide us with the level of protection we anticipate and/or may be challenged by others, and the existing or future patents of third parties may limit our ability to commercialize our existing products or products in development. As of June 30, 2021, our patent portfolio includes patents with expiration dates ranging from 2021 to 2038 in the United States, Australia, China, France, Germany, Israel, Italy, Japan, Korea, Spain and the United Kingdom and with the European Patent Office. A representative sample of our patents directed to our material technologies are provided in the table below:

TITLE	COUNTRY	STATUS	APP. NO.	PATENT NO.	ISSUE DATE	EXPIRATION DATE	TYPE OF PATENT PROTECTION
System And Method For Treating Skin	United States	Granted	10/774,478	7238183	Jul 3, 2007	10/7/2022	Utility - Apparatus & method
Self Calibrating Irradiation System	United States	Granted	12/107,528	7671327	Mar 2, 2010	4/22/2028	Utility - Method & apparatus
Methods for Treating Pigmentary and Vascular Abnormalities in a Dermal Region	United States	Granted	11/645,222	7891362	Feb 22, 2011	3/23/2029	Utility - Method
Laser Surgical Apparatus	United States	Granted	12/016,871	7951139	May 31, 2011	2/21/2028	Utility - Apparatus
Method and apparatus for fractional skin treatment	United States	Granted	12/505,576	8357150	Jan 22, 2013	5/1/2031	Utility - Method
Voltage Bucking Circuit For Driving Flashlamp-Pumped Lasers For Treating Skin	United States	Granted	11/870,933	8613741	Dec 24, 2013	6/5/2032	Utility - Apparatus
Laser Systems and Related Methods	United States	Granted	15/035,765	9722392	Aug 1, 2017	11/19/2034	Utility - Apparatus & Method
Laser systems and related methods	United States	Granted	15/649,897	10069272	Sep 4, 2018	11/19/2034	Utility - Apparatus
Handpiece with a Microchip Laser	United States	Granted	16/015,249	10622780	Apr 14, 2020	6/22/2038	Utility - Apparatus
Laser Systems and Related Methods	United States	Granted	15/972,259	10644476	May 5, 2020	11/19/2034	Utility - Apparatus & Method

As of June 30, 2021, we also have approximately 360 U.S. and international registered and unregistered trademarks directed to our corporate and affiliate names, as well as our products, treatment protocols and services. These trademarks help to further distinguish our products and services and enhance our overall intellectual property position. Our registered trademarks include CANDELA, SCIENCE. RESULTS. TRUST, ELLIPSE IPL, GENTLEMAX PRO, GENTLELASE PRO, PICOWAY, VBEAM, PROFOUND, ETWO, and CO2RE, among others. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. We have a policy of seeking to register our trademarks in the U.S., Canada, countries in Europe, countries in Asia and other key countries in which we operate. In addition, the software programs associated with our products are protected by U.S. copyright law.

In most cases, our contractors, advisors, and employees are required to execute confidentiality agreements in connection with their employment, service and consulting relationships with us. We also require them in most cases to agree to disclose and assign to us all inventions conceived in connection with their services to us. However, there can be no assurance that these confidentiality and assignment agreements will be enforceable or that they will provide us with adequate protection.

For more information regarding the risks related to our intellectual property, see “Risk Factors—Risks Related to Our Intellectual Property.”

Competition

The medical aesthetics industry is highly competitive. Our products compete against laser and other energy-based products offered by numerous small and large public and private companies, both those focused on the medical aesthetics device market as well as larger pharmaceutical and medical devices companies. We also face competition from medical products unrelated to energy-based devices, such as neurotoxins and hyaluronic acid injections, and aesthetic procedures, such as face lifts, liposuction, sclerotherapy, electrolysis, chemical peels and microdermabrasion.

Competition among providers of laser and other energy-based devices for the aesthetic market is characterized by extensive research efforts and rapid technological changes, and there are few barriers to entry that would prevent new entrants or existing competitors from developing products that would compete directly with ours. To compete effectively, we have to demonstrate that our products are attractive alternatives to other devices and treatments by differentiating our products on the basis of such factors as innovation, performance, clinical evidence, brand recognition, service, post-sale support and price. Our competitors may be able to offer practicioners a broader spectrum of services or have greater financial, research and development, manufacturing, and sales and marketing resources and capabilities than we do. In addition, our competitors may have more established products, newer or different products and longer lasting customer relationships, which could place us at a competitive disadvantage. Additional competitors may enter the market, and we are likely to compete with new companies in the future. Any business combinations or mergers among our competitors that result in larger competitors with greater resources or distribution networks, or the acquisition of a competitor by a major medical or technology corporation seeking to enter this business, could further result in increased competition. Pharmaceutical companies, academic and research institutions or others may develop new, non-invasive or minimally-invasive therapies that are more effective, more convenient or less expensive than our current or future products. Any new technologies, procedures or therapies could result in increased competition or make our products obsolete. As a result, we expect competition to remain intense.

Employees and Human Capital

As of December 31, 2020, we employed approximately 860 employees worldwide. Approximately 280 employees reside in our APAC region, 190 employees reside in our EMEA region, and 390 employees reside in our North America region. None of our global employees are represented by unions except in South Korea and Japan.

We are grounded in our brand positioning of “Science. Results. Trust.” and we operate with guiding values of accountability, focused execution, customer success and transparent communication. A cornerstone of Candela’s success is our ability to attract, hire and retain qualified talent.

Candela has equal pay practices whereby individuals performing alike jobs (i.e., job content, work accountabilities and responsibilities) are provided with equal pay for substantially equivalent work and experience levels irrespective of gender. In addition, Candela conducts annual pay practice reviews and adjusts as required to ensure alignment with our equal pay practices and compensation philosophy. Our employment and consulting agreements include undertakings by our employees and consultants with respect to confidentiality and assignment to Candela of intellectual property rights developed in the course of their employment or service. These agreements also include non-competition and non-solicitation arrangements with such employees and consultants to the extent such arrangements are enforceable under the laws of the various jurisdictions in which we operate.

We utilize an annual goal setting and performance management system whereby over 95% of our employees have annual goals with periodic formal reviews with their manager, and a formal annual review with quantitative performance metrics that trigger the annual bonus target payouts based on Company, function and individual performance ratings.

Diversity, Inclusion and Equal Opportunity Employment

We are committed to fostering and maintaining an environment of diversity and inclusion. We believe this strengthens our global team. We lead and manage inclusively by embracing all cultures, races, creeds, ethnicities, ages, marital statuses and gender orientations. We believe that we can maintain a well-balanced, talented workforce through these commitments. We value diversity and inclusion and recognize and appreciate that each and every one of our colleagues bring unique insights, perspectives and personalities to the work environment and should have the opportunity to grow professionally and personally each and every day with us.

Employee Engagement

We conduct and assess feedback from our employees on an annual basis to better understand and improve the employee experience and identify opportunities to continually strengthen our culture. We want to know what is working well, what is not working well, and what we can do better to improve our employee work experience. On average, since 2017, approximately 85% of our workforce has participated in focus groups, survey tools and our “Voice-of-the-Employee” programs.

Candela’s Social Responsibility

We recognize the importance of supporting the communities in which we operate and where our employees reside globally. We aim to make a meaningful social difference and provide philanthropic opportunities and initiatives which harness the power and energy of our brand. We regularly provide free equipment and clinical training as well as financial support to various non-profit entities.

We also actively engage with non-profit entities in countries where our business is based. In August 2021, we sponsored a global philanthropic day to recognize our global efforts, which include charitable donations, and our employees donated their time and efforts to support several charities chosen by them. The charities included vascular birthmark awareness and education, patronage to “Good Deeds Days” around the world for regional food banks, shelters for teenagers at risk, agriculture planting, dress for success mentoring, and a foundation that supports families with children suffering from life-threatening and chronic illnesses.

Candela’s Learning and Leadership Development Philosophy

Employee and leadership development at our Company is a purposeful partnership, which we believe enables, recognizes and encourages the growth of our internal talent. We believe employees at all levels grow and can reach their potential through cross-functional project participation and contributions, on-the-job training and mentoring.

Candela administers an annual talent assessment in which over 30% of our global workforce is reviewed to calibrate the depth of talent for internal movement, discuss developmental opportunities, and understand talent gaps within the organization. In addition, over 26% of our talent is reviewed for succession planning for priority positions.

We provide structured learning opportunities by offering training resources to ensure team members have the resources to succeed both personally and professionally. We believe that employee and leadership development is a source of competitive advantage in attracting and retaining top talent.

Facilities

Our corporate headquarters are located in Marlborough, Massachusetts, where we lease and occupy an approximately 50,000 square foot facility of office space for research and development, regulatory, operations, finance and other administrative functions. The current term of our lease expires in February 2027, with an option to extend for two additional five-year terms. In the United States, we also lease office space in Irvine, California for our marketing function and in Wayland, Massachusetts for manufacturing and warehousing, which we expect to outsource to our contract manufacturer before the expiration of the lease in March 2023. Our subsidiaries lease office space for our regional headquarters in Madrid, Spain and Hong Kong as well as multiple other office and warehouse locations including Japan, China, Canada, Korea, Australia, Israel, Portugal, Germany, Italy, France and the United Kingdom. The total number of our leased facilities are provided in the table below.

Region	Number of Facilities
Asia Pacific	27
North America	5
Europe	10

We believe that our existing facilities are adequate to meet our needs for the foreseeable future as we continue to implement our current commercial strategy.

Government Regulations

Our products are medical devices subject to extensive regulation in the United States by the FDA and by corresponding state regulatory agencies and authorities. Likewise, our products are subject to extensive medical device regulations and requirements in other countries, such as China, Japan, the United Kingdom and those in the EEA by applicable regulatory agencies and our Notified Bodies. These regulations pertain to the development, evaluation, manufacturing, labeling, sale, advertising, promotion, distribution, shipping and servicing of our products. The FDA and other regulatory authorities oversee the suitability and effectiveness of Candela’s Quality System, record-keeping procedures, safety alerts, recalls, market withdrawals, removals and field corrective actions, post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury, and product import and export.

In some jurisdictions, such as the United States, China, Japan, Canada, the European Union (under MDR), South Korea and Israel, we must complete an application or certification process with the relevant regulator or Notified Body, which includes submitting the results of clinical trials or investigations for their review. In other jurisdictions, such as certain countries in Asia, we are required to self-certify that our devices meet the applicable standards (which may include the completion of satisfactory clinical trials) but without the requirement of a formal application with, or review of clinical trials by, the relevant regulatory body.

In addition to the requirements regarding product clearance or certifications, many countries also impose product standards, packaging requirements, environmental requirements, labeling requirements and import and export restrictions on our products. Each country also has its own tariff regulations, duties and tax requirements. Failure to comply with applicable regulatory requirements may result in fines, suspension or withdrawal of marketing authorizations, product recalls, seizure of products, operating restrictions, criminal prosecution, or other consequences.

United States

In the United States, the FDA and its implementing regulations govern the following activities to ensure that medical products distributed within the United States are safe and effective for their intended uses:

•	product design and development;

•	product testing, including pre-clinical and clinical testing;

•	product manufacturing;

•	product safety and efficacy;

•	product labeling and packaging;

•	product instillation and storage;

•	sterilization of product;

•	record keeping;

•	premarket clearance or approval;

•	advertising and promotion;

•	manufacturing and production;

•	product sales and distribution;

•	import, export and shipping;

•	establishment registration and device listing; and

•	recalls, field safety corrective actions and post-market surveillance.

FDA’s Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device we wish to commercially distribute in the United States requires 510(k) clearance or premarket approval. The FDA classifies medical devices into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and Special Controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These Special Controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. All of our current products are Class II devices subject to the 510(k) clearance requirements.

510(k) Clearance Pathway

When a 510(k) clearance is required, we must submit a premarket notification demonstrating that our proposed device is “substantially equivalent,” as defined in the FDCA, to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but often takes longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, FDA collects user fees for certain medical device submissions and annual fees and for medical device establishments. For FY 2021, the standard user fee for a 510(k) premarket notification application is $12,432.

After a 510(k) premarket notification is submitted, the FDA determines whether to accept it for substantive review. If it lacks necessary information for substantive review, the FDA will refuse to accept the 510(k) submission. If it is accepted for filing, the FDA begins a substantive review. By statute, the FDA is required to complete its review of a 510(k) premarket notification within 90 days of receiving the submission. As a practical matter, however, clearance often takes far longer. Although many 510(k) premarket notifications are cleared without clinical data, the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process. When FDA clearance of a Class II device requires human clinical trials, approval from an Institutional Review Board, or the IRB, is required to proceed with the planned clinical study. If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device. Laser devices used for aesthetic procedures have generally qualified for clearance as Class II devices under the 510(k) clearance pathway.

If the FDA determines that the device is not “substantially equivalent” to a predicate device, or if the device is automatically classified into Class III, the device sponsor must then fulfill the much more rigorous premarketing requirements of the PMA approval process, or seek reclassification of the device through the de novo process. A manufacturer can also submit a petition for direct de novo review if the manufacturer is unable to identify an appropriate predicate device and the new device or new use of the device presents a moderate or low risk.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, will require a new 510(k) clearance or, depending on the modification, could require a PMA application or de novo classification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. Many minor modifications, i.e., modifications tht do not require a premarket submission to and clearance by the FDA, are accomplished by a letter-to-file in which the manufacture documents the change in an internal letter-to-file. The FDA can always review these letters-to-file in an inspection. If the FDA disagrees with a manufacturer’s determination regarding whether a new premarket submission is required for the modification of an existing 510(k)-cleared device, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or approval of a PMA for the modification is obtained. In addition, in these circumstances, the FDA can impose significant regulatory fines or penalties for failure to submit the requisite 510(k) or PMA.

Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced actions intended to modernize the FDA’s 510(k) clearance process. The FDA announced that it planned to develop proposals to drive manufacturers to use more modern predicates that are less than ten years old as predicate devices. These proposals have not yet been finalized or adopted, though the FDA may work with Congress to implement such proposals through legislation. In September 2019, the FDA issued a guidance document on the Safety and Performance Based Pathway, an optional pathway for certain, well-understood device types, where the manufacturer would use FDA-identified performance criteria to demonstrate that the device is as safe and effective as a legally-marketed device. None of our devices fall within the device types that FDA has identified as appropriate for the Safety and Performance Based Pathway, but the FDA continues to develop product-specific guidance documents that identify the performance criteria for each such device types, as well as the recommended testing methods for such device types.

Premarket Approval Pathway

A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process. A PMA must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trials, manufacturing and labeling, to demonstrate the safety and effectiveness of the device to the FDA’s satisfaction. No device that we have developed has required premarket approval, nor do we currently expect that any future device or indication will require premarket approval.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

In addition, the study must be approved by, and conducted under the oversight of, an IRB for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

None of our currently marketed products’ 510(k) clearances have required us to conduct clinical studies to support clearance, and we have conducted post-market clinical studies and investigations to evaluate our devices.

Post-Market Regulation

After the FDA permits a device to enter commercial distribution, numerous regulatory requirements apply, including, but not limited to:

•

the QSR which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	establishment registration and device listing with the FDA;

•	clearance or approval of certain product modifications to 510(k)-cleared or PMA-approved devices;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses;

•	advertising and promotion requirements;

•

medical device reporting regulations, which require that manufacturers report to the FDA if their devices may have caused or contributed to deaths or serious injuries or malfunctioned in ways that would likely cause or contribute to deaths or serious injuries if the malfunctions were to recur;

•

medical device correction, removal and recall reporting regulations, which require the manufacturers to report to the FDA corrections, removals and recalls if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

•	post-market surveillance regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the devices.

We may be subject to similar foreign laws that may include applicable post-marketing requirements such as safety surveillance. We are required to manufacture our products in compliance with the QSR and the international quality-management standard for medical systems ISO 13485:2016. The QSR and ISO 13485 cover the methods and documentation of the design, testing, control, manufacturing, production, processes, controls, labeling, quality assurance, packaging, storage, distribution, shipping, installation and servicing of our products. The QSR also requires, among other things, maintenance of a device master file, device history file and complaint files. As a manufacturer, our facilities, records and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA and foreign regulatory authorities have broad post-market and regulatory enforcement powers. We are subject to unannounced inspections by the FDA and foreign regulatory authorities to determine our compliance with the QSR and other regulations, and these inspections may include the facilities of our contract manufacturers. Since 2017, we have been enrolled in the Medical Device Single Audit Program, or the MDSAP. The MDSAP allows a MDSAP-recognized auditing organization to conduct a single regulatory audit of a medical device manufacturer, which satisfies the requirements of the regulatory authorities participating in the program. The authorities participating in MDSAP include: MDSAP Members (FDA—US, Health Canada—Canada, Therapeutic Goods Administration—Australia, Pharmaceuticals and Medical Devices Agency, or PMDA—Japan, and Agência Nacional de Vigilancia Sanitária—Brazil); MDSAP Official Observers (EU MHRA—United Kingdom); and MDSAP Affiliate Members (National Administration of Drugs, Food and Medical Devices—Argentina, Ministry of Food and Drug Safety—Republic of Korea, and Health Sciences Authority—Singapore).

MDSAP re-certification occurs every three years with a surveillance audit taking place annually. Major findings during these audits or an increase in field reportable events could trigger regulatory enforcement action including by the FDA. Our manufacturing facility is ISO 13485 certified. We had a successful MDSAP re-certification audit in October 2020. There were no significant findings or observations as a result of this audit; however, our failure to maintain compliance with the QSR requirements could result in expensive remediation of any audit issues and/or the shutdown of our manufacturing operations and the recall of our products, which would have a material adverse effect on our business. If one of our suppliers fails to maintain compliance with specified quality requirements, we may have to qualify a new supplier and could experience manufacturing delays as a result. We have opted to maintain quality assurance and quality management certifications to enable us to market our products in the U.S., the member states of the EU, the European Free Trade Association and countries which have entered into Mutual Recognition Agreements, or MRAs, with the EU. Our devices may also need to comply with new requirements for conformity marking in the United Kingdom, including new requirements for UKCA product markings and dual UKCA and CE marking for devices in the Northern Ireland market.

We also are regulated under the Radiation Control for Health and Safety Act provisions in the FDCA and implementing FDA regulations, which requires laser products to comply with performance standards, including design and operation requirements, and manufacturers to certify in product labeling and in reports to the FDA that their products comply with all such standards. The law also requires laser manufacturers to file new product and annual reports, maintain manufacturing, testing and sales records, and report product defects. Various warning labels must be affixed and certain protective devices installed, depending on the class of the product.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•	warning or untitled letters, fines, injunctions, consent decrees and civil penalties;

•	unanticipated expenditures, repair, replacement, refunds, withdrawals, recalls, import alerts, administrative detention and refusal or seizure of products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) clearance of new products or modified products or new intended uses;

•	withdrawing 510(k) clearance that have already been granted;

•	refusing to grant export approvals; and

•	criminal prosecution.

The FDA also has the authority to require us to repair, replace or refund the cost of any medical device that we have manufactured or distributed. If any of these events were to occur, they could have a material adverse effect on our business.

We are also subject to a wide range of federal, state and local laws and regulations, including those related to the environment, health and safety, land use and quality assurance. We believe that we are in compliance with these laws and regulations as currently in effect, and our compliance with such laws will not have a material adverse effect on our capital expenditures, earnings and competitive and financial position.

State Corporate Practice of Medicine Laws

The Company clinics’ operations and our employment of physicians who run clinical trials and post-market studies at such clinics may be subject to various state laws, commonly referred to as corporate practice of medicine laws, which are intended to prevent unlicensed persons from practicing medicine or otherwise interfering with or influencing a physician’s professional judgment in providing professional services. These laws vary from state to state and are subject to broad interpretation and enforcement by state regulators. A determination of non-compliance against us could lead to adverse judicial or administrative action, civil or criminal penalties, receipt of cease and desist orders from state regulators, and/or restructuring of these arrangements.

Other Healthcare Laws

Although none of our products or procedures using our products are currently covered by any state or federal government healthcare programs, or any private commercial payor, we may be subject to a number of foreign, federal and state laws and regulations that may restrict our business practices, including, without limitation, anti-kickback, self-referral, false claims, and transparency laws and regulations related to payments and other transfers of value made to physicians and other health care professionals. The government has interpreted these laws broadly as they apply to the marketing and sales activities of manufacturers and distributors. Companies targeted in such prosecutions and in civil litigation have paid substantial fines, penalties and settlements in the hundreds of millions of dollars or more, have been forced to implement extensive corrective action plans, can be excluded from federal health care programs, and have often become subject to consent decrees, settlement agreements or corporate integrity agreements severely restricting the manner in which they conduct their business. Violations of any of these laws may result in administrative, civil and criminal penalties, disgorgement, imprisonment and contractual damages. Many U.S. states and countries outside the United States have similar fraud and abuse statutes or regulations that may be broader in scope than the U.S. federal laws, and may apply regardless of payor, in addition to items and services reimbursed under government programs.

Anti-corruption Laws and Regulations

Our global business is subject to the FCPA, the UK Bribery Act and other anti-corruption laws and regulations applicable in the jurisdictions where we operate. The FCPA prohibits U.S. businesses and their representatives from offering to pay, paying, promising to pay or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business. The FCPA also obligates companies whose securities are listed in the U.S. to comply with accounting provisions requiring us to maintain books and records, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation, including international subsidiaries, if any, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements. The scope of the FCPA includes interactions with certain healthcare professionals in many countries. The UK Bribery Act prohibits both domestic and international bribery, as well as bribery across both public and private sectors. There are similar laws and regulations applicable to our business outside the U.S., all of which are subject to evolving interpretations.

Regulation of Medical Devices in the European Union

The EU had adopted specific directives regulating the design, manufacture, clinical investigations, conformity assessment, labeling and adverse event reporting for medical devices, which are currently being replaced by regulations. EU directives must be implemented into the national laws of the EU member states and national laws may vary from one member state to another while EU regulations are directly applicable in all the EU member states (i.e., without the need for adoption of EU member state laws implementing them).

Until May 25, 2021, medical devices were regulated by the Council Directive 93/42/EEC, or the Medical Devices Directive, and our current certificates have been granted under the Medical Devices Directive whose regime is described below.

In the EU, there is currently no premarket government review of medical devices. However, the EU requires that all medical devices placed on the market in the EU must meet the relevant essential requirements laid down in Annex I of the Medical Devices Directive. The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

To demonstrate compliance with the essential requirements laid down in Annex I to the Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. Conformity assessment procedures require an assessment of available clinical evidence, literature data for the product, and post-market experience in respect of similar products already marketed. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-declare the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a Notified Body. Notified Bodies are independent organizations designated by EU countries to assess the conformity of devices before being placed on the market. A Notified Body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system (which must, in particular, comply with ISO 13485:2016 related to Medical Devices Quality Management Systems). If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EU.

Notified Body certificates of conformity are valid for a fixed duration (which shall not exceed five years). Throughout the term of the certificate, the manufacturer will be subject to periodic surveillance audits to verify continued compliance with the applicable requirements. In particular, there will be a new audit by the Notified Body before it will renew the relevant certificate(s).

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. All manufacturers placing medical devices into the market in the EU must comply with the EU medical device vigilance system. Under this system, incidents must be reported to the relevant authorities of the EU member states, and manufacturers are required to take Field Safety Corrective Actions, or FSCAs, to reduce a risk of death or serious deterioration in the state of health associated with the use of a medical device that is already placed on the market. An incident is defined as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient or user or of other persons or to a serious deterioration in their state of health. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices.

The regulation concerning medical devices in the EU is evolving. On April 5, 2017, the Medical Devices Regulation, or MDR, was adopted to establish a modernized and more robust EU legislative framework, with the aim of ensuring better protection of public health and patient safety. Unlike directives, the regulation is directly applicable and is intended to eliminate current differences in the regulation of medical devices among EU member states. The MDR, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation.

The MDR became effective on May 26, 2021. The new regulation among other things:

•

strengthens the rules on placing devices on the market (e.g. reclassification of certain devices and wider scope than the Medical Devices Directive) and reinforces surveillance once they are available;

•	establishes explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

•	establishes explicit provisions on importers and distributors’ obligations and responsibilities;

•	imposes to identify a responsible person who is ultimately responsible for all aspects of compliance with the requirements of the new regulation;

•

improves the traceability of medical devices throughout the supply chain to the patient through a unique identification number, to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

•	sets up a central database (Eudamed) to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

•

strengthens rules for the assessment of certain high-risk devices, such as implants, which may have to undergo a clinical evaluation consultation procedure by experts before they are placed on the market.

To the extent that our products have already been certified under the Medical Devices Directive, the MDR allows us to market them provided that the requirements of the transitional provisions are fulfilled. In particular, the certificate in question must still be valid. Under article 120(2) of the MDR, certificates issued by Notified Bodies before May 25, 2017 will generally remain valid until their indicated expiry dates. Certificates issued after May 25, 2017 will remain valid until the end of the period indicated on the certificate, which shall not exceed five years from its issuance. They shall however become void at the latest on May 27, 2024. Accordingly, before that date, we will need to obtain new CE Certificates of Conformity. If we are unable to obtain new CE Certificates of Conformity for any of our products on a timely basis, or at all, our business may be materially impacted.

In the EU, regulatory authorities have the power to carry out announced and, if necessary, unannounced inspections of companies, as well as suppliers and/or subcontractors and, where necessary, the facilities of professional users. Failure to comply with regulatory requirements, as applicable, could require time and resources to respond to the regulatory authorities’ observations and to implement corrective and preventive actions, as appropriate. Regulatory authorities have broad compliance and enforcement powers and if such issues cannot be resolved to their satisfaction can take a variety of actions, including untitled or warning letters, fines, consent decrees, injunctions, or civil or criminal penalties. Several member states of the European Free Trade Association have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices.

The advertising and promotion of medical devices is subject to some general principles set forth by EU directives. According to the MDR, only devices that are CE-marked may be marketed and advertised in the EU in accordance with their intended purpose. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, for example requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at national level. EU member states laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals.

Many EU member states have adopted specific anti-gift statutes that further limit commercial practices for medical devices, in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities. In addition, many EU member states have adopted national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers. Certain countries also mandate implementation of commercial compliance programs.

The MDR will not be applicable in Great Britain due to Brexit. Existing EU directives governing all medical devices, including in vitro diagnostic medical devices, have been given effect in domestic law through the Medical Devices Regulations 2002 (SI 2002 No 618, as amended). This means that from January 1, 2021, the Great Britain route to market is still based on the requirements derived from the pre-existing European Union legislation. As a standalone regulatory body, the MHRA is responsible for regulating medical devices in Great Britain (England, Scotland and Wales) and Northern Ireland, though Northern Ireland is aligned with EU legislation and regulations regarding medical devices as a result of the Northern Ireland Protocol that took effect in January 2021. The MHRA may choose to align with the MDR or retain regulatory flexibility through domestic legislation which will continue to be monitored. The United Kingdom government has passed a new Medicines and Medical Devices Act which came into force on 11 February 2021 and which allows the secretary of state or an ‘appropriate authority’ to amend or supplement existing regulations in the area of medical devices including the Medical Devices Regulations 2002 (SI 2002/618). In addition, the Trade Deal between the United Kingdom and the EU generally provides for cooperation and exchange of information between the parties in the areas of product safety and compliance, including market surveillance, enforcement activities and measures, standardization-related activities, exchanges of officials, and coordinated product recalls. As such, processes for compliance and reporting should reflect requirements from regulatory authorities.

CE Marks issued by EU recognized notified bodies will continue to be valid in Great Britain, until June 30, 2023. For medical devices placed on the Great Britain market after this period, the UK Conformity Assessment, or UKCA, marking will be mandatory. The EU no longer recognizes conformity assessment activities performed by United Kingdom notified bodies for medical devices placed on the market since January 1, 2021. Notified bodies must be located in an EU member state, or territory where there is a Mutual Recognition Agreement that allows the marketing of medical devices that meet EU requirements; as of June 2021, there is no such MRA between the United Kingdom and the EU. Our devices may therefore need to comply with new requirements for conformity marking in the United Kingdom, including new requirements for UKCA product markings. If we are placing our medical devices on the market in Northern Ireland, we can continue to use a CE mark issued by an EU notified body. However, if we are using a UK notified body, we will need to apply a separate ‘UKNI’ mark for the Northern Ireland market and a CE mark for the EU market.

Regulation of Medical Devices in China

In China, the NMPA is the government regulatory agency responsible for the safety management of medical devices in China. Our medical devices are subject to extensive regulations by the NMPA. Pursuant to the related laws and acts, as amended, and the regulations promulgated thereunder, the NMPA regulates the clinical testing, manufacturing, labeling, distribution and promotion of medical devices. The NMPA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by a manufacturer. Under the NMPA Regulations, medical devices are classified into three classes (Class I, II or III), the basis of the controls deemed necessary by the NMPA to reasonably assure their safety and efficacy. Under the NMPA regulations, Class I devices are subject to general controls (for example, labeling and adherence to Good Manufacturing Practices, or GMP, requirements) and Class II devices are subject to general and special controls. Generally, Class III devices must receive premarket approval by the NMPA to ensure their safety and efficacy (for example, life-sustaining, life-supporting and certain implantable devices, or new devices which have not been found substantially equivalent to legally marketed Class I or Class II devices). Our products are generally classified as Class II medical devices. Current NMPA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. Before a new device can be introduced into the market in China, the manufacturer generally must obtain NMPA marketing clearance through clinical trials. Manufacturers of medical devices for marketing in China are required to adhere to GMP requirements. Enforcement of GMP requirements has increased significantly in the last several years and the NMPA has publicly stated that compliance will be more strictly scrutinized. From time to time, the NMPA has made changes to the GMP and other requirements that increase the cost of compliance.

Regulation of Medical Devices in Japan

In Japan, the Japan PDMA is the Japanese regulatory agency responsible for working together with Ministry of Health, Labour and Welfare, or the MHLW, to protect the public health by assuring safety, efficacy and quality of medical devices. PMDA conducts scientific reviews of marketing authorization application of medical devices, including monitoring of their post-marketing safety. A separate marking application is required to be submitted to their regulatory agency to commercialize a product in Japan. Under Japan PMDA regulations, a medical device can be classified as a General Medical Device (Class I), Controlled Medical Device (Class II), or a Specially Controlled Device (Class III and Class IV), depending on the risk level. For General Medical Devices, only a notification/self-declaration is required, and the product does not need to undergo the approval process by the MHLW and PMDA. Controlled Medical Devices can be designated to be certified by an authorized third-party certification party or reviewed by the PMDA. Specially Controlled Medical Devices must be reviewed and approved by the PMDA and MHLW. Our products are generally classified as Class II devices.

Federal Communications Commission and other governmental agencies governing the use of radio frequency energy

Certain of our products generate and use radio frequency energy and therefore may be subject to technical equipment authorization and other regulatory requirements in the countries and regions where they are marketed or distributed. In the United States, our products are subject to the Federal Communications Commission’s equipment verification procedures, under which the manufacturer is required to determine or verify that the equipment complies with the applicable technical standards and to keep a record of test measurements demonstrating compliance before the equipment can be marketed or sold in the United States. Any modifications to our products may require reverification before we are permitted to market and distribute the modified devices.

We obtain marketing authorizations in countries requiring advance clearance of our products before they are marketed or distributed in those countries. Our failure to comply with the technical, equipment authorization or other regulatory requirements of a specific country or region could impair our ability to commercially market and distribute our products in that country or region.

Data Protection

Our business involves the use, storage and transmission of information about our employees, our customers and, to a certain extent, clients of our customers. In the course of our operations, we may gain access to confidential customer information, including nonpublic personal data. We are subject to numerous U.S. and foreign jurisdiction laws and regulations designed to protect this information. With the recent increase in publicity regarding data breaches resulting in improper dissemination of consumer information, many states have passed laws regulating the actions that a business must take if it experiences a data breach, such as prompt disclosure to affected customers, governmental entities, and the media. In addition to data breach notification laws, some states have enacted statutes and rules requiring businesses to protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. We intend to protect all personal information and to comply with all applicable laws regarding the protection of such information.

We are subject to a variety of laws and regulations in the United States and abroad regarding privacy and data protection, some of which can be enforced by private parties or government entities and some of which provide for significant penalties for non-compliance. There are numerous laws in the countries in which we operate regarding privacy and the storage, sharing, use, processing, disclosure and protection of this kind of information, the scope of which are constantly changing, and in some cases, inconsistent and conflicting and subject to differing interpretations, as new laws of this nature are proposed and adopted and we currently, and from time to time, may not be in technical compliance with all such laws. For example, in the EEA, the GDPR allows for a private right of action, imposes stringent data protection requirements on companies established in the EEA or companies that offer goods or services to, or monitor the behavior of, individuals in the EEA. The GDPR establishes a robust framework of data subjects’ rights and imposes onerous accountability obligations on companies, with penalties for noncompliance of up to the greater of €20 million or 4% of annual global revenue from the preceding fiscal year. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain.

In the United States, certain of our operations, such as our on-site clnic, may be subject to HIPAA, which imposes privacy, security, and breach reporting obligations with respect to protected health information, or PHI, upon covered entities such as certain healthcare providers, and their respective business associates, entities or individuals that create, receive, maintain or transmit PHI in connection with providing a service for or on behalf of a covered entity. Under HIPAA, covered entities must enter into agreements with their business associates, which require the business associates to protect any PHI provided by the covered entity from improper use or disclosure. HIPAA requires the reporting of certain breaches of PHI to the U.S. Department of Health and Human Services, or HHS, affected individuals, and, if a breach affects 500 or more individuals, the media. Covered entities must follow standards for the privacy of PHI, which limit the use and disclosure of written and oral communications, including those in electronic form. In addition, HIPAA’s security standards require covered entities to ensure the confidentiality, integrity, and availability of all electronic PHI it creates, receives, maintains or transmits, to protect against reasonably anticipated threats or hazards to the security of such information and to protect such information from unauthorized uses and disclosures. There are significant civil and criminal fines and other penalties that may be imposed for HIPAA violations. A covered entity is also liable for civil monetary penalties for a violation that is based on an act or omission of any of its agents, which may include business associates. Under HIPAA, state attorneys general have the authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions.

Various U.S. state legislatures have announced intentions to consider privacy legislation and U.S. state legislatures such as California have already passed and enacted privacy legislation. For example, the CCPA requires disclosures to California consumers, imposes rules for collecting or using information about minors, affords California consumers the ability to opt out of the sale of their data and of certain disclosures of personal information and also establishes significant penalties for noncompliance. In addition, the CPRA was passed in November 2020 and will take effect in January 2023 (with a look back to January 2022). The CPRA will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. New legislation proposed or enacted in a number of states impose, or have the potential to impose, additional obligations on companies that collect, store, use, retain, disclose, transfer and otherwise process confidential, sensitive and personal information, and will continue to shape the data privacy environment nationally. State laws are changing rapidly and there is discussion in Congress of a new federal data protection and privacy law to which we would become subject if it is enacted. In addition, governmental agencies like the Consumer Financial Protection Bureau and the Federal Trade Commission, or the FTC, have adopted, or are considering adopting, laws and regulations concerning personal information and data security. Failing to take what the FTC perceives to be appropriate steps to keep personal information secure may result in the FTC bringing a claim that a company has engaged in unfair or deceptive acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act of 1914, as amended, or the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to reduce vulnerabilities. In addition, state consumer protection laws, which may or may not be modeled on the FTC Act, may provide state-law causes of action for allegedly unfair or deceptive practices, among other things, including causes of action for alleged data privacy violations.

Environmental Health and Safety Laws

We are also subject to various environmental health and safety laws and regulations worldwide. Like other medical device companies, our manufacturing and other operations involve the use and transportation of substances regulated under environmental health and safety laws including those related to the transportation of hazardous materials.

Legal Proceedings

We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. However, we may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to a medical aesthetics device business. These matters may include product liability, contractual, intellectual property, employment and other general claims. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

Below is a list of our executive officers and directors, their respective ages as of June 30, 2021 and a brief account of the business experience of each of them.

Name	Age	Position
Geoffrey Crouse	50	Chief Executive Officer and Director
Ernest Orticerio	57	Chief Financial Officer
Mary Trout	53	Chief Commercial Officer
Steven Dyson	48	Chairman and Director
Gaurav Agarwal	48	Director
Arnaud Bosquet	37	Director
Tracy Jokinen	52	Director
Martin Madaus	61	Director
Salim Nathoo	50	Director

Executive Officers

Geoffrey Crouse has served as our Chief Executive Officer and as a director since July 2017. From December 2015 to July 2017, Mr. Crouse was a consultant for private equity evaluating investment opportunities. Mr. Crouse served as Chief Executive Officer of Cord Blood Registry from September 2012 to August 2015 when it was sold to AMAG Pharmaceuticals. He served as Executive Vice President of AMAG until December 2015. From April 2011 through September 2012, Mr. Crouse was a consultant for private equity evaluating investment opportunities. Mr. Crouse previously served as Chief Operating Officer at Immucor, Inc. from August 2009 to April 2011. Prior to Immucor, he served as Vice President of the life sciences business at Millipore Corporation from 2006 to 2009. Prior to joining Millipore, he worked at Roche where he held various roles from 2003 to 2006. Mr. Crouse has served on the board of directors of Invitae Corporation since March 2012 and of Generate Life Sciences Co. since August 2018. Mr. Crouse holds a B.A. in English from Boston College and an M.B.A. and Masters of Public Health from the University of California Berkeley. We believe Mr. Crouse’s qualifications to serve on our board of directors include his extensive experience in the healthcare industry and his management and financial experience with healthcare companies.

Ernest Orticerio has served as our Chief Financial Officer since November 2019. Prior to joining the Company, Mr. Orticerio was at Quanterix Corporation, serving as Senior Vice President, Finance and Business Development from April 2017 to April 2019, Vice President, Chief Financial Officer from May 2016 to March 2017, Vice President, Chief Financial Officer and Vice President of Operations from January 2013 to April 2016, and Chief Financial Officer from January 2012 to December 2012. Prior to Quanterix, Mr. Orticerio served in a number of accounting, finance and operations capacities with Millipore Corporation, including as Vice President, Finance—International and Corporate Operations from July 2009 to July 2011, Vice President Finance—Corporate Operations from January 2008 to June 2009, Vice President, Finance—Global Operations from July 2005 to December 2007, Vice President, Global Customer Service from January 2004 to June 2005, and various Finance Director capacities from 1999 to January 2004. He started his career with McDonald’s Corporation, holding a number of progressive accounting and finance positions supporting operations, marketing and real estate functions. Mr. Orticerio has a B.S. in business administration from Bryant University.

Mary Trout has served as our Chief Commercial Officer since November 2018. Her role also includes responsibilities as President of Americas, which she started in July 2017 when joining Candela with the Sponsor Acquisition, and also President of the EMEA region since July 2019. From March 2017 to July 2017, Ms. Trout served as Senior Vice President of Maternal Health for AMAG Pharmaceuticals, Inc. and from August 2015 to March 2017 served as Vice President of Maternal Health for AMAG Pharmaceuticals. Prior to that, Ms. Trout served as Vice President of Field Operations for Cord Blood Registry from May 2013 to August 2015 when it was sold to AMAG Pharmaceuticals. Ms. Trout previously served as Director of Corporate Accounts from June 2010 to May 2013, Corporate Account Manager from July 2008 to May 2010 and Corporate Account Executive from January 2007 to July 2008 at Immucor, Inc. Ms. Trout holds a B.S. in Biological Sciences from the University of Nebraska and an M.B.A. from California Pacific University.

Directors

Steven Dyson has served as our director since July 2017 and is the Chairman of the Board. Dr. Dyson is currently a Partner in the Healthcare team for Apax in London. In addition to the investment into the Company, Dr. Dyson has worked on many significant deals with companies such as Acelity, Unilabs, Capio, GENEX, Zeneus Pharma, Neuraxpharm and Vyaire Medical. Prior to joining Apax in 2000, Dr. Dyson worked at McKinsey & Co. Dr. Dyson earned a Master’s degree in Biochemistry from Oxford University and a Doctor of Philosophy degree in Biology from Cambridge University. We believe Dr. Dyson’s qualifications to serve on our board of directors include his investment experience in the healthcare industry and his prior involvement with our Sponsor’s investment in the Company.

Gaurav Agarwal has served as our director since September 2017. Mr. Agarwal is currently the Chief Executive Officer at Vyaire Medical. Mr. Agarwal has nearly 20 years of global business management experience in the healthcare industry. Prior to joining Vyaire, Mr. Agarwal held a number of roles at Acelity L.P. Inc., including as President and Chief Operating Officer between April 2019 and January 2020, Chief Commercial Officer between January 2017 to January 2020 and Group President, Businesses and Innovation from December 2014 to January 2017. Prior to joining Acelity, he served as President, Orthopedic Reconstruction for the Advanced Surgical Devices Division at Smith & Nephew from 2012 to 2014 and prior to that served in the roles of Chief Operating Officer and Senior Vice President of Advanced Surgical Devices Division at Smith & Nephew since 2010. Previously, Mr. Agarwal held various leadership positions with GE Healthcare. Mr. Agarwal earned a Bachelor of Science degree in Chemical Engineering from Rensselaer Polytechnic Institute. We believe Mr. Agarwal’s qualifications to serve on our board of directors include his executive leadership and management experience related to the healthcare industry.

Arnaud Bosquet has served as our director since July 2017. Mr. Bosquet is currently a Principal in the Healthcare team for Apax in London. In addition to the investment into the Company, Mr. Bosquet has been involved in key deals with companies such as Neuraxpharm, Rodenstock, Healthium MedTech and Capio. Prior to joining Apax in 2011, Mr. Bosquet worked in Deutsche Bank’s Investment Banking division. Mr. Bosquet holds an MBA with Distinction from INSEAD and an MSc in General Engineering from École Centrale de Lille. We believe Mr. Bosquet’s qualifications to serve on our board of directors include his investment experience in the healthcare industry and his prior involvement with our Sponsor’s investment in the Company.

Tracy Jokinen has served as our director since December 2019. Ms. Jokinen is currently the Executive Vice President and Chief Financial Officer at Vyaire Medical. Prior to joining Vyaire, Ms. Jokinen served as Executive Vice President, Chief Financial Officer of Acelity L.P. Inc. between June 2017 and October 2019. From May 2014 to March 2017, Ms. Jokinen was Chief Financial Officer for G&K Services, Inc. Prior to that, Ms. Jokinen spent 22 years with Valspar Corporation, where she held various positions with increasing responsibility, most recently as its Vice President, Corporate Finance and Strategy from 2013 to 2014, where she was responsible for Valspar’s tax, treasury, investor relations, internal audit, operations finance and corporate accounting functions. Prior to that role Ms. Jokinen held the position of Vice President, Corporate Controller and Chief Accounting Officer from 2008 to 2012, with responsibility for Valspar’s SEC reporting obligations and global financial control policies. Ms. Jokinen has served on the board of Alamo Group since August 2016, where she is the chair of the audit committee and a member of the compensation committee. Ms. Jokinen holds a B.S. in Accounting from St. Cloud State University- Herberger Business School. We believe Ms. Jokinen’s qualifications to serve on our board of directors include her executive leadership and management experience and extensive financial experience related to the healthcare industry.

Martin Madaus has served as our director since May 2018. Dr. Madaus is currently a Sr. Operating Executive to The Carlyle Group and Strategic Advisor to Sherlock Bioscience. Dr. Madaus served as Interim Chief Executive Officer and Executive Chairman at Ultivue Inc. and Emulate Bio. From June 2014 to February 2019, Dr. Madaus served as Chairman and Chief Executive Officer at Ortho-Clinical Diagnostics, Inc. Previously, Dr. Madaus was the Chairman, President and Chief Executive Officer of Millipore Corporation from January 2005 to July 2010, when Millipore was acquired by Merck KGaA. Dr. Madaus has served as a director of Quanterix Corporation since November 2010 where Dr. Madaus previously served as Executive Chairman from November 2010 to June 2014, as Chief Executive Officer from October 2011 to July 2012 and as President from June 2011 to July 2012. From July 2009 to May 2015, Dr. Madaus served as a member of the board of directors of Mettler Toledo International. Dr. Madaus received a Doctor of Veterinary Medicine from the University of Munich in Germany and a Ph.D. in Veterinary Medicine from the Veterinary School of Hanover in Germany. Dr. Madaus’s qualifications to serve on our board of directors include his extensive public company board experience and his substantial knowledge of and managerial experience in the healthcare industry.

Salim Nathoo has served as our director since July 2017. Mr. Nathoo is currently a Partner in the Tech team for Apax in London. Mr. Nathoo is also a member of the Investment Committees for the Apax Buyout Funds, Apax Digital Fund and Apax Global Alpha. In addition to the investment into the Company, Mr. Nathoo has worked on many significant deals with companies such as Inmarsat (2003 and 2019), ThoughtWorks, TietoEvry, GlobalLogic, iGATE, Orange Switzerland, Sophos, SMART Technologies, Weather Investments, Tim Hellas, Promethean and Mobifon. Prior to joining Apax in 1999, Mr. Nathoo worked at McKinsey & Co. Mr. Nathoo earned an MBA from INSEAD and a Master of Arts degree in Mathematics from Cambridge University. We believe Mr. Nathoo’s qualifications to serve on our board of directors include his investment experience in the technology industry, his experience with public companies, and his prior involvement with our Sponsor’s investment in the Company.

Composition of Our Board of Directors after this Offering

Our business and affairs are managed under the direction of our board of directors. Our amended and restated certificate of incorporation will provide for a classified board of directors, with three directors in Class I (expected to be Steven Dyson, Martin Madaus and Geoffrey Crouse), two directors in Class II (expected to be Salim Nathoo and Gaurav Agarwal) and two directors in Class III (expected to be Arnaud Bosquet and Tracy Jokinen). See “Description of Capital Stock.”

In addition, pursuant to the stockholders agreement we expect to enter into in connection with this offering, or the stockholders agreement, our Sponsor will have the right to designate nominees to our board of directors subject to the maintenance of certain ownership requirements in us. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Controlled Company Exemption

After the completion of this offering, our Sponsor, who is party to the stockholders agreement, will continue to beneficially own shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of NASDAQ. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our board of directors have a nominating and governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following this offering, we may utilize one or more of these exemptions.

You may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on NASDAQ, we will be required to comply with these standards and, depending on our board of directors’ independence determination with respect to our then-current directors, we may be required to add additional directors to our board of directors in order to achieve such compliance within the applicable transition periods.

Board Leadership Structure and Our Board of Director’s Role in Risk Oversight

Committees of Our Board of Directors

After the completion of this offering, the standing committees of our board of directors will consist of an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our board of directors may also establish from time to time any other committees that it deems necessary or desirable.

The board of directors has extensive involvement in the oversight of risk management related to us and our business. Our chief executive officer and other executive officers will regularly report to the non-executive directors and the Audit Committee, the Compensation Committee and the Nominating and Governance Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities given the controlling interests held by our Sponsor.

Audit Committee

Upon the completion of this offering, we expect to have an Audit Committee, consisting of Tracy Jokinen, who will be serving as the Chair, Martin Madaus and Steven Dyson. Martin Madaus qualifies as an independent director under the corporate governance standards of NASDAQ and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our board of directors has determined that Tracy Jokinen qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing:

•	accounting, financial reporting and disclosure processes;

•	adequacy and soundness of systems of disclosure and internal control established by management;

•	the quality and integrity of our financial statements and the annual independent audit of our consolidated financial statements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	compliance with our Code of Conduct; and

•	overall risk management profile.

Our board of directors will adopt a written charter for the Audit Committee, which will be available on our website upon the completion of this offering.

Compensation Committee

Upon the completion of this offering, we expect to have a Compensation Committee, consisting of Martin Madaus, Arnaud Bosquet and Steven Dyson, who will serve as the Chair.

The purpose of the Compensation Committee is to assist our board of directors in discharging its responsibilities relating to:

•

the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to our long term success;

•	setting our compensation program and compensation of our executive officers, directors and key personnel;

•	monitoring our incentive compensation and equity-based compensation plans;

•	succession planning for our executive officers, directors and key personnel;

•	our compliance with the compensation rules, regulations and guidelines promulgated by NASDAQ, the SEC and other law, as applicable; and

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our board of directors will adopt a written charter for the Compensation Committee, which will be available on our website upon the completion of this offering.

Nominating and Governance Committee

Upon the completion of this offering, we expect to have a Nominating and Governance Committee, consisting of Gaurav Agarwal, Tracy Jokinen and Steven Dyson, who will serve as the Chair.

The purpose of the Nominating and Governance Committee is to:

•	advise our board of directors concerning the appropriate composition of our board of directors and its committees;

•	identify individuals qualified to become members of our board of directors;

•	recommend to our board of directors the persons to be nominated by our board of directors for election as directors at any meeting of stockholders;

•	recommend to our board of directors the members of our board of directors to serve on the various committees of our board of directors;

•	develop and recommend to our board of directors a set of corporate governance guidelines and assist our board of directors in complying with them; and

•	oversee the evaluation of our board of directors, our board of directors’ committees, and management.

Our board of directors will adopt a written charter for the Nominating and Governance Committee, which will be available on our website upon the completion of this offering.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors. None of our executive officers currently serves, or has served during the last completed fiscal year, on the board of directors of any other entity that has one or more executive officers serving as a member of our Compensation Committee.

We are parties to certain transactions with our Sponsor and certain of our directors described in the section of this prospectus entitled “Certain Relationships and Related Party Transactions.”

Director Independence

Pursuant to the corporate governance listing standards of NASDAQ, a director employed by us cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Our board of directors have affirmatively determined that each of our directors, other than Geoffrey Crouse, qualifies as “independent” in accordance with NASDAQ rules. In making its independence determinations, our board of directors considered and reviewed all information known to it (including information identified through directors’ questionnaires).

Background and Experience of Directors; Board Diversity

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Code of Ethics and Business Conduct

We will adopt a new Code of Ethics and Business Conduct that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officer. Our Code of Ethics and Business Conduct will be available on our website upon the completion of this offering. Our Code of Ethics and Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation earned by our principal executive officer and our two other most highly-compensated executive officers as of December 31, 2020 for services rendered for the year ended December 31, 2020. These individuals are referred to as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Geoffrey Crouse Chief Executive Officer	2020	383,467	—	—	240,000	—	—	623,467
Ernest Orticerio Chief Financial Officer	2020	281,011	—	322,831	140,000	—	—	743,842
Mary Trout Chief Commercial Officer	2020	320,585	—	129,132	160,000	—	—	609,717

(1)

The amounts reported reflect voluntary temporary salary reductions for each of our named executive officers in 2020 in recognition of the effects of the COVID-19 pandemic on our operations. See “—Narrative Disclosure to Summary Compensation Table—Base Salary” below.

(2)

The amounts reported represent the aggregate grant-date fair value of Time-Vesting, Exit-Vesting and Supplemental Value Class B Units (each as defined below) of SM Midco L.P. awarded to our named executive officers, as applicable, in 2020, in each case calculated in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15, Members’ Equity, to our audited consolidated financial statements included elsewhere in this prospectus. The 1.5x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units, 2.5x Exit-Vesting Class B Units and Supplemental Value Class B Units awarded in 2020 are subject to market conditions and an implied performance condition as defined under applicable accounting standards. Achievement of the performance conditions for the 1.5x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units, 2.5x Exit-Vesting Class B Units and Supplemental Value Class B Units was not deemed probable on the grant date and, accordingly, no value is included in the table for these awards pursuant to the SEC’s disclosure rules. Assuming achievement of the performance conditions, the aggregate grant date fair values of the 1.5x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units, as applicable, granted in 2020 would have been: Mr. Orticerio—$ 67,109, $ 49,939, and $ 43,298, respectively; and Ms. Trout—$ 26,843, $ 19,975, and $ 17,319, respectively, and with regard to the Supplemental Value Class B Units, for Mr. Crouse $ 1,353,874 and for Ms. Trout $ 376,076.

(3)	The amount reported reflects payouts earned under our AIP as described under “—Narrative Disclosure to Summary Compensation Table—Non-Equity Incentive Plan Compensation.”

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

Employment Agreements

We entered into an employment agreement with each of Mr. Crouse and Ms. Trout, in each case, dated as of July 17, 2017 and as amended on July 31, 2020, which we refer to as the Crouse employment agreement and Trout employment agreement, respectively, and with Mr. Orticerio, dated as of November 11, 2019 and as amended on February 25, 2021, which we refer to the Orticerio employment agreement.

Crouse employment agreement

The Crouse employment agreement provides that Mr. Crouse will serve as our Chief Executive Officer. The Crouse employment agreement provides for an initial term of three years from the date of the Sponsor Acquisition that automatically renews on an annual basis unless earlier terminated in accordance with the Crouse employment agreement. The Crouse employment agreement also provides for (i) an annual base salary of $600,000, subject to increase by the board of directors and (ii) eligibility to receive an annual bonus, with a target bonus opportunity equal to 50% of Mr. Crouse’s base salary. Mr. Crouse is also entitled to participate in our employee benefit arrangements on the same basis as generally made available to our other senior executives.

In connection with the Crouse employment agreement, Mr. Crouse also entered into a restrictive covenant agreement, which contains covenants of confidentiality of information, assignment of certain intellectual property, non-solicitation of employees and consultants and non-disparagement. The confidentiality covenant has an indefinite term, and the non-solicitation and non-disparagement covenants are effective both during Mr. Crouse’s employment with us and for 12 months following termination of employment for any reason.

In addition, the Crouse employment agreement provides for severance benefits, as described below under “—Termination and Change in Control Provisions.”

In connection with this offering, we expect to enter into an amended and restated employment agreement with Mr. Crouse, as described below under “Compensation Arrangements to be Adopted in connection with this Offering—Amended and Restated Employment Agreements.”

Orticerio employment agreement

The Orticerio employment agreement provides that Mr. Orticerio will serve as our Chief Financial Officer. The Orticerio employment agreement provides for an initial term of three years that automatically renews on an annual basis unless earlier terminated in accordance with the Orticerio employment agreement. The Orticerio employment agreement also provides for (i) an annual base salary of $400,000 and (ii) eligibility to receive an annual bonus, with a target bonus opportunity equal to 50% of Mr. Orticerio’s base salary. Mr. Orticerio is also entitled to participate in our employee benefit arrangements on the same basis as generally made available to our other senior executives.

In connection with the Orticerio employment agreement, Mr. Orticerio also entered into a restrictive covenant agreement, which contains covenants of confidentiality of information, assignment of certain intellectual property, non-competition, non-solicitation of employees, consultants and business relations and non-disparagement. The confidentiality covenant has an indefinite term, and the non-competition, non-solicitation and non-disparagement covenants are effective both during Mr. Orticerio’s employment with us and for six months following termination of employment for any reason.

In addition, the Orticerio employment agreement provides for severance benefits, as described below under “—Termination and Change in Control Provisions.”

In connection with this offering, we expect to enter into an amended and restated employment agreement with Mr. Orticerio, as described below under “Compensation Arrangements to be Adopted in connection with this Offering—Amended and Restated Employment Agreements.”

Trout employment agreement

The Trout employment agreement provides that Ms. Trout will serve as our Chief Commercial Officer. The Trout employment agreement provides for an initial term of three years that automatically renews on an annual basis unless earlier terminated in accordance with the Trout employment agreement. The Trout employment agreement also provides for (i) an annual base salary of $400,000 and (ii) eligibility to receive an annual bonus, with a target bonus opportunity equal to 50% of Ms. Trout’s base salary. Ms. Trout is also entitled to participate in our employee benefit arrangements on the same basis as generally made available to our other senior executives.

In connection with the Trout employment agreement, Ms. Trout also entered into a restrictive covenant agreement, which contains covenants of confidentiality of information, assignment of certain intellectual property, non-competition, non-solicitation of employees, consultants and business relations and non-disparagement. The confidentiality covenant has an indefinite term, and the non-competition, non-solicitation and non-disparagement covenants are effective both during Ms. Trout’s employment with us and for 12 months following termination of employment for any reason.

In addition, the Trout employment agreement provides for severance benefits, as described below under “—Termination and Change in Control Provisions.”

In connection with this offering, we expect to enter into an amended and restated employment agreement with Ms. Trout, as described below under “Compensation Arrangements to be Adopted in connection with this Offering—Amended and Restated Employment Agreements.”

Base Salary

We provide each named executive officer with a base salary for the services that the executive officer performs for us. This compensation component constitutes a stable element of compensation while other compensation elements are variable.

Each of our named executive officers voluntarily reduced their base salaries during 2020 in recognition of the effects of the COVID-19 pandemic on our operations as follows: Mr. Crouse voluntarily reduced his $600,000 base salary by 90% for four months and by 45% for one month; Mr. Orticerio voluntarily reduced his $350,000 base salary by 50% for four months and by 25% for one month; and Ms. Trout voluntarily reduced her $400,000 base salary by 50% for four months and by 25% for one month.

Base salaries may be reviewed and increased based on changes in the executive’s position within our business, the scope of such officer’s responsibilities and any changes thereto.

There were no increases to the base salaries of any of our named executive officers in 2020. Mr. Orticerio’s salary was increased from $350,000 to $400,000 effective April 1, 2021, in recognition of increased responsibilities.

Non-Equity Incentive Plan Compensation

We believe it is important to provide rewards for specific results and behaviors that support our overall long-term business strategy. Accordingly, eligible employees, including our named executive officers, are generally able to earn a cash bonus pursuant to our annual incentive plan, or AIP.

The bonus award amount our named executive officers are eligible to earn under the AIP is expressed as a percentage of base salary, as provided under their employment agreements and as adjusted from time to time by the board of directors of the general partner of SM Midco L.P. (as used in this Executive Compensation section, the “board of directors”). See “—Employment Agreements.”

The bonus award amount that an eligible employee earned under the 2020 AIP was based on three factors: company-wide financial performance achievement, function-level performance achievement (for Mr. Orticerio and Ms. Trout), and individual performance achievement for the fiscal year. For Mr. Crouse, Mr. Orticerio and Ms. Trout, company performance counted for 80%, 50% and 40% of the AIP, respectively. For Mr. Orticerio and Ms. Trout, functional performance counted for 30% and 40% of the AIP, respectively. Individual performance counted for 20% of each named executive officer’s AIP.

In order for the Company’s fiscal year 2020 AIP pool to be funded, the Company was required to meet the company performance metrics, which were based on revenue, Adjusted EBITDA (as described under “Summary Historical Consolidated Financial Data”) and cash flow targets.

Mr. Crouse’s individual goals related to (i) completion of transformation projects; (ii) embracing and integrating global processes and systems; (iii) growing revenue; and (iv) developing and sustaining high quality products.

Mr. Orticerio’s functional and individual goals related to supporting achievement of (i) enterprise resource planning implementation (ERP); (ii) company-wide financial performance; (iii) financial reporting initiatives; (iv) IT and facilities optimization; (v) organizational effectiveness; and (vi) transformational projects.

Ms. Trout’s functional and individual goals related to supporting achievement of (i) company-wide financial performance; (ii) quality and operational excellence; (iii) effective and efficient organization; (iv) diversified revenue streams; and (v) existing and new product innovation.

Actual amounts paid under the AIP were calculated for each named executive officer by reviewing their respective company, functional (as applicable) and individual performance against their goals. In January 2021, the board of directors determined that each of the company-wide metrics was satisfied but that due to the effects of the COVID-19 pandemic on our operations, the funding of the AIP pool would be at 80%. In addition, in reviewing each named executive officer’s achievement against functional and individual goals, as applicable, we determined that each of the named executive officers achieved 100% of their goals. In determining the amount payable under the AIP, the manager or board of directors, as applicable, retained discretion to assign weightings to the metrics, and to exercise positive or negative discretion if they determined it was appropriate in the circumstances. The contracted annual bonus target for each of named executive officers was adjusted to 80% of their target consistent with the 80% funding of the AIP pool. The contractual annual bonus target, AIP performance factor weightings expressed as a percentage, the adjusted combined factor weighting expressed as a percentage for award, and the actual bonus award (payout) for each named executive officer is outlined in the table below.

Name	Eligible Base Salary	Annual Contractual Bonus % Target	Contractual Bonus $ Opportunity	AIP Performance Factor Weightings %			Adjusted Combined Factor Weighting % for award(1)	Actual Bonus Award (Payout) Fiscal 2020
				Company	Functional	Individual
Mr. Geoffrey Crouse	$600,000	50%	$300,000	80%	—	20%	80%	$240,000
Mr. Ernest Orticerio	$350,000	50%	$175,000	50%	30%	20%	80%	$140,000
Ms. Mary Trout	$400,000	50%	$200,000	40%	40%	20%	80%	$160,000

(1)	Reflects funding of the AIP pool at 80% in light of the effects of the COVID-19 pandemic on our operations.

Equity and Equity-Based Awards

Our senior management employees, including our named executive officers, were granted long-term incentive awards in the form of Class B Units of SM Midco L.P. under our Amended and Restated Executive Equity Incentive Plan, which we refer to as the Existing Equity Plan. The use of long-term equity incentives creates a link between executive compensation and our long-term performance and growth, thereby creating alignment between executive officers and equityholder interests. The Class B Units are “profits interests” under U.S. federal income tax law having economic characteristics similar to stock appreciation rights (i.e., representing a right to share in any increase in the equity value of SM Midco L.P. that exceeds specified thresholds).

Class B Units

Time-Vesting and Exit-Vesting Class B Units. Grants of Class B Units made to our named executive officers are divided into “Time-Vesting Class B Units” (60% of the Class B Units) and “Exit-Vesting Class B Units”

(40% of the Class B Units, of which, with respect to Class B Units granted in 2017, 2018 and 2019, one third are 1.2x Exit-Vesting Class B Units, one third are 1.6x Exit-Vesting Class B Units and one third are 2.0x Exit-Vesting Class B Units and, with respect to Class B Units granted in 2020, one third are 1.5x Exit-Vesting Class B Units, one third are 2.0x Exit-Vesting Class B Units and one third are 2.5x Exit-Vesting Class B Units). In November 2017, Mr. Crouse and Ms. Trout were granted 19,872,447.54 Class B Units and 3,532,879.56 Class B Units, respectively and, in November 2018 and November 2020, Ms. Trout was granted an additional 1,987,244.76 Class B Units and 476,151 Class B Units, respectively. In November 2019 and November 2020, respectively, Mr. Orticerio was granted 4,416,099 Class B Units and 1,190,378 Class B Units. The grant date fair value, calculated in accordance with ASC Topic 718, for Class B Units granted to our named executive officers in 2020 is reported in the Summary Compensation Table.

In December 2020, the vesting schedule applicable to the Time-Vesting Class B Units and the Exit-Vesting Class B Units granted to each of Mr. Crouse, Mr. Orticerio and Ms. Trout in 2017, 2018 and/or 2019, as applicable, were amended as described below under “—Equity and Equity-Based Awards—Terms of Class B Units.” In addition, the specified threshold applicable to the Class B Units granted to Mr. Orticerio in November 2019 was decreased from $1.297 to $1.097 per Class B Unit. As a consequence of these modifications, an immaterial amount of incremental compensation cost was recorded.

Supplemental Value Class B Units. In addition to the Time-Vesting Class B Units and Exit-Vesting Class B Units described above, in December 2020, Mr. Crouse and Ms. Trout were granted 5,961,734 and 1,656,037 Class B Units, respectively, which we refer to as the Supplemental Value Class B Units. The Supplemental Value Class B Units are entitled to receive distributions, above the specified threshold applicable to the Supplemental Value Class B Units, of up to $0.994 per Class B Unit. Once the Supplemental Value Class B Units have received this amount, they are cancelled and forfeited. The Supplemental Value Class B Units are divided into “Change-in-Control Vesting Class B Units” (60% of the Supplemental Value Class B Units) and Exit-Vesting Class B Units (40% of the Supplemental Value Class B Units, of which one third are 1.2x Exit-Vesting Class B Units, one third are 1.6x Exit-Vesting Units and one-third are 2.0x Exit-Vesting Units). The grant date fair values, calculated in accordance with ASC Topic 718, for these awards are reported in the Summary Compensation Table.

Catch-Up Class B Units. In October 2017, Mr. Crouse was granted 259,032 “Catch-Up Class B Units”, which units are entitled to receive a preference on distributions once the specified threshold applicable to the Catch-Up Class B Units has been met.

Terms of the Class B Units

The specific size and type of the Class B Unit grants made to our named executive officers were determined in consideration of the Sponsor’s practices with respect to management equity programs at other private companies in its portfolio and the executive officer’s position and level of responsibility with the company. As a condition to receiving their Class B Units, each of Mr. Crouse, Mr. Orticerio and Ms. Trout was required to enter into a Class B Unit award agreement and to become party to the limited partnership agreement of SM Midco L.P.

The vesting terms of these Class B Units are as follows:

•

The Time-Vesting Class B Units granted in 2017, 2018 and 2019 originally vested over four years, with 25% vesting on the first anniversary of the date of grant, with an additional 6.25% vesting on a quarterly basis thereafter. In December 2020, the vesting schedule of these Time-Vesting Class B Units was modified so that all such outstanding units vest 2.083% on each monthly anniversary of the specified vesting reference date of December 8, 2020, subject to continued employment through each applicable vesting date. Time-Vesting Class B Units granted in 2020 vest over four years, with 25% vesting on the first anniversary of the date of grant, with an additional 6.25% vesting on a quarterly basis thereafter, subject to continued employment through each applicable vesting date.

•

The Exit-Vesting Class B Units vest on the earlier of (i) the receipt by Apax of cash proceeds in respect of its investment in SM Midco L.P. equal to a specified multiple on its investment or (ii) a change in control in which, assuming that Apax sold all the assets and liabilities of SM Midco L.P. at the equity value implied by the change in control, the hypothetical multiple on its investment is or exceeds a specified multiple, and, in the case of Exit-Vesting Class B Units granted as part of a Supplemental Value Class B Unit grant, subject to the receipt by Apax of cash proceeds in respect of its investment in SM Midco L.P. equal to at least 1.006x, subject to continued employment through the applicable vesting date. In December 2020, the specified multiple on investment for Exit-Vesting Class B Units granted in 2017, 2018 and 2019 was reduced from 1.5x, 2.0x and 2.5x to 1.2x, 1.6x and 2.0x, respectively. The Exit-Vesting Class B Units granted in 2020 (other than the Exit-Vesting Class B Units granted as part of a Supplemental Value Class B Unit grant) vest on specified multiples on investment of 1.5x, 2.0x and 2.5x, and Exit-Vesting Class B Units granted in 2020 as part of a Supplemental Value Class B Unit grant vest based on specified multiples on investment of 1.2x, 1.6x and 2.0x. Accordingly, the specified multiple applicable to Exit-Vesting Class B Units are set forth below:

Exit-Vesting Class B Units	Specified Multiple on Investment
1.2x Exit-Vesting Class B Units	1.2x
1.5x Exit-Vesting Class B Units	1.5x
1.6x Exit-Vesting Class B Units	1.6x
2.0x Exit-Vesting Class B Units	2.0x
2.5x Exit-Vesting Class B Units	2.5x

•

The Change-in-Control Vesting Class B Units vest on the occurrence of both (i) a change in control and (ii) the receipt by Apax of cash proceeds of in respect of its investment in SM Midco L.P. equal to at least 1.006x, subject to continued employment through the applicable vesting date.

•	The Catch-Up Class B Units were fully vested at grant.

Subject to the call rights described below, in connection with a termination of employment for “cause” (as defined in the Existing Equity Plan) or in the event of a restrictive covenant violation, all Class B Units, whether vested or unvested, will be immediately forfeited. In addition, other than potential vesting that may occur following specified terminations of employment or change in control events described under “—Termination and Change in Control Provisions—Equity Arrangements,” all unvested Class B Units will be forfeited upon a named executive officer’s termination of employment for any reason.

The Class B Units held by our named executive officers are subject to the call rights set forth in the Existing Equity Plan (other than with respect to Catch-Up Class B Units held by Mr. Crouse), which provides that, if the named executive officer’s employment with us is terminated for any reason other than for cause, we have the right, but not the obligation, for a six-month period following such termination of employment (or, if later, the six-month period following the date the Class B Units vested), to purchase the vested Class B Units held by such executive at a price per Class B Unit equal to fair market value on the date of purchase.

The Catch-Up Class B Units held by Mr. Crouse are subject to the call rights set forth in the applicable Class B Unit award agreement, which provides that:

•

If Mr. Crouse’s employment with us is terminated by us for cause, or if a restrictive covenant violation occurs, we have the right, but not the obligation, for a six-month period following such termination of employment or restrictive covenant violation, as applicable, to purchase either (i) 50% or less or (ii) 100% of the Catch-Up Class B Units held by Mr. Crouse at a price per Class B Unit equal to the lesser of fair market value and cost; and

•

If Mr. Crouse’s employment with us is terminated for any reason other than as set forth above, we have the right, but not the obligation, for a six-month period following such termination of employment, to purchase either (i) 50% or less or (ii) 100% of the Catch-Up Class B Units held by Mr. Crouse at a price per Class B Unit equal to fair market value.

As described in the “Compensation Arrangements to be Adopted in connection with this Offering” section, below, in connection with this offering, vested Class B Units will be exchanged for shares of common stock and unvested Class B Units will be exchanged for restricted shares of common stock. In addition, our board of directors expects to approve amendments to the vesting terms applicable to restricted shares of our common stock received in respect of unvested Class B Units, as described below under “Compensation Arrangements to be Adopted in connection with this Offering.”

Investment Opportunity

Another key component of our long-term equity incentive program was that certain key executives who joined us at the time of and shortly after our acquisition by the Sponsor were provided with the opportunity to invest in Class A-2 Units of SM Midco L.P.. This investment opportunity further aligns the individual’s financial interests with those of our equity owners. As of the date of this prospectus, Mr. Crouse invested in 1,250,000 Class A-2 Units and Ms. Trout invested in 500,000 Class A-2 Units.

Retirement and Other Benefits

Our named executive officers are eligible to receive the same benefits we provide, and to participate in all plans we offer, to other full-time employees, including: health and dental insurance; group term life insurance; long-term disability insurance; our 401(k) Plan and other voluntary benefits.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Geoffrey Crouse	11,675,063	(5)	2,439,495	7,948,979	(5)	553,644
	—		—	5,961,734	(10)	887,282
Ernest Orticerio	2,594,458	(6)	290,448	1,766,440	(6)	65,917
	714,227	(7)	144,952	476,151	(7)	0
Mary Trout	2,075,567	(8)	433,688	1,413,152	(8)	98,426
	1,167,506	(9)	243,950	794,898	(9)	55,364
	285,691	(7)	57,981	190,460	(7)	0
	—		—	1,656,037	(10)	246,467

(1)

Represents Time-Vesting Class B Units granted in 2017, 2018 and 2019, which vest as to 2.083% of such units on each monthly anniversary of the December 8, 2020 vesting reference date and Time-Vesting Class B Units granted in 2020, which vest as to 25% on November 23, 2021, with an additional 6.25% vesting on a quarterly basis thereafter.

(2)	Based on the appreciation in the equity value of SM Midco L.P. from and after the date of grant through the date of our most recent valuation prior to December 31, 2020.

(3)

Other than with respect to Mr. Crouse and Ms. Trout’s December 2020 grants, reflects Exit-Vesting Class B Units (of which, with respect to Exit-Vesting Class B Units granted in 2017, 2018 or 2019, one third are 1.2x Exit-Vesting Class B Units, one third are 1.6x Exit-Vesting Class B Units and one third are 2.0x Exit-Vesting Class B Units and, with respect to Exit-Vesting Class B Units granted in 2020, one third are 1.5x Exit-Vesting Class B Units, one third are 2.0x Exit-Vesting Class B Units and one third are 2.5x Exit Vesting Class B Units). With respect to Mr. Crouse and Ms. Trout’s December 2020 grants, reflects Supplemental Value Class B Units (of which 40% are Exit-Vesting Class B Units, of which one third are 1.2x Exit-Vesting Class B Units, one third are 1.6x Exit-Vesting Class B Units and one third are 2.0x Exit-Vesting Class B Units, and 60% are Change-in-Control Vesting Class B Units). The vesting terms of these Exit-Vesting Class B Units and the Supplemental Value Class B Units are described under “Narrative Disclosure to Summary Compensation Table—Equity and Equity-Based Awards.”

(4)	Based on the appreciation in the equity value of SM Midco L.P., if any, from and after the date of grant through the date of our most recent valuation prior to December 31, 2020.
(5)

Represents Class B Units granted in 2017. For estate planning purposes, Mr. Crouse transferred 19,872,447.54 Class B Units in November 2019 to a family trust, of which Mr. Crouse is the trustee and beneficiary.

(6)	Represents Class B Units granted in 2019.
(7)	Represents Class B Units granted in 2020.
(8)	Represents Class B Units granted in 2017.
(9)	Represents Class B Units granted in 2018.
(10)	Represents Supplemental Value Class B Units granted in 2020.

As described in the “Compensation Arrangements to be Adopted in Connection with this Offering” section, below, in connection with this offering, vested Class B Units will be exchanged for shares of common stock and unvested Class B Units will be exchanged for restricted shares of common stock.

TERMINATION AND CHANGE IN CONTROL PROVISIONS

Severance Arrangements

Mr. Crouse. Pursuant to the terms of the Crouse employment agreement, if Mr. Crouse’s employment is terminated (i) by us without “cause” (as defined in the Crouse employment agreement) (other than due to Mr. Crouse’s death or disability), (ii) by Mr. Crouse for “good reason” (as defined in the Crouse employment agreement) or (iii) as a result of the non-renewal of the term of the Crouse employment agreement by us, Mr. Crouse will be entitled to receive the following severance payments and benefits, in addition to certain accrued obligations:

•

subject to Mr. Crouse’s continued compliance with his restrictive covenant agreement, an amount equal to the sum of (i) one times his base salary and (ii) the average of the actual bonus paid to Mr. Crouse in respect of the two fiscal years immediately preceding Mr. Crouse’s termination of employment, payable in installments over 12 months in accordance with our normal payroll practice;

•

an amount equal to a pro-rated bonus for the year of termination of employment, based on target performance and paid no later than two and one-half months after the end of the applicable fiscal year; and

•

Company-paid premiums for continued coverage under the company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for 12 months following termination of employment or, if earlier until the date on which Mr. Crouse becomes eligible for health coverage from a subsequent employer.

Our obligation to provide the severance payments and benefits listed above are contingent upon Mr. Crouse’s execution and non-revocation of a release of claims.

Mr. Orticerio. Pursuant to the terms of the Orticerio employment agreement, if Mr. Orticerio’s employment is terminated (i) by us without “cause” (as defined in the Orticerio employment agreement) (other than due to Mr. Orticerio’s death or disability), (ii) by Mr. Orticerio for “good reason” (as defined in the Orticerio employment agreement) or (iii) as a result of the non-renewal of the term of the Orticerio employment agreement by us, Mr. Orticerio will be entitled to receive the following severance payments and benefits, in addition to certain accrued obligations:

•

subject to Mr. Orticerio’s continued compliance with his restrictive covenant agreement, an amount equal to one-half times his base salary, payable in installments over six months in accordance with our normal payroll practice; and

•

Company-paid COBRA premiums for continued coverage under the company’s group health plans for six months following termination of employment or, if earlier until the date on which Mr. Orticerio becomes eligible for health coverage from a subsequent employer.

Our obligation to provide the severance payments and benefits listed above are contingent upon Mr. Orticerio’s execution and non-revocation of a release of claims.

Ms. Trout. Pursuant to the terms of the Trout employment agreement, if Ms. Trout’s employment is terminated (i) by us without “cause” (as defined in the Trout employment agreement) (other than due to Ms. Trout’s death or disability), (ii) by Ms. Trout for “good reason” (as defined in the Trout employment agreement) or (iii) as a result of the non-renewal of the term of the Trout employment agreement by us, Ms. Trout will be entitled to receive the following severance payments and benefits, in addition to certain accrued obligations:

•

subject to Ms. Trout’s continued compliance with her restrictive covenant agreement, an amount equal to the sum of (i) one times her base salary and (ii) the average of the actual bonus paid to Ms. Trout in respect of the two fiscal years immediately preceding Ms. Trout’s termination of employment, payable in installments over 12 months in accordance with our normal payroll practice;

•

an amount equal to a pro-rated bonus for the year of termination of employment, based on target performance and paid no later than two and one-half months after the end of the applicable fiscal year; and

•

Company-paid COBRA premiums for continued coverage under the company’s group health plans for 12 months following termination of employment or, if earlier until the date on which Ms. Trout becomes eligible for health coverage from a subsequent employer.

Our obligation to provide the severance payments and benefits listed above are contingent upon Ms. Trout’s execution and non-revocation of a release of claims.

Equity Arrangements

Termination without “cause” or by executive for “good reason”

In the event that a named executive officer’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable executive’s employment agreement), if a transaction or transactions is consummated within the six-month period following such termination of employment that would have resulted in the vesting of all or any portion of the Class B Units had the executive been employed on such date, the executive will be deemed to have vested in those Class B Units.

Change in control

If a change in control (generally defined to include the acquisition of SM Midco L.P., Syneron Medical Ltd., or any intermediary entity by a third party) occurs while a named executive officer is employed with us:

•	all unvested Time-Vesting Units will become fully vested on an accelerated basis;

•

the Exit-Vesting Class B Units (including Exit-Vesting Class B Units granted as a part of a Supplemental Value Class B Unit grant) will become vested to the extent the applicable vesting criterion discussed above under “—Narrative Disclosure to Summary Compensation Table—Equity and Equity-Based Awards—Class B Units” is satisfied in connection with such change in control event; and

•

the Change-in-Control Vesting Class B Units will become vested provided that Apax receives, or has previously received, cash proceeds of in respect of its investment in SM Midco L.P. equal to at least 1.006x.

RETIREMENT PLAN

Eligible U.S. employees, including the named executive officers, participate in our 401(k) Plan (the “401(k) Plan”). Eligible employees may contribute 1% to 90% of eligible compensation to the 401(k) Plan, subject to limits for contributions imposed by the Code. We match 50% of the first 6% of an eligible employee contribution. Full-time employees working 30 or more hours a week may participate in the 401(k) Plan, and must be over the age of 21 years of age to participate in the plan. All contributions by us to the 401(k) Plan become fully vested after three years of service.

2021 COMPENSATION DECISIONS

Mr. Orticerio’s salary was increased from $350,000 to $400,000 effective April 1, 2021, in recognition of increased responsibilities.

COMPENSATION ARRANGEMENTS TO BE ADOPTED IN CONNECTION WITH THIS OFFERING

Class B Unit Conversion and Vesting Amendments

In connection with this offering and the Pre-IPO Restructuring, it is currently anticipated that all outstanding Class B Units, including those held by our named executive officers, will be exchanged for vested shares of our common stock (in the case of vested Class B Units, including Catch-Up Class B Units) and restricted shares of our common stock (in the case of unvested Class B Units). The number of shares of common stock delivered in respect of the Class B Units will be determined based on the amount of proceeds that would be distributed to such Class B Units if SM Midco L.P. were liquidated immediately prior to this offering (provided that Supplemental Value Class B Units shall be converted to restricted shares based on a value of $0.99).

In connection with this offering, our board of directors expects to approve the following amendments to the vesting terms applicable to restricted shares of our common stock received in respect of unvested Class B Units, including those held by our named executive officers but excluding those held by our non-employee directors, as set forth below:

Time Vesting Restricted Shares.

•

Restricted shares received by employees and service providers who received their first award of Class B Units on or before November 1, 2018 (including Mr. Crouse and Ms. Trout), which we refer to as Founding Employees, in respect of their unvested Time-Vesting Class B Units will vest in equal monthly installments over the 18-month period following the closing of this offering, subject to continued employment or service on each vesting date; and

•

Restricted shares received by holders other than Founding Employees (including Mr. Orticerio) in respect of their unvested Time-Vesting Class B Units will vest in accordance with the existing vesting terms. However, to the extent that the existing ordinary course vesting schedule applicable to such restricted shares would result in full vesting following the 24-month anniversary of the closing of this offering, such restricted shares with an original vesting schedule longer than 24 months will instead vest in equal monthly installments over the 24-month period following the closing of this offering, subject to the holder’s continued employment or service on each vesting date.

Exit-Vesting Restricted Shares (Other than the Exit-Vesting Class B Units that are Supplemental Value Class B Units). Restricted shares received in respect of unvested Exit-Vesting Class B Units (other than the Exit-Vesting Class B Units that are Supplemental Value Class B Units) will remain eligible to vest in accordance with the existing vesting terms as well as the additional vesting provisions described below:

•

On the closing of this offering, on the first anniversary of this offering, during the period between the first and second anniversaries of this offering, and on and following the second anniversary of this offering, hypothetical multiple of investment proceeds will be calculated based on, for the testing date occurring on the closing of this offering, the initial public offering price, and for all other testing dates, a trailing 90-day volume weighted average price of our common stock, in each case assuming Apax’s disposition of all retained shares of Common Stock it received in the Pre-IPO Restructuring. To the extent that such hypothetical multiple of investment would satisfy the multiple of investment thresholds applicable to the restricted shares received in respect of unvested Exit-Vesting Class B Units, a specified portion of such restricted shares will vest, subject to the holder’s continued employment or service on the applicable testing date: (i) on the closing of this offering, only restricted shares received in respect of 1.2x Exit-Vesting Class B Units shall be eligible to vest; (ii) on and following first anniversary of this offering but prior to the second anniversary of this offering, only restricted shares received in respect of 1.2x Exit-Vesting Class B Units (to the extent unvested) and 1.6x Exit-Vesting Class B Units shall be eligible to vest; and (iii) on and following the second anniversary of this offering, restricted shares received in respect of 1.2x Exit-Vesting Class B Units (to the extent unvested), 1.6x Exit-Vesting Class B Units (to the extent unvested) and 2.0x Exit-Vesting Class B Units shall be eligible to vest.

•

For purposes of the hypothetical multiple on investment testing described above, restricted shares received in exchange for Exit-Vesting Class B Units granted during 2020 (other than the Exit-Vesting Class B Units that are Supplemental Value Class B Units) that are 1.5x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units will be subject to the same additional vesting provisions described above. That is, subject to a holder’s continued employment or service on the applicable testing date: (i) restricted shares received on conversion of 1.5x Exit-Vesting Class B Units granted in 2020 will vest if the hypothetical multiple on investment on the applicable testing date is equal to or greater than a 1.2x multiple on investment; (ii) restricted shares received on conversion of 2.0x Exit-Vesting Class B Units granted in 2020 will vest if the hypothetical multiple on investment on the applicable testing date is equal to or greater than a 1.6x multiple on investment; and (iii) restricted shares received on conversion of 2.5x Exit-Vesting Class B Units granted in 2020 will vest if the hypothetical multiple on investment on the applicable testing date is equal to or greater than a 2.0x multiple on investment.

•

In addition, to the extent that restricted shares received on conversion of unvested Exit-Vesting Class B Units (other than the Exit-Vesting Class B Units that are Supplemental Value Class B Units) have not otherwise vested prior to the fifth anniversary of the closing of this offering, subject to the holder’s continued employment or service on such date, all such restricted shares shall vest in full on the fifth anniversary of the closing of this offering.

Supplemental Value Class B Units.

•

Restricted shares received upon conversion of Supplemental Value Class B Units, subject to the holder’s continued employment or service through the second anniversary of the closing of this offering, will vest in full on such date. Restricted Stock into which Supplemental Value Class B Units are converted will no longer be subject to performance vesting conditions or “tail vesting” provisions described above under “Equity Arrangements—Termination without “cause” or by executive for “good reason,” but will vest in full on the occurrence of a change in control that occurs prior to the second anniversary of the closing of this offering, subject to the holder’s continued employment through the change in control transaction.

The Existing Equity Plan will be terminated upon the effectiveness of this offering. The precise number of restricted shares to be delivered in respect of unvested Class B Units and shares to be delivered in respect of vested Class B Units to each of the named executive officers will be based on the initial public offering price. The following table sets forth the assumed number and value of restricted shares and shares to be received in connection with the conversion of Class B Units that each of our named executive officers will receive based on an assumed initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus).

	Shares Received in Exchange for Vested Class B Units		Restricted Shares Received in Exchange for Unvested Time-Vesting Class B Units		Restricted Shares Received in Exchange for Unvested Exit-Vesting Class B Units (Other than Supplemental Value Class B Units)		Restricted Shares Received in Exchange for Unvested Supplemental Value Class B Units
	(#)	($)	(#)	($)	(#)	($)	(#)	($)
Geoff Crouse	625,282	10,629,794	1,155,818	19,648,906	652,096	11,085,632	348,586	5,925,962
Ernest Orticerio	169,823	2,886,991	313,914	5,336,538	177,105	3,010,785	—	—
Mary Trout	188,628	3,206,676	348,675	5,927,475	196,717	3,344,189	96,829	1,646,093

Incentive Plan

In connection with this offering, our board of directors expects to adopt, and we expect our shareholders to approve, the Candela Medical, Inc. 2021 Equity Incentive Plan prior to the completion of this offering, in order to provide a means through which to attract, motivate and retain key personnel. Awards under the Incentive Plan may be granted to any (i) individual employed by us or our subsidiaries (other than those U.S. employees covered by a collective bargaining agreement unless and to the extent that such eligibility is set forth in such collective bargaining agreement or similar agreement); (ii) director or officer of us or our subsidiaries; or (iii) consultant or advisor to us or our subsidiaries who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act (or, for consultants or advisors outside of the United States, can be offered securities consistent with applicable law). The Incentive Plan will be administered by the Compensation Committee or such other committee of our board of directors to which it has properly delegated power, or if no such committee or subcommittee exists, our board of directors.

The Incentive Plan initially reserves 8,588,724 shares for issuance (which number of shares will be equal to 8% of the fully diluted shares outstanding at the closing of this offering), which is subject to increase on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the lesser of (i) 4% of the fully diluted outstanding common stock on the last day of the immediately preceding fiscal year and (ii) the number of shares of our common stock as determined by our board of directors; provided, however, that this automatic share reserve increase shall not apply following the tenth (10th) anniversary of the effective date of the plan.

All awards granted under the Incentive Plan will vest and/or become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee. Awards available for grant under the Incentive Plan include, non-qualified stock options and incentive stock options, restricted shares of our common stock, restricted stock units, other equity-based awards tied to the value of our shares, and cash-based awards.

Awards other than cash-based awards are generally subject to adjustment in the event of (i) any dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, or other similar transactions or events, or (ii) unusual or nonrecurring events affecting the company, including changes in applicable rules, rulings, regulations or other requirement. In addition, in connection with any change in control, the Compensation Committee may, in its sole discretion, provide for any one or more of the following: (i) a substitution or assumption of, acceleration of the vesting of, the exercisability of, or lapse of restrictions on, any one or more outstanding awards and (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Compensation Committee.

Our board of directors may amend, alter, suspend, discontinue, or terminate the Incentive Plan or any portion thereof at any time, but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is required under applicable law; (ii) it would materially increase the number of securities which may be issued under the Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially expand the class of participants eligible to participate under the Incentive Plan. Any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

All awards granted under the Incentive Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our board of directors or the Compensation Committee and as in effect from time to time and (ii) applicable law.

IPO Awards to Named Executive Officers

In connection with this offering, we intend to grant to each of Mr. Crouse, Mr. Orticerio and Ms. Trout an equity award under the Incentive Plan with a grant date fair value equal to $9,456,654, $3,213,336 and $2,892,094, respectively, in the form of 75% restricted stock units and 25% stock options (determined based on a Black-Scholes value equal to 40% of the initial public offering price and with an exercise price equal to the initial public offering price). These awards will vest in equal annual installments over four years beginning on the pricing of the IPO, subject to the named executive officer’s continued service through each applicable vesting date. The restricted stock units and stock options granted to our named executive officers are subject to the following vesting acceleration terms:

•

Upon a termination of the executive officer’s employment by us without cause, as a result of the executive officer’s death or disability, or by the executive officer for good reason, in each case, prior to a change in control, the number of restricted stock units or stock options, as applicable, that is scheduled to vest on the next vesting date will vest on a pro rata basis, based on the number of full months of employment from the immediately preceding vesting date (or vesting commencement date, if applicable).

•

Upon a termination of the named executive officer’s employment by us without cause, as a result of the executive officer’s death or disability, or by the executive officer for good reason within the 18 months following a change in control in which the resulting entity assumes, continue, converts or substitutes the awards, all then-unvested restricted stock units or stock options that have been assumed, continued, converted or substituted will vest in full on the date of termination.

•

If a change in control occurs in which the resulting entity does not assume, continue, convert or substitute the restricted stock units or stock options, as applicable, all unvested restricted stock units or stock options will vest in full on the date of the change in control.

IPO Awards to Directors

In connection with this offering, we intend to grant restricted stock units under the Incentive Plan to each of our non-employee directors who are not employed by Apax. For a description of these awards, please see “Director Compensation.”

Other IPO Awards

In connection with this offering, we also intend to grant stock options and/or restricted stock units under the Incentive Plan to certain eligible individuals (other than our named executive officers).

Employee Stock Purchase Plan

In connection with this offering, our board of directors expects to adopt, and we expect our stockholders to approve, the Candela Medical, Inc. 2021 Employee Stock Purchase Plan, which we refer to as the ESPP, prior to the completion of the offering. The ESPP is intended to give eligible employees an opportunity to acquire shares of our common stock and promote our best interests and enhance our long-term performance.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code. We may also authorize offerings under the ESPP that are not intended to comply with the requirements of Section 423 of the Code, which may, but are not required to, be made pursuant to any rules, procedures or sub-plans adopted by the Compensation Committee of our board of directors for such purpose.

The aggregate number of shares of our common stock that may be issued under the ESPP may not exceed 1,073,591 shares (which number of shares will be equal to 1% of the total outstanding shares of our common stock at the consummation of this offering), subject to adjustment in accordance with the terms of the ESPP. Notwithstanding the foregoing, the share reserve of the ESPP shall automatically be increased on the first day of each fiscal year following the fiscal year in which the effective date of the ESPP occurred by a number of shares of our common stock equal to the lesser of (i) the positive difference between (x) 1% of the total number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year (treating certain vested convertible securities as outstanding common stock for this purpose), and (y) the share reserve of the ESPP on the last day of the immediately preceding fiscal year, and (ii) a lower number of shares as may be determined by our board of directors. If a purchase right expires or is terminated, surrendered or canceled without being exercised, in whole or in part, the number of shares subject to the purchase right will again be available for issuance and will not reduce the aggregate number of shares available under the ESPP.

The ESPP will be administered by the Compensation Committee unless the board of directors elects to administer the ESPP. The Compensation Committee will have full authority to administer the ESPP and make and interpret rules and regulations regarding administration of the ESPP as it may deem necessary or advisable.

The ESPP will become effective on or about the date of this offering. However, no offering periods will commence under the ESPP until such time and subject to such terms and conditions as may be determined by the Compensation Committee. The term of the ESPP will continue until terminated by our board of directors or until the date on which all shares available for issuance under the ESPP have been issued.

Subject to the Compensation Committee’s ability to exclude certain groups of employees on a uniform and nondiscriminatory basis, including Section 16 officers, generally, all of our employees will be eligible to participate in the ESPP if they are employed by us or by a designated company (as defined below) except for (a) any employee who has been employed for less than 90 days, (b) any employee whose customary employment is less than 20 hours per week or (c) any employee whose customary employment is for not more than five months in any calendar year; provided that the Compensation Committee may determine prior to any purchase period start date that employees outside of the United States who are participating in a separate offering will be “eligible employees” even if they do not meet the requirements of (b) or (c) above if and to the extent required by applicable law. No employee will be eligible to participate if, immediately after the purchase right grant, the employee would own stock (including any stock the employee may purchase under outstanding purchase rights) representing 5% or more of the total combined voting power or value of our common stock. A “designated company” is any subsidiary or affiliate of Candela Medical, Inc., whether now existing or existing in the future, that has been designated by the Compensation Committee from time to time in its sole discretion as eligible to participate in the ESPP. The Compensation Committee may designate subsidiaries or affiliates of Candela Medical, Inc. as designated companies in an offering that does not satisfy the requirements of Section 423 of the Code. For offerings that, when taken together with the ESPP, comply with Section 423 of the Code and the regulations thereunder, only Candela Medical, Inc. and its subsidiaries may be designated companies; provided, however, that at any given time, a subsidiary that is a designated company under a Section 423 Code-compliant offering will not be a designated company under an offering that does not comply with Section 423 of the Code.

A participant may acquire common stock under the ESPP by authorizing the use of contributions to purchase shares of common stock. Contributions must be at a rate of not less than 1% nor more than 15% (in whole percentages only) of the participant’s total compensation (with certain exclusions as set forth in the ESPP or as otherwise determined by the Compensation Committee). All contributions made by a participant will be credited (without interest) to his or her account. A participant may discontinue plan participation as provided in the ESPP, but a participant may not alter the amount of his or her contributions during an offering period. However, a participant’s contribution election may be decreased to 0% at any time during an offering period to the extent necessary to comply with Section 423 of the Code or the terms of the ESPP. A participant may not make separate cash payments into his or her account except in limited circumstances when the participant is on leave of absence or unless otherwise required by applicable law. A participant may withdraw contributions credited to his or her account during an offering period at any time before the applicable purchase period end date.

The ESPP generally provides for a six-month offering period, with one purchase period in each offering period. The Compensation Committee has the authority to change the duration of a purchase period; provided that the change is announced a reasonable period of time prior to its effective date and the purchase period is not greater than 27 months.

On the first day of an offering period, a participant will be granted a purchase right to purchase on the purchase period end date, at the applicable purchase price, the number of shares of common stock as is determined by dividing the amount of the participant’s contributions accumulated as of the last day of the purchase period by the applicable purchase price; provided that (a) no participant may purchase shares of common stock with a fair market value (as of the date of purchase right grant) in excess of $25,000 per calendar year in the case of offerings intended to comply with Section 423 of the Code; and (b) in no event will the aggregate number of shares subject to purchase rights during a purchase period exceed the number of shares then available under the ESPP or the maximum number of shares available for any single purchase period (as determined by the Compensation Committee from time to time).

The purchase price will be 85% (or such greater percentage as may be determined by the Compensation Committee prior to the start of any purchase period) of the lesser of (i) the fair market value per share of our common stock as determined on the applicable grant date of the purchase right or (ii) the fair market value per share of our common stock as determined on the applicable purchase period end date (provided that, in no event may the purchase price be less than the par value per share of our common stock). The Compensation Committee may determine prior to a purchase period to calculate the purchase price for such period solely by reference to the fair market value of a share on the applicable purchase period end date or applicable grant date of the purchase right, or based on the greater (rather than the lesser) of such values.

A participant’s purchase right to purchase shares of common stock during a purchase period will be exercised automatically on the purchase period end date for that purchase period unless the participant withdraws at least thirty days prior to the end of the purchase period or his or her participation is terminated. On the purchase period end date, a participant’s purchase right will be exercised to purchase that number of shares which the accumulated contributions in his or her account at that time will purchase at the applicable purchase price, but not in excess of the number of shares subject to the purchase right or other ESPP terms. Subject to the terms of the ESPP, a purchase right will generally terminate on the earlier of the date of the participant’s termination of employment or the last day of the applicable purchase period.

A participant will have no rights as a stockholder with respect to our shares that the participant has a purchase right to purchase in any offering until those shares are issued to the participant.

A participant’s rights under the ESPP will be exercisable only by the participant and are not transferable other than by will or the laws of descent or distribution.

If there is any change in the outstanding shares of our common stock because of a merger, change in control (as defined in the Equity Incentive Plan), consolidation, recapitalization or reorganization involving Candela Medical, Inc., or if our Board of Directors declares a stock dividend, stock split distributable in shares of common stock or reverse stock split, other distribution or combination or reclassification of our common stock, or if there is a similar change in the capital stock structure of Candela Medical, Inc. affecting our common stock, then the number and type of shares of our common stock reserved for issuance under the ESPP will be correspondingly adjusted and, subject to applicable law, the Compensation Committee will make such adjustments to purchase rights or to any ESPP provision as the Compensation Committee deems equitable to prevent dilution or enlargement of purchase rights or as may otherwise be advisable. In addition, in the event of a change in control, the Compensation Committee’s discretion includes, but is not limited to, the authority to provide for any of, or a combination of any of, the following:

•	assumption or substitution of purchase rights by a successor entity (or parent or subsidiary of such successor);

•	selection of a date on which all outstanding purchase rights will be exercised on or before the consummation date of the change in control;

•	termination of outstanding purchase rights and refund of accumulated contributions to each participant prior to the change in control; or

•	continuation of outstanding purchase rights unchanged.

The ESPP may be amended, altered, suspended and/or terminated at any time by our Board of Directors; provided, that approval of an amendment to the ESPP by our stockholders will be required to the extent, if any, that stockholder approval of such amendment is required by applicable law. The Compensation Committee may (subject to the provisions of Section 423 of the Code and the ESPP) amend, alter, suspend and/or terminate any purchase right granted under the ESPP, prospectively or retroactively, but (except as otherwise provided in the ESPP) such amendment, alteration, suspension or termination of a purchase right may not, without the written consent of a participant with respect to an outstanding purchase right, materially adversely affect the rights of the participant with respect to the purchase right. In addition, the Compensation Committee has unilateral authority to (a) subject to the provisions of Section 423 of the Code, amend the ESPP and any purchase right (without participant consent) to the extent necessary to comply with applicable law or changes in applicable law and (b) make adjustments to the terms and conditions of purchase rights in recognition of unusual or nonrecurring events affecting us or any parent or subsidiary corporation (each as defined under Section 424 of the Code), or our financial statements (or those of any parent or subsidiary corporation), or of changes in applicable law, or accounting principles, if the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of benefits intended to be made available under the ESPP or necessary or appropriate to comply with applicable accounting principles or applicable law.

Amended and Restated Employment Agreements

In connection with this offering, we expect to enter into an amended and restated employment agreement with each of Mr. Crouse, Ms. Trout and Mr. Orticerio, which we refer to as the amended Crouse employment agreement, the amended Trout employment agreement and the amended Orticerio employment agreement, respectively, so that the issuer is the counterparty to the employment agreements with each of our named executive officers.

The amended Crouse employment agreement and the amended Trout employment agreement will contain the same terms and conditions as the existing Crouse employment agreement and existing Trout employment agreement, as applicable and as described above under “—Narrative Disclosure to Summary Compensation Table—Employment Agreements”, except that Ms. Trout’s base salary will be increased to reflect her current base salary of $400,000, as described above under “—Narrative Disclosure to Summary Compensation Table—Base Salary.”

The amended Orticerio employment agreement will contain the same terms and conditions as the existing Orticerio employment agreement as described above under “—Narrative Disclosure to Summary Compensation Table—Employment Agreements”, except that:

•

Mr. Orticerio’s base salary will be increased to reflect the increase in base salary from $350,000 to $400,000, as described above under “—Narrative Disclosure to Summary Compensation Table—Base Salary”; and

•

Upon a termination of employment by us without “cause,” by Mr. Orticerio for “good reason” or as a result of the non-renewal of the term of the amended Orticerio employment agreement by us, Mr. Orticerio will be entitled to receive the following payments and benefits, in addition to certain accrued obligations:

•

subject to Mr. Orticerio’s continued compliance with his restrictive covenant agreement, an amount equal to his base salary, payable in installments over 12 months in accordance with our normal payroll practice; and

•

Company-paid COBRA premiums for continued coverage under the company’s group health plans for 12 months following termination of employment or, if earlier until the date on which Mr. Orticerio becomes eligible for health coverage from a subsequent employer.

In connection with the amended Orticerio employment agreement, Mr. Orticerio will be required to enter into a restrictive covenant agreement that will contain the same terms as his existing restrictive covenant agreements, except that the non-competition, non-solicitation and non-disparagement covenants will be effective both during Mr. Orticerio’s employment with us and for 12 months following termination of employment for any reason.

DIRECTOR COMPENSATION

This section describes the compensation we provided to our non-employee directors in 2020 for service as members of the board of directors of the general partner of SM Midco L.P.. Directors who are employed by us and Sponsor-affiliated directors are not compensated by us for their services as directors.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gaurav Agarwal	—	—	—
Arnaud Bosquet	—	—	—
Steven Dyson	—	—	—
Tracy Jokinen	—	—	—
Martin Madaus	—	—	—
Salim Nathoo	—	—	—

(1)

Each of Mr. Agarwal and Ms. Jokinen waived their director fee in recognition of the effects of the COVID-19 pandemic on our operations. Dr. Madaus, a non-employee director, does not receive an annual fee for his service as a director.

(2)	As of December 31, 2020, each of Mr. Agarwal, Dr. Madaus and Ms. Jokinen held 110,402, 248,406 and 331,207 unvested Class B Units, respectively.

For fiscal 2020, each of Mr. Agarwal and Ms. Jokinen were entitled to a fee of $50,000 for service on the board of directors but waived such fee in recognition of the effects of the COVID-19 pandemic on our operations.

Each of Mr. Agarwal, Dr. Madaus and Ms. Jokinen received a grant of Class B Units under our Existing Equity Plan, as follows: Mr. Agarwal, 441,609.95 in November 2017; Dr. Madaus, 662,414.92 in May 2018; and Ms. Jokinen, 441,609.95 in November 2019. The Class B Units granted to each of Mr. Agarwal, Dr. Madaus and Ms. Jokinen are Time-Vesting Class B Units, and vest over four years, with 25% vesting on the first anniversary of a specified vesting reference date, with an additional 6.25% vesting on a quarterly basis thereafter, subject to continued service through each applicable vesting date. The Class B Units granted to our directors will accelerate in full upon a change in control that occurs during the director’s continued service with us.

Subject to the call rights described below, in connection with a termination of service for “cause” (as defined in the Existing Equity Plan) or in the event of a restrictive covenant violation, all Class B Units, whether vested or unvested, will be immediately forfeited. In addition, all unvested Class B Units will be forfeited upon a director’s termination of service for any reason. The Class B Units granted to Mr. Agarwal, Dr. Madaus and Ms. Jokinen are subject to the call right under our Existing Equity Plan described under “—Narrative Disclosure to Summary Compensation Table—Equity and Equity-Based Awards—Class B Units—Terms of the Class B Units”.

As a condition to receiving their Class B Units, each of Mr. Agarwal, Dr. Madaus and Ms. Jokinen was required to enter into a Class B Unit award agreement and to become party to the limited partnership agreement of SM Midco L.P.. In addition, in connection with the grant of Class B Units, each of Mr. Agarwal, Dr. Madaus and Ms. Jokinen entered into a restrictive covenant agreement, each of which contains confidentiality of information, assignment of certain intellectual property, non-solicitation of employees, consultants and business relations, and non-disparagement. The confidentiality covenant has an indefinite term, and the non-competition, non-solicitation and non-disparagement covenants are effective both during the director’s service with us and for 12 months following termination of service for any reason.

In connection with their appointment to our board of directors, each of Mr. Agarwal and Dr. Madaus invested in 200,000 Class A-2 Units of the Partnership and 100,000 Class A-2 Units of the Partnership, respectively.

In connection with this offering and the Pre-IPO Restructuring, it is currently anticipated that all outstanding Class B Units, including those held by our directors, will be exchanged for vested shares of our common stock (in the case of vested Class B Units) and restricted shares of our common stock (in the case of unvested Class B Units). The number of shares of common stock delivered in respect of Class B Units held by our directors will be determined based on the amount of proceeds that would be distributed to such Class B Units if SM Midco L.P. were liquidated immediately prior to this offering. The shares of common stock delivered in respect of the Class B Units held by Mr. Agarwal, Dr. Madaus and Ms. Jokinen will be subject to the same vesting terms as currently apply to the Class B Units held by the applicable director.

Effective upon the consummation of this offering, we expect to adopt the following annual compensation policy pursuant to which each of our non-employee directors who are not employed by Apax will be entitled to the following compensation:

•	an annual cash retainer of $50,000, payable quarterly in arrears;

•

each non-employee director serving as chair of the following committees of our board of directors will receive the following additional annual retainers, each of which is also payable quarterly in arrears:

•	Audit Committee Chair: $20,000
•	Compensation Committee Chair: $15,000
•	Nominating and Governance Committee Chair: $10,000;

•

each non-employee director serving as a member of the following committees of our board of directors (other than the chair of such committee) will receive the following additional annual retainers, each of which is also payable quarterly in arrears:

•	Audit Committee Member (Non-Chair): $10,000
•	Compensation Committee Member (Non-Chair): $7,500
•	Nominating and Governance Committee Member (Non-Chair): $5,000;

•

to the extent a director is appointed to such a role, each non-employee director serving as (i) the non-executive chairman of our board of directors will receive an additional annual retainer of $50,000 or (ii) the lead director of our board of directors will receive an additional annual retainer of $30,000, in each case, payable quarterly in arrears; and

•

an annual grant of restricted stock units under the Incentive Plan having a grant date fair market value equal to $155,000, which restricted stock units will vest on the earlier to occur of the first anniversary of the grant date and the date of the next-scheduled annual board meeting.

Our directors will also be reimbursed for travel and lodging expenses associated with attendance at board of directors or committee meetings.

In connection with this offering, we also intend to grant each of our non-employee directors who are not employed by Apax a grant of restricted stock units under the Incentive Plan having a grant date fair market value equal to $155,000, which restricted stock units will vest on the earlier to occur of the first anniversary of the grant date and the date of the next-scheduled annual board meeting, subject to the non-employee director’s continued service through the vesting date or event. In addition, if a change in control occurs during the director’s continued service, the restricted stock units will vest in full upon such event.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with this offering, we intend to enter into a stockholders agreement with our Sponsor and management stockholders. This agreement will grant our Sponsor the right to nominate to our board of directors and committees thereof a number of directors proportionate to the percentage of the issued and outstanding common stock owned by our Sponsor and its affiliates and certain transferees so long as our Sponsor and its affiliates and certain of their transferees own at least 5% of our outstanding common stock. For purposes of calculating the number of directors that our Sponsor is entitled to nominate, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our board of directors. In addition, in the event a vacancy on the board of directors is created by the death, disability, retirement or resignation of a Sponsor director designee, our Sponsor, its affiliates and certain transferees who designated such director shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Sponsor director-designee. Such nomination rights are subject to the independence and other requirements of NASDAQ and the SEC.

In addition, the stockholders agreement will grant to our Sponsor and its affiliates and certain of their transferees certain governance rights for as long as our Sponsor and its affiliates and certain of their transferees maintain ownership of at least 25% of our common stock outstanding immediately after this offering, including rights of approval over (i) change of control transactions, (ii) acquisitions or divestitures of assets or equity securities for aggregate consideration in excess of $50 million, (iii) entry into joint ventures or similar business alliance having a fair market value in excess of $50 million, (iv) issuance of, or material amendments to, equity securities, other than issuances under the Incentive Plan and any other equity incentive plans duly approved and adopted by stockholders of a majority of our common stock, (v) incurrence of debt for borrowed money in excess of $50 million, other than the incurrence of trade payables in the ordinary course of business or borrowings under the Company’s revolving credit facility (however, the initial entry into the revolving credit facility and any increase in borrowing capacity would be subject to such approval), (vi) our annual budget and business plan, (vii) the increase or reduction in the size of our board of directors, (viii) the initiation of any liquidation, dissolution, bankruptcy or other insolvency proceeding, (ix) appointment or removal of our chief executive officer, or (x) any material change in the nature of our business.

In addition, the stockholders agreement will grant our Sponsor the right to cause us, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by our Sponsor and certain other stockholders party to that agreement. Under the stockholders agreement, all holders of registrable securities party thereto will also be provided with customary “piggyback” registration rights following an initial public offering, with certain exceptions. These shares will represent approximately 81.8% of our outstanding common stock after this offering, or 80.0% if the underwriters exercise in full their option to purchase additional shares.

The stockholders’ agreement will also require us to indemnify certain of our stockholders and their affiliates in connection with any registrations of our securities.

The stockholders agreement will impose significant restrictions on transfers of shares of our common stock held by our management stockholders. Generally, shares will be nontransferable by any means for one year period following the closing of this offering, except (i) certain transfers to a management stockholder’s estate or trust, (ii) transfers approved by our board of directors, (iii) transfers to us or our designee, (iv) transfers in amounts not to exceed the applicable “catch-up amount” to be determined based on sales of common stock by our Sponsor during certain periods after this offering, provided that after 180 days following the pricing of this offering, a Non-Executive Management Stockholder (as specified in the stockholders agreement) will be able to transfer the greater of such “catch-up” amount and 25% of outstanding common stock held by such management stockholder immediately following this offering and (v) in the case of Executive Management Stockholders (as specified in the stockholders agreement), sales pursuant to the proper exercise of piggyback registration rights.

Agreements with Officers

We intend to enter into indemnification agreements with our directors and executive officers. These agreements and our amended and restated bylaws will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors or executive officers for which indemnification is sought.

In addition, we have certain agreements with our officers which are described in the section entitled “Management—Executive Compensation.”

Other Related Party Transactions

Our Sponsor and its affiliates have ownership interests in a broad range of companies. We have entered and may enter into commercial transactions in the ordinary course of our business with some of these companies, including Zensar Technologies Limited, which performs IT consulting services for us. For the six months ended June 30, 2021 and the year ended December 31, 2020 and 2019, we incurred approximately $3.9 million, $8.3 million and $9.0 million of fees, respectively, to Zensar, $0.5 million, $0.8 million and $6.4 million, respectively, of which remained outstanding at the end of the year and was included in trade payables.

Statement of Policy Regarding Transactions with Related Persons

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Prior to the completion of this offering, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy,” that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on NASDAQ.

Our related person policy will require that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel, or such other person designated by the Board of Directors, any “related person transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel, or such other person, will then promptly communicate that information to our board of directors. No related person transaction entered into following this offering will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

PRINCIPAL STOCKHOLDERS

As a result of the Sponsor Acquisition, the Sponsor currently holds its equity interests in the Company indirectly through its ownership of partnership interests of SM Midco L.P., which owns all of the equity interests of Dion Holdco Limited. Pursuant to the Pre-IPO Restructuring, which will be effected substantially concurrently with the pricing of this offering, SM Midco L.P. will contribute Dion Holdco Limited to Candela Medical, Inc. in exchange for newly issued shares of common stock of Candela Medical, Inc., resulting in Candela Medical, Inc. becoming the holding company of the business conducted by Dion Holdco Limited and its subsidiaries described in this prospectus. SM Midco L.P. will then distribute the shares it holds in Candela Medical, Inc. to the Sponsor and the other limited partners of SM Midco L.P. including certain current and former directors, officers and employees of the Company and will liquidate, wind up its affairs and/or be dissolved.

The following table contains information about the beneficial ownership of our common stock as of June 30, 2021, immediately prior to the consummation of this offering and after giving effect to Pre-IPO Restructuring by:

•	each individual or entity known by us to beneficially own more than 5% of our outstanding common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Our calculation of the percentage of beneficial ownership prior to and after the offering is based on 82,990,856 shares of common stock outstanding as of June 30, 2021 after giving effect to the Pre-IPO Restructuring.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, we believe, based on information furnished to us, that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Candela Medical, Inc., 251 Locke Drive, Marlborough, MA 01752.

Name of Beneficial Owner	Shares beneficially owned	Shares beneficially owned prior to the offering	Shares beneficially owned after the offering
			Excluding exercise of the underwriters’ option to purchase additional shares	Including exercise of the underwriters’ option to purchase additional shares
	Number	Percent	Percent	Percent
Greater than 5% Stockholders:
Dion Topco L.P.(1)	73,510,860	88.6%	75.2%	73.6%

Named Executive Officers and Directors:
Geoffrey Crouse(2)	3,056,119	3.7%	3.1%	3.1%
Ernest Orticerio	660,843	*	*	*
Mary Trout	921,802	1.1%	*	*
Gaurav Agarwal	90,452	*	*	*
Arnaud Bosquet	—	—	—	—
Steven Dyson	—	—	—	—
Tracy Jokinen	46,355	*	*	*
Martin Madaus	99,296	*	*	*
Salim Nathoo	—	—	—	—
All executive officers and directors as a group (9 persons)	4,874,867	5.9%	5.0%	4.9%

*	Less than 1%
(1)

Represents securities held by Dion Topco L.P. Dion GP Co Limited is the general partner of Dion Topco L.P. Dion GP Co Limited is owned by Apax IX EUR L.P., Apax IX EUR Co-Investment L.P., Apax IX-AIV EUR L.P., Apax IX USD L.P., Apax IX USD Co-Investment L.P. and Apax IX-AIV USD L.P., or collectively, Apax IX. Apax IX GP Co. Limited is the investment manager of Apax IX. The directors of Apax IX GP Co. Limited are Simon Cresswell, Andrew Guille, Martin Halusa, Paul Meader and David Staples. The business address of the entities listed in this footnote is c/o Apax IX, Third Floor Royal Bank Palace, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ.

(2)	Includes shares held by the Crouse Dorahy Family Trust of which Mr. Crouse serves as the trustee.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of this offering, our authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.01 per share, and 250,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, subject to certain limitations. The holders of our common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation will authorize our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by NASDAQ, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors will be able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

1)	the designation of the series;

2)

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

3)	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

4)	the dates at which dividends, if any, will be payable;

5)	the redemption rights and price or prices, if any, for shares of the series;

6)	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

7)	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

8)

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

9)	restrictions on the issuance of shares of the same series or of any other class or series; and

10)	the voting rights, if any, of the holders of the series.

We will be able to issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. In addition, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock may have an adverse impact on the market price of our common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our board of directors may consider relevant.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and certain provisions of the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as our common stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.

Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions or employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation will provide that the Sponsor and its affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% of the voting power of then outstanding shares of stock entitled to vote generally in the election of directors, directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted to the Sponsor under the stockholders agreement to be entered into in connection with this offering, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% of the voting power of then outstanding shares of stock entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation will not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation will provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, that the Sponsor and its affiliates are permitted to call special meetings of our stockholders for so long as they hold, in the aggregate, at least 40% of the voting power of then outstanding shares of stock entitled to vote generally in the election of directors. In addition, the notice procedures with respect to special stockholder meetings do not apply to our Sponsor while the stockholders’ agreement is in effect. Our amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made as provided in the stockholders’ agreement nor by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws will also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These notice requirements will not apply to the Sponsor and its affiliates for as long as the stockholders agreement to be entered into in connection with this offering remains in effect. These provisions may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will preclude stockholder action by written consent once the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% of the voting power of then outstanding shares of stock entitled to vote generally in the election of directors; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the board of directors is expressly authorized to make, alter, amend, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. For as long as the Sponsor and its affiliates beneficially own, in the aggregate, at least 50% of the voting power of then outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, rescission or repeal and voting together as a single class. At any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 50% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation will provide that once the Sponsor and its affiliates beneficially own, in the aggregate, less than 50% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend our amended and restated bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board of directors and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers, delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of the Company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or our stockholders, creditors or other constituents, (3) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, which already provides that such claims must be brought exclusively in the federal courts. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, any director who is not employed by us or his or her affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for himself or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws will provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We also intend to enter into indemnification agreements with our directors, which agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

We have applied to have our common stock listed on NASDAQ under the symbol “CDLA.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock. We cannot predict the effect, if any, future sales of shares of common stock, or the availability for future sale of shares of common stock, will have on the market price of shares of our common stock prevailing from time to time. Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur may adversely affect market prices of our common stock prevailing from time to time and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. Furthermore, there may be sales of substantial amounts of our common stock in the public market after the existing legal and contractual restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. See “Risk Factors—General Risks—Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price of our common stock to decline.”

Upon completion of this offering, we will have a total of 97,696,738 shares (or 99,902,620 shares if the underwriters exercise in full their option to purchase additional shares) of our common stock outstanding. Of the outstanding shares, the 14,705,882 shares sold in this offering (or 16,911,764 shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144, including our directors, executive officers and other affiliates (including our Sponsor), may be sold only in compliance with the limitations described below.

The remaining outstanding 78,385,727 shares of common stock held by the Sponsor and our directors and executive officers after this offering, representing 80.2% (or 78.5% if the underwriters exercise in full their option to purchase additional shares) of the total outstanding shares of our common stock following this offering, will be deemed restricted securities under the meaning of Rule 144 and may be sold in the public market only if registered or if they qualify for an exemption from registration, including the exemptions pursuant to Rule 144 and Rule 701 under the Securities Act, which we summarize below.

Lock-up Agreements

In connection with this offering, we, our executive officers, directors and certain of our significant stockholders will agree, subject to certain exceptions, not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, without, in each case, the prior written consent of any two of BofA Securities, Inc., Goldman Sachs & Co. LLC and Barclays Capital Inc., for a period of 180 days after the date of this prospectus. See “Underwriting.”

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates, who have met the six month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell upon the expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately 976,967 shares immediately after this offering (or 999,026 shares if the underwriters exercise in full their option to purchase additional shares);

•	the average reported weekly trading volume of our common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who received shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of stock subject to issuance pursuant to the Incentive Plan and the ESPP to be adopted in connection with this offering. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement(s) on Form S-8 will cover 9,662,315 shares.

Registration Rights

For a description of rights that certain of our stockholders will have to require us to register the shares of common stock their own, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable immediately upon effectiveness of such registration.

Following completion of this offering, the shares of our common stock covered by registration rights would represent approximately 81.8% of our outstanding common stock (or 80.0%, if the underwriters exercise in full their option to purchase additional shares). These shares also may be sold under Rule 144, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of our common stock acquired pursuant to this offering. This summary deals only with common stock that is held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and regulations, published rulings, administrative pronouncements and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, the alternative minimum tax, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company,” bank, insurance company, or other financial institution, broker, dealer, or trader in securities, tax-exempt or government organization, a person deemed to sell our common stock under the constructive sale provisions of the Code, tax-qualified retirement plan, or partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Distributions

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United

States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, but not below zero, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% United States federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your purchase, ownership and disposition of our common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. BofA Securities, Inc., Goldman Sachs & Co. LLC and Barclays Capital Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
BofA Securities, Inc.
Goldman Sachs & Co. LLC
Barclays Capital Inc.
Robert W. Baird & Co. Incorporated
Canaccord Genuity LLC
Stifel, Nicolaus & Company, Incorporated
Oppenheimer & Co. Inc.
Stephens Inc.
ING Financial Markets LLC
R. Seelaus & Co., LLC

Total	14,705,882

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 2,205,882 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,205,882 additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that our total out of pocket expenses for this offering, excluding the underwriting discounts and commissions, will be approximately $7 million. We have also agreed to reimburse the underwriters certain of their expenses relating to the clearing of this offering with the Financial Industry Regulatory Authority in an amount up to $35,000.

The underwriters have agreed to reimburse us for certain expenses.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our executive officers, directors, and holders of substantially all of our common stock and securities convertible into or exchangeable for our common stock, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of any two of BofA Securities, Inc., Goldman Sachs & Co. LLC and Barclays Capital Inc. See the section titled “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated between us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our common stock on NASDAQ under the symbol “CDLA.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. ING Capital LLC, an affiliate of ING Financial Markets LLC, is a lender under our Revolving Credit Facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area, or Relevant State, no Shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, or UK, no Shares have been offered or will be offered pursuant to this offering to the public in the UK prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of Shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order, (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, Washington, District of Columbia and New York, New York.

EXPERTS

The consolidated financial statements of Dion Holdco Limited at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, and the related schedule appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The balance sheet of Candela Medical, Inc. at July 9, 2021, included in this prospectus and the registration statement of which this prospectus forms a part has been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus with the SEC. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

Following the completion of this offering, we will be subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our website (www.candelamedical.com/na). The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Candela Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Candela Medical, Inc. (the Company) as of July 9, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the balance sheet presents fairly, in all material respects, the financial position of the Company at July 9, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

Boston, Massachusetts

July 20, 2021

Candela Medical, Inc.

BALANCE SHEET

U.S. Dollars in thousands, except share and per share data

July 9, 2021
Total assets:	$—

Total liabilities:	—

Shareholder’s equity
Common Stock, par value $0.01 per share, 1,000 authorized, 100 issued and outstanding	—

Total shareholder’s equity	—

Total liabilities and shareholder’s equity	$—

The accompanying notes are an integral part of the consolidated financial statements.

Candela Medical, Inc.

NOTES TO BALANCE SHEET

NOTE 1:	Organization

Candela Medical, Inc. (the “Corporation”) was formed as a Delaware corporation on July 9, 2021. The Corporation was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Dion Holdco Limited and subsidiaries.

NOTE 2:	Summary of significant accounting policies

Basis of Accounting—The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, changes in shareholder’s equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.

NOTE 3:	Shareholder’s equity

The Corporation is authorized to issue 1,000 shares of Common Stock, par value $0.01 per share. In exchange for $1.00, the Corporation has issued 100 shares of Common Stock, all of which were held by SM Midco L.P. as of July 9, 2021.

NOTE 4:	Subsequent events (unaudited)

On October 18, 2021, the Company and a fellow group subsidiary, Syneron Medical Ltd., have executed an agreement to replace the existing Revolving Credit Facility with a new revolving credit facility, which will (A) have commitments of $100 million and (B) a maturity date that is five years from the closing date of the new revolving credit facility. The new revolving credit facility is subject to customary conditions, and there can be no assurance that the new revolving credit facility will be completed. The consummation of the new revolving credit facility will be conditioned upon, among other things, (x) the substantially concurrent consummation of the initial public offering of common stock of Candela Medical, Inc. and (y) the prepayment of all amounts outstanding under a Loan Agreement with Carlyle Global Credit Investment Management LLC and various other lenders.

Dion Holdco Limited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

U.S. Dollars in thousands, except share and per share data

	Six months ended June 30, 2021	Six months ended June 30, 2020
Revenues:
Product and consumables	$171,424	$110,991
Service	37,380	29,280

Total revenues	208,804	140,271
Cost of revenues:
Product and consumables	74,344	67,725
Service	23,962	16,108

Total cost of revenues	98,306	83,833

Gross profit	110,498	56,438
Operating expenses, net:
Research and development	11,475	11,431
Selling and marketing	46,777	43,335
General and administrative	25,993	25,950
Other (income)/expenses, net	(938)	(424)

Total operating expenses, net	83,307	80,292

Operating profit/(loss)	27,191	(23,854)
Financial expenses
Interest on short-term and long-term debt	(5,143)	(5,587)
Foreign currency remeasurement adjustments and other financial expenses	(331)	(2,212)

Total financial expenses	(5,474)	(7,799)
Income/(Loss) before income taxes	21,717	(31,653)
Income tax expense	(6,444)	(3,691)

Net income/(loss)	$15,273	$(35,344)

Net income/(loss) per share, basic and diluted	$0.38	$(0.89)
Weighted average shares outstanding, basic and diluted	39,922,220	39,922,219

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dion Holdco Limited

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS) (UNAUDITED)

U.S. Dollars in thousands

	Six months ended June 30, 2021	Six months ended June 30, 2020
Net income/(loss)	$15,273	$(35,344)
Other comprehensive loss:
Foreign currency translation adjustments	(2,097)	409
Total other comprehensive (loss)/income	(2,097)	409

Comprehensive income/(loss)	$13,176	$(34,935)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dion Holdco Limited

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

U.S. Dollars in thousands, except share data

ASSETS	June 30, 2021	December 31, 2020
Current assets
Cash	$59,876	$58,717
Short-term bank deposits	46	47
Trade receivables (net of allowance for doubtful accounts of $3,875 and $4,407 as of June 30, 2021 and December 31, 2020, respectively)	54,730	47,385
Inventories	84,607	90,720
Prepaid expenses and other current assets	19,534	10,704

Total current assets	218,793	207,573

Long-term assets
Long-term deposits and other assets	833	854
Property and equipment, net	32,781	34,945
Intangible assets, net	99,117	103,021
Goodwill	186,486	186,484
Other assets, non-current	2,202	—

Total long-term assets	321,419	325,304

Total assets	$540,212	$532,877

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dion Holdco Limited

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

U.S. Dollars in thousands, except share data

LIABILITIES AND SHAREHOLDERS’ EQUITY	June 30, 2021	December 31, 2020
Current liabilities
Short-term bank loan	$—	$30,000
Trade payables	31,474	26,842
Deferred revenues	49,019	28,156
Other accounts payable and accrued expenses	52,184	56,120

Total current liabilities	132,677	141,118

Noncurrent liabilities
Long-term debt	87,454	85,756
Deferred revenues	8,251	10,659
Warranty accruals	10	—
Other long-term liabilities	449	455
Deferred taxes	9,827	8,356
Long term taxes payable	24,710	24,004

Total noncurrent liabilities	130,701	129,230

Commitments and contingencies (Note 14)	—	—
Total liabilities	263,378	270,348

Shareholders’ equity
Ordinary shares – par value $1, 39,922,220 shares authorized, issued and outstanding for June 30, 2021 and December 31, 2020, respectively	39,922	39,922
Additional paid-in capital	381,038	379,909
Accumulated other comprehensive income	2,550	4,647
Accumulated deficit	(146,676)	(161,949)

Total shareholders’ equity	276,834	262,529

Total liabilities and shareholders’ equity	$540,212	$532,877

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dion Holdco Limited

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

U.S. Dollars in thousands, except share data

	Ordinary shares - number	Ordinary shares – par value	Additional paid- in capital	Accumulated other comprehensive Income/(loss)	Accumulated deficit	Total shareholders’ equity
Balance at December 31, 2019	39,922,219	$39,922	$375,038	$(679)	$(118,062)	$296,219

Stock-based compensation expense	—	—	1,946	—	—	1,946
Other comprehensive income	—	—	—	409	—	409
Net loss	—	—	—	—	(35,344)	(35,344)

Balance at June 30, 2020	39,922,219	$39,922	376,984	(270)	(153,406)	263,230

	Ordinary shares - number	Ordinary shares – par value	Additional paid- in capital	Accumulated other comprehensive Income/(loss)	Accumulated deficit	Total shareholders’ equity
Balance at December 31, 2020	39,922,220	$39,922	$379,909	$4,647	$(161,949)	$262,529

Stock-based compensation expense	—	—	1,129	—	—	1,129
Other comprehensive income	—	—	—	(2,097)	—	(2,097)
Net income	—	—	—	—	15,273	15,273

Balance at June 30, 2021	39,922,220	$39,922	381,038	2,550	(146,676)	276,834

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dion Holdco Limited

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

U.S. Dollars in thousands

	Six months ended June 30, 2021	Six months ended June 30, 2020
Cash flows used in operating activities
Net income/(loss)	$15,273	$(35,344)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	8,396	8,355
Share-based compensation expense	1,129	1,946
Amortization of debt issuance costs	362	129
Deferred income taxes	1,458	345
Long-term taxes payable	706	858
Payment of liability to sellers of Ellipse	—	(679)
Other, net	15	210
Changes in working capital
(Increase)/decrease in trade receivables	(8,810)	9,255
Increase in prepaid expenses and other current and non-current assets	(9,552)	(2,202)
Decrease/(increase) in inventories	4,251	(5,606)
Increase/(decrease) in trade payables	4,322	(30,172)
Decrease in other accounts payable and accrued expenses	(3,983)	(10,340)
Increase in deferred revenues	19,140	1,028
Increase/(decrease) in warranty accruals	605	(2,382)

Net cash from/(used in) operating activities	$33,312	$(64,599)

Cash flows from investing activities
Purchase of property & equipment and capitalization of internal use software costs	(706)	(3,063)
Purchase of intangible assets	(790)	—

Net cash used in investing activities	$(1,496)	$(3,063)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dion Holdco Limited

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

U.S. Dollars in thousands

	Six months ended June 30, 2021	Six months ended June 30, 2020
Cash flows from financing activities
Proceeds from debt borrowings, net of issuance costs	$—	$81,371
Payment of liability to sellers of Ellipse previously recognized at acquisition date	—	(1,358)
Repayment of short-term bank loans	(30,000)	(52,406)
Payment of initial public offering costs	(195)	—
Proceeds from short-term bank loan	—	50,000

Net cash (used in)/from financing activities	$(30,195)	$77,607

Effect of exchange rate changes on cash	(462)	(113)
Net increase in cash	1,159	9,832
Cash at the beginning of the period	58,717	27,502

Cash at the end of the period	$59,876	$37,334

Supplemental cash flow information
Cash paid for income taxes	$2,101	$1,301
Cash paid for interest on debt	$3,016	$1,787

Supplemental non-cash operating, financing and investing activities
Purchase of property and equipment and capitalization of internal use software costs included in accounts payable and accrued expenses	$—	$9,975
Deferred offering costs in other accounts payable and accrued expenses	$1,515	$—
Deferred offering costs in trade payables	$275	$—
Reclassification of inventory to property and equipment	$951	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 1:	NATURE OF BUSINESS AND BASIS OF PRESENTATION

a.	Description of the business:

Dion Holdco Limited (the Company or the Group) was established on June 19, 2017 and is registered in Guernsey. The Company, through its operating companies including Syneron Medical Ltd. (Syneron), is principally engaged in the manufacturing, development, and selling of advanced equipment for the aesthetic medical industry and systems for dermatologists, plastic surgeons, and other qualified practitioners, including medical spas. The Group generates revenues from system and consumables sales and from providing services and extended warranties.

Syneron Medical Ltd. commenced its operations in July 2000 and was publicly listed on NASDAQ through July 17, 2017, when all outstanding shares were acquired by an affiliate of Apax Partners (Apax), a global private equity advisory firm, through a newly formed wholly owned entity of the Company, Lupert Ltd. (Lupert). Accordingly, as of July 17, 2017, Syneron Medical Ltd. ceased being a listed entity and is indirectly wholly owned by the Company.

The Group has wholly owned subsidiaries and branches operating in Israel, the United States, France, Germany, Spain, Portugal, United Kingdom, Switzerland, Japan, South Korea, Denmark, Canada, Australia, New Zealand, Italy, Hong Kong, and China. Most subsidiaries are engaged primarily in sales, marketing, and support activities for the Company’s core products.

The condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

b.	Liquidity:

During 2020, the Company executed a Loan Agreement with Carlyle Global Credit Investment Management LLC. The loan agreement provides for a term loan of up to $106,500. The initial tranche of $85,000 was drawn down after closing ($81,400 after deducting $3,600 upfront and arrangement fees) and the second tranche is available once the Company achieves certain financial targets. The initial tranche of the Carlyle debt along with the continued access to the existing revolving credit facility (RCF) of $50,000 through September 2022, provides the Company with adequate liquidity.

c.	Unaudited Interim Condensed Consolidated Financial Statements:

The accompanying condensed consolidated balance sheet as of June 30, 2021 and the Condensed consolidated statements of operations and comprehensive income/(loss), Condensed consolidated statement of changes in shareholders’ equity and cash flows for the six months ended June 30, 2021 and 2020 are unaudited. The financial data and other information contained in the notes thereto as of and for the six months ended June 30, 2021 and 2020 are also unaudited. The Condensed consolidated balance sheet data as of December 31, 2020 was derived from the Company’s audited Condensed consolidated financial statements included elsewhere in this prospectus.

Except as disclosed in Recently adopted accounting standards, the unaudited interim Condensed consolidated financial statements have been prepared on the same basis as the audited condensed consolidated financial statements as of and for the year ended December 31, 2020, and, in the opinion

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 1:	NATURE OF BUSINESS AND BASIS OF PRESENTATION (cont.)

of management, reflect all adjustments necessary, all of which were normal and recurring, for the fair presentation of the Company’s financial position as of June 30, 2021, and the results of operations and cash flows for the six months ended June 30, 2021 and 2020. These unaudited condensed consolidated financial statements should be read in conjunction with the audited condensed consolidated financial statements as of and for the year ended December 31, 2020, and the notes thereto, included elsewhere in this prospectus.

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Use of estimates:

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions. The Company’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, the Company’s management evaluates estimates, including those related to fair values and useful lives of intangible assets, deferred tax assets and liabilities, allowance for doubtful accounts, inventory reserves, warranty reserves and fair values of stock-based awards. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

b.	Financial statements in U.S. dollars:

A major part of the Group’s operations is carried out in the United States and Israel. The functional currency of the subsidiaries with operations in these locations is the U.S. dollar (U.S. dollar or $) as the revenues and a substantial portion of the costs are denominated in the U.S. dollar and as such the Company’s management believes that the dollar is the primary currency of the economic environment in which these subsidiaries operate.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar by these subsidiaries are re-measured into U.S. dollars. All transaction gains and losses of the re-measurement of monetary balance sheet items are reflected in the statement of operations as financial income or expenses.

The functional currency of other foreign subsidiaries has generally been determined to be their local currency. Such subsidiaries’ financial statements have been translated into U.S. dollar utilizing the exchange rate on each reporting date for assets and liabilities and the monthly average exchange rates for revenue and expenses. The resulting translation adjustments are reported as a component of equity in accumulated other comprehensive income/(loss).

c.	Segment information

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

allocate resources and in assessing performance. The Company’s Chief Executive Officer is its chief operating decision-maker and views operations and manages the Company’s business as one operating segment.

d.	Principles of consolidation:

The Condensed consolidated financial statements include the accounts of Dion Holdco Limited and its wholly owned subsidiaries. All intercompany balances and transactions including profits from intercompany sales not yet realized outside the Group, have been eliminated in consolidation.

e.	Cash and cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible into cash with original maturities of three months or less at acquisition. Cash equivalents are stated at fair value. As of June 30, 2021 and December 31, 2020, the Company had no cash equivalents.

f.	Short-term bank deposits:

Bank deposits with original maturities of more than three months but less than one year are included in short-term deposits. Such short-term deposits are stated at cost which approximates fair value. Interest on deposits is recorded as financial income. As of June 30, 2021 and December 31, 2020, the Company held short-term interest-bearing deposits with negligible interest rates.

g.	Deferred financing costs:

Debt issuance costs related to a recognized debt liability are recorded as a direct reduction of the carrying amount of the debt liability and amortized over the life of the debt liability.

h.	Inventories:

Inventories are stated at the lower of cost or net realizable value on a first-in, first-out (FIFO) basis. Inventory values are reduced to cover risks arising from slow-moving items, technological obsolescence, excess inventories, expired and discontinued products. The Company expenses manufacturing variances during periods of abnormal production.

The Company assesses the carrying value of inventory each reporting period to ensure inventory is reported at the lower of cost or net realizable value. Charges for obsolete and slow-moving inventories are recorded based upon an analysis of specific identification of obsolete inventory items and quantification of slow-moving inventory items. In cases when there is evidence that the net realizable value will be less than the historical cost of the inventory, the Company recognizes the difference as a current period charge to cost of revenues and carries the inventory at the reduced cost basis until it is sold or disposed.

i.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. In the case of internally developed software, cost includes materials and consumables utilized in the application development, as

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

well as the payroll and associated costs of employees directly attributable with the software development. Upon retirement or disposal, the cost of the asset disposed of, and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the Condensed consolidated Statement of Operations. Expenditures for maintenance and repairs are charged to expense when incurred while the costs of significant improvements, which extend the life of the underlying asset, are capitalized. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

Class	Range of estimated useful life (in years)
• Computers, software, manufacturing equipment and laboratory equipment • Demonstration equipment (*) • Internal use software • Office furniture and equipment • Leasehold improvements	2 to 10 years 2 years 10 years 3 – 17 years The shorter of the term of the lease or the useful life of the asset

(*)

Demonstration equipment consists of systems for use in marketing and selling activities. Demonstration equipment is not held for sale and is recorded as property and equipment. The demonstration equipment is amortized on a straight-line basis over their estimated economic life not to exceed two years.

j.	Long-lived assets and intangible assets subject to amortization:

The Company’s property and equipment and identifiable intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted cash flows expected to be generated by the asset. If an asset is considered impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company has not recognized any impairments during the six months ended June 30, 2021 and 2020.

k.	Business combinations:

The Company accounts for business combinations in accordance with ASC 805, “Business Combinations” (ASC 805). ASC 805 requires recognition of assets acquired, liabilities assumed, and any non-controlling interest at the acquisition date, measured at their fair values as of that date. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill.

Intangible assets acquired in a business combination are recorded at fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets that are not considered to have an indefinite useful life are amortized over their estimated useful lives, which range from 3 to 18 years on a straight-line basis.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

l.	Goodwill and indefinite lived intangible assets:

Goodwill and indefinite lived intangible assets have been recorded as a result of business acquisitions. The Company operates in one single reporting unit, and therefore tests goodwill for impairment at the Condensed consolidated level.

The Company tests goodwill and indefinite lived assets for impairment at least annually and more frequently if an indication of impairment exists. The Company utilizes December 31 as the date of the annual impairment test. There was no impairment loss recognized as of the most recent annual impairment test date and there were no indicators of impairment through the six months ended June 30, 2021.

Per the provisions of ASC 350, we perform a two-step quantitative impairment test on goodwill over our one reporting unit. The first step screens for potential impairment, while the second step (if necessary) measures impairment. Goodwill impairment may exist if the carrying value of a reporting unit exceeds its estimated fair value.

The Company determines the fair value of its reporting unit using a combination of the income and market approach. The income approach utilizes a discounted cash flow model while the market approach utilizes current industry multiples from comparable public companies and relevant acquisitions to arrive at the fair value.

Judgments and assumptions related to revenue, operating income, future short-term and long-term growth rates, weighted average cost of capital, interest, capital expenditures, and market conditions are inherent in developing the discounted cash flow model. The Company considers historical rates and current market conditions when determining the discount and growth rates to use in its analyses. In the market approach judgment is required to determine the comparable data and develop multiples. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for its goodwill and indefinite lived intangibles.

m.	Revenue recognition:

The Company’s revenue contracts include sales of products which consist of systems, applicators, consumables, and services offered in the form of an extended limited warranty which commences after the standard limited warranty period ends. Such products and services can be delivered either in a bundled transaction or separately. Where such bundled transactions exist, the Company concluded that the products sold are distinct from the extended limited warranty services. The products are generally considered distinct from each other upon delivery of a system with the applicator providing the system with full functionality. The Company allocates the transaction price to each of the performance obligations based upon their relative stand-alone selling price. The Company determines the stand-alone selling price of each performance obligation based on the price of such products and services in transactions where the product or service are sold separately.

Revenues are recognized when the performance obligations to deliver products or services are satisfied by transferring the promised good or service to the customer. The product or service is transferred when (or as) the customer obtains control of that asset. Revenues are recorded based on the amount of consideration the Company expects to receive in exchange for satisfying the performance obligations. Taxes assessed by governmental authorities and collected by the entity from the customer, such as value-added taxes and sales taxes, are not included in the transaction price. Amounts are only recognized if it is probable that the Company will collect substantially all the consideration to which it will be entitled.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenues from products are recognized at a point-in-time upon transfer of control. Such point in time varies depending on the specific contractual terms of each transaction. In cases where shipping and handling activities take place after control transfers to the customer, these activities are accounted for as fulfillment activities and not account as a separate promised service.

The Company provides a limited one-year warranty with the purchase of its devices which is considered an assurance type warranty and an accrual is recorded within cost of revenues at the time of sale for the cost expected to be incurred to cover the warranty obligation. Installation and/or training is considered immaterial in the context of the contract and is not considered to be a separate performance obligation.

Revenues from warranty service contracts are recognized over time on a straight-line basis over the life of the related service contracts. The Company believes that the straight-line basis provides a faithful depiction of the transfer of services as the Company stands ready to provide the service over the full contract term and in practice provide maintenance and repair services throughout the contract.

Any amounts pre-paid by the customer prior to the performance obligation being fulfilled are presented as deferred revenue (contract liabilities). Deferred revenue primarily represents unearned amounts received in respect of service contracts but not yet recognized as revenues and classified in short and long-term based on their contractual term.

The Company applied the following practical expedients in its adoption of ASC 606:

a.

The Company did not adjust the amount of consideration for a significant financing component when the Company expected at contract inception that the time between when the customer paid the Company and when the Company transferred the good or service to the customer was one year or less.

b.

The Company recognized the incremental costs of obtaining a contract as an expense when incurred, when the asset that would otherwise have been recognized would be amortized over a period of one year or less.

No customer made up more than 10% of revenue or trade receivables in the periods reported.

n.	Research and development costs:

Research and development costs are charged to the statement of operations, as incurred. Research and development costs include costs of research, engineering, quality, and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Costs include salaries, stock-based compensation and benefits, facilities costs, depreciation, and costs of outside vendors engaged to conduct development activities as well as to manufacture research and development materials.

o.	Accounting for stock-based compensation:

Share based payments are granted by a parent entity to company personnel and are recorded as stock-based compensation expense in the financial statements of the Company.

The Company measures and recognizes the stock-based compensation expense for equity-based awards based on their estimated fair values on grant date in accordance with ASC Topic 718. For service-based

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

awards the Company recognizes the stock-based compensation expense over the requisite service period, which is equal to the vesting period, on a straight-line basis. For performance-based awards the Company recognizes stock-based compensation expense only if it is probable that the performance vesting conditions will be met.

The Company classifies stock-based compensation expense in its Condensed consolidated statements of operations in the same way the award recipient’s salary and related costs are classified.

p.	Fair value of financial instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the Company utilizes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Valuations based on observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2 - Valuations based on other inputs that are directly or indirectly observable in the marketplace; and

Level 3 – Valuations that require unobservable inputs which are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company categorized each of its fair value measurements in one of these three levels of hierarchy.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, bank deposits, trade receivables, other accounts receivable and prepaid expenses, trade payables, Revolving Credit Facility (RCF), other accounts payable and accrued expenses, approximate fair value because of their generally short-term maturities. The carrying amount of long-term deposits approximates their fair value since such deposits bear market interest rates. The fair value of the long-term loan is $98,647 compared to the carrying amount of $87,454. The difference is driven by an improvement in the Company’s credit risk profile has reduced the market rate of interest available to the Company. The market interest rate is a Level 3 valuation assumption.

q.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (ASC 740). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that a portion or all the deferred tax assets will not be realized based on the weight of available positive and negative evidence.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company accounts for uncertain tax positions in accordance with ASC 740-10. ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative probability) likely to be realized upon ultimate settlement. The Company accrues interest and penalties related to unrecognized tax benefits within income tax expense (benefit).

The Company has an accounting policy to recognize Global Intangible Low-Taxed Income as a period expense.

r.	Employee benefit plan:

US retirement plan:

The Company sponsors a 401(k) savings plan for employees.

The Company matches a portion of each participant’s contributions. Contributions are recorded as an expense in the Condensed consolidated statements of operations.

International retirement plans:

The Company has defined contribution plans in certain international locations. Contributions into these arrangements are recorded as an expense in the Condensed consolidated statement of operations.

s.	Shipping and handling costs:

Shipping and handling costs are included in general and administrative expenses in the Condensed consolidated statements of operations. Shipping and handling costs include all costs associated with the distribution of finished products and consumables from the Company’s point of manufacturing directly to customers, distributors, and international subsidiaries.

t.	Advertising expenses:

Advertising expenses are charged to the statements of operations, as incurred.

u.	Litigation reserves and legal expenses:

The Company reserves for liabilities related to litigation, claims, investigations, and audits brought against the Company when the amount of the potential loss is probable and can be estimated. There were no material legal liabilities recorded as of June 30, 2021 and December 31, 2020.

Legal expenses are charged to the statements of operations as incurred.

v.	Earnings per share

Earnings per share is calculated based on the weighted average number of shares outstanding during the period. There were no potentially dilutive securities outstanding during the reported periods.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

w.	Deferred offering costs

The Company has capitalized qualified legal, accounting and other direct costs related to its efforts to raise capital through a sale of its common stock in an IPO. Deferred offering costs are included in other assets on the consolidated balance sheet and will be deferred until the completion of the IPO, at which time they will be reclassified to additional paid-in capital as a reduction of the IPO proceeds. If the Company terminates its planned IPO or there is a significant delay, all of the deferred offering costs will be immediately written off to operating expenses. As of December 31, 2020, the Company had no deferred offering costs that were capitalized. As of June 30, 2021, approximately $2 million of deferred offering costs were capitalized and included within other assets, non-current.

x.	Concentration of credit and off-balance sheet risk:

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash, bank deposits and trade receivables.

The majority of the Group’s cash, and bank deposits are held by major banks in Israel, U.S., China, and Japan. Generally, these cash equivalents may be redeemed upon demand and, therefore management believes they bear a low risk. The cash and cash equivalents, and short-term bank deposits are held in financial institutions which management believes are institutions with high credit standing, and accordingly, minimal credit risk from geographic or credit concentration exists with respect to these bank deposits.

The Company and its subsidiaries have no material off-balance sheet concentration of financial instruments subject to credit risk such as foreign exchange contracts, option contracts or other hedging arrangements.

The Company’s trade receivables are derived mainly from sales to large independent distributors and to end-users world-wide. The Company performs ongoing credit evaluations of its customers. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection. The allowance for doubtful accounts is based on management’s assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivable balances.

The following table provides details of the change in the Company’s allowance for doubtful accounts:

	Six months ended June 30, 2021	Year ended December 31, 2020
Balance at the beginning of the period	$4,407	$4,040

Charged to expenses	—	1,093
Release of excess provision	(166)	—
Write-off	(334)	(953)
Translation differences	(32)	227

Balance at the end of the period	$3,875	$4,407

y.	Warranty costs:

The Company provides a one-year standard limited warranty for its products. The Company records a provision for the estimated cost to repair or replace products under warranty at the time of sale. Factors

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

that affect the Company’s warranty reserve include the number of units sold, historical and anticipated rates of warranty repairs and the cost per repair.

The following table provides details of the change in the Company’s product warranty accrual:

	Six months ended June 30, 2021	Year ended December 31, 2020
Balance at the beginning of the period	$6,372	$9,328

Charged to costs and expenses relating to new sales	5,658	9,035
Costs of product warranty claims	(5,069)	(12,200)
Translation differences	(73)	209

Balance at the end of the period	$6,888	$6,372

z.	Comprehensive income/(loss):

The Company reports comprehensive income/(loss) in accordance with ASC 220, “Comprehensive Income” (ASC 220). This Statement establishes standards for the reporting and presentation of comprehensive income/(loss) and its components in a full set of general-purpose financial statements. Comprehensive income/(loss) generally represents all changes in equity during the period except those resulting from investments by, or distributions to, stockholders. The Company’s only other comprehensive income/(loss) relates to currency translation adjustments.

aa.	Leases

The Company is party to a number of operating leases. The Company records as an expense the total lease cost under the lease agreements over the lease term on a straight-line basis.

ab.	Emerging Growth Company status:

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards. The Company has elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company can adopt the new or revised standard at the time non-public companies adopt the new or revised standard and may do so until such time that the Company either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

ac.	Recently adopted accounting standards:

In August 2018 the FASB issued Accounting Standards Update 2018-15 (ASU 2018-15), “Intangibles -Goodwill and Other Internal Use Software -Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”, which amends the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract to align with the requirements for capitalizing implementation costs incurred to develop or

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

obtain internal-use software. The Company adopted ASU 2018-15 as of January 1, 2021and applied this standard prospectively. This did not have a significant impact on our consolidated financial position, results of operations or disclosures and is not expected to have a material impact in future periods.

ad.	Recently issued accounting standards not yet adopted:

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) to increase transparency and comparability among organizations by recognizing leased assets and lease liabilities on the balance sheet for all leases and disclosing key information about leasing arrangements. In June 2020, the FASB revised the effective date for adoption of ASC 842 for non-public companies to fiscal years starting after December 15, 2021. Therefore, under the amendment, ASC 842 is effective for adoption by the Company beginning January 1, 2022. The Company is currently assessing the impact of this standard on its consolidated financial statements.

In June 2016, the FASB issued a new standard (ASC 326) to replace the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for its trade receivables and other financial instruments. The standard will be effective for the Company beginning January 1, 2023. Adoption of the standard will be applied using a modified retrospective approach through a cumulative-effect adjustment, if any, to accumulated deficit as of the effective date to align the Company’s credit loss methodology with the new standard. The Company is currently evaluating the impact of this standard on its Condensed consolidated financial statements.

In January 2017, the FASB issued ASU “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 will simplify the subsequent measurement of goodwill by eliminating the second step from the goodwill impairment test. ASU 2017-04 would require applying a one-step quantitative test and recording the amount of goodwill impairment as the excess of the reporting unit’s carrying value over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. ASU 2017-04 does not amend the optional qualitative assessment of goodwill impairment. The amendments in ASU 2017-04 are effective for the Company beginning January 1, 2023, including annual or any interim goodwill impairment tests. Early adoption is permitted. The Company does not expect the new standard to have a material impact on its financial statements.

In December 2019, the FASB issued Accounting Standards Update No. 2019-12 (ASU 2019-12) Simplifying the Accounting for Income Tax. The standard contains several provisions that reduce financial statement complexity including removing the exception to the incremental approach for intra-period tax expense allocation when a company has a loss from continuing operations and income from other items not included in continuing operations. The new guidance is effective for the year beginning January 1, 2022 with optional adoption prior to the effective date. The Company is assessing the impact of this standard.

The Company has considered other recent accounting pronouncements and concluded that they are either not applicable to the business, or that the effect is not expected to be material to the Condensed consolidated financial statements as a result of future adoption.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

NOTE 3:	REVENUE

Disaggregation of Revenue

Revenue by Geographic Area

The following table presents our revenue disaggregated by geography, based on the invoice address of our customers:

	Six months ended June 30, 2021	Six months ended June 30, 2020
United States	49,146	31,663
Japan	39,267	31,187
Greater China(1)	37,689	22,575
Other APAC(1)	18,454	11,719
EMEA(1)	54,608	38,766
Other Americas(1)	9,640	4,361

	208,804	140,271

(1)

Greater China includes China, Hong Kong, and Taiwan. Other APAC represents Asia-Pacific, excluding Greater China. EMEA represents Europe, the Middle East and Africa. Other Americas includes Canada and Latin America. No individual country, other than those disclosed above, exceeded 10% of our total revenue for any period presented.

NOTE 4:	PREPAID EXPENSES AND OTHER CURRENT ASSETS

	June 30, 2021	December 31, 2020
Prepaid expenses	$14,684	$7,210
Advance payments of future rent obligations	2,942	3,160
Prepaid income taxes	1,353	334
Prepaid commissions	555	—

	$19,534	$10,704

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 6:	PROPERTY & EQUIPMENT, NET

NOTE 5:	INVENTORIES

	June 30, 2021	December 31, 2020
Raw materials	$21,003	$17,436
Work in progress	759	867
Finished products	62,845	72,417

	$84,607	$90,720

Original cost	June 30, 2021	December 31, 2020
Internal use software	$23,110	$23,110
Computers, software, manufacturing, and laboratory equipment	7,712	8,277
Demonstration equipment	12,520	11,568
Assets under construction	1,057	629
Leasehold improvements	5,645	5,627
Office furniture and equipment	3,458	3,371

	53,502	52,582

Accumulated depreciation	(20,721)	(17,637)

Depreciated cost	$32,781	$34,945

Depreciation expense for the six months ended June 30, 2021 and 2020 totaled $3,755 and $3,679, respectively (year ended December 31, 2020: $7,323). There were no impairments for the six months ended June 30, 2021 and 2020.

Long-lived Assets by Geographic Area

The following table presents our long-lived assets disaggregated by geography, which is comprised of our property and equipment, including internally developed software.

	June 30, 2021	December 31, 2020
United States	$29,232	$31,361
APAC(1)	2,465	1,996
EMEA(1)	1,025	1,540
Other Americas(1)	59	48

	$32,781	$34,945

(1)	No individual country, other than those disclosed above, exceeded 10% of our total long-lived assets for any period presented.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 7:	INTANGIBLE ASSETS, NET

Original cost	Weighted average amortization period as of June 30, 2021 and December 31, 2020	June 30, 2021	December 31, 2020
Developed technologies	15 years	$98,730	$98,730
Trade name	18.5 years	20,878	20,878
Customer relationships	10.5 years	13,376	13,376
In process R&D	—	—	193
Other	8.5 years	1,193	210

	15 years	134,177	133,387

Accumulated amortization
Developed technologies		(24,767)	(21,342)
Trade name		(5,157)	(4,560)
Customer relationships		(4,926)	(4,254)
Other		(210)	(210)

		(35,060)	(30,366)

Amortized cost		$99,117	$103,021

During the six months ended June 30, 2021 and 2020, the Company recorded amortization expense totaling $4,641 and $4,676, respectively (year ended December 31, 2020: $9,334). For the six months ended June 30, 2021, $3,397 is recorded within cost of sales and $1,244 within selling and marketing. For the six months ended June 30, 2020, $3,398 is recorded within cost of sales and $1,248 within selling and marketing, and $30 within general and administrative.

The future estimated amortization of identifiable intangible assets is as follows:

Remaining in 2021	$4,585
2022	9,174
2023	9,174
2024	9,174
2025	9,174
2026 and thereafter	57,835

Total	$99,117

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 8:	GOODWILL

Goodwill was principally generated on the acquisition of Syneron Medical Ltd. ($179,946) in 2017, and in the acquisition of Ellipse ($6,502) in 2018.

Total
As of December 31, 2019
Goodwill	$186,524

Foreign currency translation adjustments	(40)

As of December 31, 2020
Goodwill	$186,484

Foreign currency translation adjustments	2

As of June 30, 2021
Goodwill	$186,486

NOTE 9:	SHORT-TERM LOAN

On September 20, 2017, the Company entered a RCF with ING Capital LLC (“ING”) which permits borrowings up to $50,000. Under the credit facility, the Company has the right to draw a minimum of $1,000 plus increments of $500, subject to satisfying certain conditions. The RCF matures on September 20, 2022.

As at June 30, 2021 and December 31, 2020, the Company had drawn down $nil and $30,000 respectively of the credit facility. Availability under the credit facility is principally based on a first lien senior secured leverage ratio, which limits the total indebtedness the Company may incur and may therefore fluctuate from period to period. At June 30, 2021, our borrowings under the credit facility bore interest at LIBOR plus a base rate of 3.0% (at December 31, 2020: 3.2%).

The Company and subsidiaries are subject to various financial and non-financial covenants under its existing financing arrangements including the RCF as well as per the terms of the Company’s long-term loan (described in Note 10). In addition to the Financial Maintenance Covenants, the most significant of the non-financial covenants relate to restrictions in the value of certain payments including dividends, acquisitions and disposals that can be made, additional debt that can be incurred and the use of Company assets as security. As of June 30, 2021 and December 31, 2020, the Company was in compliance with all financial and other covenants. The Company’s failure to comply with these covenants could result in an event of default.

NOTE 10:	LONG-TERM LOAN

On January 14, 2020, the Company executed a Loan Agreement with Carlyle Global Credit Investment Management LLC and various other lenders (the Term Loan). The Loan Agreement provides for term loans of up to an aggregate $106,500. $85,000 was drawn down after closing ($81,400 after deducting $3,600 of arrangement fees). An additional $21,500 is available in the event the Company meets certain specified financial targets. The Term Loan bears cash interest of 6.5% plus LIBOR (0.2% at December 31, 2020) per annum which is payable quarterly. A further 5% per annum is also accrued

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 10:	LONG-TERM LOAN (cont.)

over the term of the loan and added to the principal on a three-month or six-month basis. The maturity date of the term loan is January 21, 2025.

The Company is subject to various financial and non-financial covenants under this term loan. The financial covenants relating to this loan are the same as the Revolving Credit Facility and are described further in Note 9. The most significant of the non-financial covenants relate to restrictions in the value of certain payments including dividends, acquisitions and disposals that can be made, additional debt that can be incurred and the use of Company assets as security. As of June 30, 2021 and December 31, 2020, the Company was in compliance with all financial and other covenants. Our failure to comply with these covenants could result in an event of default. If the Company fails to make payments when due, or breaches any operational covenant or has any event of default, this could have a material adverse effect on its business and financial condition.

The obligations under the Loan Agreement are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in our business, operations or financial or other condition, which is subjective in nature. We have determined that the risk of subjective acceleration under the material adverse events clause is not probable and therefore have classified the outstanding principal in long-term liabilities based on maturity of the term loan.

Candela Medical Holdings, LLC., a direct subsidiary of the Company, pledged its shareholding in Candela Midco, LLC., which contains all the Group’s operating activities, as security on the term loan in the event of a default that cannot be remedied.

As of June 30, 2021, the outstanding principal balance is $91,414 and includes $6,414 of accrued paid in-kind interest. The unamortized deferred issuance costs totaled $3,041 and are presented as a deduction from the outstanding loan balance.

NOTE 11:	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the changes in accumulated balances of other comprehensive income/(loss) for the six months ended June 30, 2021 and year ended December 31, 2020:

Foreign currency translation adjustment
As of December 31, 2019	$(679)

Net current period other comprehensive loss	(129)

As of June 30, 2020	$(808)

Foreign currency translation adjustment
As of December 31, 2020	$4,647

Net current period other comprehensive loss	(2,097)

As of June 30, 2021	$2,550

The Company offers extended limited warranty contracts that are service-type warranties, generally for periods of one to four years after the standard warranty period has expired. The Company recognizes extended warranty contract revenue ratably over the life of the contract.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 12:	DEFERRED REVENUES

The following table reflects changes in the Company’s deferred revenue during the periods ended June 30, 2021 and December 31, 2020:

	Six months ended June 30, 2021	Year ended December 31, 2020
Balance at the beginning of the period	$38,815	$33,754

Deferral of new sales	44,379	46,527
Recognition of previously deferred revenues	(25,239)	(43,066)
Translation differences	(685)	1,600

Balance at the end of the period	$57,270	$38,815

NOTE 13:	OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of June 30, 2021 and December 31, 2020, other accounts payable and accrued expenses consist of the following:

	June 30, 2021	December 31, 2020
Warranty accruals	$6,869	$6,372
Cease-use lease liability	403	644
Accrued expenses	16,486	17,375
Accrued commissions	4,792	4,620
Promissory note payable	—	1,808
Employees and related expenses	12,197	12,122
Tax payable	11,437	13,179

	$52,184	$56,120

OTHER LONG-TERM LIBILITIES

As of June 30, 2021 and December 31, 2020, other long-term liabilities consist of the following:

	June 30, 2021	December 31, 2020
Severance costs	449	455

	$449	$455

NOTE 14:	COMMITMENTS AND CONTINGENCIES

Legal proceedings:

From time to time, the Company is party to various legal proceedings incidental to its business. As of June 30, 2021 and December 31, 2020, the Company did not have any material litigation accruals since the Company believes the likelihood of any material unfavorable outcome is remote.

During the six months ended June 30, 2021 and 2020, the Company settled various legal claims. The settlement amounts were not significant.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 14:	COMMITMENTS AND CONTINGENCIES (cont.)

NOTE 15:	SHAREHOLDERS’ EQUITY

a.	Ordinary shares:

At June 30, 2021, the Company is authorized and has issued 39,922,220 ordinary shares with a par value of $1. Holders of ordinary shares are entitled to one vote per share and receive dividends, if and when declared by the Company’s Board of Directors. They are also entitled to share ratably in our assets legally available for distribution in the event of liquidation. The ordinary shareholders have no preemptive, subscription, redemption or conversion rights or cumulative voting rights. The holders of a majority of the ordinary shares can elect all of the directors and can control our management and affairs.

b.	Dividends:

During six months ended June 30, 2021, the Company did not pay or distribute a dividend (2020: $nil).

NOTE 16:	NET INCOME/(LOSS) PER SHARE

Basic and diluted net loss per share is computed based on the weighted average number of ordinary shares outstanding. The Company has no other securities other than those issued therefore the basic and diluted net income/(loss) per share are identical.

NOTE 17:	OTHER (INCOME)/EXPENSES, NET

	Six months ended June 30, 2021	Six months ended June 30, 2020
Royalty income	$(723)	$(450)
Gain on disposal of fixed asset	(236)	(9)
Other	21	35

Total	$(938)	$(424)

NOTE 18:	INCOME TAX

Our effective tax rate from continuing operations is presented below:

	Six months ended June 30, 2021	Six months ended June 30, 2020
Effective tax rate from continuing operations	29.7%	(11.7)%

The change in our reported tax rate for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, primarily relates to changes in the jurisdictional mix of earnings. In addition, during the six months ended June 30, 2020, the Company provided a tax provision on the earnings of its profitable subsidiaries which resulted in a negative effective tax rate as a result of the overall loss from continuing operations incurred in the period.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 18:	INCOME TAX (cont.)

As of June 30, 2021, we had $20,691 of gross unrecognized tax benefits, excluding interest and penalties, of which $18,878, if recognized, would affect our effective tax rate. As of December 31, 2020, we had $20,621 of gross unrecognized tax benefits, of which a net $18,866, if recognized, would affect our effective tax rate.

NOTE 19:	FINANCIAL EXPENSE

	Six months ended June 30, 2021	Six months ended June 30, 2020
Expenses:
Interest on long-term debt	(4,731)	(5,146)
Interest on short-term credit and other fees	(412)	(441)
Foreign currency remeasurement adjustments, net	(331)	(2,212)

Total	$(5,474)	$(7,799)

NOTE 20:	RELATED PARTY TRANSACTIONS

In July 2017 Syneron Medical was purchased by Apax. The Group relies significantly on a portfolio company of Apax, Zensar, to perform IT consulting services inclusive of common helpdesk ticket resolution and other IT projects. During the six months ended June 30, 2021, the Company engaged in $3,891 (year ended December 31, 2020: $8,339) worth of business with Zensar. Of the total balance, $474 (December 31, 2020: $755) remained outstanding at June 30, 2021 and is included in trade payables.

NOTE 21:	SUBSEQUENT EVENTS

The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of the Condensed consolidated financial statements to identify matters that require potential recognition or disclosure in the Condensed consolidated financial statements. Subsequent events have been evaluated through the date these Condensed consolidated financial statements were issued for potential recognition or disclosure in the Condensed consolidated financial statements.

Income Taxes: In August 2021, the Company received two notices of proposed assessment from the Israeli Tax Authorities related to a tax audit of the 2016-2019 tax years of our Israeli subsidiaries. The notices of proposed assessments assert that the Company owes $27,906 related to exposures in historical tax years related to non-recurring transactions, inclusive of interest and penalties. The Company has evaluated the notices of proposed assessment and disagrees with the positions asserted by the Israeli Tax Authorities. The Company has concluded that its liabilities maintained for uncertain tax positions at June 30, 2021 continue to be supportable based upon a more-likely-than-not standard, and that no additional tax reserves for uncertain tax positions need to be recorded at June 30, 2021. Although the Company continues to believe that its liability recorded for uncertain tax positions is supportable, it is possible that the Company may not prevail in contesting the notices of proposed assessment. If the Israeli Tax Authorities position was to be sustained, it would result in additional tax liabilities being recorded as well as cash tax outflows in future periods.

Dion Holdco Limited

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. Dollars in thousands

NOTE 21:	SUBSEQUENT EVENTS (cont.)

On October 18, 2021, the Company’s sister company, Candela Medical Inc., and the Company’s subsidiary, Syneron Medical Ltd., have executed an agreement to replace the existing Revolving Credit Facility with a new revolving credit facility, which will (A) have commitments of $100 million and (B) a maturity date that is five years from the closing date of the new revolving credit facility. The new revolving credit facility is subject to customary conditions, and there can be no assurance that the new revolving credit facility will be completed. The consummation of the new revolving credit facility will be conditioned upon, among other things, (x) the substantially concurrent consummation of the initial public offering of common stock of Candela Medical, Inc. and (y) the prepayment of all amounts outstanding under the Term Loan.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Dion Holdco Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Dion Holdco Limited (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes and schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Boston, Massachusetts

July 20, 2021

Dion Holdco Limited

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. Dollars in thousands, except share and per share data

	Year ended December 31, 2020	Year ended December 31, 2019
Revenues:
Product and consumables	$258,458	$333,037
Service	63,193	56,734

Total revenues	321,651	389,771

Cost of revenues:
Product and consumables	143,380	179,149
Service	39,193	41,373

Total cost of revenues	182,573	220,522

Gross profit	139,078	169,249

Operating expenses, net:
Research and development	23,530	26,704
Selling and marketing	85,741	123,699
General and administrative	49,849	42,367
Other (income)/expenses, net	(560)	(26)

Total operating expenses, net	158,560	192,744

Operating loss	(19,482)	(23,495)

Financial expenses
Interest on short-term and long-term debt	(12,430)	(2,673)
Foreign currency remeasurement adjustments and other financial expenses	(3,527)	(410)

Total financial expenses	(15,957)	(3,083)

Loss before income taxes	(35,439)	(26,578)
Income tax expense	(8,448)	(8,307)

Net loss	$(43,887)	$(34,885)

Net loss per share, basic and diluted	$(1.10)	$(0.87)
Weighted average shares outstanding, basic, and diluted	39,922,219	39,919,234

The accompanying notes are an integral part of the consolidated financial statements.

Dion Holdco Limited

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. Dollars in thousands

	Year ended December 31, 2020	Year ended December 31, 2019

Net loss	$(43,887)	$(34,885)

Other comprehensive income:
Foreign currency translation adjustments	5,326	119

Total other comprehensive income	5,326	119

Comprehensive loss	$(38,561)	$(34,766)

The accompanying notes are an integral part of the consolidated financial statements.

Dion Holdco Limited

CONSOLIDATED BALANCE SHEETS

U.S. Dollars in thousands, except share data

ASSETS	December 31, 2020	December 31, 2019

Current assets
Cash	$58,717	$27,502
Short-term bank deposits	47	38
Trade receivables (net of allowance for doubtful accounts of $4,407 and $4,040 as of December 31, 2020 and 2019, respectively)	47,385	67,466
Inventories	90,720	94,444
Prepaid expenses and other current assets	10,704	7,551

Total current assets	207,573	197,001

Long-term assets
Long-term deposits and other assets	854	1,262
Property and equipment, net	34,945	29,319
Intangible assets, net	103,021	112,404
Goodwill	186,484	186,524

Total long-term assets	325,304	329,509

Total assets	$532,877	$526,510

The accompanying notes are an integral part of the consolidated financial statements.

Dion Holdco Limited

CONSOLIDATED BALANCE SHEETS

U.S. Dollars in thousands, except share data

LIABILITIES AND SHAREHOLDERS’ EQUITY	December 31, 2020	December 31, 2019

Current liabilities
Short-term bank loan	$30,000	$52,447
Trade payables	26,842	47,151
Deferred revenues	28,156	22,430
Other accounts payable and accrued expenses	56,120	62,303
Liability to sellers of Ellipse	—	2,006

Total current liabilities	141,118	186,337

Noncurrent liabilities
Long-term debt	85,756	—
Deferred revenues	10,659	11,324
Warranty accruals	—	412
Other long-term liabilities	455	2,469
Deferred taxes	8,356	6,222
Long term taxes payable	24,004	23,527

Total noncurrent liabilities	129,230	43,954

Commitments and contingencies (Note 14)	—	—

Total liabilities	270,348	230,291

Shareholders’ equity
Ordinary shares – par value $1, 39,922,220 and 39,922,219 shares authorized, issued and outstanding for December 31, 2020 and 2019, respectively	39,922	39,922
Additional paid-in capital	379,909	375,038
Accumulated other comprehensive income/(loss)	4,647	(679)
Accumulated deficit	(161,949)	(118,062)

Total shareholder’ equity	262,529	296,219

Total liabilities and shareholders’ equity	$532,877	$526,510

The accompanying notes are an integral part of the consolidated financial statements.

Dion Holdco Limited

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

U.S. Dollars in thousands, except share data

	Ordinary shares - number	Ordinary shares – par value	Additional paid- in capital	Accumulated other comprehensive Income/(loss)	Accumulated deficit	Total shareholders’ equity
Balance at December 31, 2018	39,912,307	$39,912	$338,689	$(798)	$(83,177)	$294,626

Equity contribution from shareholders’	10,452	10	34,990	—	—	35,000
Repurchase of ordinary shares	(540)	—	(1,808)			(1,808)
Stock-based compensation expense	—	—	3,167	—	—	3,167
Other comprehensive income	—	—	—	119	—	119
Net loss	—	—	—	—	(34,885)	(34,885)

Balance at December 31, 2019	39,922,219	$39,922	$375,038	$(679)	$(118,062)	$296,219

Equity contribution from shareholders’	1	—	1,150	—	—	1,150
Stock-based compensation expense	—	—	3,721	—	—	3,721
Other comprehensive income	—	—	—	5,326	—	5,326
Net loss	—	—	—	—	(43,887)	(43,887)

Balance at December 31, 2020	39,922,220	$39,922	$379,909	$4,647	$(161,949)	$262,529

The accompanying notes are an integral part of the consolidated financial statements.

Dion Holdco Limited

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. Dollars in thousands

	Year ended December 31, 2020	Year ended December 31, 2019
Cash flows used in operating activities

Net loss	$(43,887)	$(34,885)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	16,657	18,037
Loss on disposal of fixed assets	810	1,314
Share-based compensation expense	3,721	3,167
Deferred income taxes	2,134	411
Long-term taxes payable	477	4,289
(Payment)/increase of liability to sellers of Ellipse	(679)	452
Other, net	220	(353)
Changes in working capital
Decrease/(increase) in trade receivables	22,996	(16,408)
(Increase)/decrease in prepaid expenses and other current assets	(3,092)	4,544
Decrease/(increase) in inventories	5,120	(36,314)
(Decrease)/increase in trade payables	(20,254)	17,888
(Decrease)/increase in other accounts payable and accrued expenses	(2,033)	2,494
Increase in deferred revenues	3,461	4,393
Decrease in warranty accruals	(3,166)	(3)

Net cash used in operating activities	$(17,515)	$(30,974)

Cash flows from investing activities

Purchase of property & equipment and capitalization of internal use software costs	(11,633)	(20,167)

Net cash used in investing activities	$(11,633)	$(20,167)

The accompanying notes are an integral part of the consolidated financial statements.

Dion Holdco Limited

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. Dollars in thousands

	Year ended December 31, 2020	Year ended December 31, 2019
Cash flows from financing activities

Proceeds from debt borrowings, net of issuance costs	$81,371	$—
Equity contributions from shareholders’	1,150	35,000
Payment of liability to sellers of Ellipse previously recognized at acquisition date	(1,358)	—
Repayment of short-term bank loans	(72,406)	(20,000)
Proceeds from short-term bank loan	50,000	26,080

Net cash provided by financing activities	$58,757	$41,080

Effect of exchange rate changes on cash	1,606	(67)

Net increase/(decrease) in cash	31,215	(10,128)
Cash at the beginning of the year	27,502	37,630

Cash at the end of the year	$58,717	$27,502

Supplemental cash flow information

Cash paid for income taxes	$5,659	$2,665
Cash paid for interest on debt	$7,145	$2,274

Supplemental non-cash operating, financing and investing activities

Purchase of property and equipment and capitalization of internal use software costs included in accounts payable and accrued expenses	$—	$3,945
Reclassification of inventory to property and equipment	$1,954	$2,007

The accompanying notes are an integral part of the consolidated financial statements.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 1:	NATURE OF BUSINESS AND BASIS OF PRESENTATION

a.	Description of the business and legal entity restructuring:

Dion Holdco Limited (the Company or the Group) was established on June 9, 2017 and is registered in Guernsey. The Company, through its operating companies including Syneron Medical Ltd. (Syneron), is principally engaged in the manufacturing, development, and selling of advanced equipment for the aesthetic medical industry and systems for dermatologists, plastic surgeons, and other qualified practitioners, including medical spas. The Group generates revenues from system and consumables sales and from providing services and extended warranties.

Syneron Medical Ltd. commenced its operations in July 2000 and was publicly listed on NASDAQ through July 17, 2017, when all outstanding shares were acquired by an affiliate of Apax Partners (Apax), a global private equity advisory firm, through a newly formed wholly owned entity of the Company, Lupert Ltd. (Lupert). Accordingly, as of July 17, 2017, Syneron Medical Ltd. ceased being a listed entity and is indirectly wholly owned by the Company.

The Group has wholly owned subsidiaries and branches operating in Israel, the United States, France, Germany, Spain, Portugal, United Kingdom, Switzerland, Japan, South Korea, Denmark, Canada, Australia, New Zealand, Italy, Hong Kong, and China. Most subsidiaries are engaged primarily in sales, marketing, and support activities for the Company’s core products.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

b.	Liquidity:

During 2020, the Company executed a Loan Agreement with Carlyle Global Credit Investment Management LLC. The loan agreement provides for term loans of up to $106,500. The initial term loan of $85,000 was drawn down after closing ($81,400 after deducting $3,600 upfront and arrangement fees) and the remaining term loans are available once the Company achieves certain financial targets. The initial Carlyle term loans along with the continued access to the existing revolving credit facility (RCF) of $50,000 provided the Company with adequate liquidity.

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions. The Company’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

On an ongoing basis, the Company’s management evaluates estimates, including those related to fair values and useful lives of intangible assets, deferred tax assets and liabilities, allowance for doubtful accounts, inventory reserves, warranty reserves and fair values of stock-based awards. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

b.	Financial statements in U.S. dollars:

A major part of the Group’s operations is carried out in the United States and Israel. The functional currency of the subsidiaries with operations in these locations is the U.S. dollar (U.S. dollar or $) as the revenues and a substantial portion of the costs are denominated in the U.S. dollar and as such the Company’s management believes that the dollar is the primary currency of the economic environment in which these subsidiaries operate.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar by these subsidiaries are re-measured into U.S. dollars. All transaction gains and losses of the re-measurement of monetary balance sheet items are reflected in the statement of operations as financial income or expenses.

The functional currency of other foreign subsidiaries has generally been determined to be their local currency. Such subsidiaries’ financial statements have been translated into U.S. dollar utilizing the exchange rate on each reporting date for assets and liabilities and the monthly average exchange rates for revenue and expenses. The resulting translation adjustments are reported as a component of equity in accumulated other comprehensive income/(loss).

c.	Segment information

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer is its chief operating decision-maker and views operations and manages the Company’s business in one operating segment.

d.	Principles of consolidation:

The consolidated financial statements include the accounts of Dion Holdco Limited and its wholly owned subsidiaries. All intercompany balances and transactions including profits from intercompany sales not yet realized outside the Group, have been eliminated in consolidation.

e.	Cash and cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible into cash with original maturities of three months or less at acquisition. Cash equivalents are stated at fair value. As of December 31, 2020 and 2019, the Company had no cash equivalents.

f.	Short-term bank deposits:

Bank deposits with original maturities of more than three months but less than one year are included in short-term deposits. Such short-term deposits are stated at cost which approximates fair value. Interest

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

on deposits is recorded as financial income. As of December 31, 2020, and 2019, the Company held short-term interest-bearing deposits with negligible interest rates.

g.	Deferred financing costs:

Debt issuance costs related to a recognized debt liability are recorded as a direct reduction of the carrying amount of the debt liability and amortized over the life of the debt liability.

h.	Inventories:

Inventories are stated at the lower of cost or net realizable value on a first-in, first-out (FIFO) basis. Inventory values are reduced to cover risks arising from slow-moving items, technological obsolescence, excess inventories, expired and discontinued products. The Company expenses manufacturing variances during periods of abnormal production.

The Company assesses the carrying value of inventory each reporting period to ensure inventory is reported at the lower of cost or net realizable value. Charges for obsolete and slow-moving inventories are recorded based upon an analysis of specific identification of obsolete inventory items and quantification of slow-moving inventory items. In cases when there is evidence that the net realizable value will be less than the historical cost of the inventory, the Company recognizes the difference as a current period charge to cost of revenues and carries the inventory at the reduced cost basis until it is sold or disposed.

i.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. In the case of internally developed software, cost includes materials and consumables utilized in the application development, as well as the payroll and associated costs of employees directly attributable with the software development. Upon retirement or disposal, the cost of the asset disposed of, and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the Consolidated Statement of Operations. Expenditures for maintenance and repairs are charged to expense when incurred while the costs of significant improvements, which extend the life of the underlying asset, are capitalized. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

Class	Range of estimated useful life (in years)
• Computers, software, manufacturing equipment and laboratory equipment • Demonstration equipment (*) • Internal use software • Office furniture and equipment • Leasehold improvements	2 to 10 years 2 years 10 years 3 – 17 years The shorter of the term of the lease or the useful life of the asset

(*)

Demonstration equipment consists of systems for use in marketing and selling activities. Demonstration equipment is not held for sale and is recorded as property and equipment. The demonstration equipment is amortized on a straight-line basis over their estimated economic life not to exceed two years.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

j.	Long-lived assets and intangible assets subject to amortization:

The Company’s property and equipment and identifiable intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted cash flows expected to be generated by the asset. If an asset is considered impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company has not recognized any impairments during the years ended December 31, 2020 and 2019.

k.	Business combinations:

The Company accounts for business combinations in accordance with ASC 805, “Business Combinations” (ASC 805). ASC 805 requires recognition of assets acquired, liabilities assumed, and any non-controlling interest at the acquisition date, measured at their fair values as of that date. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill.

Intangible assets acquired in a business combination are recorded at fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets that are not considered to have an indefinite useful life are amortized over their estimated useful lives, which range from 3 to 18 years on a straight-line basis.

l.	Goodwill and indefinite lived intangible assets:

Goodwill and indefinite lived intangible assets have been recorded as a result of business acquisitions. The Company operates in one single reporting unit, and therefore tests goodwill for impairment at the consolidated level.

The Company tests goodwill and indefinite lived assets for impairment at least annually and more frequently if an indication of impairment exists. The Company utilizes December 31 as the date of the annual impairment test.

Per the provisions of ASC 350, we perform a two-step quantitative impairment test on goodwill over our one reporting unit. The first step screens for potential impairment, while the second step (if necessary) measures impairment. Goodwill impairment may exist if the carrying value of a reporting unit exceeds its estimated fair value.

The Company determines the fair value of its reporting unit using a combination of the income and market approach. The income approach utilizes a discounted cash flow model while the market approach utilizes current industry multiples from comparable public companies and relevant acquisitions to arrive at the fair value.

Judgments and assumptions related to revenue, operating income, future short-term and long-term growth rates, weighted average cost of capital, interest, capital expenditures and market conditions are inherent in developing the discounted cash flow model. The Company considers historical rates and current market conditions when determining the discount and growth rates to use in its analyses. In the

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

market approach judgment is required to determine the comparable data and develop multiples. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for its goodwill and indefinite lived intangibles. As a result of the annual impairment test in 2020 and 2019, no impairment loss was recorded.

m.	Revenue recognition:

On January 1, 2019, the Company adopted the provisions of ASC 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. The impact of adopting Topic 606 was not material to the Company’s financial statements.

The Company’s revenue contracts include sales of products which consist of systems, applicators, consumables, and services offered in the form of an extended limited warranty which commences after the standard limited warranty period ends. Such products and services can be delivered either in a bundled transaction or separately. Where such bundled transactions exist, the Company concluded that the products sold are distinct from the extended limited warranty services. The products are generally considered distinct from each other upon delivery of a system with the applicator providing the system with full functionality. The Company allocates the transaction price to each of the performance obligations based upon their relative stand-alone selling price. The Company determines the stand-alone selling price of each performance obligation based on the price of such products and services in transactions where the product or service are sold separately.

Revenues are recognized when the performance obligations to deliver products or services are satisfied by transferring the promised good or service to the customer. The product or service is transferred when (or as) the customer obtains control of that asset. Revenues are recorded based on the amount of consideration the Company expects to receive in exchange for satisfying the performance obligations. Taxes assessed by governmental authorities and collected by the entity from the customer, such as value-added taxes and sales taxes, are not included in the transaction price. Amounts are only recognized if it is probable that the Company will collect substantially all the consideration to which it will be entitled.

Revenues from products are recognized at a point-in-time upon transfer of control. Such point in time varies depending on the specific contractual terms of each transaction. In cases where shipping and handling activities take place after control transfers to the customer, these activities are accounted for as fulfillment activities and not account as a separate promised service.

The Company provides a limited one-year warranty with the purchase of its devices which is considered an assurance type warranty and an accrual is recorded within cost of revenues at the time of sale for the cost expected to be incurred to cover the warranty obligation. Installation and/or training is considered immaterial in the context of the contract and is not considered to be a separate performance obligation.

Revenues from warranty service contracts are recognized over time on a straight-line basis over the life of the related service contracts. The Company believes that the straight-line basis provides a faithful depiction of the transfer of services as the Company stands ready to provide the service over the full contract term and in practice provide maintenance and repair services throughout the contract.

Any amounts pre-paid by the customer prior to the performance obligation being fulfilled are presented as deferred revenue (contract liabilities). Deferred revenue primarily represents unearned amounts received in respect of service contracts but not yet recognized as revenues and classified in short and long-term based on their contractual term.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company applied the following practical expedients in its adoption of ASC 606:

a.

The Company did not adjust the amount of consideration for a significant financing component when the Company expected at contract inception that the time between when the customer paid the Company and when the Company transferred the good or service to the customer was one year or less.

b.

The Company recognized the incremental costs of obtaining a contract as an expense when incurred, when the asset that would otherwise have been recognized would be amortized over a period of one year or less.

No customer made up more than 10% of revenue or trade receivables in either period reported.

n.	Research and development costs:

Research and development costs are charged to the statement of operations, as incurred. Research and development costs include costs of research, engineering, quality, and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Costs include salaries, stock-based compensation and benefits, facilities costs, depreciation, and costs of outside vendors engaged to conduct development activities as well as to manufacture research and development materials.

o.	Accounting for stock-based compensation:

Share based payments are granted by a parent entity to company personnel and are recorded as stock-based compensation expense in the financial statements of the Company.

The Company measures and recognizes the stock-based compensation expense for equity-based awards based on their estimated fair values on grant date in accordance with ASC Topic 718. For service-based awards the Company recognizes the stock-based compensation expense over the requisite service period, which is equal to the vesting period, on a straight-line basis. For performance-based awards the Company recognizes stock-based compensation expense only if it is probable that the performance vesting conditions will be met.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same way the award recipient’s salary and related costs are classified.

p.	Fair value of financial instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the Company utilizes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Valuations based on observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Level 2 - Valuations based on other inputs that are directly or indirectly observable in the marketplace; and

Level 3 – Valuations that require unobservable inputs which are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company categorized each of its fair value measurements in one of these three levels of hierarchy.

The carrying amounts of the Company’s financial instruments, including cash, bank deposits, trade receivables, other accounts receivable and prepaid expenses, trade payables, RCF, other accounts payable and accrued expenses, approximate fair value because of their generally short-term maturities. The carrying amount of long-term deposits approximates their fair value since such deposits bear market interest rates. The long-term loan carrying amount also approximates its fair value since its interest rate approximates to market rate, and we believe the market interest rate is a Level 3 valuation assumption.

q.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (ASC 740). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that a portion or all the deferred tax assets will not be realized based on the weight of available positive and negative evidence.

The Company accounts for uncertain tax positions in accordance with ASC 740-10. ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative probability) likely to be realized upon ultimate settlement. The Company accrues interest and penalties related to unrecognized tax benefits within income tax expense (benefit).

The Company has an accounting policy to recognize GILTI as a period expense.

r.	Employee benefit plan:

US retirement plan:

The Company sponsors a 401(k) savings plan for employees.

The Company matches a portion of each participant’s contributions. Contributions are recorded as an expense in the consolidated statements of operations and were $824 and $1,389 for the year-ended December 31, 2020 and 2019 respectively.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

International retirement plans:

The Company has defined contribution plans in certain international locations. Contributions into these arrangements are recorded as an expense in the consolidated statement of operations and were $1,012 and $1,126 for the years ended December 31, 2020 and 2019, respectively.

s.	Shipping and handling costs:

Shipping and handling costs, which amounted to $7,221 and $7,534 for the years ended December 31, 2020 and 2019, respectively, are included in general and administrative expenses in the consolidated statements of operations. Shipping and handling costs include all costs associated with the distribution of finished products and consumables from the Company’s point of manufacturing directly to customers, distributors, and international subsidiaries.

t.	Advertising expenses:

Advertising expenses are charged to the statements of operations, as incurred. Advertising expense for the years ended December 31, 2020 and 2019 were $2,105 and $2,593, respectively.

u.	Litigation reserves and legal expenses:

The Company reserves for liabilities related to litigation, claims, investigations, and audits brought against the Company when the amount of the potential loss is probable and can be estimated. There were no material legal liabilities recorded as of December 31, 2020 and 2019.

Legal expenses are charged to the statements of operations as incurred.

v.	Earnings per share

Earnings per share is calculated based on the weighted average number of shares outstanding during the period. There were no potentially dilutive securities outstanding during the reported periods.

w.	Concentration of credit and off-balance sheet risk:

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and cash equivalents, bank deposits and trade receivables.

The majority of the Group’s cash and cash equivalents, and bank deposits are held by major banks in Israel, U.S., China, and Japan. Generally, these cash equivalents may be redeemed upon demand and, therefore management believes they bear a low risk. The cash and cash equivalents, and short-term bank deposits are held in financial institutions which management believes are institutions with high credit standing, and accordingly, minimal credit risk from geographic or credit concentration exists with respect to these bank deposits.

The Company and its subsidiaries have no material off-balance sheet concentration of financial instruments subject to credit risk such as foreign exchange contracts, option contracts or other hedging arrangements.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s trade receivables are derived mainly from sales to large independent distributors and to end-users world-wide. The Company performs ongoing credit evaluations of its customers. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection. The allowance for doubtful accounts is based on management’s assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivable balances.

The following table provides details of the change in the Company’s allowance for doubtful accounts:

	Year ended December 31, 2020	Year ended December 31, 2019

Balance at the beginning of the period	$4,040	$1,944

Charged to expenses	1,093	1,981
Write-off	(953)	—
Translation differences	227	115

Balance at the end of the period	$4,407	$4,040

x.	Warranty costs:

The Company provides a one-year standard limited warranty for its products. The Company records a provision for the estimated cost to repair or replace products under warranty at the time of sale. Factors that affect the Company’s warranty reserve include the number of units sold, historical and anticipated rates of warranty repairs and the cost per repair.

The following table provides details of the change in the Company’s product warranty accrual:

	Year ended December 31, 2020	Year ended December 31, 2019

Balance at the beginning of the period	$9,328	$9,816

Charged to costs and expenses relating to new sales	9,035	11,394
Costs of product warranty claims	(12,200)	(12,366)
Translation differences	209	484

Balance at the end of the period	$6,372	$9,328

y.	Comprehensive income/(loss):

The Company reports comprehensive income/(loss) in accordance with ASC 220, “Comprehensive Income” (ASC 220). This Statement establishes standards for the reporting and presentation of comprehensive income/(loss) and its components in a full set of general-purpose financial statements. Comprehensive income/(loss) generally represents all changes in equity during the period except those resulting from investments by, or distributions to, stockholders. The Company’s only other comprehensive income/(loss) relates to currency translation adjustments.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

z.	Leases

The Company is party to a number of operating leases. The Company records as an expense the total lease cost under the lease agreements over the lease term on a straight-line basis.

aa.	Recently issued accounting standards not yet adopted:

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards. The Company has elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company can adopt the new or revised standard at the time non-public companies adopt the new or revised standard and may do so until such time that the Company either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) to increase transparency and comparability among organizations by recognizing leased assets and lease liabilities on the balance sheet for all leases and disclosing key information about leasing arrangements. In June 2020, the FASB revised the effective date for adoption of ASC 842 for non-public companies to fiscal years starting after December 15, 2021. Therefore, under the amendment, ASC 842 is effective for adoption by the Company beginning January 1, 2022. The Company is currently assessing the impact of this standard on its consolidated financial statements.

In June 2016, the FASB issued a new standard (ASC 326) to replace the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for its trade receivables and other financial instruments. The standard will be effective for the Company beginning January 1, 2023. Adoption of the standard will be applied using a modified retrospective approach through a cumulative-effect adjustment, if any, to accumulated deficit as of the effective date to align the Company’s credit loss methodology with the new standard. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In August 2018 the FASB issued Accounting Standards Update 2018-15 (ASU 2018-15), “Intangibles -Goodwill and Other Internal Use Software -Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”, which amends the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract to align with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The update is effective for the Company beginning January 1, 2021 including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In January 2017, the FASB issued ASU “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 will simplify the subsequent measurement of goodwill by eliminating the second step from the goodwill impairment test. ASU

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

2017-04 would require applying a one-step quantitative test and recording the amount of goodwill impairment as the excess of the reporting unit’s carrying value over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. ASU 2017-04 does not amend the optional qualitative assessment of goodwill impairment. The amendments in ASU 2017-04 are effective for the Company beginning January 1, 2023, including annual or any interim goodwill impairment tests. Early adoption is permitted. The Company does not expect the new standard to have a material impact on its financial statements.

In December 2019, the FASB issued Accounting Standards Update No. 2019-12 (ASU 2019-12) Simplifying the Accounting for Income Tax. The standard contains several provisions that reduce financial statement complexity including removing the exception to the incremental approach for intra-period tax expense allocation when a company has a loss from continuing operations and income from other items not included in continuing operations. The new guidance is effective for the year beginning January 1, 2022 with optional adoption prior to the effective date. The Company is assessing the impact of this standard.

The Company has considered other recent accounting pronouncements and concluded that they are either not applicable to the business, or that the effect is not expected to be material to the consolidated financial statements as a result of future adoption.

NOTE 3:	REVENUE

Disaggregation of Revenue

Revenue by Geographic Area

The following table presents our revenue disaggregated by geography, based on the invoice address of our customers:

	December 31, 2020	December 31, 2019

United States	$70,819	$108,215
Japan	66,856	55,277
Greater China(1)	54,033	54,192
Other APAC(1)	30,566	39,755
EMEA(1)	88,003	106,078
Other Americas(1)	11,374	26,254

	$321,651	$389,771

(1)

Greater China includes China, Hong Kong, and Taiwan. APAC represents Asia-Pacific, excluding Greater China. EMEA represents Europe, the Middle East and Africa. Other Americas includes Canada and Latin America. No individual country, other than those disclosed above, exceeded 10% of our total revenue for any period presented.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 4:	PREPAID EXPENSES AND OTHER CURRENT ASSETS

	December 31, 2020	December 31, 2019

Prepaid expenses	$7,210	$3,086
Advance payments of future rent obligations	3,160	3,108
Prepaid income taxes	334	1,313
Other receivables	—	44

	$10,704	$7,551

NOTE 5:	INVENTORIES

	December 31, 2020	December 31, 2019

Raw materials	$17,436	$19,221
Work in progress	867	1,696
Finished products	72,417	73,527

	$90,720	$94,444

NOTE 6:	PROPERTY & EQUIPMENT, NET

Original cost	December 31, 2020	December 31, 2019

Internal use software	$23,110	$—
Computers, software, manufacturing, and laboratory equipment	8,277	9,637
Demonstration equipment	11,568	11,631
Assets under construction	629	13,089
Leasehold improvements	5,627	5,992
Office furniture and equipment	3,371	3,364

	52,582	43,713

Accumulated depreciation

Internal use software	(1,733)	—
Computers, software, manufacturing, laboratory equipment and demonstration equipment	(3,651)	(6,671)
Demonstration equipment	(10,153)	(5,812)
Leasehold improvements	(1,425)	(1,505)
Office furniture and equipment	(675)	(406)

	(17,637)	(14,394)

Depreciated cost	$34,945	$29,319

Depreciation expenses for the year ended December 31, 2020 and 2019, were $7,323 and $8,988, respectively.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands, except unit and per unit data

NOTE 6:	PROPERTY & EQUIPMENT, NET (cont.)

Long-lived Assets by Geographic Area

The following table presents our long-lived assets disaggregated by geography, which is comprised of our property and equipment, including internally developed software.

	December 31, 2020	December 31, 2019

United States	$31,361	$24,422
APAC(1)	1,996	2,461
EMEA(1)	1,540	2,312
Other Americas(1)	48	124

	$34,945	$29,319

(1)	No individual country, other than those disclosed above, exceeded 10% of our total long-lived assets for any period presented.

NOTE 7:	INTANGIBLE ASSETS, NET

Original cost	Weighted average amortization period as of December 31, 2020 and 2019	December 31, 2020	December 31, 2019
Developed technologies	15 years	$98,730	$98,730
Trade name	18.5 years	20,878	20,878
Customer relationships	10.5 years	13,376	13,376
In process R&D	—	193	193
Other	3.5 years	210	210

	15 years	133,387	133,387

Accumulated amortization

Developed technologies		(21,342)	(14,531)
Trade name		(4,560)	(3,351)
Customer relationships		(4,254)	(2,952)
Other		(210)	(149)

		(30,366)	(20,983)

Amortized cost		$103,021	$112,404

During 2019, the Company reclassified $6,210 from In process R&D to Developed technologies upon the completion of two research and development projects. The assets will be amortized over their estimated useful lives of 10 years and 7 years, respectively.

During the years ended December 31, 2020 and 2019, the Company recorded amortization expense totaling $9,334 and $9,049, respectively. For 2020, $6,778 is recorded within cost of sales and $2,556 within selling and marketing. For 2019, $6,471 is recorded within cost of sales and $2,578 within selling and marketing.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands, except unit and per unit data

NOTE 7:	INTANGIBLE ASSETS, NET (cont.)

The future estimated amortization of identifiable intangible assets is as follows:

2021	$9,226
2022	9,095
2023	9,095
2024	9,095
2025 and thereafter	66,510

Total	$103,021

NOTE 8:	GOODWILL

Goodwill was principally generated on the acquisition of Syneron Medical Ltd. ($179,946) in 2017, and in the acquisition of Ellipse ($6,502) in 2018.

Total

As of December 31, 2018
Goodwill	$187,486

Adjustment of purchase price allocation	(1,055)
Foreign currency translation adjustments	93

As of December 31, 2019
Goodwill	$186,524

Foreign currency translation adjustments	(40)

As of December 31, 2020
Goodwill	$186,484

NOTE 9:	SHORT-TERM LOAN

On September 20, 2017, the Company entered a RCF with ING Capital LLC (“ING”) which permits borrowings up to $50,000. Under the credit facility, the Company has the right to draw a minimum of $1,000 plus increments of $500, subject to satisfying certain conditions. The RCF matures on September 20, 2022.

As at December 31, 2020 and 2019, the Company had drawn down $30,000 and $50,000 respectively of the credit facility. Availability under the credit facility is principally based on a first lien senior secured leverage ratio (the “Financial Maintenance Covenant”), which limits the total indebtedness the Company may incur and may therefore fluctuate from period to period. Subsequent to year-end, the Company has paid down the remaining $30,000 outstanding under this facility. At December 31, 2020, our borrowings under the credit facility bore interest at LIBOR plus a base rate of 3.2% (at December 31, 2019: 5%).

The Company and subsidiaries are subject to various financial and non-financial covenants under its existing financing arrangements including the RCF as well as per the terms of the Company’s long-

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 9:	SHORT-TERM LOAN (cont.)

term loan (described in Note 10). In addition to the Financial Maintenance Covenant, the most significant of the non-financial covenants relate to restrictions in the value of certain payments including dividends, acquisitions and disposals that can be made, additional debt that can be incurred and the use of Company assets as security. As of December 31, 2020, the Company was in compliance with all financial and other covenants. The Company’s failure to comply with these covenants could result in an event of default.

NOTE 10:	LONG-TERM LOAN

On January 14, 2020, the Company executed a Loan Agreement with Carlyle Global Credit Investment Management LLC and various other lenders (the “Term Loan”). The Loan Agreement provides for term loans of up to an aggregate $106,500. $85,000 was drawn down after closing ($81,400 after deducting $3,600 of arrangement fees). An additional $21,500 is available in the event the Company meets certain specified financial targets. The Term Loan bears cash interest of 6.5% plus LIBOR zero floor (0.2% at December 31, 2020) per annum which is payable quarterly. A further 5% per annum is also accrued over the term of the loan and added to the principal on a three-month or six-month basis. The maturity date of the term loan is January 21, 2025.

The Company is subject to various financial and non-financial covenants under this term loan. The financial covenants relating to this loan are the same as the Revolving Credit Facility and are described further in Note 9. The most significant of the non-financial covenants relate to restrictions in the value of certain payments including dividends, acquisitions and disposals that can be made, additional debt that can be incurred and the use of Company assets as security. As of December 31, 2020, the Company was in compliance with all financial and other covenants. Our failure to comply with these covenants could result in an event of default. If the Company fails to make payments when due, or breaches any operational covenant or has any event of default, this could have a material adverse effect on its business and financial condition.

The obligations under the Loan Agreement are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in our business, operations or financial or other condition, which is subjective in nature. We have determined that the risk of subjective acceleration under the material adverse events clause is not probable and therefore have classified the outstanding principal in long-term liabilities based on maturity of the term loan.

Candela Medical Holdings, LLC., a direct subsidiary of the Company, pledged its shareholding in Candela Midco, LLC., which contains all the Group’s operating activities, as security on the term loan in the event of a default that cannot be remedied.

As of December 31, 2020 the outstanding principal balance is $89,159 and includes $4,159 of accrued paid in-kind interest. The unamortized deferred issuance costs totaled $3,403 and are presented as a deduction from the outstanding loan balance.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 11:	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the changes in accumulated balances of other comprehensive income/(loss) for the year ended December 31, 2020 and 2019:

	Foreign currency translation adjustment	Total

As of December 31, 2018	$(798)	$(798)

Net current period other comprehensive income	119	119

As of December 31, 2019	$(679)	$(679)

Net current period other comprehensive income	5,326	5,326

As of December 31, 2020	$4,647	$4,647

NOTE 12:	DEFERRED REVENUES

The Company offers extended limited warranty contracts that are service-type warranties, generally for periods of one to four years after the standard limited warranty period has expired. The Company recognizes extended limited warranty contract revenue ratably over the life of the contract.

The following table reflects changes in the Company’s deferred revenue during the periods ended December 31, 2020 and 2019:

	Year ended December 31, 2020	Year ended December 31, 2019

Balance at the beginning of the period	$33,754	$29,360

Deferral of new sales	46,527	44,078
Recognition of previously deferred revenues	(43,066)	(39,685)
Translation differences	1,600	1

Balance at the end of the period	$38,815	$33,754

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 13:	OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At December 31, 2020 and December 31, 2019, other accounts payable and accrued expenses consist of the following:

	December 31, 2020	December 31, 2019

Warranty accruals	$6,372	$8,916
Cease-use lease liability	644	744
Accrued expenses	17,375	22,451
Accrued commissions	4,620	6,922
Promissory note payable	1,808	—
Employees and related expenses	12,122	12,529
Tax payable	13,179	10,741

	$56,120	$62,303

OTHER LONG-TERM LIBILITIES

At December 31, 2020 and December 31, 2019, other long-term liabilities consist of the following:

	December 31, 2020	December 31, 2019

Promissory note payable	$—	$1,808
Other	455	661

	$455	$2,469

NOTE 14:	COMMITMENTS AND CONTINGENCIES

a.	Royalties:

1.

On June 24, 2004, the Company entered into an agreement to license certain intellectual property from a company. The agreement was subsequently amended in August 2006 through an addendum. The Company is obligated to pay royalties, at a rate of 4.5%, on sales of certain products to its distributors and subsidiaries. The addendum provides that such company is entitled to receive royalties under the agreement until the first to occur of 15 years from the execution date of the Agreement or the expiration of the patent. The patent expired April 19, 2020 and 15 years from the execution date of the agreement was June 24, 2019. Therefore, the Company ceased paying royalties after June 24, 2019.

Royalty expenses amounting to $nil and $296 for the year ended December 31, 2020 and 2019, respectively, were recorded as part of cost of revenues.

2.

On December 19, 1994, the Company entered into an agreement with a university for exclusive license rights to the Dynamic Cooling Device (“DCD”), subject to certain limited license rights of another company, in the following fields of use: procedures that involve skin resurfacing and rejuvenation, vascular skin lesions, and laser hair removal. The other company obtained a license to the DCD on a co-exclusive basis with the Company, in certain narrower fields of use. The agreement was amended on September 30, 1998, August 11, 2000, July 3, 2005, June 30, 2011 and most recently December 9, 2019.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands, except share data

NOTE 14:	COMMITMENTS AND CONTINGENCIES (cont.)

In addition, the Company’s agreement with the university called for a minimum annual royalty obligation of $750 or 3% up to a certain level (“Net Sale Rate”) of net sales and 2% above the Net Sale Rate. The agreement runs for the life of the last to expire patent licensed under the agreement. The final patents expired in May 2020.

Royalty expenses and license fees amounted to $325 and $750 for the years ended December 31, 2020 and 2019, respectively. The royalty and the amortization of the annual license fee payment are recorded as part of cost of revenues.

On October 29, 2007, the Company entered into an agreement to license certain patent rights from a hospital. The Company is obligated to pay royalties, at a rate of 5%, on sales of certain products to its distributors and subsidiaries and 50% on other income as defined in the agreement, net of certain specified costs.

Royalty expenses amounting to $266 and $594 for the years ended December 31, 2020 and 2019, respectively, were recorded as part of cost of revenues for royalties incurred related to the sale of the Company’s products. The agreement runs for the life of the last to expire patent licensed under the agreement, which we expect to be in 2027.

In addition to the royalty, following the successful defense of certain patent rights owned by the hospital and used by the Group, royalties net of expenses were received totaling $2,591 and $3,737 in 2020 and 2019, respectively. As part of the settlement agreement, 50% of this balance is shared with the hospital. The Company has recorded an amount of $1,295 and $1,392 in 2020 and 2019, respectively, representing net royalty income within other (income)/expenses. The balance of $nil and $477 in 2020 and 2019, respectively has been recorded within general and administrative expenses to offset previously incurred legal expenses.

b.	Lease commitments:

The Company leases several facilities and automobiles under non-cancelable lease agreements. Rental expenses in 2020 and 2019 totaled $7,885 and $7,717, respectively. The facility lease obligations can be adjusted for increases in maintenance and insurance costs above specified levels. In addition, certain facility leases contain escalation provisions based on certain inflationary indices. These operating leases expire in various years through fiscal year 2027 and may be renewed for periods ranging from one to five years.

The future minimum lease commitments of the Company under various non-cancelable operating lease agreements as of December 31, 2020 are as follows:

Year ended December 31,
2021	$7,600
2022	5,493
2023	3,717
2024	2,072
2025 and thereafter	4,039

Total minimum lease payments	$22,921

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands, except share and unit data

NOTE 14:	COMMITMENTS AND CONTINGENCIES (cont.)

c.	Legal proceedings:

1.

In 2019, the Company entered into settlement agreements with several companies related to patent disputes, which resulted in an award to the Company of $12,350. After offsetting legal fees and amounts due to a hospital as part of the settlement agreement, the balance of $1,392 was recorded to other income. Details of the ongoing royalty arrangement are set out in Note 14a.

2.

From time to time, the Company is party to various legal proceedings incidental to its business. As of December 31, 2020 and 2019, the Company did not have any material litigation accruals since the Company believes the likelihood of any material unfavorable outcome is remote.

During the year ended December 31, 2020 and 2019, the Company settled various legal claims. The settlement amounts were not significant.

d.	Contractual obligations:

As part of its normal operations, the Company routinely enters non-cancellable purchase commitments with its suppliers. As of December 31, 2020, the future contractual obligation for inventory purchases totaled $10,100.

NOTE 15:	SHAREHOLDERS’ EQUITY

a.	Ordinary shares:

At December 31, 2020, the Company is authorized and has issued 39,922,220 ordinary shares with a par value of $1. Holders of ordinary shares are entitled to one vote per share and receive dividends, if and when declared by the Company’s board of directors. They are also entitled to share ratably in our assets legally available for distribution in the event of liquidation. The ordinary shareholders have no preemptive, subscription, redemption or conversion rights or cumulative voting rights. The holders of a majority of the ordinary shares can elect all of the directors and can control our management and affairs.

In October 2019, the Company repurchased and subsequently canceled 540 ordinary shares in Dion, at the current fair value of $1,808, which is associated with the decision of the Company’s parent, SM Midco L.P., to repurchase equity held and awards granted under the SM Midco L.P. equity incentive plan, from an employee exiting the business.

b.	Stock based payments:

During 2017, after the acquisition of Syneron Medical, SM Midco L.P. (hereinafter “SM Midco”), a partnership fully owned by Apax that directly holds 100% of the Company, established an equity incentive plan (the “Plan”) for the grant of equity interest units in SM Midco to officers, directors, employees, consultants, or independent contractors providing services to the Company or its subsidiaries.

The Plan calls for the grant of Class B Profit Interest Units (hereinafter “Class B Units”) in SM Midco. The Class B units have no voting rights and they are subordinate to all other Units in SM Midco, including Limited Partnership Units. When distributions are made, Class B Units are entitled to share

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands, except unit and per unit data

NOTE 15:	SHAREHOLDERS’ EQUITY (cont.)

in distributions only after the aggregate amount of distributions (from and after the issuance of such Class B Profits Interest Unit) in respect of each Limited Partnership Unit issued on or prior to the date of issuance of such Class B Unit equals the applicable Distribution Threshold stated in the award agreement for such Class B Unit.

SM Midco issued under the plan Class B Units that are subject to service vesting conditions (hereinafter “Service B Units”) and Class B Units that are subject a performance vesting condition (hereinafter “Performance B Units”). The Service B units are generally subject to 4-year vesting periods on a graded basis, where 25% of the award vests 1 year after grant date and 6.25% of the award vests on a quarterly basis thereafter for the following 3 years. The Performance Units vest upon the earlier of a change of control event with different appreciation of value thresholds, or Apax receiving cash for their investment in Dion Holdco Limited that reflects different threshold of returns (the lowest being 1.5 times Apax investment).

During December 2020, SM Midco modified the vesting conditions and participation rates for 32 employees who received Class B Units between July 2017 and February 2020. For Class B units subject to service conditions, the participation rates were modified, and service period for vested and unvested units reset to an additional 4 years vesting at 2.083% per month. For the Class B units subject to a performance vesting condition, the appreciation value thresholds have been modified to reflect different thresholds of returns (the lowest being 1.2 times Apax investment). As a consequence of these modifications, an immaterial amount of incremental compensation cost was recorded. Compensation cost associated with performance-based awards was valued and may be recognized in future periods if the performance conditions are deemed probable of occurring.

During December 2020, SM Midco issued Supplemental Class B units. These units are all subject to a performance vesting condition. The Performance Units vest upon the earlier of a change of control event with different appreciation of value thresholds, or Apax receiving cash for their investment in Dion Holdco Limited that reflects different threshold of returns (the lowest being 1.0 times Apax investment).

In relation to all Class B units where a performance condition exists, these conditions are not probable of occurring as of December 31, 2020. Therefore, no compensation was recorded in respect of the Performance B Units or Supplemental Class B Units. The aggregate Class B Units that are available for awards under the Plan are 78,138,460 (2019: 66,241,492 Units). As of December 31, 2020, there were 4,477,021 (2019: 7,761,295) Class B Units that have not been distributed.

SM Midco or the Company shall have the right, but not the obligation, in its sole discretion, during the six month period commencing on the later of (x) the date on which a Participant is no longer employed by the Partnership and its Affiliates and (y) the six month anniversary of the date such Participant’s Class B Profits Interest Units became vested, to make a payment to the Participant in consideration for the cancellation of any one or more of the vested Class B Profits Interest Units then held by the Participant. In the event of a termination by the Employer other than for Cause, the repurchase price per Class B Profits Interest Unit shall equal the Fair Market Value on the date of purchase.

Compensation expense is calculated based on the fair value of the Class B units on the date of grant. The fair value of the Class B Units granted was determined by the Company’s Board of Directors after consideration of, among other things, a written report prepared by a third-party appraisal firm which calculated fair value using the discounted cash flow and the option pricing model method, which uses significant unobservable inputs such as cash flows to be generated from the Company’s business, lack of active public market for the

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands, except unit and per unit data

NOTE 15:	SHAREHOLDERS’ EQUITY (cont.)

units, the time to achieving a liquidity event, discounted at a weighted average cost of capital. Management considered the reasonableness of the assumptions, methodologies, analysis, and conclusions set forth in the report as well as external market factors and concluded on the fair values of the Class B Units at the various grant dates.

The Company recorded compensation expense in respect of the grant of units by SM Midco to the Company’s employees, officers, directors, which was allocated as follows in the financial consolidated statements of operations:

	December 31, 2020	December 31, 2019

Cost of revenues	$469	$410
Research and development	194	172
Sales and marketing	1,150	950
General and administrative	1,908	1,635

	$3,721	$3,167

The following table summarizes the activity for the unvested Service B Units for the year ended December 31, 2020:

	Number of units	Weighted average grant date fair value per unit

Unvested as of December 31, 2019	21,960,712	$0.41

Granted (excluding modification)	7,554,011	0.45
Vested	(10,541,189)	0.37
Forfeited/canceled (excluding modification)	(2,345,409)	0.40
Cancelled as part of modification	(8,732,378)	0.46
Granted as part of modification	32,414,170	0.37

Unvested as of December 31, 2020	40,309,917	$0.39

The following table summarizes the activities for the unvested Performance B Units for the year ended December 31, 2020:

	Number of units	Weighted average grant date fair value per unit

Unvested as of December 31, 2019	17,098,033	$0.26

Granted (excluding modification)	1,040,623	0.35
Forfeited/canceled (excluding modification)	(1,227,676)	0.29
Cancelled as part of modification	(15,456,348)	0.26
Granted as part of modification	15,456,348	0.36

Unvested as of December 31, 2020	16,910,980	$0.35

As of December 31, 2020, and 2019 it was not probable that the performance vesting conditions for any unvested performance-based awards will be met, therefore no compensation expense was recorded

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands, except unit and per unit data

NOTE 15:	SHAREHOLDERS’ EQUITY (cont.)

in respect of these share-based performance awards. The Company accounts for forfeitures as they occur.

The following table summarizes the activities for the unvested Supplemental Service B Units for the year ended December 31, 2020:

	Number of units	Weighted average grant date fair value per unit

Unvested as of December 31, 2019	—	—

Granted	11,896,968	$0.21

Unvested as of December 31, 2020	11,896,968	$0.21

The weighted-average grant-date fair value (excluding modifications) per unit of Service B units and Performance B Units granted during the year ended December 31, 2020 were $0.45 and $0.35 (2019: $0.56 and $0.52 respectively).

The weighted-average grant-date fair value per unit of Supplemental B units granted during the year ended December 31, 2020 was $0.21 (2019: $nil). The total fair value of Class B units, as of their respective vesting dates, vested during the year ended December 31, 2020 was $4,321 (2019: $5,709).

As of December 31, 2020, there was $8,400 (2019: $8,500) of unrecognized compensation cost related to unvested Service B units. This amount is expected to be recognized over a weighted-average period of 3.2 years (2019: 2.8 years). As of December 31, 2020, there was $5,900 (2019: $4,400) of unrecognized compensation cost related to unvested Performance B units and $2,500 unrecognized compensation cost related to unvested Supplemental B units.

Certain employees of the Company are entitled to Bonus Units on a change in ownership of SM Midco or a sale of all or substantially all of the asset of SM Midco to a non-affiliated company and the issuance or distribution of profits accumulated by funds advised by Apax Partners LLP and Apax Partners. Distribution of profits according to the occurrence of an event is at the sole discretion of SM Midco’s general partner, Dion GP Co. Limited, an entity controlled by funds advised by Apax Partners LLP and Apax Partners, L.P.

As of December 31, 2020, the Company had not recognized any expense or liability relating to these Units since it is not probable that an event giving rise to the distribution of profits will occur.

The maximum number of units currently approved under the plan is 100,000 and the maximum payout per unit is $150. The Bonus units carry no voting rights in SM Midco, the Company or any affiliated company in the Group nor do they carry any entitlement to profits in the Company.

c.	Dividends:

During 2020, the Company did not pay or distribute a dividend (2019: $nil).

NOTE 16:	NET LOSS PER SHARE

Basic and diluted net loss per share is computed based on the weighted average number of ordinary shares outstanding. The Company has no other securities other than those issued therefore the basic and diluted net loss per share are identical.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands, except unit and per unit data

NOTE 17:	OTHER (INCOME)/EXPENSES, NET

	Year ended December 31, 2020	Year ended December 31, 2019

Royalty income (see Note 14a)	$(1,295)	$(1,392)
Loss on disposal of fixed asset	810	1,314
Other	(75)	52

Total	$(560)	$(26)

NOTE 18:	INCOME TAX

a.	Current and Deferred Income Taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the assets and liabilities carrying amount for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets and liabilities are as follows:

	As of December 31, 2020	As of December 31, 2019
Net Operating Loss Carryforward	$46,486	$38,445
Tax Credits	10,850	10,839
Capital Losses Carryforward	9,927	9,916
Deferred Revenue	3,300	2,145
Reserves	6,503	4,571
Interest Carryforward	8,193	5,406
Accrued Expenses	6,035	5,281
Other	2,651	3,036

Total deferred income tax assets	93,945	79,639

Total valuation allowance	(62,122)	(52,044)

Net deferred income tax assets	31,823	27,595

Acquired Intangible Assets	(31,123)	(27,371)
Unremitted Earnings	(7,507)	(5,870)
Other deferred tax liabilities	(1,549)	(576)

Total deferred tax liabilities	(40,179)	(33,817)

Net deferred tax liability	(8,356)	(6,222)

The Company completed a legal entity restructuring resulting in certain foreign entities being treated as branches of the U.S. consolidated tax group in the year ended December 31, 2020. The Company recorded a deferred tax liability associated with the deferred taxes recorded on the non-U.S. branches (reflected within the deferred tax adjustment component of the effective tax rate reconciliation below) along with a corresponding reduction in its valuation allowance. The net impact was a $385 increase to the Company’s deferred tax liability recorded in continuing operations tax expense.

As of December 31, 2020, the Company has $59,557 in U.S. Federal net operating loss carryforwards, with $10,104 subject to expiration beginning before 2031 and $49,453 that can be carried forward indefinitely. The Company also has $60,857 in U.S. State net operating losses, with $57,293 subject to expiration beginning in 2025 and $3,564 that can be carried forward indefinitely. The Company has $131,610 of non-U.S. net operating losses that can be carried forward indefinitely. The Company also has $43,160 in

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 18:	INCOME TAX (cont.)

non-U.S. capital loss carryforwards that can be carried forward indefinitely. At December 31, 2020, the Company had $37,216 in U.S. interest expense carryforwards which can be carried forward indefinitely.

As of December 31, 2020, the Company has U.S. Federal and State research tax credit carryforwards of $5,131 and $1,070, respectively that will begin to expire in 2028 and 2026, respectively. The Company has $3,337 in U.S. foreign tax credit carryforwards that will expire beginning in 2024 and $1,220 in Massachusetts Investment Tax Credits that will begin to expire in 2022.

The Company’s U.S. net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in significant shareholders ownership interest over a three-year period in excess of 50 percent as defined under U.S. Internal Revenue Code of 1986 Sections 382 and 383, respectively, as well as similar state provisions. The annual limitation amount is determined based on the Company’s value immediately prior to the ownership change. The Company conducted a Section 382 study through December 31, 2017 which resulted in limitations on net operating losses generated from 2002 through 2009. Subsequent ownership changes may further affect the limitation in future years.

In assessing the ability to realize the Company’s net deferred tax assets, management considers various factors including taxable income in carryback years, future reversals of existing taxable temporary differences, tax planning strategies, and future taxable income projections to determine whether it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Based on the negative evidence, including the worldwide cumulative losses that the Company has incurred, the Company has determined that the uncertainty regarding realizing its deferred tax assets is sufficient to warrant the need for a valuation allowance against its worldwide net deferred tax assets at December 31, 2020.

The valuation allowance had a $10,078 net increase during 2020. The net increase in valuation allowance included an increase to the valuation allowance resulting from current year losses in the U.S. and non-U.S. jurisdictions that cannot be benefitted, partially offset by a reduction in the valuation allowance associated with the legal entity restructuring described above.

The Company has not provided deferred income or foreign withholding taxes on $29,578 in subsidiaries’ unremitted earnings that are considered to be indefinitely reinvested in the business. The unremitted earnings in the non-U.S. subsidiaries are primarily utilized to fund working capital requirements as its subsidiaries continue to expand their operations, service existing debt obligations, and fund future non-U.S. acquisitions. The Company does not believe it is practicable to estimate the amount of income taxes payable on the earnings that are indefinitely reinvested.

The Coronavirus Aid, Relief and Economic Security Act (the CARES Act) was enacted in the United States on March 27, 2020. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides extensive tax changes in response to the COVID-19 pandemic, the provisions do not have a significant impact on the Company’s financial results.

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 18:	INCOME TAX (cont.)

For financial reporting purposes, income before income taxes includes the following components:

	Year ended December 31, 2020	Year ended December 31, 2019
Pretax income/(loss):
U.S.	$(42,540)	$(53,951)
Non-U.S.	7,101	27,373

Loss before income taxes	$(35,439)	$(26,578)

The provision for income taxes consists of the following:

	Year ended December 31, 2020	Year ended December 31, 2019
Current tax expense:
U.S.	$944	$2,707
Non-U.S.	5,382	5,120

Total current tax expense	$6,326	$7,827

Deferred tax expense / (benefit) expense:
U.S.	$(49)	$636
Non-U.S.	2,171	(156)

Total deferred tax expense	$2,122	$480

Total income tax expense	$8,448	$8,307

The reconciliation of income taxes at the U.S. federal statutory rate to the actual expense for income taxes is as follows:

	2020		2019
	$	%	$	%
Tax benefits at U.S. federal statutory rate	$(7,442)	21.0	$(5,581)	21.0
Impact of non-U.S. earnings	364	(1.0)	3,019	(11.4)
Change in valuation allowance	8,378	(23.6)	8,328	(31.3)
Permanent differences	825	(2.3)	2,139	(8.0)
State taxes	601	(1.7)	(553)	2.1
Tax credits	(1,253)	3.5	(1,207)	4.5
Change in tax reserves	1,410	(4.0)	4,187	(15.8)
Deferred tax adjustments	5,265	(14.9)	—	—
Impact of intercompany sale	—	—	(1,663)	6.3
Other	300	(0.8)	(362)	1.3

Total income tax expense	$8,448	23.8	$8,307	(31.3)

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 18:	INCOME TAX (cont.)

b.	Uncertain Tax Positions:

Unrecognized tax benefits represent uncertain tax positions for which tax reserves have been established. As of December 31, 2020, the Company had $20.6 million of unrecognized tax benefits, of which $18.9 million would impact the effective tax rate, if recognized. As of December 31, 2019, the Company had $21.8 million of unrecognized tax benefits, of which $20.0 million would impact the effective tax rate if recognized.

	Year ended December 31, 2020	Year ended December 31, 2019
Balance at beginning of year	$21,812	$20,685
Additions related to current year	58	903
Additions for prior year positions	—	224
Settlements	(98)	—
Reductions for prior year positions	(1,019)	—
Lapses in statutes of limitations	(132)	—

Balance as of the end of the year	$20,621	$21,812

The Company does not reasonably expect any material changes to the estimated liability associated with its uncertain tax positions in the next twelve months.

The Company recognizes interest and penalties related to tax matters in income tax expense. The Company recognized interest expense and penalties related to income tax matters of $1.6 million in 2020 and $3.3 million in 2019 which was classified in income tax expense. The Company had $5.1 million and $3.5 million in accrued interest and penalties as of December 31, 2020 and December 31, 2019, respectively, which are not included in the amounts above.

The Company is subject to U.S. Federal income tax and income tax in multiple U.S. state and non-U.S. jurisdictions. All material U.S. federal, state, and local income tax matters for years through 2016 have been substantially concluded. All material non-U.S. income tax matters for years through 2013 have been substantially concluded. To the extent that the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon Internal Revenue Service, state, or non-U.S. tax authorities’ examination to the extent utilized in a future period.

NOTE 19:	FINANCIAL EXPENSE

	Year ended December 31, 2020	Year ended December 31, 2019
Expenses:

Interest on long-term debt	(10,724)	—
Interest on short-term credit and other fees	(1,706)	(2,673)
Foreign currency remeasurement adjustments, net	(3,527)	(396)
Other	—	(14)

Total	$(15,957)	$(3,083)

Dion Holdco Limited

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 20:	RELATED PARTY TRANSACTIONS

In July 2017, Syneron Medical was purchased by Apax. The Group relies significantly on a portfolio company of Apax, Zensar, to perform IT consulting services inclusive of common helpdesk ticket resolution and other IT projects. In 2020, the Company engaged in $8,339 (2019: $8,991) worth of business with Zensar which included $1,746 of cost relating to the development of the Company’s internal use software (2019: $2,546). Of the total balance, $755 (2019: $6,442) remained outstanding at the end of the year and is included in trade payables.

NOTE 21:	SUBSEQUENT EVENTS

The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to identify matters that require potential recognition or disclosure in the consolidated financial statements. Subsequent events have been evaluated through the date these consolidated financial statements were issued for potential recognition or disclosure in the consolidated financial statements.

Dion Holdco Limited (Parent company only)

Schedule I – Condensed Financial Information of Registrant

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

U.S. Dollars in thousands

	Year ended December 31, 2020	Year ended December 31, 2019
Total operating expenses	(84)	(24)
Equity in net loss of subsidiaries	(43,803)	(34,861)

Loss before income taxes	(43,887)	(34,885)
Income tax expense	—	—

Net loss	$(43,887)	$(34,885)

Other comprehensive income
Equity in subsidiaries other comprehensive income	5,326	119

Comprehensive loss	$(38,561)	$(34,766)

The accompanying notes are an integral part of the condensed financial information.

Dion Holdco Limited (Parent company only)

Schedule I – Condensed Financial Information of Registrant

CONDENSED BALANCE SHEETS

U.S. Dollars in thousands, except share data

	December 31, 2020	December 31, 2019
ASSETS

Current assets
Cash	$1,967	$38

Total current assets	1,967	38

Long-term assets
Investment in subsidiary	262,456	298,012

Total long-term assets	262,456	298,012

Total assets	$264,423	$298,050

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Other accounts payable and accrued expenses	$1,894	$23

Total current liabilities	1,894	23

Noncurrent liabilities
Other noncurrent liabilities	—	1,808

Total noncurrent liabilities	—	1,808

Total liabilities	1,894	1,831

Shareholders’ equity
Ordinary shares – par value $1, 39,922,220 and 39,922,219 shares authorized, issued and outstanding for December 31, 2020 and 2019, respectively	39,922	39,922
Other equity	222,607	256,297

Total shareholders’ equity	262,529	296,219

Total liabilities and shareholders’ equity	$264,423	$298,050

The accompanying notes are an integral part of the condensed financial information.

Dion Holdco Limited (Parent company only)

Schedule I – Condensed Financial Information of Registrant

CONDENSED STATEMENTS OF CASH FLOWS

U.S. Dollars in thousands

	Year ended December 31, 2020	Year ended December 31, 2019
Cash flows used in operating activities
Net cash used in operating activities	$(21)	$(6)

Cash flows from/(used in) investing activities
Investment in subsidiary	—	(35,000)
Repayment of capital contribution by subsidiary	800	—

Net cash from/(used in) investing activities	$800	$(35,000)

Cash flows from financing activities
Equity contributions from shareholders	1,150	35,000

Net cash provided by financing activities	$1,150	$35,000
Net increase/(decrease) in cash	1,929	(6)
Cash at the beginning of the year	38	44

Cash at the end of the year	$1,967	$38

The accompanying notes are an integral part of the condensed financial information.

Dion Holdco Limited (Parent company only)

Schedule I – Condensed Financial Information of Registrant

NOTES	TO THE CONDENSED FINANCIAL INFORMATION

U.S. Dollars in thousands

NOTE 1:	Basis of preparation

Dion Holdco Limited was established on June 19, 2017 and is registered in Guernsey. Dion Holdco Limited conducts all of its activities through its direct wholly owned subsidiary, Candela Medical Holdings, LLC and its subsidiaries (CMHL). In these parent-company-only financial statements, the Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The parent-company-only financial statements should be read in conjunction with the Company’s consolidated financial statements.

NOTE 2:	Debt and restrictions

a.	Senior facility

On January 14, 2020, our indirect subsidiaries, Candela Midco LLC and Candela Medical Holdings LLC, entered into a senior term loan facility agreement, or the Senior Facility Agreement, with Carlyle Global Credit Investment Management LLC and other lenders from time to time party thereto, Lucid Agency Services Limited as facility agent and Lucid Trustee Services Limited as security agent, or such facility, the Senior Facility. The Senior Facility Agreement provides for term loans of up to an aggregate $106.5 million. $85.0 million was drawn down after closing of the Senior Facility ($81.4 million after deducting $3.6 million of arrangement fees). An additional $21.5 million is available, subject to meeting certain specified financial targets. The Senior Facility bears cash interest of 6.5% plus LIBOR zero floor per annum which is payable quarterly. An additional 5% per annum is also accrued over the term of the loan and added to the principal on a three-month or six-month basis. CMHL pays certain customary administration fees under the Senior Facility. The maturity date of the Senior Facility is January 21, 2025. The Senior Facility and the finance documents are secured by security interests in (a) the issued share capital of Candela Midco LLC and (b) the bank account of Candela Midco LLC, in each case subject to certain exceptions and limitations.

Outstanding loans under the Senior Facility may be voluntarily repaid in whole or in part at any time, or may be required to be mandatorily prepaid in the event of a change of control (as defined in the Senior Facility Agreement), subject to customary “breakage” costs and payment of a prepayment fee as determined under the Senior Facility Agreement.

We are subject to various financial and non-financial covenants under the Senior Facility. The most significant of the non-financial covenants relate to restrictions in the value of certain payments including dividends, acquisitions and disposals that can be made, additional debt that can be incurred, the use of CMHL assets as security and any amendment or waiver of the Revolving Credit Facility described below which would increase the effective yield above a certain threshold. As of December 31, 2020, the Company was in compliance with all financial and other covenants. Our failure to comply with these covenants could result in an event of default. The Senior Facility Agreement also contains customary events of default.

The obligations under the Senior Facility are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in our business, operations or financial or other condition, which is subjective in nature. We have determined that the risk of subjective acceleration under the material adverse events clause is not probable and therefore have classified the outstanding principal in long-term liabilities based on maturity of the Senior Facility.

Dion Holdco Limited (Parent company only)

Schedule I – Condensed Financial Information of Registrant

NOTES TO THE CONDENSED FINANCIAL INFORMATION

U.S. Dollars in thousands

NOTE 2:	Debt and restrictions (cont.)

In general, as long as there is no event of default, Candela Midco LLC and its subsidiaries are permitted to pay dividends to Candela Medical, Inc. (or other indirect holding entities) under the Senior Facility Agreement subject to certain limits and ratios. Some of the circumstances in which dividends are permitted to be paid are:

1.

without limit if the Debt Cover ratio (as defined in the Senior Facility Agreement) for the relevant period does not exceed 1.00:1.00 (on a pro forma basis), as specified in the Senior Facility Agreement;

2.

certain baskets that are limited by aggregate amount during the life of the Senior Facility or during the fiscal year of Candela Midco LLC (as the case may be), including certain baskets that vary in size depending on the LTM EBITDA (as defined in the Senior Facility Agreement) for the relevant period; and

3.	any payment provided the maximum aggregate amount paid by Candela Midco LLC and its subsidiaries does not exceed $1.0 million in any fiscal year of Candela Midco LLC.

b.	Revolving Credit Facility

On September 20, 2017, our indirect subsidiary, Lupert Ltd., its subsidiary, Syneron Medical Ltd., and Syneron, Inc., as the borrowers, and our other subsidiaries party thereto as guarantors, entered into a revolving credit agreement (as amended by Amendment No. 1, dated as of October 8, 2017, by Amendment No. 2, dated as of July 19, 2018, by Amendment No. 3, dated as of August 27, 2019, and by Waiver and Amendment No. 3, dated as of September 24, 2019, the Revolving Credit Agreement, and such credit facility, the Revolving Credit Facility), with the lenders from time to time party thereto and ING Capital LLC, as administrative agent and collateral agent. The Revolving Credit Agreement provides for an aggregate principal amount of $50.0 million under which the borrowers under the Revolving Credit Facility, or the RCF Borrowers, may borrow from time to time, of which up to $5.0 million is available as an ancillary facility, in each case subject to customary conditions and limitations. Under the Revolving Credit Facility, the RCF Borrowers have the right to draw a minimum of $1.0 million plus increments of $500,000. The Revolving Credit Facility matures on September 20, 2022.

The RCF Borrowers’ obligations under the Revolving Credit Facility, and any ancillary facility obligations, any specified secured hedge agreements and cash management arrangements provided by any lender, agent or lead arranger under the Revolving Credit Facility, or any of their respective affiliates, are (x) guaranteed by Lupert Ltd and each direct and indirect, existing and future, material wholly-owned restricted subsidiaries of Lupert Ltd (subject to certain exceptions and limitations), or collectively, the RCF Guarantors, and (y) secured by security interests in (a) substantially all equity interests of the RCF Borrowers, (b) all equity interests held directly by the RCF Borrowers or any RCF Guarantor in any wholly-owned subsidiary and (c) substantially all the assets of the RCF Guarantors, in each case subject to certain exceptions and limitations.

As at December 31, 2020, the Company had drawn down $30.0 million of the Revolving Credit Facility, compared to $50.0 million outstanding as of December 31, 2019. Availability under the Revolving Credit Facility is principally based on a first lien senior secured leverage ratio (such covenant, the Financial Maintenance Covenant), which limits the total indebtedness the Company may

Dion Holdco Limited (Parent company only)

Schedule I – Condensed Financial Information of Registrant

NOTES TO THE CONDENSED FINANCIAL INFORMATION

U.S. Dollars in thousands

NOTE 2:	Debt and restrictions (cont.)

incur and may therefore fluctuate from period to period. Subsequent to the end of 2020, the Company has paid down the $30.0 million outstanding under this facility. For the year ended December 31, 2020, our borrowings under the Revolving Credit Facility bore interest at LIBOR plus a base rate of 3.2%, compared to LIBOR plus a base rate of 5.0% for the year ended December 31, 2019. In addition to paying interest on outstanding principal under the Revolving Credit Facility, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 1.00%-1.16550% per annum depending on the first lien senior secured leverage ratio applicable at the relevant time. We also pay certain customary administration fees under the Revolving Credit Facility.

Outstanding loans under the Revolving Credit Facility may be voluntarily repaid in whole or in part at any time, or may be required to be mandatorily prepaid in the event of a change of control (as defined in the Revolving Credit Agreement), without premium or penalty, other than customary “breakage” costs with respect to eurocurrency borrowings.

We are subject to various financial and non-financial covenants under the Revolving Credit Facility. In addition to the Financial Maintenance Covenant set out above, the most significant of the non-financial covenants relate to restrictions in the value of certain payments including dividends, acquisitions and disposals that can be made, additional debt that can be incurred and the use of Company assets as security. As of December 31, 2020, the Company was in compliance with all financial and other covenants. The Company’s failure to comply with these covenants could result in an event of default. The Revolving Credit Agreement also contains customary events of default.

In general, as long as there is no event of default, the RCF Borrower and its restricted subsidiaries are permitted to pay dividends under the Revolving Credit Agreement subject to certain limits and ratios. Some of the circumstances in which dividends are permitted to be paid are:

1.

if the ratio of the consolidated total net debt (calculated as per the Revolving Credit Agreement) of the RCF Borrower to Consolidated EBITDA (as defined in the Revolving Credit Agreement) on a pro forma basis for the relevant test period does not exceed 3.75:1.00, then in amounts up to the Available Amount (as defined in the Revolving Credit Agreement);

2.	in amounts up to the Available Equity Amount (as defined in the Revolving Credit Agreement) at the time such payments are made;

3.

generally in amounts up to a basket that builds based on the greater of (x) $5.0 million and (b) 20% of Consolidated EBITDA (as defined in the Revolving Credit Agreement) of the RCF Borrower for the relevant test period; and

4.

without limit if the ratio of the consolidated total net debt (calculated as per the Revolving Credit Agreement) of the RCF Borrower to Consolidated EBITDA (as defined in the Revolving Credit Agreement) for the relevant test period does not exceed 1.00:1.00.

14,705,882 shares

Candela Medical, Inc.

BofA Securities

Goldman Sachs & Co. LLC

Barclays

Baird

Canaccord Genuity

Stifel

Oppenheimer & Co.

Stephens Inc.

ING

R. Seelaus & Co., LLC

                    , 2021

Through and including the 25th day after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than the underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority Inc., or FINRA, filing fee and the NASDAQ listing fee.

(dollars in thousands)
SEC registration fee	$28,219
FINRA filing fee	46,162
NASDAQ listing fee	295,000
Printing fees and expenses	145,000
Legal fees and expenses	2,600,000
Accounting fees and expenses	3,100,000
Blue Sky fees and expenses (including legal fees)	20,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	760,619

Total	$7,000,000

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws will provide that we must indemnify, and advance expenses to, our directors and officers to the full extent authorized by the DGCL. We also intend to enter into indemnification agreements with our directors, which agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our board of directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Securities

Within the past three years, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act.

The Registrant was incorporated in July 2021 and issued 100 shares of its common stock to its sole stockholder for an aggregate consideration of $1.00. This issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof because the issuance did not involve any public offering of securities.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules.

Schedule I — Condensed Financial Information of the Registrant.

Item 17. Undertakings.

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) The undersigned Registrant hereby undertakes that:

(A) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

EXHIBITS

Exhibit Number	Description

1.1***	Form of Underwriting Agreement.

3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.2*	Form of Amended and Restated Bylaws of the Registrant.

5.1*	Opinion of Simpson Thacher & Bartlett LLP regarding validity of the shares of common stock registered.

10.1†*	Form of Candela Medical, Inc. 2021 Equity Incentive Plan.

10.2†*	Form of Restricted Stock Unit Grant Notice and Agreement under the Candela Medical, Inc. 2021 Equity Incentive Plan (Executive Officer).

10.3†*	Form of Restricted Stock Unit Grant Notice and Agreement under the Candela Medical, Inc. 2021 Equity Incentive Plan (Non-Employee Director).

10.4†*	Form of Option Grant Notice and Agreement under the Candela Medical, Inc. 2021 Equity Incentive Plan (Executive Officer).

10.5†*	Form of Candela Medical, Inc. 2021 Employee Stock Purchase Plan.

10.6†*	Form of Amended and Restated Employment Agreement by and between Candela Medical, Inc., Syneron, Inc., Candela Corporation and Geoffrey Crouse.

10.7†*	Form of Amended and Restated Employment Agreement by and between Candela Medical, Inc., Candela Corporation and Ernest Orticerio.

10.7.1†*	Form of Amended and Restated Employment Agreement by and between Candela Medical, Inc., Syneron, Inc., Candela Corporation and Mary Trout.

10.8*	Credit Agreement, dated as of September 20, 2017, among Lupert Ltd, Syneron Medical Ltd, Syneron, Inc., ING Capital LLC, as administrative agent and collateral agent, and the lenders party thereto.

10.9*	Amendment No. 1 to Credit Agreement, dated as of October 8, 2017, among Lupert Ltd, Syneron Medical Ltd, Syneron, Inc., ING Capital LLC, as administrative agent and collateral agent, and the lenders party thereto.

10.10*	Amendment No. 2 to Credit Agreement, dated as of July 18, 2018, among Lupert Ltd, Syneron Medical Ltd, Syneron, Inc., ING Capital LLC, as administrative agent and collateral agent, and the lenders party thereto.

10.11*	Waiver and Amendment No. 3 to Credit Agreement, dated as of September 24, 2019, among Lupert Ltd, Syneron Medical Ltd, Syneron, Inc., ING Capital LLC, as administrative agent and collateral agent, and the lenders party thereto.

10.12*	Senior Facilities Agreement, dated as of January 14, 2020, among Candela Midco LLC, Candela Medical Holdings LLC, Carlyle Global Credit Investment Management LLC, Lucid Agency Services Limited and Lucid Trustee Services Limited.

10.13*	Form of Stockholders Agreement.

10.14*	Form of Director and Officer Indemnification Agreement.

10.15†*	Form of Acknowledgment Agreement (Geoffrey Crouse).

10.16†*	Form of Acknowledgment Agreement (Crouse Dorahy Family Trust).

10.17†*	Form of Acknowledgment Agreement (Ernest Orticerio).

10.18†*	Form of Acknowledgment Agreement (Mary Trout).

10.19†*	Form of Acknowledgment Agreement (Gaurav Agarwal).

10.20†*	Form of Acknowledgment Agreement (Tracy Jokinen).

Exhibit Number	Description

10.21†*	Form of Acknowledgment Agreement (Martin Madaus).

10.22*	Form of Share for Share Exchange Agreement.

10.23*	Credit Agreement, dated as of October 18, 2021, among Syneron Medical Ltd., Candela Medical, Inc., Barclays Bank PLC, as administrative agent and collateral agent, and the lenders party thereto.

10.24†**	Restrictive Covenant Agreement, dated as of July 17, 2017, between Syneron Medical Ltd. and Geoffrey Crouse.

10.25†**	Form of Restricted Covenant Agreement between Candela Medical, Inc. and Ernest Orticerio.

10.26†**	Restrictive Covenant Agreement, dated as of July 17, 2017, between Syneron Medical Ltd. and Mary Trout.

21.1*	Subsidiaries of the Registrant.

23.1**	Consent of Ernst & Young LLP with respect to the balance sheet of Candela Medical, Inc.

23.2**	Consent of Ernst & Young LLP with respect to the consolidated financial statements of Dion Holdco Limited.

23.3*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.
**	Filed herewith.
***	To be filed by an amendment.
†	Compensatory arrangements for director(s) and/or executive officer(s).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Massachusetts on October 22, 2021.

CANDELA MEDICAL, INC.

By:	/s/ Ernest Orticerio
Name: Ernest Orticerio
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on October 22, 2021:

Signatures	Title

/S/ GEOFFREY CROUSE GEOFFREY CROUSE	Chief Executive Officer and Director (principal executive officer)

/S/ ERNEST ORTICERIO ERNEST ORTICERIO	Chief Financial Officer (principal financial officer and principal accounting officer)

* GAURAV AGARWAL	Director

* ARNAUD BOSQUET	Director

* STEVEN DYSON	Director

* TRACY JOKINEN	Director

* MARTIN MADAUS	Director

* SALIM NATHOO	Director

*By:	/S/ ERNEST ORTICERIO Ernest Orticerio, Attorney-in-Fact